Exhibit 10.1

EXECUTION VERSION

REVOLVING CREDIT, TERM LOAN, GUARANTY

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS AGENT AND JOINT LEAD ARRANGER)

AND

CITIBANK, N.A.

(AS JOINT LEAD ARRANGER AND DOCUMENTATION AGENT)

AND THE LENDERS PARTY HERETO

DASAN ZHONE SOLUTIONS, INC.,

and various of its Subsidiaries

(BORROWERS)

February 27, 2019

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS.1
1.1	Accounting Term1
1.2	General Terms2
1.3	Uniform Commercial Code Terms68
1.4	Certain Matters of Constructio.69
ARTICLE II	ADVANCES, PAYMENTS.69
2.1	Revolving Advances.69
2.2	Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.71
2.3	Term Loan73
2.4	Swing Loans.74
2.5	Disbursement of Advance Proceed75
2.6	Making and Settlement of Advances.76
2.7	Maximum Advance.78
2.8	Manner and Repayment of Advances.78
2.9	Repayment of Excess Advances79
2.10	Statement of Account79
2.11	Letters of Credit.80
2.12	Issuance of Letters of Credit.80
2.13	Requirements For Issuance of Letters of Credit.81
2.14	Disbursements, Reimbursement.82
2.15	Repayment of Participation Advances.83
2.16	Documentation84
2.17	Determination to Honor Drawing Request.84
2.18	Nature of Participation and Reimbursement Obligations84
2.19	Liability for Acts and Omissions.86
2.20	Prepayments87
2.21	Use of Proceeds.91
2.22	Defaulting Lenders.92
2.23	Payment of Obligation.94
2.24	Increase in Maximum Revolving Advance Amount.95
ARTICLE III	INTEREST AND FEES.97
3.1	Interest.97
3.2	Letter of Credit Fees.98
3.3	Facility Fee.99
3.4	Fee Letter; Collateral Evaluation Fees.100
3.5	Computation of Interest and Fees101
3.6	Maximum Charges.101
3.7	Increased Costs101
3.8	Alternate Rate of Interest.102

i

3.8.1.	Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:102
3.9	Capital Adequacy.104
3.10	Taxes.104
3.11	Replacement of Lender.107
ARTICLE IV	COLLATERAL: GENERAL TERMS107
4.1	Security Interest in the Collateral108
4.2	Perfection of Security Interest108
4.3	Preservation of Collateral..109
4.4	Ownership and Location of Collateral.109
4.5	Defense of Agent’s and Lenders’ Interests..110
4.6	Inspection of Premises.110
4.7	Appraisals..111
4.8	Receivables; Deposit Accounts and Securities Accounts.111
4.9	Inventory..114
4.10	Maintenance of Equipment..114
4.11	Exculpation of Liability.114
4.12	Financing Statements..114
4.13	Investment Property Collateral..115
4.14	Provisions Regarding Pledged Equity Interests.115
4.15	Agreements Regarding Korean Collateral.121
ARTICLE V	REPRESENTATIONS AND WARRANTIES.122
5.1	Authority.122
5.2	Formation and Qualification.123
5.3	Survival of Representations and Warranties..123
5.4	Tax Returns..123
5.5	Financial Statements.123
5.6	Entity Names..124
5.7	O.S.H.A.; Environmental Compliance; Flood Insurance.125
5.8	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.125
5.9	Intellectual Property127
5.10	Licenses and Permits..127
5.11	[RESERVED].127
5.12	No Default..127
5.13	No Burdensome Restrictions.127
5.14	No Labor Disputes..127
5.15	Margin Regulations.128
5.16	Investment Company Act..128
5.17	Delivery of DNI Agreements..128
5.18	Delivery of KeyMile Acquisition Documents..128
5.19	Swaps..128
5.20	Business and Property of Loan Parties.128
5.21	Ineligible Securities.129
5.22	Equity Interests..129

5.23	Commercial Tort Claims.130
5.24	Letter of Credit Rights.130
5.25	Material Contracts..130
5.26	Affiliate Transactions..130
5.27	Certificate of Beneficial Ownership..130
5.28	Disclosure..130
ARTICLE VI	AFFIRMATIVE COVENANTS.130
6.1	Compliance with Laws.130
6.2	Conduct of Business and Maintenance of Existence and Assets..131
6.3	Books and Records.131
6.4	Payment of Taxes..131
6.5	Financial Covenants.132
6.6	Insurance.135
6.7	Payment of Indebtedness and Leasehold Obligations..136
6.8	Environmental Matters.137
6.9	Standards of Financial Statements.137
6.10	Federal Securities Laws..138
6.11	Execution of Supplemental Instruments..138
6.12	Exercise of Rights.138
6.13	Government Receivables..138
6.14	Membership / Partnership Interests..138
6.15	Keepwell..138
6.16	Certificate of Beneficial Ownership and Other Additional Information..139
6.17	Repatriation.139
ARTICLE VII	NEGATIVE COVENANTS.140
7.1	Merger, Consolidation, Acquisition and Sale of Assets.140
7.2	Creation of Liens..142
7.3	Guarantees..142
7.4	Investments142
7.5	Loans..142
7.6	Capital Expenditures..142
7.7	Restricted Payments.143
7.8	Indebtedness..143
7.9	Nature of Business.143
7.10	Transactions with Affiliates..143
7.11	[RESERVED].144
7.12	Subsidiaries.144
7.13	Fiscal Year and Accounting Changes..148
7.14	Pledge of Credit.148
7.15	Amendment of Organizational Documents..148
7.16	Compliance with ERISA..149
7.17	Prepayment of Indebtedness; Repayment of Permitted Korean LGU Indebtedness149
7.18	DNI Subordinated Debt and Obligations.150
7.19	Amendments to Other Agreements..150

ARTICLE VIII	CONDITIONS PRECEDENT.150
8.1	Conditions to Initial Advances.150
8.2	Conditions to Each Advance.156
8.3	Post-Closing Covenants/Conditions.156
ARTICLE IX	INFORMATION AS TO LOAN PARTIES.159
9.1	Disclosure of Material Matters..160
9.2	Schedules.160
9.3	Environmental Reports.161
9.4	Litigation.161
9.5	Material Occurrence.161
9.6	Government Receivables..162
9.7	Annual Financial Statements.162
9.8	Quarterly Financial Statements..162
9.9	Monthly Bank Statements.163
9.10	Other Reports.163
9.11	Additional Information..163
9.12	Projected Operating Budget..163
9.13	Variances from Operating Budget..163
9.14	Notice of Suits, Adverse Events..163
9.15	ERISA Notices and Requests..163
9.16	Additional Documents..164
9.17	Updates to Certain Schedules..164
9.18	Financial Disclosure..164
ARTICLE X	EVENTS OF DEFAULT.165
10.1	Nonpayment.165
10.2	Breach of Representation.165
10.3	Financial Information.165
10.4	Judicial Actions.165
10.5	Noncompliance.165
10.6	Judgments.166
10.7	Bankruptcy. 166
10.8	[RESERVED].166
10.9	Lien Priority.166
10.10	Subordinated Loan Default.166
10.11	Cross Default.166
10.12	Breach of Guaranty, Guarantor Security Agreement or Pledge Agreement.167
10.13	Change of Control.167
10.14	Invalidity.167
10.15	Seizures.167
10.16	[RESERVED].167
10.17	Pension Plans.167
10.18	Anti-Terrorism Laws..167

ARTICLE XI	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.167
11.1	Rights and Remedies.168
11.2	Agent’s Discretion.169
11.3	Setoff.169
11.4	Rights and Remedies not Exclusive..170
11.5	Allocation of Payments and Proceeds of Collateral after Event of Default170
ARTICLE XII	WAIVERS AND JUDICIAL PROCEEDINGS.173
12.1	Waiver of Notice.173
12.2	Delay.173
12.3	Jury Waiver..174
ARTICLE XIII	EFFECTIVE DATE AND TERMINATION.174
13.1	Term..174
13.2	Termination.174
ARTICLE XIV	REGARDING AGENT.175
14.1	Appointment.175
14.2	Nature of Duties..175
14.3	Lack of Reliance on Agent..176
14.4	Resignation of Agent; Successor Agent; Resignation of Non-Agent Issuing Bank..176
14.5	Certain Rights of Agent.177
14.6	Reliance..177
14.7	Notice of Default..178
14.8	Indemnification.178
14.9	Agent in its Individual Capacity..178
14.10	Delivery of Documents.178
14.11	Loan Parties’ Undertaking to Agent..178
14.12	No Reliance on Agent’s Customer Identification Program.179
14.13	Other Agreements..179
ARTICLE XV	BORROWING AGENCY.179
15.1	Borrowing Agency Provisions.179
15.2	Waiver of Subrogation.180
ARTICLE XVI	MISCELLANEOUS.180
16.1	Governing Law..180
16.2	Entire Understanding.181
16.3	Successors and Assigns; Participations; New Lenders.184
16.4	Application of Payments..187
16.5	Indemnity.187
16.6	Notice.189
16.7	Survival.190
16.8	Severability..191
16.9	Expenses.191
16.10	Injunctive Relief..191

v

16.11	Consequential Damages.191
16.12	Captions..191
16.13	Counterparts; Facsimile Signatures..191
16.14	Construction..192
16.15	Confidentiality; Sharing Information..192
16.16	Publicity.192
16.17	Certifications From Banks and Participants; USA PATRIOT Act.192
16.18	Anti-Terrorism Laws.193
16.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.194
16.20	Currency Indemnity..195
16.21	Sovereign Immunity..195
16.22	Ex-Im Subfacility.195
ARTICLE XVII	GUARANTY AND SURETYSHIP AGREEMENT196
17.1	Guaranty and Suretyship Agreement.196
17.2	Guaranty of Payment and Not Merely Collection..196
17.3	Guarantor and Suretyship Waivers.197
17.4	Repayments or Recovery from Secured Parties.198
17.5	Enforceability of Obligations.198
17.6	Guaranty Payable upon Event of Default; Remedies.199
17.7	Waiver of Subrogation..199
17.8	Continuing Guaranty and Suretyship Agreement.199
17.9	General Limitation on Guarantee Obligations..200
17.10	Limitation with respect to German Guarantors.200
17.11	Right of Contribution..203
17.12	Keepwell..203

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2(a)Form of Borrowing Base Certificate

Exhibit 1.2(b)Form of Compliance Certificate

Exhibit 2.1 Form of Revolving Credit Note

Exhibit 2.3(a)Form of Term Loan Note

Exhibit 2.4Form of Swing Loan Note

Exhibit 8.1(g)Form of Financial Condition Certificate

Exhibit 16.3 Form of Commitment Transfer Supplement

Schedules

Schedule 1.1Lenders and Commitments

Schedule 1.2(a)	Dormant Subsidiaries
Schedule 1.2(b)	Disqualified Persons
Schedule 1.2(c)	Existing German Pension Plans/Old Age Part Time Working Schemes
Schedule 2.21(a)	Korean and Japanese Loan Facilities to be Repaid at Closing

Schedule 4.4 Equipment and Inventory Locations; Place of Business, Chief Executive Office, Real Property

Schedule 4.8(j)Deposit and Investment Accounts

Schedule 4.14Pledged Equity Interest Collateral

Schedule 5.1Consents

Schedule 5.2(a) States of Qualification and Good Standing

Schedule 5.2(b) Subsidiaries

Schedule 5.4Federal Tax Identification Number

Schedule 5.6 Prior Names

Schedule 5.8(b) Litigation

Schedule 5.8(e) Plans

Schedule 5.9 Intellectual Property

Schedule 5.14 Labor Disputes

Schedule 5.23Equity Interests

Schedule 5.24Commercial Tort Claims

Schedule 5.25Letter of Credit Rights

Schedule 5.26Material Contracts

Schedule 7.2Permitted Encumbrances

Schedule 7.3 Permitted Guarantees

Schedule 7.4Permitted Investments

Schedule 7.8Permitted Indebtedness

REVOLVING CREDIT, TERM LOAN,

GUARANTY AND SECURITY AGREEMENT

Revolving Credit, Term Loan, Guaranty and Security Agreement dated as of February 27, 2019, by and among DASAN ZHONE SOLUTIONS, INC., a Delaware corporation (“DZSI”), ZTI MERGER SUBSIDIARY III, INC., a Delaware corporation (“ZTI”and together with DZSI and each Person joined hereto as a borrower from time to time, collectively, the “Borrowers” and each, a “Borrower”), PREMISYS COMMUNICATIONS, INC., a Delaware corporation (“Premisys”), ZHONE TECHNOLOGIES INTERNATIONAL, INC., a Delaware corporation, (“Zhone International”), PARADYNE NETWORKS, INC., a Delaware corporation (“Paradyne Networks”), PARADYNE CORPORATION, a Delaware corporation (“Paradyne Corporation”), DASAN NETWORK SOLUTIONS, INC., a California corporation (“DNS”), DASAN NETWORK SOLUTIONS, INC., a corporation organized under the laws of the Republic of Korea (“DNS Korea”), KEYMILE GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Hannover under registration number HRB 208693 (“KeyMile”, and together with (i) Premisys, Zhone International, Paradyne Networks, Paradyne Corporation, DNS and DNS Korea, and (ii) each other Person joined hereto as a guarantor from time to time, collectively, the “Guarantors”, and each, a “Guarantor” and together with the Borrowers, collectively, the “Loan Parties” and each, a “Loan Party”), the financial institutions which are now or hereafter become parties hereto (collectively, the “Lenders” and each a “Lender”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), in its capacity as agent for the Lenders (in such capacity, together with its successors and assigns, the “Agent”), with PNC BANK, NATIONAL ASSOCIATION and CITIBANK, N.A., as Joint Lead Arrangers, and CITIBANK, N.A., as Documentation Agent.

IN CONSIDERATION of the mutual covenants and undertakings set forth herein, Loan Parties, Lenders and Agent hereby agree as follows:

ARTICLE IDEFINITIONS.

1.1Accounting Terms.  As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement or any of the Other Documents, all accounting terms not defined in Section 1.2 hereof or elsewhere in this Agreement or partly defined in Section 1.2 hereof to the extent not defined shall have the respective meanings given to such terms under GAAP; provided, however that, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of DZSI and its consolidated Subsidiaries for the fiscal year ended December 31, 2017.  If there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant set forth in this Agreement or the definition of any term defined under GAAP used in such calculations, Agent, Lenders and Loan Parties shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and Loan Parties after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Loan Parties shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to Loan Parties both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP.  However, notwithstanding anything to the contrary provided for in this Section 1.1 or otherwise in this Agreement, (x) leases of the Companies in effect on the Closing Date shall continue to be classified and accounted for on a basis consistent with GAAP as applied in preparation of the audited financial statements of DZSI and its consolidated Subsidiaries for the fiscal year ended December 31, 2017 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above, and (y) leases of the Companies entered into after the Closing Date shall be classified and accounted for on a basis consistent with GAAP as in effect from time to time, unless the parties hereto shall enter into a mutually acceptable amendment to the contrary, except that, notwithstanding anything to the contrary provided for in this sentence (or otherwise in this Section 1.1), to the extent that, after the Closing Date, (1) DZSI or any of its Subsidiaries shall enter into any new real estate lease in connection with a relocation of DZSI’s corporate headquarters facility currently located at 7195 Oakport Street, Oakland, California, and such new real estate lease is on terms no less favorable on the whole, and at a cost to Companies that is equal to or less than, the existing lease for such existing headquarters facility, or (2) KeyMile or any of its Subsidiaries shall enter into any new real estate lease in connection with a relocation of KeyMile’s corporate headquarters and/or warehouse facilities currently located at Wohlenbergstrasse 5, 30179, Hannover, Germany, and such new real estate lease is on terms no less favorable on the whole, and at a cost to Companies that is equal to or less than, the applicable existing lease for such existing headquarters facility or warehouse facilities, as applicable, each such lease shall be classified and accounted for on a basis consistent with GAAP as applied in preparation of the audited financial statements of DZSI and its consolidated Subsidiaries for the fiscal year ended December 31, 2017 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto (and specifically notwithstanding the effect of ASC 842).

1.2General Terms.  For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Acquisition” shall mean any transaction (or series of related transactions) for the purchase or other acquisition, by merger or otherwise, by any Company of (a) Equity Interests in any Person having ordinary voting power to elect at least a majority of the directors of such Person or other governing body performing similar functions for such Person (or otherwise conferring similar control over the governance and policies of such Person), or (b) all or substantially all the assets of any Person (or all or substantially all the assets constituting a business unit, division, product line or line of business of any Person), but not any other type of Investment in any Person (any such Person, and/or assets and/or business unit, division, product line or line of business of any Person, acquired in any such transaction, the “target”).

“Advance Rates” shall mean the advance rates in respect of Eligible Receivables set forth in Section 2.1(a) hereof.

“Advances” shall mean and include the Revolving Advances, Letters of Credit, the Swing Loans, and the Term Loan.

“Affected Lender” shall have the meaning set forth in Section 3.11 hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person which is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote five percent (5%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Revolving Credit, Term Loan, Guaranty and Security Agreement, as the same may be amended, modified, supplemented, renewed, restated or replaced from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.  Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Alternate Source” shall have the meaning set forth in the definition of Overnight Bank Funding Rate.

“Annual Audited Financials” shall mean, as to any fiscal year of Loan Parties, the audited financial statements, related statements and reports, related Accountant’s opinion, letters, and reports, and related Compliance Certificates required to be delivered by Loan Parties with respect to such fiscal year to Agent under Section 9.7 hereof.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean, with respect to each Revolving Advance, Swing Loan, and portion of the Term Loan and also with respect to Letter of Credit Lender Fees, the applicable percentage as follows:

Domestic Rate Revolving Advances	LIBOR Rate Revolving Advances	Swing Loans	Domestic Rate Term Loan	LIBOR Rate Term Loan	Letters of Credit
1.50%	2.50%	1.50%	5.00%	6.00%	2.50%

“Application Date” shall have the meaning set forth in Section 2.8(b) hereof.

“Appraisal Costs” shall have the meaning set forth in Section 3.4(d) hereof.

“Approvals” shall have the meaning set forth in Section 5.7(b) hereof.

“Approved Credit Insurance Policy” shall mean, as to any Receivable arising from a sale to a Customer outside the United States of America, a policy of credit insurance for comprehensive commercial and political risk under which the payment and collection of such Receivable is insured, if and to the extent that (i) the insurance carrier, coverage amounts and terms of coverage with respect to such Receivable under such insurance policy shall be reasonably acceptable to Agent in its Permitted Discretion (provided that, as of the Closing Date, Euler Hermes is acceptable to Agent), and (ii) such insurance policy shall name Agent as beneficiary, additional insured or lender loss payee, as applicable, to whom all proceeds and payments under such credit insurance policy shall be paid on terms acceptable to Agent pursuant to an endorsement to such credit insurance policy acceptable to Agent in its discretion.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, e-fax, the Credit Management Module of PNC’s PINACLE® system, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.

“Approved Foreign Currencies” shall mean Euros ( € ), Great Britain Pounds Sterling (£), Canadian Dollars (CAD$), United Arab Emirates dirham/ Emirati dirham (AED), and Korean Won (KRW).

“Approved LC Foreign Currencies” shall mean United Arab Emirates dirham/ Emirati dirham (AED), and such other currencies other than Dollars as Issuer shall approve in its sole discretion from time to time.

“Approved Fund” shall mean any Fund that is administered, advised, managed, underwritten or sub-advised by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises, manages, underwrites or sub-advises a Lender.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as in effect from time to time, or any successor statute.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate.  This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Beneficial Owner” shall mean, for each Loan Party, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Loan Party’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Loan Party.

“Benefited Lender” shall have the meaning set forth in Section 2.6(e) hereof.

“Blocked Account Bank” shall have the meaning set forth in Section 4.8(h) hereof.

“Blocked Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall include their successors and permitted assigns.

“Borrowers’ Account” shall have the meaning set forth in Section 2.10 hereof.

“Borrowing Agent” shall mean DZSI.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2(a) hereto duly executed by the President, Chief Financial Officer or Controller of the Borrowing Agent and delivered to Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East

Brunswick, New Jersey, and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures.  Capital Expenditures for any period shall include the principal portion of Capitalized Lease Obligations paid in such period.

“Capitalized Lease Obligation” shall mean any Indebtedness of any Company represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $500,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above, and (i) with respect to any Foreign Subsidiary of DZSI with respect to investments made in a country outside the United States of America, subject at all times to Sections 10.18 and 16.18, other customarily utilized high-quality investments of credit quality and liquidity equivalent to clauses (a) through (g) above, and, with respect to clause (d) above, with banks of equivalent credit quality, in each case appropriate in the country where such Foreign Subsidiary is located or in which such investment is made.

“Cash Management Liabilities” shall mean the indebtedness, obligations and liabilities of any Loan Party or any of their respective Subsidiaries to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider).  For purposes of this Agreement and all of the Other Documents, all Cash Management Liabilities of any Loan Party owing to any of the Secured Parties shall be “Obligations” hereunder and under the Other Documents, and the Liens securing such Cash Management Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Cash Management Products and Services” shall mean agreements or other arrangements under which Agent or any Lender or any Affiliate of Agent or a Lender provides any of the following products or services to any Loan Party and/or any of their respective Subsidiaries: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services.

“Casualty Proceeds Event” shall mean the receipt by any Person in cash of any proceeds of any claim, award, or other amount under any insurance policy on account of damage or destruction of any assets or property or as a result of any taking or condemnation of any assets or property.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CFTC” shall mean the Commodity Futures Trading Commission.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Certificate of Beneficial Ownership” shall mean, for each Loan Party, a certificate in form and substance acceptable to Agent (as amended or modified by Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Loan Party.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean the occurrence of any event (whether in one or more transactions) which results in: (a) any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) other than DNI acquiring beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 35% or more of the voting Equity Interests of DZSI; (b) during any period of 12 consecutive months, a majority of the members of the board of directors or equivalent governing body of DZSI cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board, or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board; and (c) the failure of DZSI to hold, directly or indirectly, 100% of the issued and outstanding Equity Interests (other than any directors’ qualifying shares or other de minimus ownership interest required by Applicable Law to be owned by a Person other than DZSI or one or more of its Subsidiaries) of and otherwise control (x) each Loan Party, and (y) its other Subsidiaries other than Zhone Technologies SA and Dasan Network Solutions Japan, Inc. (or, as to Zhone Technologies SA and Dasan Networks Solutions Japan, Inc., the failure of DZSI to hold, directly or indirectly, the same percentage ownership of the issued and outstanding Equity Interest in either such Subsidiary as held, directly or indirectly, by DZSI as of the Closing Date or the same rights of management and/or control with respect to either such Subsidiary as held, directly or indirectly, by DZSI as of the Closing Date.  For purposes of this definition, “control of” any Person shall mean the power, direct or indirect (A) to vote more than 50% of the Equity Interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of such Person or (B) to direct or cause the direction of the management and policies of such Person by contract or otherwise.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing authority or other Governmental Body, domestic or foreign (including the PBGC or any environmental agency or superfund), upon the Collateral or any Company.

“CIP Regulations” shall have the meaning set forth in Section 14.12 hereof.

“Claims” shall have the meaning given to such term in Section 16.5 hereof.

“Closing Date” shall mean the date of this Agreement or such other date as may be agreed to in writing by the parties hereto.

"Closing Date Flow of Funds Agreement" shall have the meaning set forth in Section 8.1(bb) hereof.

“Closing Date Korean Yangdo Dambo” shall mean the Yangdo-Dambo Agreement governed by Korean law dated on or about the Closing Date, by and among Agent, the Lenders and DNS Korea; as such agreement may be amended, modified, supplemented, renewed, restated or replaced from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended, modified or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include all right, title and interest of each Loan Party in all of the following property and assets of such Loan Party, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a)all Receivables and all supporting obligations relating thereto (including without limitation all Export-Related Accounts Receivable);

(b)all equipment and fixtures;

(c)all general intangibles (including all payment intangibles and all software) and all supporting obligations related thereto (including without limitation all Export-Related General Intangibles);

(d)all Inventory;

(e)all Subsidiary Stock, securities, Investment Property and financial assets (but excluding any Equity Interests of any Subsidiary of Borrowers or Credit Agreement Guarantors that does not constitute Subsidiary Stock);

(f)[RESERVED];

(g)[RESERVED];

(h)all contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(i)all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Loan Party or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through and including (h) of this definition; and

(j)all proceeds and products of the property described in clauses (a) through and including (i) of this definition, in whatever form.

It is the intention of the parties that if Agent shall fail to have a perfected Lien in any particular property or assets of any Loan Party for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Agent against Loan Parties, would be sufficient to create a perfected Lien in any property or assets that such Loan Party may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).

Notwithstanding the foregoing, Collateral shall not include any Excluded Property.

“Commitments” shall mean, collectively, the Revolving Commitments and the Term Loan Commitments.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Companies” shall mean, collectively, all of the Loan Parties and all of their respective Subsidiaries, and “Company” shall mean each and any of them.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(b) hereto to be signed by the Chief Financial Officer or Controller of Borrowing Agent.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Company’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, the Ex-Im Subfacility Credit Agreement, or the Ex-Im Subfacility Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consigned Inventory” shall mean Inventory of any Loan Party that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Consolidated Basis” shall mean, with respect to any Person the consolidation of the accounts or other items of such Person and its Subsidiaries in accordance with GAAP.

“Contemplated Rights Offering” shall mean an equity rights offering by DZSI, of the type discussed by Lenders and DZSI prior to the Closing Date, that is consummated and closed following the Closing Date resulting in Net Cash Proceeds in respect thereof of not less than $25,000,000.

“Contract Rate” shall have the meaning set forth in Section 3.1 hereof.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” shall mean a deposit account control agreement or securities account control agreement or blocked account agreement, as applicable, entered into by any one or more Loan Parties, an applicable bank or other depository institution or securities intermediary and Agent, sufficient to provide Agent with “control” (for purposes of Articles 8 or Article 9 of the Uniform Commercial Code, as applicable) over the deposit account(s) or securities accounts(s) subject thereto maintained with such applicable bank or other depository institution or securities intermediary, and otherwise in form and substance reasonably acceptable to Agent in their Permitted Discretion.

“Controlled Group” shall mean, at any time, each Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Company, are treated as a single employer under Section 414 of the Code.

“Corporate Cure Subsidiary” shall have the meaning set forth in Section 8.3(i) hereof.

“Covered Entity” shall mean (a) each Loan Party, each of each Loan Party’s Subsidiaries and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Cure Period” shall have the meaning set forth in Section 6.5(d) hereof.

“Cure Right” shall have the meaning set forth in Section 6.5(d) hereof.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Company, pursuant to which such Company is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.13(b) hereof.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the Daily LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Debt Payments” shall mean for any Person for any period, in each case: (a) interest payments paid or payable in cash by such Person on any Advances or any “Advances” under the Ex-Im Subfacility Credit Agreement during such period, plus (b) regularly scheduled principal payments paid or payable in cash by such Person in respect of the Term Loan during such period, plus (c)  any fees, commissions and charges set forth herein or in the Ex-Im Subfacility Credit Agreement paid or payable in cash by such Person during such period, plus (d) payments in respect of Capitalized Lease Obligations paid or payable in cash by such Person during such period, plus (e) payments with respect to Interest Expense or regularly scheduled principal payments with any other Indebtedness for borrowed money paid or payable in cash by such Person during such period, including without limitation, (x) regularly scheduled repayments of the Permitted KeyMile Seller Working Capital Facility Indebtedness, and (y) an amount equal to (but not exceeding) fifty percent (50%) of the aggregate amount of the repayment in full in cash of the Permitted LGU Indebtedness on the scheduled maturity thereof as required by Section 7.17(c).

“Default” shall mean the occurrence of an event or circumstance which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two Business Days of the date required to be funded or paid, to (i) in the case of any Revolving Lender, to fund any portion of such Lender’s Revolving Commitment Percentage of any Revolving Advances, (ii) in the case of any Revolving Lender, to fund any portion of its Participation Commitment in any Letters of Credit or Swing Loans, (iii) the case of any Term Lender, to fund any portion of such Lender’s Term Loan Commitment in any Term Loan, or (iv) pay over to Agent, Issuer, the Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) or clause (iii) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Borrowers or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.6(e) hereof with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of Lenders.  However, without limiting the generality of or contradicting any of the foregoing, each Lender that is a “Defaulting Lender” for any reason under the Ex-Im Subfacility Credit Agreement shall also be a Defaulting Lender hereunder.

“Depository Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Designated Lender” shall have the meaning set forth in Section 16.2(d) hereof.

“Disposition” shall mean any sale, assignment, lease, sublease, license, sublicense, conveyance, exchange, transfer or other disposition of any assets.  Variations of such term (i.e. “Dispose”) shall have corresponding meanings.

“Disqualified Equity Interests” shall mean any Equity Interests which, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition, (a) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six (6) months prior to the last day of the Term (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the Payment in Full of the Obligations), (b) are convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case, at any time on or prior to the date that is six (6) months prior to the last day of the Term, or (c) are entitled to receive scheduled dividends or distributions in cash prior to the time that the Obligations are Paid in Full.

“Disqualified Person” shall mean (a) any natural Person, or (b) any Person listed on Schedule 1.2(b) or any Person that is clearly identifiable as an Affiliate of any such Person listed on Schedule 1.2(b) based on such Affiliate’s name; provided, however, Agent and the Lenders shall be entitled to rely in good faith on any representation and warranty made by a potential purchaser, assignee or transferee that such Person is not a Disqualified Person.

“DNI” shall mean Dasan Networks, Inc., a corporation organized under the laws of the Republic of Korea.  As of the Closing Date, DNI owned a majority of the outstanding and issued Equity Interests of DZSI.

“DNI Closing Date Loan Amendment” shall mean that certain Amendment Agreement to be dated on or about the Closing Date providing for an amendment to each of the Permitted DNI Subordinated Loans to extend the maturity of each such Permitted DNI Subordinated Loan to a date that is ninety (90) days after the last day of the Term.

“DNI IP License” shall have the meaning set forth in Section 8.3(e) hereof.

“DNI IP Pledge Consents” shall mean, collectively, the written consents from DNI to the granting of Liens in favor of Agent and Ex-Im Agent pursuant to the Korean IP Pledges in the forms, respectively, of Schedule IV to the Domestic Korean IP Pledge and the Ex-Im Korean IP Pledge.

“DNI Subordination Agreement” shall mean that certain Subordination Agreement dated on or about the Closing Date among Agent, Ex-Im Agent, and DNI, as such agreement may be amended, modified, supplemented, renewed, restated or replaced from time to time in accordance with the terms thereof.

“DNI/DNS Korea Guarantee Fee Agreement” shall mean that certain Guarantee Fee Agreement dated as of April 1, 2015 by DNS Korea as the “Delagator” and DNI as the “Delagatee”.

“DNS Japan” shall mean Dasan Network Solutions Japan, Inc., a Subsidiary of DZSI and DNS.

“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Dollar Equivalent” means at any time (i) as to any amount denominated in Dollars, the amount thereof at such time, and (ii) as to any amount denominated in any other currency, the equivalent amount in Dollars calculated by the Agent in good faith at such time using the Exchange Rate in effect on the day of determination.

“Dollar Equivalent Drawing Amount” shall have the meaning set forth in Section 2.14(b) hereof.

“Domestic Loan Party” means any Loan Party that is not a Foreign Loan Party.

“Domestic Obligations” shall mean any and all Obligations other than Ex-Im Obligations.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Dormant Subsidiaries” shall mean, collectively, each Subsidiary of DZSI designated by Credit Parties as a Dormant Subsidiary either on Schedule 1.2(a)  delivered by Loan Parties on the Closing Date, or, in the case of any applicable Subsidiary acquired (directly or indirectly) by DZSI in a transaction permitted under this Agreement, in a written notice given to Agent as of the first date Credit Parties are obligated to give Agent notice of such acquisition (or, if no such notice is otherwise required, on the date such acquisition occurs), provided that, as of the date of such designation, all of the representations and warranties set forth in Section 5.20(d) hereof shall be true and correct as to such Subsidiary; provided that, notwithstanding the foregoing or anything to the contrary contained herein, Credit Parties may at any time give written notice to Agent that any Dormant Subsidiary wishes to become a Loan Party hereunder, and upon the giving of any such notice and completion by Loan Parties and such Subsidiary of all the requirements of Section 7.12(a), as applicable, with respect to such Subsidiary and the Equity Interests of such Subsidiary as though such Subsidiary was a newly acquired Subsidiary, such Subsidiary shall cease to be a Dormant Subsidiary and shall be a Loan Party for all purposes hereunder.

“Drawing Date” shall have the meaning set forth in Section 2.14(b) hereof.

“EBITDA” shall mean for any period with respect to Loan Parties on a Consolidated Basis, the sum of (a) net income (or loss) for such period (excluding extraordinary gains and losses), plus (b) all Interest Expense for such period, plus (c) all charges against income, for such period for federal, foreign, state, local, franchise, excise and similar taxes and foreign withholding taxes of Loan Parties paid or accrued during such period, plus (d) depreciation expenses for such period, plus (e) amortization expenses for such period, plus, (f) the amount of all non-recurring expenses, fees, costs and charges incurred during such period in connection with (x) the KeyMile Acquisition (to the extent incurred prior to the Closing Date), (y) the Transactions contemplated by this

Agreement, and (z) any Contemplated Rights Offering, plus (g) the amount of all non-recurring expenses, fees, costs and charges incurred for such period in connection with any proposed or actual Permitted Acquisition or Permitted Investment (excluded any Permitted Investment by one or more Companies in any other one or more Companies); provided that, the amount of all such expenses, fees, costs and charges incurred in any fiscal year and added back to EBITDA under this clause (g) with respect to any proposed Permitted Acquisition(s) or Permitted Investment(s) shall not exceed $1,000,000 in the aggregate, and further provided that, the amount of all such expenses, fees, costs and charges incurred in any fiscal year and added back to EBITDA under this clause (g) with respect to any actual Permitted Acquisition(s) or Permitted Investment(s) shall not exceed $2,000,000 in the aggregate; plus (h) all non-cash stock based compensation expense for such period; plus (i) non-cash goodwill write-offs and write-downs for such period; plus (j) non-cash purchase accounting adjustments during such period; plus (k) any other non-cash charges for such period; plus (l) the amount of business restructuring charges for such period (which, for the avoidance of doubt, shall include the effect of plant closure, retention, severance and excess pension charges); plus (m) the amount of cost savings, operating expense reductions and cost synergies projected by Loan Parties in good faith to result from actions taken or committed to be taken no later than twelve (12) months after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions and cost synergies had been realized on the first day of such measurement period for which EBITDA is being determined and as if such cost savings, operating expense reductions and cost synergies were realized during the entirety of such measurement period), net of the amount of actual benefits realized during such measurement period from such actions; plus (n) the amount of unusual, extraordinary or non-recurring losses or expenses during such period not otherwise covered by any other clause of this definition to the extent acceptable to Agent in its Permitted Discretion; plus (o) the amount of any foreign currency translation gains or losses during such period; plus (p) the amount of any cash proceeds received by any Compan(ies) during such period in respect of claims under business interruption insurance; plus (q) [RESERVED;] plus (r) Special Projects Costs during such period; plus (s) costs and expenses for such period related to the initial implementation by the Companies of their “enterprise resource planning” (or “ERP”) systems; provided that, notwithstanding the foregoing, (I) the amounts added back to EBITDA pursuant to the foregoing clauses (l), (m), (n), (r) and (s) in any applicable fiscal measurement period shall not exceed, in the aggregate, fifteen percent (15%) of the EBITDA for Loan Parties on a Consolidated Basis for such fiscal measurement period (after giving effect to such addback), and (II) any amounts added back to EBITDA pursuant to the foregoing clauses (l), (m), (n), and (r) in any applicable fiscal measurement period shall be conditioned upon receipt by Agent, if so requested by Agent in its sole discretion, of supporting documentation and evidence for such addback satisfactory to Agent in its Permitted Discretion.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Eligibility Date” shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such Other Documents to which such Loan Party is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Export-Related Accounts Receivable” shall mean, collectively, all “Eligible Export-Related Accounts Receivables” of the Ex-Im Borrowers as defined in the Ex-Im Subfacility Credit Agreement.

“Eligible Foreign Receivable” shall mean any Receivable of any Borrower denominated in Dollars or in an Approved Foreign Currency arising in the Ordinary Course of Business that (i) in the case of any Receivable of any Borrower that is also an Ex-Im Borrower, would qualify as an Eligible Export-Related Account Receivable as defined in the Ex-Im Subfacility Credit Agreement but for the provisions of clause (ff) of the definition of Eligible Export-Related Accounts Receivable set forth in the Ex-Im Subfacility Credit Agreement; (ii) would qualify as an Eligible Receivable but for the provisions of clause (b) and/or (g) of the definition of Eligible Receivables, (iii) is not due or unpaid more than ninety (90) days after the original invoice date (or such greater number of days past invoice date for such Receivable permitted under the applicable Approved Credit Insurance Policy) or more than sixty (60) days after the original due date (or such greater number of days past due for such Receivable permitted under the applicable Approved Credit Insurance Policy), (iv) is insured through an Approved Credit Insurance Policy, and (v) is owing from a Customer that has been approved by Agent in its Permitted Discretion from time to time upon request of the Borrowers as an eligible Customer for Eligible Foreign Receivables (as of the Closing Date, Agent has approved Emirates Telecommunications Corp., Axtel S.A. de C.V., and Baud Telecom Company, and also, so long as the Approved Credit Insurance Policy under which their Receivables are insured is issued by Euler Hermes, WNI Equipamentos Electronics Ltda. and Furukawa Electric Co, Ltd., as eligible Customers for Eligible Foreign Receivables; provided that, Agent in its Permitted Discretion may from time to time in its Permitted Discretion and notice to the Borrowing Agent revoke such approval as to any such Customer described in this parenthetical); provided that, for the avoidance of doubt and without limiting the generality of any of the foregoing or of any clause(s) of the definition of Eligible Receivables, but notwithstanding anything to the contrary provided for otherwise in this Agreement (x) Agent may from time to time in its Permitted Discretion establish a sublimit with respect to any Eligible Foreign Receivables owing for any approved Customer, and (y) no such Receivable otherwise described in this definition shall be an Eligible Foreign Receivable if Agent in its Permitted Discretion shall have deemed it excluded from Eligible Foreign Receivables based on such consideration as Agent may from time to time deem to be appropriate (which such considerations may include risks related to any political or extraordinary conditions that are adverse to the interests of Agent and Lenders in the country where the applicable Customer on the Receivable is located).

“Eligible Receivables” shall mean and include, each Receivable of a Borrower denominated in Dollars or in an Approved Foreign Currency arising in the Ordinary Course of Business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate.  In addition, no Receivable shall be an Eligible Receivable if:

(a)such Receivable arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

(b)such Receivable is due or unpaid more than ninety (90) days after the original invoice date (or, in the case of any Eligible Foreign Receivable, to the extent the applicable Approved Credit Insurance Policy covering such Eligible Foreign Receivables permits original repayment terms for such Receivable for a greater number of days past original invoice date, such greater number of days) or more than sixty (60) days after the original due date;

(c)such Receivable is due from a Customer with respect to which fifty percent (50%) or more of the Receivables (other than Export-Related Accounts Receivable) owing from such Customer are not deemed Eligible Receivables (including Eligible Foreign Receivables) hereunder (such percentage may, in Agent’s Permitted Discretion, be increased or decreased from time to time), or such Receivable is due from a Customer with respect to which fifty percent (50%) or more of the Receivables (including Export-Related Accounts Receivable) owing from such Customer are not deemed Eligible Receivables (including Eligible Foreign Receivables) hereunder or Ex-Im Eligible Export-Related Accounts Receivable under the Ex-Im Subfacility Credit Agreement (such percentage may, in Agent’s Permitted Discretion, be increased or decreased from time to time);

(d)such Receivable is not subject to Agent’s first priority perfected Lien or is subject to any other Liens (other than Permitted Encumbrances);

(e)any covenant, representation or warranty set forth in this Agreement with respect to such Receivable has been breached;

(f)such Receivable is due from a Customer with respect to which an Insolvency Event shall have occurred;

(g)the sale is to a Customer outside the United States of America, unless the sale is on letter of credit, Guaranty or acceptance terms, in each case acceptable to Agent in its Permitted Discretion (including approval by Agent of the bank or financial institution issuing such Letter of Credit in accordance with Agent’s institutional procedures);

(h)the sale giving rise to such Receivable is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis with the applicable Customer or is evidenced by chattel paper;

(i)Agent believes, in its sole discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(j)such Receivable is due from a Customer which is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(k)the goods giving rise to such Receivable have not been delivered to and accepted by the Customer, the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or such Receivable otherwise does not represent a final sale;

(l)with respect to any Eligible Foreign Receivables, the Receivables of the Customer from which such Receivable is owing exceed a credit limit determined by the applicable credit insurer, to the extent such Receivable exceeds such limit;

(m)such Receivable is owing from a Customer whose total Receivables (other than Export-Related Accounts Receivable) owing to all Borrowers exceed 20% of all Eligible Receivables (including Eligible Foreign Receivables), to the extent of the obligations owing by such Customer in excess of such percentage; provided, however, such percentages, as applied to a particular Customer (x) may be reduced at any time by Agent in its Permitted Discretion if the creditworthiness of such Customer deteriorates in the determination of Agent in its Permitted Discretion, and (y) may be increased at any time by Agent in its Permitted Discretion;

(n)the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (because, among other reasons, the Customer is also a creditor or supplier of a Borrower) or the Receivable is contingent in any respect or for any reason (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense, counterclaim or contingency);

(o)the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(p)any return, rejection or repossession of the merchandise the sale of which gave rise to such Receivable has occurred or the rendition of services giving rise to such Receivable has been disputed;

(q)such Receivable is not payable to a Borrower;

(r)such Receivable is not evidenced by an invoice or other documentary evidence satisfactory to Agent; or

(s)such Receivable is not otherwise satisfactory to Agent as determined by Agent in its Permitted Discretion.

Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, no Receivable of any Borrower that is also an Ex-Im Borrower may simultaneously be both a Eligible Receivable eligible for inclusion in the Formula Amount under this Credit Agreement and an Eligible Export-Related Account Receivable eligible for inclusion in the Ex-Im Formula Amount under the Ex-Im Subfacility Credit Agreement, and in the event any Receivable of any Ex-Im Borrower would otherwise fit within the definitions of both an Eligible Receivable (or, if applicable, an Eligible Foreign Receivable) under this Agreement, and an Eligible Export-Related Account Receivable under the Ex-Im Subfacility Credit Agreement, the parties hereto agree that (x) if such Receivable of any Ex-Im Borrower is payable by an Customer located in the United States, it shall be a Eligible Receivable, and (y) if such Receivable of any Ex-Im Borrower is payable by an Customer located outside of the United States, it shall be an Eligible Export-Related Account Receivable (provided that, for the avoidance of doubt, any Receivable of any Ex-Im Borrower that would otherwise be an Eligible Export-Related Account Receivable but for the provisions of clause (ff) of the definition of Eligible Export-Related Account Receivable set forth in the Ex-Im Subfacility Credit Agreement shall be an Eligible Foreign Receivable under this Agreement if and to the extent that such Receivable shall satisfy all the requirements of the definition of Eligible Foreign Receivable hereunder).

Notwithstanding anything to the contrary, unless the context shall expressly provide or shall require otherwise, all Eligible Foreign Receivables shall be Eligible Receivables for all purposes under this Agreement except for the purposes of Section 2.1(a)(y)(i)(A).

“Environmental Complaint” shall have the meaning set forth in Section 9.3(b) hereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes as well as common laws, relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, international and local governmental agencies and authorities with respect thereto.

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the applicable laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be (all of the following rights, as to any applicable Equity Interests, the “Related Equity Interest Rights”): (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Ex-Im Agent” shall mean the “Agent” pursuant to the Ex-Im Subfacility Credit Agreement, as such term is defined therein.

“Ex-Im Agreements” shall mean, collectively, the Ex-Im Borrower Agreement, the Ex-Im Joint Application, the Ex-Im Loan Authorization Notice, the Ex-Im Master Guarantee and the Ex-Im Waivers, each as defined in the Ex-Im Subfacility Credit Agreement.

“Ex-Im Bank” shall mean the Export-Import Bank of the United States.

“Ex-Im Borrower” shall mean those Borrowers that are party to the Ex-Im Subfacility Credit Agreement and the Ex-Im Subfacility Other Documents as “Borrowers” from time to time.  The parties hereto acknowledge that as of the Closing Date, the only Ex-Im Borrowers are DZSI and ZTI.

“Ex-Im Credit Agreement Guarantors” shall mean the “Guarantors” party to the Ex-Im Subfacility Credit Agreement from time to time.

“Ex-Im Credit Parties” shall mean, collectively, the Ex-Im Borrowers and the Ex-Im Credit Agreement Guarantors.

“Ex-Im Default” shall mean any “Default” as defined in the Ex-Im Subfacility Credit Agreement.

“Ex-Im Event of Default” shall mean any “Event of Default” as defined in the Ex-Im Subfacility Credit Agreement.

“Ex-Im Foreign Currency Letter of Credit” shall mean any “Foreign Currency Letter of Credit (as defined in the Ex-Im Subfacility Credit Agreement) made under the Ex-Im Subfacility Credit Agreement.

“Ex-Im Formula Amount” shall mean the “Formula Amount” as defined in the Ex-Im Subfacility Credit Agreement.

“Ex-Im Lenders” shall mean the “Lenders” pursuant to the Ex-Im Subfacility Credit Agreement, as such term is defined therein.

“Ex-Im Letter of Credit” shall mean any “Letter of Credit” as defined in and issued under the Ex-Im Subfacility Credit Agreement in reliance on the Ex-Im Formula Amount.

“Ex-Im Obligations” shall mean any and all loans (including without limitation, all Ex-Im Revolving Advances), advances, debts, expenses, fees, liabilities and obligations (including reimbursement obligations and cash collateralization obligations in respect of any letters of credit issued under the Ex-Im Subfacility Credit Agreement, if any and if applicable) covenants and duties owing by Ex-Im Borrowers or Ex-Im Credit Agreement Guarantors to Ex-Im Agent or any Ex-Im Lender arising under, relating to, or evidenced by the Ex-Im Subfacility Credit Agreement or any Ex-Im Subfacility Other Documents, of any kind or nature, present or future (including any prepayment premiums, interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Ex-Im Borrower or Ex-Im Credit Agreement Guarantor and any indemnification obligations payable by any Ex-Im Borrower or Ex-Im Credit Agreement Guarantor, in each case arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of an Insolvency Proceeding relating to any Ex-Im Borrower or Ex-Im Credit Agreement Guarantor, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise, including all costs and expenses of Ex-Im Agent and any Ex-Im Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing to the extent provided for in the Ex-Im Subfacility Credit Agreement or any Ex-Im Subfacility Other Documents, including but not limited to reasonable attorneys’ fees and expenses to the extent provided for under the Ex-Im Subfacility Credit Agreement or any Ex-Im Subfacility Other Documents, and all obligations of any Loan Party to Ex-Im Agent or any Ex-Im Lender to perform acts or refrain from taking any action provided however, that, for the avoidance of doubt, Ex-Im Obligations shall expressly exclude any Cash Management Liabilities and any Hedge Liabilities.

“Ex-Im Reserves” shall mean any “Reserves” (as defined in the Ex-Im Subfacility Credit Agreement) in effect against the Ex-Im Subfacility Maximum Amount at any time.

“Ex-Im Revolving Advances” shall mean, collectively, all “Revolving Advances” (as defined in the Ex-Im Subfacility Credit Agreement) made under the Ex-Im Subfacility Credit Agreement.

“Ex-Im Revolving Commitment” shall mean, as to each Ex-Im Lender, such Ex-Im Lender’s “Revolving Commitment” under the Ex-Im Subfacility Credit Agreement.

“Ex-Im Revolving Commitment Percentage” shall mean, as to each Ex-Im Lender, such Ex-Im Lender’s “Revolving Commitment Percentage” under the Ex-Im Subfacility Credit Agreement.

“Ex-Im Secured Parties” shall mean, collectively, all “Secured Parties” as defined in the Ex-Im Subfacility Credit Agreement.

“Ex-Im Specified Event of Default” shall mean any “Specified Event of Default” as defined in the Ex-Im Subfacility Credit Agreement.

“Ex-Im Subfacility” shall mean the credit subfacility for revolving credit advances based on the Ex-Im Formula Amount made available by Ex-Im Lenders to Ex-Im Borrowers under the Ex-Im Subfacility Credit Agreement and the Ex-Im Subfacility Other Documents.

“Ex-Im Subfacility Credit Agreement” shall mean that certain Export-Import Revolving Credit and Security Agreement dated as of the Closing Date among Ex-Im Borrowers, the Ex-Im Credit Agreement Guarantors, Ex-Im Lenders and Ex-Im Agent, as hereafter amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.

“Ex-Im Subfacility Maximum Amount” shall mean the “Maximum Revolving Advance Amount” as defined in the Ex-Im Subfacility Credit Agreement.

“Ex-Im Subfacility Other Documents” shall mean, collectively, all of the “Other Documents” as defined under the Ex-Im Subfacility Credit Agreement.

“Ex-Im Subfacility Outstandings Amount” shall mean, as of any date, the Dollar Equivalent of the sum of (x) the aggregate outstanding principal balance as of such date of all Ex-Im Revolving Advances and all Ex-Im Swing Loans plus (y) the Dollar Equivalent of the “Maximum Undrawn Amount” (as defined in the Ex-Im Subfacility Credit Agreement) of all Ex-Im Letters of Credit outstanding out as of such date.

“Ex-Im Swing Loan Lender” shall mean the “Swing Loan Lender” pursuant to the Ex-Im Subfacility Credit Agreement, as such term is defined therein.

“Ex-Im Swing Loans” shall mean, collectively, all “Swing Loans” (as defined in the Ex-Im Subfacility Credit Agreement) made under the Ex-Im Subfacility Credit Agreement.

“Ex-Im Waivers” shall have the meaning given to such term in the Ex-Im Subfacility Credit Agreement.

“Excess Cash Flow” shall mean, for any period with respect to Loan Parties on a Consolidated Basis:

(A)EBITDA for such period, minus

(B)the sum of the following, without duplication, in each case to the extent (x) actually paid in cash during such period and deducted in the determination of net income for such period and (y) not paid/made in violation of the terms of this Agreement or any Other Document:

(i)Debt Payments; plus

(ii)Unfinanced Capital Expenditures, plus

(iii)Taxes, plus

(iv)expenses and fees incurred during such period to consummate the Transactions contemplated by this Agreement or the KeyMile Acquisition (to the extent incurred prior to the Closing Date), but solely to the extent permitted to be added-back to net income for such period under clause (f) of the definition of “EBITDA” and actually paid in cash and deducted in the determination of net income for such period.

“Excess Cash Flow Percentage” shall mean fifty percent (50%); provided that, if the Leverage Ratio for Loan Parties on a Consolidated Basis calculated as of the last day in any fiscal year shall equal or be less than 1.50 to 1.00, the Excess Cash Flow Percentage to be used in the calculation of any mandatory prepayment under Section 2.20(b)(ii) hereof with respect to the Excess Cash Flow of such fiscal year shall be twenty-five percent (25%).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Rate” shall mean, with respect to any calculation of the Dollar Equivalent of any amount denominated in any currency other than Dollars on any date of determination (including the amount of any Receivable denominated in an Approved Foreign Currency outstanding on such date of determination or the Maximum Undrawn Amount of any Foreign Currency Letter of Credit outstanding on such date of determination), the prevailing spot rate of exchange for the conversion of such other currency into Dollars as determined by Agent’s foreign exchange department (in the exercise of its ordinary business practices regarding foreign currency exchange for customers of the Agent similarly situated to Borrowers) as of the close of business for Agent’s foreign exchange department on the Business Day immediately preceding such date of determination; provided that, notwithstanding the foregoing, in the context of (x) any actual conversion by Agent or any Lender of any funds received by Agent or any Lender (whether as a payment made by any Loan Party or the proceeds of any Collateral (including any collections on any Receivable received by Agent or any Lender)) from one currency to another for the purpose of applying such funds to the Obligations in accordance with the terms of this Agreement, Exchange Rate” means the spot-buying or spot-selling (as the case may be) rate of exchange at which Agent or such Lender is actually able to exchange the one currency for the other in the exercise of its ordinary business practices regarding foreign currency exchange at the time of such actual conversion, or (y) any actual conversion by Agent or any Lender of the proceeds of any

Revolving Advance or Participation Advance made in Dollars for purposes of satisfying any Reimbursement Obligation to Issuer and/or repayment of any Letter of Credit Borrowing in connection with any Foreign Currency Letter of Credit (and/or the determination of the Dollar Equivalent amount of such Reimbursement Obligation and/or any Letter of Credit Borrowing with respect to such Reimbursement Obligation and/or the determination of the amount in Dollars of any Revolving Advance and/or Participation Advance needed/necessary/to be advanced to satisfy any such Reimbursement Obligation and/or Letter of Credit Borrowing), “Exchange Rate” means the spot-buying or spot-selling (as the case may be) rate of exchange at which Agent or such Lender is actually able to exchange Dollars for the currency in which such Foreign Currency Letter of Credit is denominated in the exercise of its ordinary business practices regarding foreign currency exchange at the time of the actual satisfaction of such Reimbursement Obligation and/or Letter of Credit Borrowing and/or of the making of the applicable Revolving Advance and/or Participation Advance to satisfy such Reimbursement Obligation and/or Letter of Credit Borrowing, as applicable.

“Excluded Account” shall mean (a) any deposit account, securities account, commodities account or other account of any Loan Party (and all cash, cash equivalents and other securities or investments held therein) to the extent solely and exclusively used for payment of payroll, employee benefits and withholding taxes, (b) any deposit account, securities account, commodities account or other account of any Loan Party to the extent solely and exclusively used to hold any cash or Cash Equivalents pledged as a Permitted Encumbrance, and (c) deposit accounts of any Loan Party which do not hold more than $50,000 in the aggregate at any time.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding the foregoing or any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Loan Party executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Loan Parties, but not all of them, the definition of “Excluded Hedge Liability or Liabilities” with respect to each such Loan Party shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Loan Party, and (ii) the particular Loan Party with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Korean Receivable” shall have the meaning given such term in Section 4.15 of this Agreement.

“Excluded Property” shall mean, collectively (a) any lease, license, franchise, charter or other governmental authorization, or any other contract or agreement to which any Loan Party is a party, and any of its rights or interests thereunder or assets subject thereto, if and to the extent that a Lien in favor of Agent is prohibited by or in violation of (i) any Applicable Law, or (ii) a term, provision or condition of any such lease, license, charter, governmental authorization, contract or agreement; provided, that, in each case, if such Applicable Law, term, provision or condition would be rendered ineffective with respect to the creation or enforcement of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law (including the United States Bankruptcy Code) or principles of equity, or the consent of any applicable Person to the granting of such Lien in favor of Agent has been obtained, then the foregoing shall not constitute Excluded Property (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable; provided, further, that, to the extent severable, Agent’s Lien shall attach immediately to any portion of such lease, license, charter, governmental authorization, contract, agreement or assets not subject to the foregoing prohibitions; (b) any Equity Interests of a Subsidiary of a Loan Party that do not constitute Subsidiary Stock; (c) “intent-to-use” United States trademark applications to the extent that an amendment to allege use or statement of use has not been filed under 15 U.S.C. §1051(c) or 15 U.S.C. §1051(d), respectively, or if filed, has not been deemed in conformity with 15 U.S.C. §1051(a) or (c), it being agreed that for purposes of this Agreement and the Other Documents, no Lien granted to Agent on any “intent-to-use” United States trademark applications is intended to be a present assignment thereof; (d) any Excluded Account of the type described in clause (a) or (b) of the definition thereof (including all deposits and other financial assets maintained in any such Excluded Account); (e) all Real Property including all Leasehold Interests;  (f) cash pledged pursuant to a Permitted Encumbrance; and (g) all Excluded Korean Receivables; provided, however, that Excluded Property shall not include any proceeds (or right to receive proceeds) of any of the assets described in the foregoing clauses (a) – (e) or (g) or any goodwill of any Loan Party’s business associated therewith or attributable thereto.

“Excluded Subsidiaries” shall mean, collectively, at any time of determination, the Dormant Subsidiaries at such time and the Foreign Legal Restrictions Subsidiaries at such time.

“Excluded Taxes” shall mean, with respect to Agent, any Lender, Participant, Swing Loan Lender, Issuer or any other recipient of any payment to be made by or on account of any Obligations, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or applicable lending office is located or, in the case of any Lender, Participant, Swing Loan Lender or Issuer, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Company is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.10(e) hereof, except to the extent that such Foreign Lender or Participant (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from Companies with respect to such withholding tax pursuant to Section 3.10(a) hereof, or (d) any Taxes imposed on any “withholding payment” payable to such recipient as a result of the failure of such recipient to satisfy the requirements set forth in the FATCA after December 31, 2012.

“Existing WF Letters of Credit” shall mean each of the letters of credit listed on Exhibit B to the Wells Fargo Payoff Letter.

“Export-Related Accounts Receivable” shall mean, collectively, all “Export-Related Accounts Receivable” of any Ex-Im Borrower as defined in the Ex-Im Subfacility Credit Agreement.

“Export-Related Collateral” shall mean the “Export-Related Collateral” as defined in the Ex-Im Subfacility Credit Agreement.

“Export-Related General Intangibles” shall mean, collectively, all “Export-Related General Intangibles” of any Ex-Im Borrower as defined in the Ex-Im Subfacility Credit Agreement.

“Facility Fee” shall have the meaning set forth in Section 3.3(b) hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) determined by the Federal Reserve Bank of New York (or any successor), based on such day’s federal funds transactions by depositary institutions, as determined in such manner as such Federal Reserve Bank (or any successor) shall set forth on its public website from time to time, and as published on the next succeeding Business Day by such Federal Reserve Bank as the “Federal Funds Effective Rate”; provided that if such Federal Reserve Bank (or its successor) does not publish such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Fee Letter” shall mean the fee letter, dated as of the Closing Date, by and among Borrowers and PNC.

“Field Examination” shall mean, with respect to (x) any Loan Party, (y) any Subsidiary or Person acquired (or to be acquired) by any Loan Party that is required to become a Loan Party under the provisions of Section 7.12 hereof, or (z) any assets of any Person or line or business or division of a Peron acquired (or to be acquired) by any Loan Party (or Person that is required to become a Loan Party under the provisions of Section 7.12 hereof), a customary asset-based lender’s field examination and audit of such Person and its business and assets and/or such assets conducted by Agent and its employees and/or any third party retained by Agent for such purpose of a scope and detail acceptable to Agent in its Permitted Discretion.

“Field Examination Fees and Costs” shall have the meaning set forth in Section 3.4(c) hereof.

“Fixed Charge Coverage Ratio” shall mean, with respect to any Person for any fiscal period, the ratio of (a) the result of (i) EBITDA for such Person for such period, minus (ii) Unfunded Capital Expenditures made by such Person during such period, minus (iii) cash taxes paid or required to be paid by such Person during such period, to (b) the sum of (i) all Debt Payments for such Person during such period, plus (ii) Restricted Payments made by such Person during such period, but expressly excluding any Permitted Restricted Payments made pursuant to clause (c) of the definition of Permitted Restricted Payments.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Cash Liquidity” shall mean, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Foreign Subsidiaries of DZSI held in deposit accounts or securities accounts outside the United States which such cash and Cash Equivalents are (i) unrestricted, (ii) not subject to any Lien (other than Permitted Encumbrance of the types described in clauses (a) and (k) of the definition of Permitted Encumbrances), (iii) freely available to such Foreign Subsidiaries for withdrawal/transfer without registration or approval of any Governmental Body (other than registrations or approvals by Governmental Bodies in the Republic of Korea that are not materially more onerous or restrictive than the registrations and approvals by Governmental Bodies in the Republic of Korea as in effect on the Closing Date), (iv) freely available for repatriation (by means of dividends and distributions from the respective Foreign Subsidiaries to the respective Domestic Loan Parties) at the option of such Foreign Subsidiaries and DZSI without restriction due to any applicable currency controls of any applicable local Governmental Body (other than currency controls of any applicable local Governmental Bodies in the Republic of Korea that are not materially more onerous or restrictive than the currency controls by Governmental Bodies in the Republic of Korea as in effect on the Closing Date), (v) denominated in Dollars or in a currency that can be easily converted into Dollars on the international foreign currency exchange markets, and (vi) is not and could not reasonably be expected to be at risk of nationalization or expropriation by any applicable local Governmental Body.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Loan Party and/or any of their respective Subsidiaries.

“Foreign Currency Hedge Liabilities” shall mean the liabilities of the Loan Parties and their Subsidiaries owing to the provider of a Foreign Currency Hedge.  For purposes of this Agreement and all of the Other Documents, all Foreign Currency Hedge Liabilities of any Loan Party or Subsidiary that is party to any Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all of the Other Documents, be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person.  The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Foreign Currency Letter of Credit” shall have the meaning set forth in Section 2.11(a) hereof.

“Foreign Law Guaranty/Security Documents” shall mean, collectively, (i) the German Law Guarantees and the German Loan Security Documents, (ii) the Korean Law Guarantees and Security Documents, (iii) each other Guaranty from time to time executed by any Guarantor that is governed by the laws of a jurisdiction other than the United States, any State or territory thereof or the District of Columbia, (iv) any Guarantor Security Agreement from time to time executed by any Guarantor with respect to any assets or property of any Guarantor that is governed by and/or creates and/or perfects Liens under the laws of a jurisdiction other than the United States, any State or territory thereof or the District of Columbia, or (v) any Pledge Agreement from time to time executed by any Loan Party with respect to a pledge and creation and grant of a Lien on any Equity Interests of any Foreign Subsidiary that is governed by the laws of the jurisdiction of organization of such Foreign Subsidiary or any other jurisdiction other than the United States, any State or territory thereof or the District of Columbia

“Foreign Legal Restrictions Subsidiary” shall mean any Foreign Subsidiary that (as demonstrated by Loan Parties to the reasonable satisfaction of Agent in its Permitted Discretion) is prohibited by Applicable Law from giving a Guaranty with respect to the Guaranteed Obligations.

Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which Loan Parties are resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Loan Party” shall mean any Loan Party that is not organized or incorporated in the United States, any State or territory thereof or the District of Columbia.

“Foreign Secured Loan Parties” shall mean, collectively, at any time (x) DNS Korea, (y) KeyMile, and (z) each other Tier I Foreign Material Subsidiary that, as of such time, has fully complied with the requirements of Section 7.12(a).

“Foreign Subsidiary” shall mean any Subsidiary of any Person that is not organized or incorporated in the United States, any State or territory thereof or the District of Columbia.

“Foreign Unsecured Loan Parties” shall mean, collectively, at any time, each Tier II Foreign Material Subsidiary that, as of such time, has fully complied with the requirements of Section 7.12(a).  As of the Closing Date, there are no Foreign Unsecured Loan Parties.

“Formula Amount” shall have the meaning set forth in Section 2.1(a) hereof.

“Fund” shall mean any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” shall mean, with respect to any Person, without duplication, the sum of (x) all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, and also including, in the case of Companies, the Obligations and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons, and (y) all “earnouts” and similar contingent obligations in connection with Acquisitions, in each case, valued in accordance with GAAP.  For the avoidance of doubt, the undrawn face amount of any letters of credit (including but not limited to Letters of Credit issued under this Agreement and Ex-Im Letters of Credit issued under the Ex-Im Subfacility Credit Agreement) are not included in the definition of Funded Debt.

“GAAP” shall mean generally accepted accounting principles in the United States of America, except that, when it comes to the internal and/or consolidating books and records of a Foreign Subsidiary of DZSI, GAAP may mean, at DZSI’s election, the generally accepted accounting principles in the jurisdiction of such Foreign Subsidiary’s establishment or incorporation (including IFRS), in each case as in effect from time to time.

“German Guarantor” means a Guarantor incorporated as a limited liability company (Gesellschaft mit beschränkter Haftung) or established as a limited partnership with a limited liability company as general partner (GmbH & Co KG), in each case under the laws of Germany.”

“German Law Assignment Agreement” shall mean that certain Assignment Agreement governed by German law, dated on or about the date hereof, by KeyMile in favor of Agent and Ex-Im Agent, as amended, restated, supplemented or otherwise modified from time to time.

“German Law Guarantees” shall mean, collectively, (i) the Guarantee governed by German law dated on or about the date hereof by KeyMile in favor of Agent and Ex-Im Agent, and (ii) any other Guaranty governed by German law executed subsequent to the Closing Date by any Loan Party to secure the Obligations, in each case as such Guaranty may be amended, modified, supplemented, renewed, restated or replaced from time to time

“German Law Security Documents” shall mean, collectively (i) the German Law Assignment Agreement, (ii) the Share Pledge Agreement governed by German law dated on or about the Closing Date by ZTI in favor of Agent and Ex-Im Agent with respect to the Equity Interests in KeyMile, (iii) the Share Pledge Agreement governed by German law dated on or about the Closing Date by KeyMile in favor of Agent and Ex-Im Agent with respect to the Equity Interests in KeyMile Networks GmbH, (iv) the Account Pledge Agreement governed by German law dated on or about the Closing Date by KeyMile in favor of Agent and Ex-Im Agent, and (v) any other pledge agreement(s), assignment agreement(s), or other security documents governed by German law executed subsequent to the Closing Date by any Loan Party to create a Lien under German law in any assets or properties of such Loan Party to secure the Obligations, in each case as such agreement may be amended, modified, supplemented, renewed, restated or replaced from time to time.

“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing), and any group or body having financial regulatory authority over any applicable Person or any applicable bank, depositary institution or other financial institution.

“Guarantees” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee at any time shall be deemed to be an amount equal to the lesser at such time of (i) the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if not stated or determinable, the maximum reasonably anticipated amount of the obligations in respect of which such Guarantee is made) and (ii) the maximum amount for which the guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee.

“Guaranteed Obligations” shall have the meaning set forth in Section 17.1 hereof.

“Guarantor” shall have the meaning set forth in the preamble to this Agreement and shall extend to each Person which may hereafter guarantee payment or performance of the whole or any part of the Obligations, and shall also extend to all successors and permitted and assigns of such Persons, and “Guarantors” shall mean collectively all such Persons.

“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Agent securing the Obligations or the Guaranty of such Guarantor, in form and substance satisfactory to Agent, including with respect to Guarantors that are parties hereto, the provisions of Article IV of this Agreement; as each may be amended, modified, supplemented, renewed, restated or replaced from time to time.

“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent, including, with respect to Guarantors that are parties hereto, the provisions of Article XVII hereof, as each may be amended, modified, supplemented, renewed, restated or replaced from time to time.

“Hazardous Discharge” shall mean any Release or threat of Release of a reportable quantity of any Hazardous Materials at the Real Property owned or leased by any Company.

“Hazardous Materials” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall mean collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

“Increasing Lender” shall have the meaning set forth in Section 2.24(a) hereof.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) obligations under any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses or guarantees or credit support therefor, including electronic trade payable transactions, incurred in the Ordinary Course of Business which are not represented by a promissory note or otherwise reflected as indebtedness in the books and records of the Person and which, unless Properly Contested, are not more than seventy-five (75) days past due; (g) all Disqualified Equity Interests; (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (i) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (j) off-balance sheet liabilities and/or pension plan liabilities of such Person; (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business; and (l) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (k); provided that Indebtedness, shall exclude any obligation or liability arising from the application or interpretation of ASC Topic 840 or 842 or any related, similar or successor pronouncement, guideline, publication or rule.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Ineligible Security(ies)” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Initial Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of an Insolvency Proceeding (including any proceeding under the Bankruptcy Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or ceases operations of its present business, (d) with respect to a Person having its center of main interest (in accordance with EU Regulation 2015/848) in Germany, a reason for the opening of insolvency proceedings pursuant to §§ 17 - 19 German Insolvency Code applies, (e) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (f) in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Insolvency Law” shall mean as applicable, (a) the Bankruptcy Code, (b) the German Insolvency Code, and (b) any other federal, state, provincial or foreign Applicable Law  regarding the insolvency of a Person or a business, or for the relief of debtors or affecting creditors’ rights generally, or regarding the appointment of a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person with respect to any Person or the assets or properties of any Person, or regarding the reorganization or liquidation of a Person or a business.

“Insolvency Proceeding” shall mean (a) any voluntary case or proceeding under any Insolvency Law with respect to any Loan Party, (b) any other voluntary proceeding or involuntary or bankruptcy case or proceeding, or any interim receivership, liquidation or other similar case or proceeding with respect to any Loan Party or with respect to a material portion of its assets, (c) any liquidation, dissolution, or winding up of any Loan Party whether voluntary or involuntary and whether or not involving any Insolvency Law or (d) any assignment for the benefit of any creditors or any other marshaling of assets or liabilities of any Loan Party.

“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under Applicable Law.

“Intellectual Property Collateral” shall mean all Collateral constituting Intellectual Property.

“Interest Expense” shall mean, for any period, the aggregate interest expense of the Loan Parties on a Consolidated Basis, determined in accordance with GAAP.

“Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b) hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party or its Subsidiaries in order to provide protection to, or minimize the impact upon, such Loan Party and/or its Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall mean the liabilities owing to the provider of any Interest Rate Hedge.  For purposes of this Agreement and all of the Other Documents, all Interest Rate Hedge Liabilities of any Loan Party or Subsidiary that is party to any Lender-Provided Interest Rate Hedge shall be “Obligations” hereunder and under the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person, and the Liens securing such Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Inventory” shall mean and include as to each Person all of such Person’s inventory (as defined in Article 9 of the Uniform Commercial Code or as such term is used under any Applicable Law) and all of such Person’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Person’s business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents of such Person.

“Inventory Collateral” shall mean all Collateral consisting of Inventory and the proceeds thereof.

“Investment” means, as to any Person, (a) any Acquisition by such Person, (b) any direct or indirect acquisition or investment by such Person in another Person, whether by means of the purchase or other acquisition of Equity Interests or debt or other securities of another Person (including any partnership or joint venture interest), or (c) any direct or indirect loan, advance or capital contribution to, Guarantee with respect to any Indebtedness or other obligation of, such other Person.  For purposes of covenant compliance, the amount of any Investment on any date of determination shall be, in the case of any Investment in the form of (i) a loan or an advance, the principal amount thereof outstanding on such date, (ii) a Guarantee, the amount of such Guarantee as determined in accordance with the last sentence of the definition of such term, (iii) a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, or the issuance of Equity Interests to such investor, the fair market value (as determined reasonably and in good faith by the chief financial officer of the Borrowing Agent) of such Equity Interests or other property as of the time of the transfer or issuance, without any adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment, and (iv) any Investment (other than any Investment referred to in clauses (i), (ii) or (iii) above) in the form of an Acquisition or a purchase or other acquisition for value of any evidences of Indebtedness or other securities of any other Person, the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus the cost of all additions, as of such date, thereto, and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment.

“Investment Property” shall mean and include, with respect to any Person, all of such Person’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts, and any other asset or right that would constitute “investment property” under the Uniform Commercial Code.

“Issuer” shall mean, both collectively and individually: (a) Agent in its capacity as an Issuer of Letters of Credit under this Agreement, (b) Citibank, N.A. in its capacity as an Issuer of Letters of Credit under this Agreement, and (c) any other Person which Agent in its discretion, and with the consent of such Person, shall designate as Issuer of and cause to issue any particular Letter of Credit under this Agreement in place of Agent as issuer.

“KeyMile Acquisition” shall mean the sale by KeyMile Seller and purchase by ZTI of all of the issued and outstanding Equity Interests of KeyMile pursuant to and on the terms and conditions provided for in the KeyMile Purchase Agreement, and the transactions related thereto contemplated by the KeyMile Purchase Agreement to occur substantially contemporaneously with such sale and purchase, including the incurrence of the Permitted KeyMile Seller Working Capital Indebtedness, which sale and purchase and related transactions were closed and consummated on January 3, 2019.

“KeyMile Acquisition Documents” shall mean the KeyMile Purchase Agreement and all of the other agreements, documents and instruments executed and delivered in connection therewith or related thereto (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof.

“KeyMile Purchase Agreement” shall mean that certain share purchase agreement dated as of Share Purchase Agreement dated as of October 5, 2018 (deed no. 1206/2018 B of notary Dr.

Gesa Beckhaus, Hamburg) between, amongst others, the KeyMile Seller and ZTI, including all annexes, exhibits and schedules thereto, as amended by that certain agreement on various issues in relation to postponed closing dated as of December 31, 2018 between the KeyMile Seller and ZTI.

“KeyMile Seller” shall mean Riverside KM Beteiligung GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Hannover under registration number HRB 208686.

“KeyMile Seller Working Capital Facility Agreement” shall mean that certain Working Capital Facility Agreement dated on or about January 3, 2019 between the KeyMile Seller, as the grantor of a working capital facility consisting of a single working capital advance in the principal amount of €4,000,000 funded by the KeyMile Seller allowing the “Retained Cash Amount” (as defined  in the KeyMile Purchase Agreement) to remain with KeyMile, and KeyMile, as the recipient of such working capital facility.

“KeyMile Seller Working Capital Facility Guaranty” shall mean that certain Guaranty Agreement dated on or about October 5/6, 2018 by DZSI and ZTI, as guarantors, in favor of the KeyMile Seller, as the grantor of the working capital facility under the KeyMile Seller Working Capital Facility Agreement, pursuant to which DZSI and ZTI shall guaranty such working capital facility on an unsecured but unconditional and unlimited basis.

“Korean Law Customer Notices” shall mean such stamped notices directed to Customers as are necessary under Korean law to (1) where required, obtain the consent of the Customer to the establishment of Liens and/or (2) perfect Agent’s or Lender’s Liens in the Receivables of DNS Korea.

“Korean Law Guarantee and Security Documents” shall mean, collectively, (i) the Guaranty and Security Agreement governed by Korean law dated on or about the Closing Date, by and among Agent, the Lenders, the Borrowers and DNS Korea, (ii) the Intellectual Property Keun-Pledge Agreement governed by Korean law dated on or about the Closing Date, by and among Agent, the Lenders and DNS Korea, (iii) the Share Keun-Pledge Agreement governed by Korean law dated on or about the Closing Date, by and among Agent, the Lenders and DNS, (iv) the Yangdo-Dambo Agreement governed by Korean law dated on or about the Closing Date, by and among Agent, the Lenders and DNS Korea and (v) any other pledge agreement(s), security agreement(s), guarantee agreement(s), or other security documents governed by Korean law executed subsequent to the Closing Date by any Loan Party to create a Lien under Korean law in any assets or properties of such Loan Party to secure the Obligations, in each case as such agreement may be amended, modified, supplemented, renewed, restated or replaced from time to time.

“Law(s)” shall mean any law(s) (including common law and equitable principles), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, code, release, ruling, order, executive order, injunction, writ, decree, bond judgment authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.

“Leasehold Interests” shall mean all of each Loan Party’s right, title and interest in and to, and as lessee of, the premises identified as leased Real Property on Schedule 4.4 hereto.

“Lender” and “Lenders” shall have the meanings given to such terms in the preamble to this Agreement and shall include all of their transferees, successor and permitted assigns.  For purposes of any provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to Agent for the benefit of Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.

“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by any Lender or Agent, or any Affiliate of any Lender or Agent, and with respect to which such provider confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender or Agent, or any Affiliate of any Lender or Agent, and with respect to which such provider confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes.

“Letter of Credit Application” shall have the meaning set forth in Section 2.12(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.14(d) hereof.

“Letter of Credit Default Rate” shall have the meaning set forth in Section 3.2(a) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2(a) hereof.

“Letter of Credit Lender Fees” shall have the meaning set forth in Section 3.2(a) hereof.

“Letter of Credit Sublimit” shall mean $10,000,000.

“Letters of Credit” shall have the meaning set forth in Section 2.11 hereof.

“Leverage Ratio” shall mean, for any Person for any period of determination, the ratio of (a) Funded Debt of such Person on the last day of such period to (b) EBITDA of such Person for such period.

“LIBOR Alternate Source” shall have the meaning set forth in the definition of “LIBOR Rate”.

“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or (x) if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error), (y) if the LIBOR Rate is unascertainable as set forth in Section 3.8.2(i) hereof, a comparable replacement rate determined in accordance with Section 3.8.2 hereof), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero (0.00%), such rate shall be deemed to be zero (0.00%) for purposes of this Agreement.  The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date.  Agent shall give reasonably prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Loan” shall mean any Advance that bears interest based on the LIBOR Rate.

“LIBOR Termination Date” shall have the meaning set forth in Section 3.8.2(a) hereof.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement in form and substance reasonably satisfactory to Agent which is executed in favor of Agent by a Person who owns or occupies, or holds a senior mortgage with respect to, premises at which any Collateral may be located from time to time.

“Liquidity” shall mean, as of any date of determination, the sum of (a) Undrawn Availability as of such date plus (b) Qualified Cash as of such date.

“Loan Party” and “Loan Parties” shall have the meanings set forth in the preamble to this Agreement and shall include their successors and permitted assigns.  For the avoidance of doubt, (x) no Guarantor that is not a party to this Agreement shall be included within the meaning of the term “Loan Party”, and (y) DNI shall not under any circumstances or at any time be considered a Loan Party for any purpose hereunder.

“Loan Parties on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of DZSI and its Subsidiaries.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, results of operations, assets, business, or properties of Loan Parties taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, taken as a whole, or Agent’s Liens on the Collateral, taken as a whole, or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies (taken as a whole) under this Agreement and the Other Documents.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Company (x) that accounts for/produces (or could reasonably be expected to account for/produce) more than ten percent (10%) of the gross revenues of Loan Parties on a Consolidated Basis in any fiscal year, or (y) the termination of which could reasonably be expected to result in a Material Adverse Effect.

“Maximum Permitted Korean Export-Import Bank Amount” an amount equal to the total principal balance of the Permitted Korean Export-Import Bank Indebtedness remaining outstanding after giving effect to all of the transactions provided for in Section 5 of the Closing Date Flow of Funds Agreement.

“Maximum Revolving Advance Amount” shall mean $15,000,000 as such amount may be increased in accordance with Section 2.24 hereof.

“Maximum Swing Loan Advance Amount” shall mean $2,000,000; provided that, upon the effective date of each increase in the Maximum Revolving Advance Amount in accordance with Section 2.24 hereof, the Maximum Swing Loan Advance Amount shall increase by an amount equal to ten percent (10%) of the amount of such increase in the Maximum Revolving Advance Amount.

“Maximum Undrawn Amount” shall mean, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Company or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Company or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4063 or 4064 of ERISA.

“Net Cash Proceeds” shall mean:

(a)with respect to any Disposition (other than any issuance or sale of Equity Interests), proceeds in cash as and when received by the Person making a Disposition of assets (including without limitation, any deferred payments of cash, delayed purchase price adjustments or earnouts, and payments on any “seller note”), net of: (a) all reasonable and customary transaction costs and expenses with respect thereto (including, without limitation, any reasonable legal or other reasonable professional fees) or other actual transaction costs and expenses approved by Agent, in each case to the extent payable to a Person that is not an Affiliate of a Company, (b) sale, use or other transaction Taxes paid or payable as a result thereof, (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Permitted Encumbrance, which is senior to the Lien of Agent, on the assets subject to such Disposition and that is required to be repaid under the terms thereof as a result of such Disposition, (d) income Taxes payable as a result thereof, and (e) reserves or escrows for indemnification obligations and purchase price adjustments and other similar contingent liabilities that are required to be in place under the terms of the agreement providing for such Disposition; provided, that, if any amounts described in clauses (a) – (e) which are retained by any Loan Party in anticipation of paying any item described in clauses (a) – (e) are not thereafter in fact required to make any such anticipating payment and/or released from any such reserve or escrow, such amounts shall constitute Net Cash Proceeds;

(b)with respect to any issuance of Indebtedness or any issuance or sale of Equity Interests by any Company, the cash proceeds thereof, net of all reasonable and customary transaction costs and expenses with respect thereto (including, without limitation, any reasonable legal or other reasonable professional fees) or other actual transaction costs and expenses approved by Agent, in each case to the extent payable to a Person that is not an Affiliate of a Company; and

(c)with respect to any Casualty Proceeds Event, proceeds in cash, as and when received, of such Casualty Proceeds Event, net of: (a) all reasonable and customary collection expenses thereof (including, without limitation, any reasonable legal or other reasonable professional fees) or other actual collection expenses approved by Agent, in each case to the extent payable to a Person that is not an Affiliate of a Company, (b) sale, use or other transaction Taxes paid or payable as a result thereof, (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Permitted Encumbrance which is senior to the Lien of Agent on the assets subject to such taking, condemnation, damage or destruction and that is required to be repaid under the terms thereof as a result of such taking, condemnation, damage or destruction, and (d) income Taxes payable as a result thereof; provided, that, if any amounts described in clauses (a) – (d) which are retained by any Loan Party in anticipation of paying any item described in clauses (a) – (d) are not thereafter in fact required to make any such anticipating payment, such amounts shall constitute Net Casualty Proceeds.

“New Lender” shall have the meaning set forth in Section 2.24(a) hereof.

“Non-Core Companies” shall mean, collectively, at any time (x) all Foreign Unsecured Loan Parties, and (y) all Companies that are not Loan Parties.

“Non-Defaulting Lender” shall mean, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“Non-Qualifying Party” shall mean any Loan Party that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Notes” shall mean collectively, the Term Notes, the Revolving Credit Note and the Swing Loan Note.

“Obligations” shall mean and include (a) any and all loans (including without limitation, all Advances), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Loan Party (including in its capacity as an Ex-Im Borrower or Ex-Im Credit Agreement Guarantor) or any Subsidiary of any Loan Party to Issuer, Swing Loan Lender, Lenders or Agent (or to any other direct or indirect subsidiary or Affiliate of Issuer, Swing Loan Lender, any Lender or Agent), or to Ex-Im Agent or any Ex-Im Lender arising under, relating to, or evidenced by this Agreement and the Other Documents or by the Ex-Im Subfacility Credit Agreement and the Ex-Im Subfacility Other Documents, of any kind or nature, present or future (including any prepayment premiums, interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Loan Party (including in its capacity as an Ex-Im Borrower or Ex-Im Credit Agreement Guarantor) or any Subsidiary of any Loan Party and any indemnification obligations payable by any Loan Party (including in its capacity as an Ex-Im Borrower or Ex-Im Credit Agreement Guarantor) or any Subsidiary of any Loan Party, in each case arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of an Insolvency Proceeding relating to any Loan Party or any Subsidiary of any Loan Party, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise, including all costs and expenses of Agent, Issuer, Swing Loan Lender, any Lender, Ex-Im Agent, and any Ex-Im Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing to the extent provided for in this Agreement and the Other Documents or by the Ex-Im Subfacility Credit Agreement and the Ex-Im Subfacility Other Documents, including but not limited to reasonable attorneys’ fees and expenses to the extent provided for in this Agreement and the Other Documents or by the Ex-Im Subfacility Credit Agreement and the Ex-Im Subfacility Other Documents, and all obligations of any Loan Party to Agent, Issuer, Swing Loan Lender or Lenders to perform acts or refrain from taking any action, (b) all Hedge Liabilities, (c) all Cash Management Liabilities, and (d) all rights, claims or obligations coming into existence after the opening of Insolvency Proceedings.  Notwithstanding the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Ordinary Course of Business” shall mean, with respect to any Company, the ordinary course of such Company’s business as conducted on the Closing Date (or in the case of any Person that is formed and/or becomes a Company after the Closing Date, as conducted as of the date such Person in formed and/or becomes a Company).

“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

“Other Documents” shall mean the Notes, the Perfection Certificates, the Fee Letter, any Guaranty, any Guarantor Security Agreement, any Pledge Agreement, any Foreign Law Guaranty/Security Documents, any Lender-Provided Interest Rate Hedge, any Lender-Provided Foreign Currency Hedge, any documents and agreements giving rise to Cash Management Liabilities, the DNI Subordination Agreement, the Closing Date Flow of Funds Agreement, and any and all other agreements, instruments and documents, including intercreditor agreements, subordination agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements and all other agreements, documents and instruments heretofore, now or hereafter executed by any Loan Party and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all amendments, modifications, supplements, extensions, renewals, substitutions, restatements and replacements thereto and thereof.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(e) hereof.

“Overnight Bank Funding Rate” shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S. managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by Agent for the purpose of displaying such rate) (an “Alternate Source”); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further,  that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error).  If the Overnight Bank Funding Rate determined as set forth above would be less than zero, then such rate shall be deemed to be zero for purposes of this Agreement.  The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participation Advance” shall have the meaning set forth in Section 2.14(d) hereof.

“Participation Commitment” shall mean the obligation hereunder of each Revolving Lender to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.22(b)(iii) hereof) in the Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.4(c) hereof and in the Letters of Credit issued hereunder as provided for in Section 2.14(a) hereof.

“Payment Conditions” shall mean, on any applicable date of determination with respect to any proposed transaction(s) as to which satisfaction of such Payment Conditions is a requirement under this Agreement: (a) no Default or Event of Default shall exist or shall have occurred and be continuing on such date, or would occur after giving effect to such proposed transaction, and (b) after giving pro forma effect to such proposed transaction(s) and to any Advances being made in connection with and/or to fund any portion of such proposed transaction(s), in each case as though such proposed transaction(s) and any such Advances had occurred and been made on the first day of the applicable four quarter fiscal measurement period, (i) Borrowers shall have Undrawn Availability on such date of not less than $6,000,000, (ii) Loan Parties shall have Qualified Cash on such date of not less than $5,000,000, (iii) Loan Parties on a Consolidated Basis shall have a Leverage Ratio of not more than 3.75 to 1.00, and (iv) Loan Parties shall be in pro forma compliance with each of the covenants set forth in Section 6.5 hereof as of and for the four quarter fiscal measurement period ending as of the last day of in the most recently ended fiscal quarter of DZSI and its Subsidiaries for which the Quarterly Financials have been delivered to Agent .

“Payment in Full” or “Paid in Full” means, with respect to the Obligations, (i) the termination of all commitments of the Lenders to extend credit under this Agreement, (ii) the indefeasible payment in full in cash of all of the Obligations, including interest accruing on or after the commencement of any Insolvency Proceeding, whether or not such interest would be allowed in such Insolvency Proceeding (other than contingent obligations for which no claim or demand for payment, whether oral or written, has been made at such time and obligations in respect of outstanding Letters of Credit, and outstanding Interest Rate Hedge Liabilities under Lender-Provided Interest Rate Hedges and outstanding Foreign Currency Hedge Liabilities under Lender-Provided Foreign Currency Hedges), and (iii) the termination or cash collateralization (in an amount and in the manner required by the Loan Documents) of Revolving Loan Obligations consisting of (A) outstanding Letters of Credit (but not, in any event, in an amount greater than 103% of the aggregate undrawn face amount of such Letters of Credit), (B) Interest Rate Hedge Liabilities under Lender-Provided Interest Rate Hedges (but not, in any event, in an amount greater than 100% of amount reasonably estimated by Agent as the maximum amount of indebtedness, obligations, and liabilities that could reasonably be expected to become due and owing to the applicable Secured Party thereunder), (C) Foreign Currency Hedge Liabilities under Lender-Provided Foreign Currency Hedges (but not, in any event, in an amount greater than 100% of amount reasonably estimated by Agent as the maximum amount of indebtedness, obligations, and liabilities that could reasonably be expected to become due and owing to the applicable Secured Party thereunder), and (D) any Cash Management Liabilities (but not, in any event, in an amount greater than 100% of amount reasonably estimated by Agent as the maximum amount of indebtedness, obligations, and liabilities that could reasonably be expected to become due and owing to the applicable Secured Party thereunder).

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 or 436 of the Code and either (i) is maintained or to which contributions are required by Company or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by Company or any entity which was at such time a member of the Controlled Group.

“Perfection Certificate” shall mean the information questionnaire and the responses thereto provided by each Loan Party and delivered to Agent.

“Permitted Acquisitions” shall mean any Acquisition by any Domestic Loan Party or any Foreign Secured Loan Party so long as and to the extent that:

(a) after giving pro forma effect to such Acquisition (and to any Revolving Advances to be requested to fund any part thereof), the Payment Conditions shall have been satisfied;

(b)the total costs and liabilities (including without limitation, all assumed liabilities, all potential earn-out payments, deferred payments and the value of any other stock or assets transferred, assigned or encumbered with respect to such acquisitions) of all such Acquisitions that are not funded with Net Cash Proceeds of any substantially contemporaneous issuance of Equity Interest (excluding any Disqualified Equity Interests) do not exceed $20,000,000 in the aggregate during the Term; but provided further that, to the extent any such Acquisition shall be made with any proceeds of any Revolving Advance (and/or any Ex-Im Revolving Advance) and/or any cash of any Domestic Loan Party or any Foreign Secured Loan Party, such total costs and liabilities of all such Acquisitions of any Foreign Subsidiary that will not be a Tier II Foreign Material Subsidiary upon the closing of such Acquisition (as determined in accordance with Section 7.12(b)(ii) (including, in the case of any Acquisition consisting of an Acquisition pursuant to which both one or more Domestic Subsidiaries/Tier II Foreign Material Subsidiaries and one or more Foreign Subsidiary that will not be a Tier II Foreign Material Subsidiary upon the closing of such Acquisition shall be acquired, the portion of the total costs and liabilities of such Acquisition attributable to such Foreign Subsidiary that will not be a Tier II Foreign Material Subsidiary upon the closing of such Acquisition) in any fiscal year of DZSI and its Subsidiaries, taken together with (x) all Permitted Intercompany Advances made during such fiscal year under clause (b) of the definition of Permitted Intercompany Advances, (y) all Permitted Intercompany Investments made during such fiscal year under clause (b) of the definition of Permitted Intercompany Investments, and (z) all Investments made during such fiscal year under clause (p) of the definition of Permitted Investments, shall not exceed the Permitted General Investment Bucket for such fiscal year;

(c)the target shall have a positive EBITDA for target and any Subsidiaries on a Consolidated Basis in accordance with GAAP measured for the trailing twelve (12) fiscal month measurement period ending as of the most recently ended fiscal quarter of such target for which audited or management-prepared financial statements are available;

(d) with respect to any Acquisition consisting of an acquisition of the Equity Interests of any Person, all of the provisions of Section 7.12 hereof shall be complied no later than substantially contemporaneously with the closing and consummation of such Acquisition;

(e) the business or property acquired is used or useful in Loan Parties’ Ordinary Course of Business;

(f)without limiting clause (d) above, Agent shall have received a first-priority security interest in all acquired assets or Equity Interests constituting Collateral in accordance with the provisions of this Agreement, subject to documentation satisfactory to Agent;

(g)the board of directors (or other comparable governing body) of the Person being acquired and/or of the seller of the assets being acquired shall have duly approved the transaction;

(h) at least thirty (30) days (or such shorter period as may be agreed by Agent) prior to the anticipated closing date of the proposed acquisition, Loan Parties shall have delivered to Agent: (i) written notice of the proposed Acquisition and a summary of the material terms thereof as anticipated as of the date of such notice, (ii) a pro forma balance sheet and pro forma financial statements and a Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a pro forma basis, Loan Parties would be in compliance with the financial covenants set forth in Section 6.5 hereof as of the most recent fiscal quarter end, (iii) financial statements of the acquired entity for the two most recent fiscal years then ended, in form and substance reasonably acceptable to Agent;

(i)if such acquisition includes general partnership interests or any other Equity Interest that does not have a corporate (or similar) limitation on liability of the owners thereof, then such acquisition shall be effected by having such Equity Interests acquired by a corporate holding company directly or indirectly wholly-owned by a Loan Party and newly formed for the sole purpose of effecting such acquisition;

(j)no Indebtedness will be incurred, assumed or would exist with respect to any Company as a result of such acquisition other than Permitted Indebtedness, and no Liens will be incurred, assumed or would exist with respect to the assets of any Company (including any assets of any target and/or any acquired assets) as a result of such acquisition, other than Permitted Encumbrances;

(k)if the total consideration, including the purchase price and liabilities assumed, of any such acquisition shall exceed $15,000,000, Borrowing Agent shall have delivered to Agent a quality of earnings report performed by a third party firm acceptable to Agent;

(l)not later than five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, Borrowing Agent has provided Agent with copies of the most recent drafts of the acquisition agreement and other material agreements, documents and instruments related to the proposed acquisition, including, without limitation, any related management, non-compete, employment, option or other material agreements (the “Acquisition Documents”), and, in any event, no later than the closing and consummation of such Acquisition, Borrowing Agent shall provide Agent with true, correct and complete copies of the Acquisition Documents, in each case duly authorized, executed and delivered by the parties thereto, together with any schedules to such Acquisition Documents;

(m)such assets shall be located in the United States or such Target shall be incorporated in a state within the United States; and

(n)no assets acquired in any such Acquisition and/or of any Person acquired in any such Acquisition shall be included in the Formula Amount for any purpose (including any determination of compliance with the Payment Conditions under clause (a) of this definition above) unless such assets will, after giving effect to such Acquisition and the provisions of clause (d) above, such assets will be owned by a Borrower, nor until Agent has received a Field Examination with respect to such assets, in form and substance, and with results, acceptable to Agent in its Permitted Discretion; provided that, upon Borrower’s written request, Agent shall complete such Field Examination as promptly as is commercially reasonable following the earlier of (x) the Acquisition of such Subsidiary, or (y) the time Borrowers shall obtain from any Person to be acquired and/or whose assets are being acquired sufficient access for Agent to commence such Field Examination and Inventory Appraisal, and provided further that, notwithstanding anything to the contrary in Sections 3.4(c) and 16.9 hereof, Borrowers shall be liable for the Field Examination Fees and Costs of any such Field Examination conducted under this paragraph, and such Field Examination Fees and Costs shall not be subject to (and shall not be included in) any generally applicable limitations on the number of Field Examinations, or the Borrowers’ liability for Field Examination Fees and Costs, under this Agreement.

“Permitted Assignees” shall mean: (a) Agent, any Lender or any of their direct or indirect Affiliates; (b) a federal or state chartered bank, a United States branch of a foreign bank, an insurance company, or any finance company generally engaged in the business of making commercial loans; (c) any Approved Fund; and (d) any Fund to whom Agent or any Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Agent’s or Lender’s rights in and to a material portion of such Agent’s or Lender’s portfolio of commercial credit facilities and shall exclude any Disqualified Person, the Loan Parties and any of their Affiliates (including DNI).

“Permitted Discretion” shall mean a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable business judgment.

“Permitted Dispositions” shall mean:

(a)the sale, lease, license, exchange, transfer or other disposition of equipment that is substantially worn, damaged or obsolete or no longer used or useful in the Ordinary Course of Business of the Loan Parties or their Subsidiaries, and leases or subleases of Real Property that is not useful in the conduct of the business of the Loan Parties or their Subsidiaries;

(b)sales of Inventory to Customers in the Ordinary Course of Business;

(c)the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or any of the Other Documents;

(d)(x) the licensing of patents, trademarks, copyrights, and other Intellectual Property rights on a non-exclusive basis in the Ordinary Course of Business, (y) the licensing of patents, trademarks, copyrights, and other Intellectual Property rights on a non-exclusive to Affiliates of a Loan Party or its Subsidiaries and (z) the licensing of patents, trademarks, copyrights, and other Intellectual Property rights on a non-exclusive or exclusive basis by DNS Korea to DZSI;

(e)the granting of Permitted Encumbrances;

(f)any involuntary loss, damage or destruction of property;

(g)any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(h)the leasing or subleasing of assets of any Loan Party or its Subsidiaries in the Ordinary Course of Business;

(i)(i) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of DZSI, (ii) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of any wholly-owned Subsidiary of a Loan Party that is itself a Loan Party to such Loan Party, and (iii) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of any Subsidiary that is not a Loan Party to any Loan Party or to any Subsidiary that is not a Loan Party;

(j)(i) the lapse of registered patents, trademarks, copyrights and other Intellectual Property of any Loan Party or its Subsidiaries to the extent not economically desirable in the conduct of its business or (ii) the abandonment of patents, trademarks, copyrights or other Intellectual Property rights so long as (in each case under clauses (i) and (ii)), (A) such patents, trademarks, copyrights or other Intellectual Property rights do not generate material revenue, (B) such lapse or abandonment would not reduce the recurring royalty revenue stream of assets not Disposed of, and (C) such lapse or abandonment is not materially adverse to the interests of Agent and the other Secured Parties;

(k)the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement;

(l)any other Disposition permitted under Section 7.1 of this Agreement;

(m)the making of Permitted Investments; and

(n)transfer, assign or pledge to a pension trustee or similar Person any policies of insurance obtained by KeyMile or any other Company organized under the laws of the Germany supporting/safeguarding any pension obligations of KeyMile or such other German Company and/or obligations under any old age part-time working schemes of KeyMile or such other German Company permitted under clause (s) of the definition of Permitted Indebtedness.

“Permitted DNI Subordinated Loans” shall mean, collectively, (i) all Indebtedness, obligations, and liabilities owing by DNS Korea to DNI as lender under that certain loan agreement dated as of March 27, 2018, with a maximum principal loan amount outstanding thereunder not to exceed KRW 1,500,000,000 at any time (the “DNI/DNS Korea 2018 Loan”), (ii) all Indebtedness, obligations, and liabilities owing by DZSI to DNI as lender under that certain loan agreement dated as of December 27, 2018, with a maximum principal loan amount outstanding thereunder not to exceed $6,000,000 at any time (the “DNI/DZSI 2018 Loan”), and (iii) all Indebtedness, obligations, and liabilities owing by DNS to DNI as lender under that certain loan agreement dated as of February 15, 2016, with a maximum principal loan amount outstanding thereunder not to exceed $1,800,000 at any time, as amended by a written agreement dated as of February 27, 2017, and as further amended by a written agreement dated as of that certain amendment 2 to the loan agreement dated as of January 31, 2018 (the “DNI/DNS 2016 Loan”), each of the foregoing as further amended on the Closing Date by the DNI Closing Date Loan Amendment and as further amended, modified, or supplemented in accordance with the terms of this Agreement.

“Permitted DNI Reimbursement Obligations” shall mean all Indebtedness, obligations, guarantee fees, and liabilities, whether contractual, statutory, or under common law (or the equivalent of “common law” in the Republic of Korea) owing from DNS Korea to DNI, contingent or liquidated, in connection with any guarantee(s) given by DNI with respect to (but only to the extent of) (x) the Permitted Korean Export-Import Bank Indebtedness and/or any payments by DNI under any such guarantee(s), (y) the Permitted Korean Development Bank Indebtedness and/or any payments by DNI under any such guarantee(s), and (z) the Permitted Korean Bank LC Indebtedness and/or any payments by DNI under any such guarantee(s).

“Permitted Encumbrances” shall mean:

(a)Liens (x) in favor of Agent, for the benefit of Secured Parties, including without limitation, Liens securing Hedge Liabilities and Cash Management Products and Services, (y) in favor of Ex-Im Agent, for the benefit of Ex-Im Secured Parties, and (z) in favor of Ex-Im Bank under the Ex-Im Borrower Agreement;

(b)Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested;

(c) deposits or pledges of cash to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;

(d)deposits or pledges of cash, including time deposits, to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, performance bonds and guarantees, and other obligations of like nature arising in the Ordinary Course of Business;

(e)Liens arising by virtue of the rendition, entry or issuance against any Company or any Subsidiary, or any property of any Company or any Subsidiary, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 10.6 hereof;

(f) carriers’, landlords’, bailees’, repairmens’, mechanics’, workers’, materialmen’s or other like Liens arising by statute and in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested;

(g)purchase money Liens or the interests of lessors under a Capitalized Lease Obligation to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof;

(h)easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other charges or encumbrances with respect to any Company’s Real Property, in each case, which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, which do not in the aggregate materially detract from Agent’s or Lenders’ rights in and to such Real Property or the value of such Real Property which do not materially impair the use thereof in the operation of any Company’s business or otherwise interfere in any material respect with the Ordinary Course of Business of Companies and their Subsidiaries;

(i)the interests of lessors (and interests in the title of such lessors) under operating leases and non-exclusive licensors (and interests in the title of such licensors) under license agreements;

(j)Liens that are replacements of Permitted Encumbrances to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness;

(k)rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions and Liens arising under the general terms of business of an account bank, solely to the extent incurred in connection with the maintenance of deposit accounts or giro accounts of the Loan Parties and their Subsidiaries in the Ordinary Course of Business (not incurred in connection with the borrowing of money or the obtaining of advances or credit);

(l)Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums;

(m)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n)Liens on certain accounts receivable of DNS Korea as further specified in Section 4 of the DNI Closing Date Loan Amendment securing the DNI/DNS Korea 2018 Loan to the extent subject to the DNI Subordination Agreement;

(o) Liens on the Equity Interests of Dasan Network Solutions Japan, Inc. securing the DNI/DNS 2016 Loan to the extent subject to the DNI Subordination Agreement,

(p) Liens set forth on Schedule 7.2 hereto; provided that such Liens shall secure only the Indebtedness or other obligations which they secure on the Closing Date (and any Refinancing Indebtedness in respect thereof permitted hereunder) and shall not subsequently apply to any other property or assets of any Company other than the property and assets to which they apply as of the Closing Date;

(q)Liens on assets of Foreign Subsidiaries operating in jurisdictions where retention of title by vendors of goods are customary and enforceable arising under retention of title arrangements with suppliers in the Ordinary Course of Business;

(r)to the extent constituting Liens, any policies of insurance, bonds, or bank guarantees or similar third-party guarantees obtained by KeyMile or any other Company organized under the laws of the Germany supporting/safeguarding any pension obligations of KeyMile or such other German Company and/or obligations under any old age part-time working schemes of KeyMile or such other German Company permitted under clause (s) of the definition of Permitted Indebtedness, in each such case (x) to the extent obtained in the Ordinary Course of Business consistent with the past practices of KeyMile, and (y) so long as the obligations and liabilities of KeyMile or such other German Company to the issuers of such policies of insurance, bonds, or guarantees are unsecured;

(q) extensions, renewals and replacements of Liens referred to in clauses (a) through (p) above; provided, however, that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced;

(r)the Permitted Korean Export-Import Bank Indebtedness Liens; and

(s)subject to the time restrictions in Section 8.3(d), the Florida Judgment Lien.

“Permitted General Investment Bucket” shall mean, for any fiscal year, $3,000,000.

“Permitted Indebtedness” shall mean:

(a)the Ex-Im Obligations and all other Obligations;

(b)Indebtedness as of the Closing Date set forth on Schedule 7.8 hereto and any Refinancing Indebtedness in respect of such Indebtedness;

(c)Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed $1,000,000 at any time;

(d)endorsement of instruments or other payment items for deposit;

(e)Indebtedness consisting of guarantees permitted under Section 7.3 hereof;

(f)[RESERVED];

(h)Indebtedness (x) constituting deferred purchase price obligations consisting of standard “working capital adjustment” provisions or similar provisions arising in connection with Permitted Acquisitions, and (y) under non-compete payment obligations arising in connection with Permitted Acquisitions, provided that, such Indebtedness shall at all times be unsecured;

(i)Indebtedness incurred in the Ordinary Course of Business under performance, surety, bid, statutory, or appeal bonds, performance guarantees, and related reimbursement obligations;

(j)Indebtedness owed to any Person providing property, casualty, liability or other insurance to any Company, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(k)Indebtedness consisting of Interest Rate Hedges and Foreign Currency Hedges (including Hedging Liabilities) that is incurred for the bona fide purpose of hedging the interest rate, commodity or foreign currency risks associated with the operations of the Companies and not for speculative purposes;

(l)Cash Management Liabilities;

(m)Indebtedness of any Company or its Subsidiaries in respect of Permitted Intercompany Advances;

(n)any Permitted KeyMile Seller Working Capital Indebtedness;

(o)any Permitted DNI Subordinated Loans, to the extent subject to the DNI Subordination Agreement;

(p)any Permitted Korean Bank LC Indebtedness and any Permitted DNI Reimbursement Obligations related thereto, to the extent subject to the DNI Subordination Agreement;

(q)any Permitted Korean Development Bank Indebtedness, and any Refinancing Indebtedness in respect of such Indebtedness (provided that, notwithstanding clause (a) of the definition of “Refinancing Indebtedness”, the principal amount of such Refinancing Indebtedness may be in a principal amount equal to or less than the outstanding principal amount of such Permitted Korean Development Bank Indebtedness as of the Closing Date, plus the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and the amount of unfunded commitments with respect thereto), and any Permitted DNI Reimbursement Obligations related thereto, to the extent such Permitted DNI Reimbursement Obligations are subject to the DNI Subordination Agreement;

(r)any Permitted Korean Export-Import Bank Indebtedness, and any Refinancing Indebtedness in respect of such Indebtedness (provided that, notwithstanding clause (a) of the definition of “Refinancing Indebtedness”, the principal amount of such Refinancing Indebtedness may be in a principal amount equal to or less than the Maximum Permitted Korean Export-Import Bank Indebtedness Amount, plus the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and the amount of unfunded commitments with respect thereto), and any Permitted DNI Reimbursement Obligations related thereto, to the extent such Permitted DNI Reimbursement Obligations are subject to the DNI Subordination Agreement;

(s)Indebtedness of KeyMile and/or any Subsidiary of KeyMile organized under the laws of the Germany (i) arising from pension obligations and obligations under old age part-time working schemes under the pension obligations and old age part-time working schemes of KeyMile or such other German Company in existence on the Closing Date and listed on Schedule 1.2(c) hereof, and (ii) any Indebtedness relating to any policies of insurance, bonds, bank guarantees or similar third-party guarantees obtained by KeyMile or any other Company organized under the laws of the Germany supporting/safeguarding any pension obligations of KeyMile or such other German Company and/or obligations under any old age part-time working schemes of KeyMile or such other German Company, in each such case under this clause (ii): (x) to the extent obtained in the Ordinary Course of Business as required under German Applicable Law, and (y) so long as the obligations and liabilities of KeyMile or such other German Company to the issuers of such policies of insurance, bonds, or guarantees are unsecured;

(t)any Permitted LGU Indebtedness;

(u)Indebtedness secured by Liens of the type permitted under clause (f) of the definition of Permitted Encumbrances; and

(w)Indebtedness in an aggregate principal amount not to exceed $200,000 at any time outstanding.

“Permitted Intercompany Advances” shall mean any loans, extensions of credit, and/or advances made:

(a)among any one or more Domestic Loan Parties and/or any one or more Foreign Secured Loan Parties;

(b)by any one or more Domestic Loan Parties and/or any one or more Foreign Secured Loan Parties to any one or more Non-Core Companies (including Foreign Unsecured Loan Parties) in an amount funded during any fiscal year of DZSI and its Subsidiaries not to exceed, taken together with (x) the total costs and liabilities of all Permitted Acquisitions made during such fiscal year pursuant to the final proviso to clause (b) of the definition of Permitted Acquisitions, (y) all Permitted Intercompany Investments made during such fiscal year under clause (b) of the definition of Permitted Intercompany Investments, and (z) all Investments made during such fiscal year under clause (p) of the definition of Permitted Investments, not to exceed the Permitted General Investment Bucket for such fiscal year;

(c)among any one or more Non-Core Companies; and

(d)by any one or more Companies that are neither Domestic Loan Parties nor Foreign Secured Loan Parties to any one or more Domestic Loan Parties and/or any one or more Foreign Secured Loan Parties;

provided that, in each such case under this definition, to the extent requested by Agent, (i) the applicable loan or advance is evidenced by a promissory note (including any master intercompany note among DZSI and its Subsidiaries) on terms and conditions (including terms subordinating payment of the Indebtedness evidenced by such note owing by any Loan Party to the prior Payment in Full of all of the Obligations) acceptable to Agent in its Permitted Discretion and (ii) the original of such note has been delivered to Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable the Loan Parties that are the payees on such note.

“Permitted Intercompany Investments” shall mean any Investment (other than a loan or other advance) made:

(a)among any one or more Domestic Loan Parties and/or any one or more Foreign Secured Loan Parties;

(b)by any one or more Domestic Loan Parties and/or any one or more Foreign Secured Loan Parties to any one or more Non-Core Companies (including Foreign Unsecured Loan Parties) in an amount funded during any fiscal year of DZSI and its Subsidiaries not to exceed, taken together with (x) the total costs and liabilities of all Permitted Acquisitions made during such fiscal year pursuant to the final proviso of clause (b) of the definition of Permitted Acquisitions,  (y) all Permitted Intercompany Advances made during such fiscal year under clause (b) of the definition of Permitted Intercompany Advances, and (z) all Investments made during such fiscal year under clause (p) of the definition of Permitted Investments, not to exceed the Permitted General Investment Bucket for such fiscal year;

(c)among any one or more Companies that are neither Domestic Loan Parties nor Foreign Secured Loan Parties; and

(d)any one or more Companies that are neither Domestic Loan Parties nor Foreign Secured Loan Parties to any one or more Domestic Loan Parties and/or any one or more Foreign Secured Loan Parties;

provided that, for all purposes under this Agreement and the Other Documents, any guaranty given by any Company with respect to any Indebtedness or other obligation or liability of any other Company shall be deemed to be an Investment by the guaranteeing Company in the Company whose Indebtedness, etc. is being guaranteed, and shall only be permitted to the extent that an Investment in the form of a capital contribution in the amount of the Indebtedness, etc. being guaranteed would have been permitted by the guaranteeing Company in the Company whose Indebtedness, etc. is being guaranteed at the time such guarantee is given.

“Permitted Investments” shall mean:

(a)Investments in cash and Cash Equivalents;

(b)Investments in negotiable instruments deposited or to be deposited for collection in the Ordinary Course of Business;

(c)Permitted Loans;

(d)Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the Ordinary Course of Business or owing to any Loan Party or any of its Subsidiaries in any Insolvency Proceeding involving a Customer or upon the foreclosure or enforcement of any Lien in favor of a Company;

(e)Investments owned by any Company on the Closing Date and set forth on Schedule 7.4 hereto;

(f)guarantees permitted under Section 7.3 hereof;

(g)Permitted Intercompany Advances and Permitted Intercompany Investments;

(h)Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Company (in any Insolvency Proceeding of any Customer or supplier or otherwise outside the Ordinary Course of Business) or as security for any such Indebtedness or claims;

(i)deposits of cash made in the Ordinary Course of Business to secure performance of operating leases;

(j)Permitted Acquisitions;

(k)Investments resulting from entering into (i) Interest Rate Hedges and Foreign Currency Hedges incurred for the bona fide purpose of hedging the interest rate, commodity or foreign currency risks associated with the operations of the Companies and not for speculative purposes or Cash Management Products and Services, or (ii) agreements relative to Indebtedness that is permitted under clause (i) of the definition of “Permitted Indebtedness”;

(l)Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(m)any Investment by way of (i) merger, consolidation, reorganization or recapitalization, (ii) reclassification of Equity Interests; or (iii) transfer of assets, in each case solely to the extent permitted by Section 7.1 hereof;

(n)to the extent constituting an Investment, any Restricted Payment to the extent permitted by Section 7.7 hereof; and

(o)any other Investments of a type not described in the foregoing clauses of this definition in an aggregate amount not to exceed, taken together with (x) the total costs and liabilities of all Permitted Acquisitions made during such fiscal year pursuant to the final proviso to clause (b) of the definition of Permitted Acquisitions, (y) all Permitted Intercompany Advances made during such fiscal year under clause (b) of the definition of Permitted Intercompany Advances, and (z) all Permitted Intercompany Investments made during such fiscal year under clause (b) of the definition of Permitted Intercompany Investments, not to exceed the Permitted General Investment Bucket for such fiscal year for all such Investments made pursuant to this clause (q) in any fiscal year; provided that on the date any Investment is made and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom.

“Permitted Loans” shall mean:

(a)the extension of trade credit by a Company to a Customer in the Ordinary Course of Business in connection with a sale of Inventory or rendition of services, in each case on open account terms;

(b)loans and advances to employees and officers of any Loan Party or any of its Subsidiaries in the Ordinary Course of Business for any other business purpose and in an aggregate amount not to exceed $100,000 at any one time; and

(c)Permitted Intercompany Loans.

“Permitted KeyMile Seller Working Capital Indebtedness” shall mean all unsecured Indebtedness, obligations, and liabilities of (x) KeyMile to KeyMile Seller under the KeyMile Seller Working Capital Facility Agreement, and (y) of DZSI and ZTI to KeyMile Seller under the KeyMile Seller Working Capital Facility Guaranty.

“Permitted Korean Bank LC Indebtedness” shall mean unsecured Indebtedness of DNS Korea owing to any one or more banks organized under the laws of the Republic of Korea (and/or branches under the laws of the Republic of Korea of banks organized under the laws of other jurisdictions) with respect to letters of credit issued by such banks/bank branches for the account of DNS Korea (“Korean LCs”) with an aggregate maximum undrawn face amount (including all automatic increases provided for in such Korean LCs, whether or not any such automatic increase has become effective) not to exceed the Dollar Equivalent of $13,000,000 outstanding at any one time; provided that, such Indebtedness shall only constitute Permitted Korean Bank LC Indebtedness (and Permitted Indebtedness permitted under the provisions of Section 7.8) to the extent that (i) such Indebtedness with respect to each such Korean LC remains fully guaranteed by unlimited and unconditional guarantee(s) thereof by DNI in favor of the applicable bank/bank branch that has issued such Korean LC, (ii) Agent shall be reasonably satisfied in its Permitted Discretion that DNI’s financial condition and financial performance are and could reasonably be expected to remain sufficient for DNI to fully perform its obligations under such guaranty if, when, and as provided for under the terms of such guaranty (and, without limiting the generality of the foregoing, no event of the type described in Section 10.7 shall have occurred with respect to DNI nor shall DNI have become subject to any Insolvency Proceeding), and (iii) no Company other than DNS Korea shall have any obligation or liability (whether pursuant to any guaranty or suretyship agreement or otherwise) for such Indebtedness.  For the avoidance of doubt, nothing in this Agreement (including the definition of Refinancing Indebtedness) shall be construed to limit the ability of DNS Korea to obtain/open Korean LCs, replace any Korean LCs outstanding at any time with new Korean LCs (whether or not such new Korean LCs are issued by the same banks/bank branches as the outstanding Korean LCs), or renew or extend any Korean LCs outstanding at any time, so long as the conditions and limitations of the preceding sentence are complied with at all times.  Notwithstanding anything to the contrary in this Agreement, if Agent shall determine that it is not satisfied that DNI’s financial condition and financial performance are and could reasonably be expected to remain sufficient for DNI to fully perform its obligations under the aforesaid guaranty by DNI in favor of the applicable bank/bank branch that has issued Korean LCs, Agent shall provide the Borrowing Agent written notice thereof and such Indebtedness shall continue to constitute Permitted Korean Bank LC Indebtedness (and Permitted Indebtedness permitted under the provisions of Section 7.8) for forty-five (45) days after the Borrower Agent’s receipt of such written notice.

“Permitted Korean Development Bank Indebtedness” shall mean unsecured Indebtedness of DNS Korea owing to the Korea Development Bank under that certain loan agreement between the Korea Development Bank and DNS Korea (with the first draw-down made thereunder in the amount of KRW Five Billion (₩5,000,000,000) on August 8, 2018) and under any promissory notes or other loan documents relating thereto, with an aggregate maximum principal amount (exclusive of interest, fees, and other non-principal amounts) not to exceed KRW Five Billion (₩5,000,000,000) outstanding at any one time; provided that, such Indebtedness shall only constitute Permitted Korean Development Bank Indebtedness (and Permitted Indebtedness permitted under the provisions of Section 7.8) to the extent that (i) such Indebtedness remains fully guaranteed by an unlimited and unconditional guaranty thereof by DNI in favor of the Korea Development Bank, (ii) Agent shall be reasonably satisfied in its Permitted Discretion that DNI’s financial condition and financial performance are and could reasonably be expected to remain sufficient for DNI to fully perform its obligations under such guaranty if, when, and as provided for under the terms of such guaranty (and, without limiting the generality of the foregoing, no event of the type described in Section 10.7 shall have occurred with respect to DNI nor shall DNI have become subject to any Insolvency Proceeding), and (iii) no Company other than DNS Korea shall have any obligation or liability (whether pursuant to any guaranty or suretyship agreement or otherwise) for such Indebtedness, and further provided that, any refinancing, renewal or extension of such unsecured Indebtedness of DNS Korea owing to the Korea Development Bank that constitutes Refinancing Indebtedness under the terms of the clause (q) of the definition of “Permitted Indebtedness” shall constitute Permitted Korean Development Bank Indebtedness (and thereby be permitted under the provisions of Section 7.8) only if and to the extent that any such Refinancing Indebtedness is unsecured and at all times complies with the requirements of clauses (i) through (iii) of the previous proviso.  Loan Parties shall provide at least thirty (30) days prior written notice to Agent and Lenders of any intention to incur any Refinancing Indebtedness to refinance the Permitted Korean Development Bank Indebtedness.  Notwithstanding anything to the contrary in this Agreement, if Agent shall determine that it is not satisfied that DNI’s financial condition and financial performance are and could reasonably be expected to remain sufficient for DNI to fully perform its obligations under the aforesaid guaranty by DNI in favor of Korea Development Bank, Agent shall provide the Borrowing Agent written notice thereof and such Indebtedness shall continue to constitute Permitted Korean Development Bank Indebtedness (and

Permitted Indebtedness permitted under the provisions of Section 7.8) for forty-five (45) days after the Borrower Agent’s receipt of such written notice.

“Permitted Korean Export-Import Bank Indebtedness” shall mean Indebtedness of DNS Korea owing to the Export-Import Bank of Korea under that certain agreement for loan (limit) transactions between the Export-Import Bank of Korea and DNS Korea (with the first draw-down made thereunder in the amount of KRW Seven Billion Two Hundred Million (₩7,200,000,000) on December 31, 2018) and under any promissory notes or other loan documents relating thereto, with an aggregate maximum principal amount (exclusive of interest, fees, and other non-principal amounts) not to exceed the Maximum Permitted Korean Export-Import Bank Indebtedness Amount outstanding at any one time; provided that, such Indebtedness shall only constitute Permitted Korean Export-Import Bank Indebtedness (and Permitted Indebtedness permitted under the provisions of Section 7.8) to the extent that (i) such Indebtedness remains fully guaranteed by an unlimited and unconditional guaranty thereof by DNI in favor of the Korea Development Bank, (ii) Agent shall be reasonably satisfied in its Permitted Discretion that DNI’s financial condition and financial performance are and could reasonably be expected to remain sufficient for DNI to fully perform its obligations under such guaranty if, when, and as provided for under the terms of such guaranty (and, without limiting the generality of the foregoing, no event of the type described in Section 10.7 shall have occurred with respect to DNI nor shall DNI have become subject to any Insolvency Proceeding), (iii) such Indebtedness shall not be secured by any Liens on any assets of any Company other than Liens on Inventory of DNS Korea (but only to the extent of any such Liens on the Inventory in Korea in favor of the Export-Import Bank of Korea securing such Indebtedness in existence on the date hereof (including, if applicable, Liens on Inventory of DNS Korea acquired after the Closing Date to the extent (but only to the extent) that the existing loan documents, security documents, and pledges between DNS Korea and the Export-Import Bank of Korea with respect to such Indebtedness provide for and would create valid and enforceable Liens on any such Inventory of DNS Korea acquired after the Closing Date) and cash deposit in an amount not to exceed  ₩2,500,000,000 at any time (such liens, the “Permitted Korean Export-Import Bank Indebtedness Liens”), and (iii) no Company other than DNS Korea shall have any obligation or liability (whether pursuant to any guaranty or suretyship agreement or otherwise) for such Indebtedness, and further provided that, any refinancing, renewal or extension of such unsecured Indebtedness of DNS Korea owing to the Korea Export-Import Bank that constitutes Refinancing Indebtedness under the terms of clause (r) of the definition of “Permitted Indebtedness” shall constitute Permitted Korean Export-Import Bank Indebtedness (and thereby be permitted under the provisions of Section 7.8) only if and to the extent that any such Refinancing Indebtedness at all times complies with the requirements of clauses (i) through (iv) of the previous proviso.  Loan Parties shall provide at least thirty (30) days prior written notice to Agent and Lenders of any intention to incur any Refinancing Indebtedness to refinance the Permitted Korean Export-Import Bank Indebtedness.  Notwithstanding anything to the contrary in this Agreement, if Agent shall determine that it is not satisfied that DNI’s financial condition and financial performance are and could reasonably be expected to remain sufficient for DNI to fully perform its obligations under the aforesaid guaranty by DNI in favor of Korea Export-Import Bank, Agent shall provide the Borrowing Agent written notice thereof and such Indebtedness shall continue to constitute Permitted Korean Export-Import Bank Indebtedness (and Permitted Indebtedness permitted under the provisions of Section 7.8) for forty-five (45) days after the Borrower Agent’s receipt of such written notice.

“Permitted LGU Indebtedness” shall mean, prior to and through (but not after) June 18, 2019, shall mean, prior to June 18, 2019, unsecured Indebtedness of DNS Korea owing to LG Uplus Corp. under that certain loan agreement dated as of June 11, 2018 between  LG Uplus Corp. and DASAN Network Solutions, Inc. and under any promissory notes or other loan documents relating thereto, with an aggregate maximum principal amount (exclusive of interest, fees, and other non-principal amounts) not to exceed KRW Two Billion (₩2,000,000,000) outstanding at any one time.

“Permitted Purchase Money Indebtedness” shall mean, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred after the Closing Date and at the time of, or within ninety (90) days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Permitted Restricted Payments” shall mean:

(a)distributions and dividends payable by any Company to any other Company;

(b)distributions and dividends by any Company to DZSI to allow DZSI to make, and distributions and dividends by DZSI to, former employees, officers or directors of DZSI and its Subsidiaries (or any spouses, ex-spouses or estates of any of the foregoing) on account of redemptions of Equity Interests of DZSI held by such Persons, provided that (i) such Restricted Payments are permitted by Applicable Law; (ii) no Event of Default or Default shall have occurred or would occur after giving pro forma effect to any such Restricted Payment (and to any Revolving Advances to be requested to fund any part thereof); and (iii) the aggregate amount of such Restricted Payments shall not exceed $3,000,000 during the term of this Agreement; and

(c)distributions and dividends by DZSI to the holders of its Equity Interests in an aggregate amount not to exceed $10,000,000 to the extent made solely from (and substantially contemporaneously with receipt by DZSI of) the proceeds of any Contemplated Rights Offering that yields Net Cash Proceeds of at least $50,000,000, so long as both prior to and after giving effect thereto, no Event of Default shall have occurred and remain outstanding.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Company or any member of the Controlled Group or to which any Company or any member of the Controlled Group is required to contribute.

“Pledge Agreement” shall mean (i) the Share Pledge Agreement governed by German law dated on or about the Closing Date by ZTI in favor of Agent and Ex-Im Agent with respect to the Equity Interests in KeyMile, (ii) the Share Pledge Agreement governed by German law dated on or about the Closing Date by KeyMile in favor of Agent and Ex-Im Agent with respect to the

Equity Interests in KeyMile Networks GmbH, (iii) the Share Keun-Pledge Agreement governed by Korean law dated on or about the Closing Date, by and among Agent, the Lenders and DNS, and (ii) any other pledge agreements executed subsequent to the Closing Date by any Loan Party or other Person with respect to any Subsidiary Stock and/or any other Investment Property of any Company to secure the Obligations, including as applicable any such pledge agreement that constitutes a Foreign Law Guaranty/Security Document, in each case as such pledge agreement may be amended, modified, supplemented, renewed, restated or replaced from time to time.

“Pledged Equity Interest Collateral” shall have the meaning set forth in Section 4.14(a) hereof.

“Pledged Issuer” shall mean any Subsidiary of any Loan Party in its capacity as the “issuer” (as defined in the definition of “Equity Interest”) of any Subsidiary Stock in which any Loan Party has any right, title or interest and which is subject to a Lien in favor of Agent for the benefit of the Secured Parties created under this Agreement or any Other Document.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall include all of its successors and assigns.

“Projections” shall mean, for any fiscal year, the forecasted consolidated and consolidating balance sheets, profit and loss/income statements, and cash flow statements of DSZI and its Subsidiaries for such fiscal year on a quarterly basis and the forecasted Undrawn Availability of Borrowers and Liquidity of Domestic Loan Parties for such fiscal year on a quarterly basis , all prepared on a basis consistent with such Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Properly Contested” shall mean, in the case of any Indebtedness, trade payable, Lien or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, trade payable, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted upon the Person’s actual notice thereof; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness, trade payable or Taxes will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness, trade payable or taxes unless such Lien (x) does not attach to any Receivables or Inventory, (y) is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and, (z) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.

“Protective Advances” shall have the meaning set forth in Section 16.2(f) hereof.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by Agent).

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Qualified Cash” shall mean, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Loan Parties held in deposit accounts or securities accounts in the United States which are (i) subject to the perfected first-priority Lien of Agent and (ii) either (x) maintained with Agent or (y) prior to the deadline under clause (y) of Section 8.3(b) for the transfer of the primary cash management accounts and services of Domestic Loan Parties to Agent, subject to a Control Agreement in favor of Agent satisfactory in form and substance to Agent in its Permitted Discretion.

“Qualified ECP Loan Party” shall mean each Loan Party or other Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Quarterly Financials” shall mean, as to any fiscal quarter of Loan Parties, the financial statements, related statements and reports, and related Compliance Certificates required to be delivered by Loan Parties with respect to such fiscal quarter to Agent under Section 9.9 hereof.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended, modified or supplemented from time to time.

“Real Property” shall mean all real property assets (whether or not owned in fee, leased or otherwise) of any Loan Party, together with all buildings, fixtures, improvements, leases, licenses, permits and approvals of any Loan Party with respect to any real estate asset, including all of the premises owned and leased by the Loan Parties listed on Schedule 4.4 hereto or hereafter owned or leased by any Loan Party.

“Receivables” shall mean and include, as to any Person, all of such Person’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Person’s contract rights, instruments (including those evidencing indebtedness owed to such Person by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Person arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Refinancing Indebtedness” shall mean any financing, renewal or extension of Indebtedness so long as:

(a)such refinancing, renewal or extension does not result in an increase in the principal amount of the Indebtedness so refinanced, renewed or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto;

(b)such refinancing, renewal or extension does not result in a shortening of the average weighted maturity (measured as of the date of the refinancing, renewal or extension) of the Indebtedness so refinanced, renewed or extended, and such refinancing, renewal or extension is not on terms or conditions that, taken as a whole, are less favorable to the interests of the Secured Parties than the terms and conditions of the Indebtedness being refinanced, renewed or extended;

(c)if the Indebtedness that is refinanced, renewed or extended was unsecured Indebtedness, then the refinancing, renewal, or extension shall remain unsecured,

(d)if the Indebtedness that is refinanced, renewed or extended was secured Indebtedness, the refinancing, renewal or extension may (but need not) remain secured by Liens on assets of the Companies identical in scope and nature to the Liens on assets of the Companies securing the Indebtedness that is refinanced, renewed or extended that were both (x) in existence and (y) constituted Permitted Encumbrances at the time of such refinancing, renewal or extension,

(d)if the Indebtedness that is refinanced, renewed or extended was subordinated Indebtedness, then the terms and conditions of the refinancing, renewal or extension shall include subordination terms and conditions that are at least as favorable to the Secured Parties as those that were applicable to the refinanced, renewed or extended Indebtedness; and

(e)the Indebtedness that is refinanced, renewed or extended is not recourse to any Person that is liable on account of the Obligations, other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed or extended.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.14(b) hereof.

“Related Equity Interest Rights” shall have the meaning set forth in the definition of “Equity Interests”.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Replacement Notice” shall have the meaning set forth in Section 3.11 hereof.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned,

or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable ERISA Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.

“Required Lenders” shall mean Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding more than sixty-six and 66/00 percent (66.66%) of the aggregate of (x) the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender) (or, if the Revolving Commitments hereunder have been terminated, the aggregate amount of the outstanding principal balance of all Revolving Advances (other than Revolving Advances held by any Defaulting Lender), the aggregate amount of the outstanding Participation Commitments of all Revolving Lenders (excluding any Defaulting Lender) with respect to all outstanding Swing Loans, and the aggregate amount of the Participation Commitments of all Revolving Lenders (excluding any Defaulting Lender) with respect to the Maximum Undrawn Amount of all outstanding Letters of Credit), and (y) the outstanding principal amount of the Term Loan; provided, however, if there are fewer than three (3) Lenders (excluding any Defaulting Lender), Required Lenders shall mean all Lenders (excluding any Defaulting Lender) and if there are at least two Lenders (excluding any Defaulting Lender), Required Lenders must include at least two (2) Lenders (provided that, for purposes of this proviso, all Lenders that are Affiliates of each other shall be counted together as one Lender).

“Reserve Percentage” shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Reserves” shall mean reserves against the Maximum Revolving Advance Amount or the Formula Amount as Agent may reasonably deem proper and necessary from time to time in its Permitted Discretion.

“Restricted Payment” shall mean (a) the declaration or payment of any dividend or the making of any other payment or distribution, directly or indirectly, on account of Equity Interests issued by any Company (including any payment in connection with any merger or consolidation involving any Company) or to the direct or indirect holders of Equity Interests issued by any Company in their capacity as such holders (other than dividends or distributions payable in Qualified Equity Interests issued by Holdings), (b) the purchase, redemption or making of any sinking fund or similar payment, or otherwise acquisition or retirement for value (including in connection with any merger or consolidation involving any Loan Party) of any Equity Interests issued by any Company, or (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of any Company now or hereafter outstanding.  For the avoidance of doubt, payments and repayments of the Permitted KeyMile Seller Working Capital Indebtedness in accordance with the terms and conditions of the

KeyMile Seller Working Capital Facility Agreement as provided for in the exhibits to the KeyMile Purchase Agreement shall not constitute Restricted Payments.

“Revolving Advances” shall mean all Advances other than Letters of Credit, the Term Loan and the Swing Loans, and shall include all Advances made pursuant to Section 2.1 and 2.2 hereof and all Out-of-Formula Loans and Protective Advances, whether funded by Agent or the Revolving Lenders.

“Revolving Commitment” shall mean the obligation of each Revolving Lender to make Revolving Advances and participate in Swing Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount of such Revolving Lender.

“Revolving Commitment Amount” shall mean, as to any Revolving Lender, the revolving loan commitment amount set forth opposite such Revolving Lender’s name on Schedule 1.1 hereto (or, in the case of (x) any Revolving Lender that became party to this Agreement after the Closing Date as a result of any assignment of any Revolving Commitment to such Revolving Lender pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment Amount of such Revolving Lender as set forth in the applicable Commitment Transfer Supplement, or (y) in the case of any Revolving Lender that become party to this Agreement after the Closing Date as a New Lender pursuant to Section 2.24 hereof, the Revolving Commitment Amount of such Revolving Lender as set forth on Schedule 1.1 hereto as amended and restated at such time in accordance with Section 2.24] hereof); as such Revolving Commitment Amount may be increased or decreased from time to time upon any assignment of any Revolving Commitment by or to such Revolving Lender pursuant to Section 16.3(c) or (d) hereof or any increase of the Revolving Commitment of such Revolving Lenders as an Increasing Lender under and pursuant to Section 2.24 hereof.

“Revolving Commitment Percentage” shall mean, as to any Revolving Lender prior to the termination of the Revolving Commitment of such Revolving Lender and/or the Revolving Commitments of all Revolving Lenders in accordance with the terms hereof, the percentage equal to (a) the Revolving Commitment Amount of such Revolving Lender divided by (b) the Maximum Revolving Advance Amount as in effect at the applicable time of determination.

“Revolving Lender” shall mean each Lender that holds any Revolving Commitment and/or any interest in any Revolving Advances; provided that, each Person that is a Revolving Lender under this Agreement must also be an Ex-Im Lender under the Ex-Im Subfacility Credit Agreement holding an Ex-Im Revolving Credit Commitment with an Ex-Im Revolving Credit Percentage corresponding to its Revolving Credit Percentage hereunder.

“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean (a) with respect to (x) Revolving Advances that are Domestic Rate Loans and (y) all Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate, and (b) with respect to Revolving Advances that are accruing interest as a LIBOR Rate Loans for any particular Interest Period, an interest rate per annum equal to the sum of the Applicable Margin plus the LIBOR Rate for such LIBOR Rate Loan for such Interest Period.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secondary Collateral” shall mean all Collateral other than the Export-Related Collateral.

“Secured Loan Parties” shall mean, collectively, all Domestic Loan Parties and all Foreign Secured Loan Parties.

“Secured Parties” shall mean, collectively, Agent, Issuer, Swing Loan Lender and Lenders, together with any Affiliates of Agent or any Lender to whom any Hedge Liabilities or Cash Management Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement” shall have the meaning set forth in Section 2.6(d) hereof.

“Settlement Date” shall have the meaning set forth in Section 2.6(d) hereof.

“Special Projects Costs” means, as to any Person, costs associated with or in anticipation of, or preparation for:  (a) compliance with the requirements of (i) with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, and the rules of national securities exchanges, as applicable to companies with listed equity or debt securities, listing fees, independent directors’ compensation, fees and expense reimbursement, costs relating to investor relations (including any such costs in the form of investor relations employee compensation), shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, legal and other professional fees and/or other costs or expenses, in each case, to the extent arising solely as a result of becoming or being a public company; and (ii) ASC Topic 840 or 842; (b) any costs associated with making the Keymile and its Subsidiaries compliant with GAAP; (c) moving the headquarters of DZSI; (d) relocating any testing laboratories of the Loan Parties; and (d) the costs, fees and expenses for the services of any consultants, advisors and other professionals in connection with the foregoing.

“Specified Equity Contribution” shall mean any cash contribution to DZSI in accordance with Section 6.5(d) in exchange for Equity Interests (other than Disqualified Equity Interests).

“Specified Event of Default” shall mean (i) any Event of Default under Section 10.1 hereof, (ii) any Event of Default under Section 10.3 hereof, (iii) any Event of Default under Section 10.7 hereof, (iv) any Event of Default under Section 10.5 hereof resulting from any breach or violation of or failure to comply with any provision of Sections 6.5, 6.17, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.10 (but, in the case of Sections 7.3, 7.4, 7.5, and 7.8, only to the extent such breach or violation or failure to comply relates to any guaranty of any Indebtedness, obligation or liability of any Company by another Company, Investment in any Company by another Company, or Loan by any Company to any other Company that is not expressly permitted to be made hereunder), 9.2, 9.7, 9.8, 9.9,and (v) any Event of Default under clause (a) of Section 10.11 as a result of any Ex-Im Specified Event of Default.

“Subsidiary” shall mean of any Person a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean with respect to the Equity Interests issued to a Loan Party by any Subsidiary, 100% of such issued and outstanding Equity Interests; provided that, if (but only to the extent that) a pledge of all and/or any of the particular Equity Interests of the Foreign Subsidiary of a Loan Party shall be prohibited by Applicable Law (as demonstrated by Loan Parties to the reasonable satisfaction of Agent in its Permitted Discretion), the Equity Interests of such Foreign Subsidiary subject to such prohibition shall not constitute Subsidiary Stock.  Notwithstanding the foregoing, the parties hereto acknowledge that, due to restrictions under German law regarding creating pledges under German law on the Equity Interests of non-German entities, none of the Equity Interests held by any German Loan Party in any of its Subsidiaries not organized under the laws of Germany shall constitute Subsidiary Stock.

“Surplus Foreign Cash” shall mean, as of any date of determination, the aggregate amount (as demonstrated by Loan Parties to the reasonable satisfaction of Agent in its Permitted Discretion) of the cash and Cash Equivalents of each of the Foreign Subsidiaries of DZSI at such time in excess of (x) the reasonably foreseeable and anticipated cash operating needs of each such Foreign Subsidiary (taking into account reasonably foreseeable and anticipated future cash receipts and revenues of each such Foreign Subsidiary that would reasonably be expected to be available to satisfy such future cash operating needs) and (y) to the extent in excess of the foregoing clause (y), any cash and Cash Equivalents required to be maintained by each such Foreign Subsidiary under (x) any minimum capitalization requirements or other similar Applicable Laws of the jurisdiction of organization of such Foreign Subsidiary or (y) Applicable Laws of the jurisdiction of organization of such Foreign Subsidiary restricting the repatriation of cash or Cash Equivalents outside of such jurisdiction by such Foreign Subsidiary to any of the holders of its Equity Interests.

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge, or a Lender-Provided Foreign Currency Hedge.

“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.

“Swing Loan Note” shall mean the promissory note described in Section 2.4(a) hereof.

“Swing Loans” shall mean the Advances made pursuant to Section 2.4 hereof.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Term Loan” shall have the meaning given thereto in Section 2.3(a) hereof (and, if and to the extent the context may provide, may also mean any portion of such Term Loan and/or of the advance in respect of such Term Loan made by any Term Loan Lender)

“Term Loan Commitment” shall mean, as to any applicable Term Loan Lender, the obligation of such Term Loan Lender to fund a portion of the Term Loan in an aggregate principal amount equal to the Term Loan Commitment Amount of such Term Loan Lender.

“Term Loan Commitment Amount” shall mean, as to any Term Loan Lender, the Term Loan commitment amount set forth opposite such Term Loan Lender’s name on Schedule 1.1 hereto, and the “Total Term Loan Commitment Amount” shall mean the aggregate of all of the term loan commitment amounts of all Term Loan Lenders reflected on Schedule 1.1 hereto.

“Term Loan Commitment Percentage” shall mean, as to any Term Loan Lender, prior to the funding in full of the Term Loan on the Closing Date, the percentage equal to (a) the Term Loan Commitment Amount of such Term Loan Lender set forth on Schedule 1.1 hereto divided by (b) the Total Term Loan Commitment Amount.

“Term Loan Interest Rate” shall mean (a) with respect to any portion of the Term Loan that is accruing interest as a Domestic Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate, and (b) with respect to any portion of the Term Loan that are accruing interest as a LIBOR Rate Loans for any particular Interest Period, an interest rate equal to the sum of the Applicable Margin plus the greater of (i) the LIBOR Rate for such LIBOR Rate Loan for such Interest Period, and (ii) one percent (1.00%).

“Term Loan Lender” shall mean each Lender that (x) prior to the funding in full of the Term Loan on the Closing Date, each Lender holding a Term Loan Commitment, and (y) at all times thereafter, each Lender holding any interest in any portion of the Term Loan.

“Term Loan Note” shall mean, collectively and/or individually (as applicable), the promissory notes and/or any one of them described in Section 2.3(a) hereof.

“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Company or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a

Plan; (e) any event or condition (i) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (ii) that may result in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA of any Company or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Company or any member of the Controlled Group.

“Tier I Foreign Material Subsidiary” means, at any date of determination, any Foreign Subsidiary of DSZI (other than DNS Korea or KeyMile) that as of the last day of the most-recently completed fiscal quarter for which Quarterly Statements have been delivered to Agent as required under Section 9.8 hereof (each a “Reference Quarter”), either (x) has EBITDA for the four fiscal quarter measurement period ending with such Reference Quarter (when combined with the EBITDA for the four fiscal quarter measurement period ending with such Reference Quarter of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) of fifteen percent (15.00%) or more of the EBITDA for Loan Parties on a Consolidated Basis for such period, or (y) has Working Capital Assets (when combined with the Working Capital Assets of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) as of the last day of such Reference Quarter fifteen percent (15.00%) or more of the Working Capital Assets of Loan Parties on a Consolidated Basis.

“Tier II Foreign Material Subsidiary” means, at any date of determination, any Foreign Subsidiary of DSZI (other than DNS Korea or KeyMile) that as of the last day of the most-recently completed fiscal quarter for which Quarterly Statements have been delivered to Agent as required under Section 9.8 hereof (each a “Reference Quarter”), either (x) has EBITDA for the four fiscal quarter measurement period ending with such Reference Quarter (when combined with the EBITDA for the four fiscal quarter measurement period ending with such Reference Quarter of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) of five percent (5.00%) or more of the EBITDA for Loan Parties on a Consolidated Basis for such period, or (y) has Working Capital Assets (when combined with the Working Capital Assets of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) as of the last day of such Reference Quarter five percent (5.00%) or more of the Working Capital Assets of Loan Parties on a Consolidated Basis.

“Total Borrowing Availability” shall mean, at any time of determination, the lesser of (i) the Maximum Revolving Advance Amount as in effect at such time, less Reserves established hereunder as in effect at such time, less Ex-Im Reserves established under the Ex-In Subfacility Credit Agreement as in effect at such time, or (ii) the sum of (x) the Formula Amount (calculated without giving effect to or making any deduction therefrom with respect to Section 2.1(a)(y)(iii) hereof) as in effect at such time plus (y) the lesser of (I) the Ex-Im Formula Amount (calculated without giving effect to or making any deduction therefrom with respect to Section 2.1(a)(y)(iii) of the Ex-Im Subfacility Credit Agreement) as in effect at such time or (II) the Ex-Im Subfacility Maximum Amount as in effect at such time.

“Total Domestic Borrowing Availability” shall mean, at any time of determination, the lesser of (i) the Maximum Revolving Advance Amount as in effect at such time, less Reserves established hereunder as in effect at such time, less Ex-Im Reserves established under the Ex-In Subfacility Credit Agreement as in effect at such time, less the Ex-Im Subfacility Outstandings Amount at such time, or (ii) the Formula Amount (calculated without giving effect to or making any deduction therefrom with respect to Sections 2.1(a)(y)(iii) hereof) as in effect at such time.

“Toxic Substance” shall mean and include any material present on any Real Property (including the Leasehold Interests) which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transactions” shall mean the transactions to occur on or about the Closing Date under and/or as contemplated by this Agreement, the Other Document, the Ex-Im Subfacility Credit Agreement and the Ex-Im Subfacility Other Documents, the incurrence of the Term Loan and the other initial Advances hereunder and this initial Ex-Im Revolving Advances under the Ex-Im Subfacility Credit Agreement, and the repayment of the Existing Wells Fargo Debt referenced in Section 8.1(o) and other repayments of Indebtedness contemplated by Section 2.21(a) hereof.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the sum of (x) the Formula Amount (calculated without giving effect to or making any deduction therefrom with respect to Sections 2.1(a)(y)(iii) hereof) as of such date plus (y) the lesser of (I) the Ex-Im Subfacility Formula Amount (calculated without giving effect to or making any deduction therefrom with respect to Section 2.1(a)(y)(iii) of the Ex-Im Subfacility Credit Agreement) as of such date or (II) the Ex-Im Subfacility Maximum Amount as in effect on such date or (ii) the amount equal to the Maximum Revolving Advance Amount as in effect on such date less Reserves established hereunder as in effect on such date less Ex-Im Reserves established under the Ex-Im Subfacility Credit Agreement as in effect on such date, minus (b) the sum of (i) the aggregate amount as of such date of the outstanding principal balance of all Revolving Advances (including any Out-of-Formula Loans and Protective Advances, whether funded by Agent or the Revolving Lenders) and all Swing Loans and the Maximum Undrawn Amount of all outstanding Letters of Credit plus (ii) the Ex-Im Subfacility Outstandings Amount as of such date plus (iii) all amounts due and owing to any Company’s trade creditors as of such date which are outstanding beyond normal trade terms and in any event more than seventy-five (75) days past their due date (unless Properly Contested), plus (iv) for any calculation of Undrawn Availability on the Closing Date, and without duplication of clause (b)(i) and (ii) above, fees and expenses in connection with the Transactions (including any such fees and expenses under this Agreement and the Other Documents, and the Ex-Im Subfacility Credit Agreement and the other Ex-Im Agreements and Ex-Im Subfacility Other Documents) for which Loan Parties are liable but which have not been paid or charged to Borrowers’ Account (or, if applicable and permitted under the Ex-Im Subfacility Credit Agreement, to the “Borrowers’ Account” under the Ex-Im Subfacility Credit Agreement).

“Unfunded Capital Expenditures” shall mean, as to any Company, without duplication, a Capital Expenditure funded (a) from such Loan Party’s internally generated cash flow or (b) with the proceeds of a Revolving Advance or Swing Loan.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, amended, modified, renewed, extended or replaced.

“Usage Amount” shall have the meaning set forth in Section 3.3(b) hereof.

“Valuation Date” shall mean, with respect to any Foreign Currency Letter of Credit or any Ex-Im Foreign Currency Letter of Credit, each of the following: (i) each date of issuance of such Foreign Currency Letter of Credit or Ex-Im Foreign Currency Letter of Credit, (ii) each date of an amendment of Foreign Currency Letter of Credit or Ex-Im Foreign Currency Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the applicable Issuer under such Foreign Currency Letter of Credit or Ex-Im Foreign Currency Letter of Credit, (iv) the date any Borrowing Base Certificate is delivered, and (v) such additional dates as the Agent or the Issuer shall determine in its Permitted Discretion or the Required Lenders shall require in their Permitted Discretion.

“Wells Fargo Payoff Letter” shall have the meaning set forth in Section 8.1(o)(i).

"Working Capital Assets" shall mean, collectively as to any Person, the Receivables, Inventory, and unrestricted cash and unrestricted Cash Equivalents of such Person; provided that, for any calculation/determination as to whether any Foreign Subsidiary organized under the laws of the Republic of India is a Tier I Foreign Material Subsidiary or a Tier II Foreign Material Subsidiary, when determining the amount of the Working Capital Assets of such Indian Subsidiary (but not the amount of the Working Capital Assets of Loan Parties on a Consolidated Basis ), Working Capital Asset shall consist only of the unrestricted cash and unrestricted Cash Equivalents of such Indian Subsidiary.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.3Uniform Commercial Code Terms.  All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein.  Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code.  To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4Certain Matters of Construction.  The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  Any pronoun used shall be deemed to cover all genders.  Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.  Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof.  Except as otherwise expressly provided for herein, all references herein to the time of day shall mean the time in New York, New York.  Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis.  Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”.  A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Required Lenders.  Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders.  Wherever the phrase “to the best of Loan Parties’ knowledge” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

ARTICLE IIADVANCES, PAYMENTS.

2.1Revolving Advances.

(a)Amount of Revolving Advances.  Subject to the terms and conditions set forth in this Agreement including Sections 2.1(b), each Revolving Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Revolving Lender’s Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount as in effect at such time, less the outstanding amount of Swing Loans at such time, less the aggregate Maximum Undrawn Amount of all Letters of Credit outstanding at such time, less Reserves established hereunder as in effect at such time, less Ex-Im Reserves established under the Ex-Im Subfacility Credit Agreement as in effect at such  time less the outstanding Ex-Im Subfacility Outstandings Amount at such time, or (y) an amount equal to the Dollar Equivalent of sum of:

(i)up to 85% of Eligible Receivables (including Eligible Foreign Receivables), plus

(ii)[RESERVED], minus

(iii)the Dollar Equivalent of the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(iv)Reserves established hereunder, specifically including but not limited to any reserves to reflect the risks, as determined by Agent in its Permitted Discretion, of currency exchange rate fluctuations with respect to any of the Approved Foreign Currencies in which the Eligible Receivables are denominated and/or any of the Approved LC Foreign Currencies in which any Foreign Currency Letters of Credit are denominated (provided that, no Reserve for currency exchange rate Reserves shall be established with respect to Eligible Receivables denominated in any Approved Foreign Currencies and/or Foreign Currency Letters of Credit to the extent that Borrowers have entered into appropriate Foreign Currency Hedges to protect against such risks).

The amount derived from the sum of (x) Sections 2.1(a)(y)(i) and (ii) above minus (y) Sections 2.1(a)(y)(iii) and (iv) above at any time and from time to time shall be referred to as the “Formula Amount”.  The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1.  Notwithstanding the foregoing or otherwise in this Agreement, (A) the aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding plus the Dollar Equivalent of the Maximum Undrawn Amount of all Letters of Credit outstanding at such time shall not exceed the Total Domestic Borrowing Availability at such time, and (B) the aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding plus the Dollar Equivalent of the Maximum Undrawn Amount of all Letters of Credit outstanding at such time, plus the Ex-Im Subfacility Outstandings Amount at such time shall not the Total Borrowing Availability at such time.

For purposes of calculating the Dollar Equivalent of the aggregate Maximum Undrawn Amount of all outstanding Foreign Currency Letters of Credit, the Formula Amount, the Total Domestic Borrowing Availability, the Total Borrowing Availability, or Ex-Im Subfacility Outstandings Amount at any time/as of any date for any purpose under this Agreement (including, without limitation, Sections 2.4, 2.7, 2.9, or 2.11(a) hereof) or the Ex-Im Subfacility Credit Agreement, the Dollar Equivalent of each Foreign Currency Letter of Credit and each Ex-Im Foreign Currency

Letter of Credit at such time/as of such date shall be the Dollar Equivalent of each such Foreign Currency Letter of Credit and each such Ex-Im Foreign Currency Letter of Credit as of the most recent Valuation Date.

(b)Discretionary Rights.  The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion.  Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing Reserves may limit or restrict Advances requested by Borrowing Agent.  The rights of Agent under this subsection are subject to the provisions of Section 16.2(b) hereof.

2.2Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.

(a)Borrowing Agent on behalf of Borrowers may notify Agent prior to 2:00 p.m. on a Business Day of Borrowers’ request to incur, on that day, a Revolving Advance hereunder.  Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation under this Agreement, become due, the same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable.

(b)Notwithstanding the provisions of subsection (a) above, in the event Borrowers desires to obtain a LIBOR Rate Loan for any Advance (other than a Swing Loan), Borrowing Agent shall give Agent written notice by no later than 2:00 p.m. on the day which is three (3) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum amount of $500,000 and in integral multiples of $100,000 thereafter, and (iii) the duration of the first Interest Period therefor.  Interest Periods for LIBOR Rate Loans shall be for one, two or three months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day.  Any Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of the Required Lenders, no LIBOR Rate Loan shall be made available to any Borrower, and at Agent’s election, or the direction of the Required Lenders, and upon notice to Borrowing Agent, all LIBOR Rate Loans in effect during an Event of Default shall be converted to Domestic Rate Loans.  After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(e), there shall not be outstanding more than three (3) Eurodollar Rate Loans, in the aggregate, under this Agreement or more than two (2) Eurodollar Rate Loans, in the aggregate, under the Ex-Im Subfacility Credit Agreement.

(c)Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

(d)Borrowing Agent shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) hereof or by its notice of conversion given to Agent pursuant to Section 2.2(e) hereof, as the case may be.  Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 2:00 p.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan.  If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert such LIBOR Rate Loan to a Domestic Rate Loan as of the last day of the Interest Period applicable to such LIBOR Rate Loan subject to Section 2.2(e) below.

(e)Provided that no Default or Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan.  If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Agent written notice by no later than 2:00 p.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Loan) with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a LIBOR Rate Loan, the duration of the first Interest Period therefor.

(f)At its option and upon written notice given prior to 2:00 p.m. at least three (3) Business Days prior to the date of such prepayment, Borrowers may, subject to Section 2.2(g) and Section 2.20 hereof, prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment.  Borrowers shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment.  In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrowers shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) hereof.

(g)Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by Borrowers to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

(h)Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders (or such affected Lender) to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type.  If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts set forth in clause (g) above.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

(i)Anything to the contrary contained herein notwithstanding, neither any Agent nor any Lender, nor any of their participants, is required actually to acquire LIBOR deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate.  The provisions set forth herein shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing based on the LIBOR Rate by acquiring LIBOR deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.3Term Loan.  Subject to the terms and conditions of this Agreement, each Term Loan Lender, severally and not jointly, will make a term loan advance to Borrowers in the amount equal to such Lender’s Term Loan Commitment Percentage of the Total Term Loan Commitment Amount (all such advances, collectively, the “Term Loan”).  The Term Loan shall be advanced on the Closing Date and shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement:

Installment Due Date	Installment Amount
June 30, 2019	$625,000
September 30, 2019	$625,000
December 31, 2019	$625,000
March 31, 2020	$625,000
June 30, 2020	$625,000
September 30, 2020	$625,000
December 31, 2020	$625,000

Installment Due Date	Installment Amount
March 31, 2021	$625,000
June 30, 2021 and the last day of each calendar quarter ending thereafter	$937,500
The last day of the Term	All remaining unpaid principal and accrued interest thereon

The Term Loan shall be evidenced by one or more secured promissory notes (collectively, the “Term Loan Note”) in substantially the form attached hereto as Exhibit 2.3(a) to the extent requested by the applicable Lender. The Term Loan and any portion(s) thereof may consist of Domestic Rate Loans or LIBOR Rate Loans, or a combination thereof, as Borrowing Agent may request; and in the event that Borrowers desire to obtain or extend any portion of the Term Loan as a LIBOR Rate Loan or to convert any portion of the Term Loan from a Domestic Rate Loan to a LIBOR Rate Loan, Borrowing Agent shall comply with the notification requirements set forth in Sections 2.2(b) and/or (e) hereof and the provisions of Sections 2.2(b) through (i) hereof shall apply.

2.4Swing Loans.

(a)Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Revolving Lenders and Agent for administrative convenience, Agent, Revolving Lenders and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowers as provided for in this Section 2.4 at any time or from time to time after the Closing Date to, but not including, the last day of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit less Reserves established hereunder as in effect at such time less Ex-Im Reserves established under the Ex-Im Credit Agreement as in effect at such time less the Ex-Im Subfacility Outstandings Amount at such time, or (ii) the Formula Amount as in effect at such time.  All Swing Loans shall be Domestic Rate Loans only.  Borrowers may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates.  All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached hereto as Exhibit 2.4.  Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future.

(b)Upon either (x) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof or (y) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loan Advances if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments have been terminated for any reason.

(c)Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage.  Swing Loan Lender or Agent may, at any time, require the Revolving Lenders to fund such participations by means of a Settlement as provided for in Section 2.6(d) hereof.  From and after the date, if any, on which any Revolving Lender is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Revolving Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Revolving Lender shall be obligated in any event to make Revolving Advances in an amount outstanding at any time in excess of its Revolving Commitment Amount as in effect at such time minus its Participation Commitment (taking into account any reallocations under Section 2.22 hereof) of the Dollar Equivalent of the Maximum Undrawn Amount of all Letters of Credit outstanding at such time minus its Ex-Im Revolving Commitment Percentage of the Ex-Im Subfacility Outstandings Amount at such time.

2.5Disbursement of Advance Proceeds.  All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Loan Parties to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books.  The proceeds of each Revolving Advance or Swing Loan requested by Borrowing Agent on behalf of Borrowers or deemed to have been requested by Borrowers under Sections 2.2(a), 2.14, or 2.22 hereof shall, (i) with respect to requested Revolving Advances, to the extent Revolving Lenders make such Revolving Advances in accordance with Sections 2.2(a), 2.14, or 2.22 hereof, and with respect to Swing Loans made upon any request or deemed request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(b) hereof, be made available to the Borrowers on the day so requested by way of credit to Borrowers’ operating account at Agent, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds, or (ii) with respect to Revolving Advances deemed to have been requested by Borrowers or Swing Loans made upon any deemed request for a Revolving Advance by Borrowers, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.  During the Term, Borrowers may use the Revolving Advances and

Swing Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.

2.6Making and Settlement of Advances.

(a)Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of the respective Revolving Lenders (subject to any contrary terms of Section 2.22 hereof).  The Term Loan shall be advanced on the Closing Date according to the applicable Term Loan Commitment Percentages of the respective Term Loan Lenders.  Each borrowing of Swing Loans shall be advanced by the Swing Loan Lender alone.

(b)Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) hereof and, with respect to Revolving Advances, to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a) hereof, Agent shall notify the Revolving Lenders of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Revolving Lenders of the requested Revolving Advance as determined by Agent in accordance with the terms hereof.  Each Revolving Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Revolving Lenders have made funds available to it for such purpose and subject to Section 8.2 hereof, fund such Revolving Advance to Borrowers in U.S. Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Revolving Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Revolving Lender on such borrowing date, and such Revolving Lender shall be subject to the repayment obligation in Section 2.6(c) hereof.

(c)Unless Agent shall have been notified by telephone, confirmed in writing, by any Revolving Lender that such Revolving Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, Agent may (but shall not be obligated to) assume that such Revolving Lender has made such amount available to Agent on such date in accordance with Section 2.6(b) hereof and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Revolving Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, then the applicable Revolving Lender and Borrowers severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Revolving Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrowers, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans or the Term Loan Interest Rate for the portion of the Term Loan consisting of Domestic Rate Loans, as applicable.  If such Revolving Lender pays its share of the applicable Revolving Advance to Agent, then the amount so paid shall constitute such Revolving Lender’s Revolving Advance.  Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Revolving Lender that shall have failed to make such payment to Agent.  A certificate of Agent submitted to any Revolving Lender or Borrowers with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.

(d)Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Revolving Lenders on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Revolving Lenders of such requested Settlement by facsimile, telephonic or electronic transmission no later than 2:00 p.m. on the date of such requested Settlement (the “Settlement Date”).  Subject to any contrary provisions of Section 2.22 hereof, each Revolving Lender shall transfer the amount of such Revolving Lender’s Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by Agent by 2:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day.  Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time.  All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Revolving Lenders accruing interest as Domestic Rate Loans.  If any such amount is not transferred to Agent by any Revolving Lender on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon as specified in Section 2.6(c) hereof.

(e)If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

2.7Maximum Advances.  Notwithstanding anything to the contrary set forth in Section 2.1(a) hereof or otherwise in this Agreement, (A) the aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding plus the Dollar Equivalent of the Maximum Undrawn Amount of all Letters of Credit outstanding at such time shall not exceed the Total Domestic Borrowing Availability at such time, and (B) the aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding plus the Dollar Equivalent of Maximum Undrawn Amount of all Letters of Credit outstanding at such time, plus the Ex-Im Subfacility Outstandings Amount at such time shall not exceed the Total Borrowing Availability at such time.  Notwithstanding anything to the contrary in any of the foregoing or otherwise herein or in the Ex-Im Subfacility Credit Agreement, at no time may (I) the Dollar Equivalent of the sum of (x) the aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding plus the Dollar Equivalent of the Maximum Undrawn Amount of all Letters of Credit outstanding at such time, plus (y) the Ex-Im Subfacility Outstandings Amount at such time exceed (II) the Maximum Revolving Advance Amount as in effect at such time, less Reserves established hereunder as in effect at such time, less Ex-Im Reserves established under the Ex-In Subfacility Credit Agreement as in effect at such time, and no Advance shall be made hereunder (including the issuance of any Letter of Credit) at any time if, after giving effect to the making (or issuance) thereof, the foregoing provisions of this sentence would be violated.

2.8Manner and Repayment of Advances.

(a)The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.  The Term Loan shall be due and payable as provided in Section 2.3(a) hereof and shall be due and payable in full on the last day of the Term, subject to mandatory prepayments as herein provided.  Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement.  Subject to the provisions of Sections 4.8(h) and 11.5 hereof, each payment (including each prepayment) by on behalf of any Loan Party on account of the principal of and/or interest on the Advances (other than the Term Loan and the Letters of Credit) shall be applied, first to the outstanding Swing Loans, and next, to the Revolving Advances pro rata according to the applicable Revolving Commitment Percentages of the Revolving Lenders (subject to any contrary provisions of Section 2.22 hereof).  Subject to the provisions of Sections 2.20 and 11.5 hereof, each payment (including each prepayment) by or on behalf of any Loan Party on account of the principal of and/or interest on the Term Loan shall be applied to the Term Loan pro rata according to the ratable interests of the Lenders therein, and, with respect to any such prepayment of principal, in the inverse order of maturities of the scheduled principal amortization with respect to the Term Loan.

(b)Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received by Agent.  Agent shall conditionally credit Borrowers’ Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”).  Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to Agent unpaid.  Subject to the foregoing,

Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Agent shall be deemed applied by Agent on account of the Obligations on its respective Application Date.  Borrowers further agree that there is a monthly float charge payable to Agent for Agent’s sole benefit, in an amount equal to (y) the face amount of all items of payment received during the prior month (including items of payment received by Agent as a wire transfer or electronic depository check) multiplied by (z) the Revolving Interest Rate with respect to Domestic Rate Loans for one (1) Business Day.  All proceeds received by Agent shall be applied to the Obligations in accordance with Section 4.8(h) hereof.

(c)All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 2:00 p.m. on the due date therefor in Dollars in federal funds or other funds immediately available to Agent.  Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d)Except as expressly provided herein, all payments (including prepayments) to be made by Borrowers on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim and shall be made to Agent on behalf of Lenders to the Payment Office, in each case on or prior to 2:00 p.m., in Dollars and in immediately available funds.

2.9Repayment of Excess Advances.  If at any time the aggregate balance of outstanding Revolving Advances, Swing Loans, Term Loan, and/or Advances taken as a whole exceeds the maximum amount of such type of Advances and/or Advances taken as a whole (as applicable) permitted hereunder (specifically including without limitation, if at any time (A) the aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding plus the Dollar Equivalent of the Maximum Undrawn Amount of all Letters of Credit outstanding at such time exceeds the Total Domestic Borrowing Availability at such time, or (B) the aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding plus the Dollar Equivalent of the Maximum Undrawn Amount of all Letters of Credit outstanding at such time, plus the Ex-Im Subfacility Outstandings Amount at such time exceeds the Total Borrowing Availability at such time), such excess Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or an Event of Default has occurred.

2.10Statement of Account.  Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender.  Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent, Lenders and Borrowers and the other Loan Parties during such month.  The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent.

The records of Agent with respect to Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.11Letters of Credit.

(a)Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of standby and/or trade letters of credit denominated in Dollars or an Approved LC Currency (“Letters of Credit”, and any Letter of Credit denominated in any currency other than Dollars is a “Foreign Currency Letter of Credit”) for the account of any Borrower except to the extent that the issuance thereof would then cause any of (A) the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Swing Loans, plus (iii) the Dollar Equivalent of the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iv) the Dollar Equivalent of the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed Total Domestic Borrowing Availability, or (B) the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Swing Loans, plus (iii) the Dollar Equivalent of the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iv) the Ex-Im Subfacility Outstandings Amount plus (v) the Dollar Equivalent of the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed Total Borrowing Availability.  The Dollar Equivalent of the Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit.  All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans.  Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).

(b)Notwithstanding any provision of this Agreement, Issuer shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain Issuer from issuing any Letter of Credit, or any Law applicable to Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Issuer shall prohibit, or request that Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date, and which Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of Issuer applicable to letters of credit generally.

2.12Issuance of Letters of Credit.

(a)Borrowing Agent, on behalf of any Borrower, may request any Issuer to issue or cause the issuance of a Letter of Credit by delivering to Issuer, with a copy to Agent at the Payment Office, prior to 2:00 p.m., at least five (5) Business Days prior to the proposed date of issuance, such Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent and Issuer; and, such other certificates, documents and other papers and information as Agent or Issuer may reasonably request.  Issuer shall not issue any requested

Letter of Credit if such Issuer has received notice from Agent or any Lender that one or more of the applicable conditions set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments have been terminated for any reason.

(b)Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein, and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term (provided that, any Issuer may, in its sole discretion, agree from time to time to issue any one and/or more Letters of Credit with a term longer than  twelve (12) months but not extending beyond the last day of the Term, and further provided that, any Issuer may, in its sole discretion, agree from time to time to issue any one and/or more Letters of Credit with customary “evergreen” provisions providing that the applicable Letter of Credit will automatically renew at the end of the initial term thereof (and at the end of any subsequent renewal term) for a stated renewal term unless such Issuer shall deliver a notice of non-renewal to the beneficiary thereof by a stated deadline prior to the expiration of any such initial and/or renewal term (but in any such case, no Issuer shall allow any such Letter of Credit to be extended for a renewal term that would expire after the last day of the Term as in effect at the time of any applicable deadline under any such “evergreen” Letter of Credit for such Issue to give such a notice of non-renewal).  Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuer, and each trade Letter of Credit shall be subject to the UCP.  In addition, no trade Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.

(c)Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

2.13Requirements For Issuance of Letters of Credit.

(a)Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit.  If Agent is not Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct Issuer to deliver to Agent all agreements, documents, instruments and property received by Issuer pursuant to such Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with such Letter of Credit, and the application therefor.

(b)In connection with all trade Letters of Credit issued or caused to be issued by Issuer under this Agreement, each Loan Party hereby appoints Issuer, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred: (i) to sign and/or endorse such Loan Party’s name upon any warehouse or other receipts, and acceptances; (ii) to sign such Loan Party’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Loan Party or Issuer or Issuer’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Loan Party for such purpose; and (iv) to complete in such Loan Party’s name or Issuer’s, or in the name of Issuer’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof.  Neither Agent, Issuer nor their attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s, Issuer’s or their respective attorney’s willful misconduct.  This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.14Disbursements, Reimbursement.

(a)Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Dollar Equivalent of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.

(b)In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuer will promptly notify Agent and Borrowing Agent.  Regardless of whether Borrowing Agent shall have received such notice, Borrowers shall reimburse (such obligation to reimburse Issuer shall sometimes be referred to as a “Reimbursement Obligation”) Issuer prior to 2:00 p.m. on each date that an amount is paid by Issuer under any Letter of Credit (each such date, a “Drawing Date”) in an amount in Dollars equal to the Dollar Equivalent of the amount so paid by Issuer (the “Dollar Equivalent Drawing Amount”).  In the event Borrowers fail to reimburse Issuer for the full Dollar Equivalent Drawing Amount of any drawing under any Letter of Credit by 2:00 p.m. on the Drawing Date, Issuer will promptly notify Agent and each Revolving Lender thereof, and Borrowers shall be automatically deemed to have requested that a Revolving Advance in Dollars in the amount of the applicable Dollar Equivalent Drawing Amount maintained as a Domestic Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Revolving Lenders shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 8.2 hereof are then satisfied or the Revolving Commitments have been terminated for any reason) as provided for in Section 2.14(c) hereof.  Any notice given by Issuer pursuant to this Section 2.14(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)Each Revolving Lender shall upon any notice pursuant to Section 2.14(b) hereof make available to Issuer through Agent at the Payment Office an amount in immediately available funds equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.22 hereof) of the Dollar Equivalent Drawing Amount, whereupon the participating Lenders shall (subject to Section 2.14(d) hereof) each be deemed to have made a Revolving Advance in Dollars maintained as a Domestic Rate Loan to Borrowers in that amount.  If any Revolving Lender so notified fails to make available to Agent, for the benefit of Issuer, the amount of such Lender’s Revolving Commitment Percentage of such Dollar Equivalent Drawing Amount by 5:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving

Advances maintained as a Domestic Rate Loan on and after the fourth day following the Drawing Date.  Agent and Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Agent or Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Revolving Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.14(c), provided that such Lender shall not be obligated to pay interest as provided in this Section 2.14(c) until and commencing from the date of receipt of notice from Agent or Issuer of a drawing.

(d)With respect to any unreimbursed drawing that is not converted into a Revolving Advance in Dollars in the amount of the applicable Dollar Equivalent Drawing Amount maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.14(b) hereof, because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 hereof (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in Dollars in the amount of the applicable Dollar Equivalent Drawing Amount.  Such Letter of Credit Borrowing shall be due and payable in Dollars on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance in Dollars in the amount of the applicable Dollar Equivalent Drawing Amount maintained as a Domestic Rate Loan and, until paid shall be part of the Obligations secured by the Collateral.  Each applicable Lender’s payment to Agent pursuant to Section 2.14(c) hereof shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.14.

(e)Each applicable Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.15Repayment of Participation Advances.

(a)Upon (and only upon) receipt by Agent for the account of Issuer of immediately available funds in Dollars from Borrowers (i) in reimbursement of any payment made by Issuer or Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Issuer or Agent under such a Letter of Credit, Agent will pay to each Revolving Lender, in the same funds as those received by Agent, the amount of such Lender’s Revolving Commitment Percentage of such funds, except Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Revolving Lender that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Revolving Lenders have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.22 hereof, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b)If Issuer or Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by Borrowers or any other Loan Party to Issuer or Agent pursuant to Section 2.15(a) hereof in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Agent, forthwith return to Issuer or Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Issuer or Agent plus interest at the Federal Funds Effective Rate.

2.16Documentation.  Each Loan Party agrees to be bound by the terms of the Letter of Credit Application and by Issuer’s interpretations of any Letter of Credit issued on behalf of any Borrower and by Issuer’s written regulations and customary practices relating to letters of credit, though Issuer’s interpretations may be different from such Loan Parties’ own.  In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent’s or any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.17Determination to Honor Drawing Request.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.18Nature of Participation and Reimbursement Obligations.  The obligation of each Revolving Lender in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:

(i)any set-off, counterclaim, recoupment, defense or other right which such Lender or any Loan Party, as the case may be, may have against Issuer, Agent, any Loan Party or Lender, as the case may be, or any other Person for any reason whatsoever;

(ii)the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.14 hereof;

(iii)any lack of validity or enforceability of any Letter of Credit;

(iv)any claim of breach of warranty that might be made by any Loan Party, Agent, Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Loan Party, Agent, Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuer, Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or any Subsidiaries of such Loan Party and the beneficiary for which any Letter of Credit was procured);

(v)the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer’s Affiliates has been notified thereof;

(vi)payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(vii)the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)any failure by Issuer or any of Issuer’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless Agent and Issuer have each received written notice from Borrowing Agent of such failure within three (3) Business Days after Issuer shall have provided Agent and Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)the occurrence of any Material Adverse Effect;

(x)any breach of this Agreement or any Other Document by any party thereto;

(xi)the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii)the fact that a Default or an Event of Default shall have occurred and be continuing;

(xiii)the fact that the Term shall have expired or this Agreement or the Commitments have been terminated;

(xiv)with respect to any Foreign Currency Letter of Credit, any fluctuation in the Exchange Rates between Dollars and the Approved LC Foreign Currency in which such Foreign Currency Letter of Credit over time and from time to time is denominated; and

(xv)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.19Liability for Acts and Omissions.

(a)As between Loan Parties and Issuer, Swing Loan Lender, Agent and Lenders, each Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, Issuer shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer’s rights or powers hereunder.  Nothing in the preceding sentence shall relieve Issuer from liability for Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  In no event shall Issuer or Issuer’s Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(b)Without limiting the generality of the foregoing, Issuer and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(c)In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuer under any resulting liability to any Loan Party, Agent or any Lender.

2.20Prepayments

(a)Voluntary Prepayments.

(i)Voluntary Prepayments of the Revolving Advances.  Borrowers may voluntarily prepay the Swing Loans and Revolving Advances outstanding hereunder at any time in whole or in part, without any penalty or premium.  Any and all voluntary prepayments of the Swing Loans and Revolving Advances under this Section 2.20(a)(i) shall be applied: first, to the repayment in full of the outstanding principal amount of any Out-of-Formula Loans and any Protective Advances made by Agent, second, to the repayment in full of the outstanding amount of any Swing Loans, third, ratably, to the repayment in full of the outstanding principal amount of all other Revolving Advances (shared among the Revolving Lenders on a pro rata basis in accordance with their respective Revolving Commitment Percentages), and fourth, if any Event of Default shall have occurred and be continuing, the cash collateralization in full of all outstanding Letters of Credit in accordance with the requirement of Section 3.2(b) hereof, all subject to Borrowers’ ability to reborrow Revolving Advances and request Letters of Credit in accordance with the terms hereof.

(ii)Voluntary Prepayments of the Term Loan. At its option and upon written notice given to Agent prior to 2:00 p.m. at least three (3) Business Days’ prior to the date of such prepayment, the Borrowers may voluntarily prepay the Term Loan in whole at any time or in part; provided that any such prepayment of Term Loan shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment.  Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s applicable pro rata share of such prepayment.  Notwithstanding the foregoing or anything else in this Agreement, the Borrowers may revoke, rescind or extend a notice relative to proposed prepayment in full of the Obligations with the proceeds of third party Indebtedness or other transactions if the closing for such issuance or incurrence of Indebtedness or other transactions does not happen on the date of the proposed prepayment.  Subject to the foregoing, if such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein together with all accrued and unpaid interest thereon, and any voluntary prepayment of the Term Loan shall be accompanied by all accrued interest on the amount prepaid, together with any applicable fee(s) or other amounts payable under the Fee Letter in connection with or with respect to such voluntary prepayment.  In the event that any prepayment of a LIBOR Rate Loan shall occur in connection with any such voluntary prepayment of the Term Loan on a date other than the last Business Day of the then current Interest Period, the Borrowers shall indemnify Agent and the Lenders therefor in accordance with Section 2.2(g) hereof.  Each voluntary prepayment of the Term Loan shall be applied to the remaining scheduled payments in respect of the Term Loan as provided for under Section 2.3 hereof (including the final scheduled payment due and payable on the last day of the Term) in the inverse order of the maturity thereof, and shall be shared among the Term Loan Lenders on a pro rata basis in accordance with their respective Term Loan Commitment Percentages.

(b)Mandatory Prepayments.

(i)When any Domestic Loan Party or Foreign Secured Loan Party makes any Disposition of any Collateral (other than (A) Export-Related Collateral or (B) any Disposition permitted by Sections 7.1, excluding Dispositions of other than Export-Related Collateral permitted by clause (a) of the definition of Permitted Dispositions, which shall be subject to the provisions of this Section 2.20(b)(i)) or any Casualty Proceeds Event occurs with respect to the Collateral (other than Export-Related Collateral) of any Domestic Loan Party or Foreign Secured Loan Party, Borrowers shall repay the Advances in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Disposition or Casualty Proceeds Event, such repayments to be made promptly but in no event more than five (5) Business Days following receipt of such Net Cash Proceeds, and until the date of payment, such proceeds shall be held in trust for Agent; provided however that, no such mandatory prepayment shall be required under this Section 2.20(b)(i) with respect to (x) any such Disposition or Casualty Proceeds Event with respect to the Collateral (other than Export-Related Collateral) of any Domestic Loan Party to the extent that the aggregate amount of all Net Cash Proceeds of all Dispositions and Casualty Proceeds Events with respect to all Collateral (other than Export-Related Collateral) of Domestic Loan Parties in any fiscal year shall not exceed $250,000, and (y) any such Disposition or Casualty Proceeds Event with respect to the Collateral of any Foreign Secured Loan Party to the extent that the aggregate amount of all Net Cash Proceeds of all Dispositions and Casualty Proceeds Events with respect to all Collateral of Foreign Secured Loan Parties in any fiscal year shall not exceed $1,000,000, and further provided, however, with respect to Net Disposition Proceeds which would otherwise give rise to a prepayment under this Section 2.20(b)(i) (taking into account the preceding proviso), so long as no Event of Default shall have occurred and be continuing and the Borrowing Agent shall have notified Agent within five (5) Business Days following receipt of such Net Cash Proceeds of the applicable Domestic Loan Party’s or Foreign Secured Loan Party’s election to reinvest all or any portion of such Net Cash Proceeds (the “Reinvestment Proceeds”) in fixed or capital assets or other assets useful to the business of such Loan Party that will be Collateral for the Obligations, the Borrowers shall not be required to make such prepayment out of the Reinvestment Proceeds so long as within one hundred eighty (180) days after the initial receipt of such Reinvestment Proceeds, such reinvestment shall have been consummated (and, for the avoidance of doubt, to the extent such reinvestment is not so consummated, Borrowers shall make a mandatory prepayment of the Obligations under this Section 2.20(b)(i) in the amount of such Reinvestment Proceeds that is not so reinvested on the one hundred eighty-first (181st) day after the initial receipt of such Reinvestment Proceeds).  The foregoing shall not be deemed to be implied consent to any Disposition or other transaction prohibited by the terms and conditions of this Agreement or any Other Document.

(ii)Commencing with the year ending December 31, 2019 and for each fiscal year ending thereafter, Borrowers shall prepay the outstanding amount of the Advances in an amount equal to the Excess Cash Flow Percentage of Excess Cash Flow for such fiscal year, payable within fifteen (15) days after delivery to Agent of the Annual Audited Financials for such fiscal year, but in any event not later than fifteen (15) days after the date such Annual Audited Financials are required to be delivered under Section 9.7 hereof.  In the event that the Annual Audited Financials for any fiscal year are not so delivered by the date required to be delivered under Section 9.7 hereof, then a calculation based upon estimated amounts and the Quarterly Financials delivered for such year (to the extent delivered) shall be made by Agent upon which calculation and notice thereto Borrowers shall make the prepayment required by this Section 2.20(b)(ii), subject to adjustment when such required to be delivered under Section 9.7 hereof are delivered to Agent as required hereby.  The calculation made by Agent shall not be deemed a waiver of any rights Agent or any Lender may have as a result of the failure by Borrowers to deliver such financial statements.

(iii)In the event of any issuance or other incurrence of Indebtedness (other than Permitted Indebtedness) by any Company, Borrowers shall, no later than three (3) Business Days after the receipt by the applicable Company of the Net Cash Proceeds thereof, repay the Advances in an amount equal to one hundred percent (100%) of such Net Cash Proceeds; provided that, notwithstanding anything to the contrary provided for in the foregoing or otherwise in this Agreement, with respect to any Contemplated Rights Offering, none of the Net Cash Proceeds of such Contemplated Rights Offering shall be subject to this Section 2.20(b)(iii).

(iv)In the event of any receipt by ZTI of either (x) any proceeds under the policy of Warranty and Indemnity Liability Insurance issued to ZTI by Pembroke Syndicate in connection with the KeyMile Acquisition as contemplated by Exhibit 9.1.3 of the KeyMile Purchase Agreement, (y) any payment under or in connection with the KeyMile Purchase Agreement and/or the KeyMile Acquisition in respect of a purchase price adjustment, working capital adjustment, release from escrow, or similar payment, or (z) any indemnification payment under or in connection with the KeyMile Purchase Agreement and/or the KeyMile Acquisition (excluding any indemnification payment that is paid (either directly by the indemnifying party for the benefit of any Company or within three (3) Business Days after receipt by ZTI for the benefit of any Company to any third-party claimant in respect of which such indemnification payment is being made), Borrowers shall, no later than five (5) Business Days after the receipt by ZTI thereof, repay the Advances in an amount equal to one hundred percent (100%) of such proceeds/payment.

(v)In the event of any issuance or other sale of Equity Interests of, or receipt of cash proceeds of an equity contribution to, any Company (other than (1) issuances to and cash contributions from (x) another Company in accordance with the provisions of this Agreement and (y) employees, officers or directors of any Loan Party or Subsidiary thereof pursuant to an equity incentive plan approved by the board of directors of such Loan Party or Subsidiary thereof and (2) issuance or other sale of Equity Interests by DZSI the Net Cash Proceeds of which are to be used for a Permitted Acquisition or Permitted Investment), Borrowers shall, no later than three (3) Business Days after the receipt by the applicable Loan Party or Subsidiary thereof of such Net Issuance Proceeds, repay the Advances in an amount equal to fifty percent (50%) of such Net Issuance Proceeds; provided that, in connection with any Net Cash Proceeds received pursuant to a Change of Control and any Net Cash Proceeds of any Specified Equity Contribution, the Advances shall immediately be repaid in an amount equal to one hundred percent (100%) of such Net Issuance; and provided further that, notwithstanding anything to the contrary provided for in the foregoing or otherwise in this Agreement, with respect to any Contemplated Rights Offering, none of the Net Cash Proceeds of such Contemplated Rights Offering shall be subject to this Section 2.20(b)(v):

(vi)Subject to the provisions of Section 11.5 hereof, each mandatory prepayment under this Section 2.20 shall be applied to the Obligations as follows : first, ratably, to the remaining scheduled payments in respect of the Term Loan as provided for under Section 2.3 hereof (including the final scheduled payment due and payable on the last day of the Term) in the inverse order of the maturity thereof until repaid in full, second, to the repayment in full of the outstanding principal amount of any Out-of-Formula Loans and any Protective Advances made by Agent, third, to the repayment in full of the outstanding amount of any Swing Loans, fourth, ratably, to the repayment in full of the outstanding principal amount of all other Revolving Advances (shared among the Revolving Lenders on a pro rata basis in accordance with their respective Revolving Commitment Percentages), and fifth, if any Event of Default shall have occurred and be continuing, the cash collateralization in full of all outstanding Letters of Credit in accordance with the requirement of Section 3.2(b) hereof, all subject to Borrowers’ ability to reborrow Revolving Advances and request Letters of Credit in accordance with the terms hereof.  However, notwithstanding anything to the contrary provided for in any of the foregoing or in any other provision of this Agreement

(A) with respect to any mandatory prepayment under Section 2.20(b)(ii) hereof or under Section 2.20(b)(v) hereof with respect to the Net Cash Proceeds of any Specified Equity Contribution, to the extent that, as of the close of business on the Business Day immediately preceding the date such mandatory prepayment is paid in accordance herewith, Borrowers shall have Undrawn Availability of less than the minimum amount of Undrawn Availability required under Section 6.5(c) hereof, the funds representing such mandatory prepayment shall first be applied, to the extent of the positive difference of (x) the minimum amount of Undrawn Availability required under Section 6.5(c) hereof minus (y) the actual Undrawn Availability (prior to giving effect to such prepayment) as of the close of business on the Business Day immediately preceding the date such mandatory prepayment is paid (such amount, the “Availability Shortfall”), to the repayment of the Revolving Advances and Swing Loans outstanding under this Agreement (in accordance with clauses second through fourth of the first sentence of this Section 2.20(b)(vi)) (and, to the extent that the aggregate amount of the Revolving Advances and Swing Loans outstanding under this Agreement at the time of any such prepayment under this sentence is less than the Availability Shortfall, then after prepayment in full of the Revolving Advances and Swing Loans outstanding under this Agreement, the funds of any such prepayment under this sentence shall be applied next to the repayment of the Ex-Im Revolving Advances and Ex-Im Swing Loans (in accordance with the provisions of Section 2.20(a)(i) of the Ex-Im Subfacility Agreement) to the extent of the excess of the Availability Shortfall over such aggregate amount of the Revolving Advances and Swing Loans outstanding under this Agreement ), and thereafter to the extent of any remaining funds representing such mandatory prepayment as follows : first, ratably, to the remaining scheduled payments in respect of the Term Loan as provided for under Section 2.3 hereof (including the final scheduled payment due and payable on the last day of the Term) in the inverse order of the maturity thereof until repaid in full, second, to the repayment in full of the outstanding principal amount of any Out-of-Formula Loans and any Protective Advances made by Agent, third, to the repayment in full of the outstanding amount of any Swing Loans, fourth, ratably, to the repayment in full of the outstanding principal amount of all other Revolving Advances (shared among the Revolving Lenders on a pro rata basis in accordance with their respective Revolving Commitment Percentages), and fifth, if any Event of Default shall have occurred and be continuing, the cash collateralization in full of all outstanding Letters of Credit in accordance with the requirement of Section 3.2(b) hereof, all subject to Borrowers’ ability to reborrow Revolving Advances and request Letters of Credit in accordance with the terms hereof; and

(B)with respect to any mandatory prepayment under Section 2.20(b)(iv) hereof, the funds representing such mandatory prepayment shall first be applied to the repayment of the Revolving Advances and Swing Loans outstanding under this Agreement (in accordance with clauses second through fourth of the first sentence of this Section 2.20(b)(vi)) (and, to the extent that the aggregate amount of the Revolving Advances and Swing Loans outstanding under this Agreement at the time of any such prepayment under this sentence is greater than the total amount of the Revolving Advances and Swing Loans outstanding under this Agreement, then after prepayment in full of the Revolving Advances and Swing Loans outstanding under this Agreement, the funds of any such prepayment under this sentence shall be applied next to the repayment of the Ex-Im Revolving Advances and Ex-Im Swing Loans (in accordance with the provisions of Section 2.20(a)(i) of the Ex-Im Subfacility Agreement)), and thereafter to the extent of any remaining funds representing such mandatory prepayment, such remaining funds shall be remitted to ZTI.

2.21Use of Proceeds.

(a)Borrowers shall use the proceeds of the Advances hereunder (i) on the Closing Date, to repay the Existing Wells Fargo Debt referenced in Section 8.1(o), (ii) repay the Indebtedness outstanding under those certain bank loan facilities of DNS Korea and DNS Japan listed on Schedule 2.21(a) attached hereto, (iii) repay a portion of the outstanding principal under the Permitted Korean Export-Import Bank Indebtedness in an amount equal to the outstanding principal amount of the Permitted LGU Indebtedness as of the Closing Date, together with the interest thereon, (iv) repay all Indebtedness, obligations, and liabilities owing by DZSI to DNI as lender under that certain loan agreement dated as of September 9, 2015 (with an original maximum principal loan amount thereunder of $5,000,000), and (v) pay fees and expenses relating to the

Transactions, and (v) provide for working capital needs of the Borrowers and reimburse drawings under Letters of Credit. Borrowers shall not use the proceeds of any Revolving Advance to voluntarily prepay the Term Loan.

(b)Without limiting the generality of Section 2.21(a) above, neither the Loan Parties nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.

2.22Defaulting Lenders.

(a)Notwithstanding anything to the contrary set forth herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.22 so long as such Lender is a Defaulting Lender.

(b)(i)except as otherwise expressly provided for in this Section 2.22, Revolving Advances shall be made pro rata from Revolving Lenders which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender.  Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Revolving Lender (other than any Defaulting Lender) in accordance with their Revolving Commitment Percentages; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees).  Amounts payable to a Defaulting Lender that is a Revolving Lender (a “Defaulting Revolving Lender”) shall instead be paid to or retained by Agent.  Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Revolving Lender.)

(ii)fees pursuant to Section 3.3(b) hereof shall cease to accrue in favor of such Defaulting Lender.

(iii)if any Swing Loans are outstanding or any Letter of Credit Obligations (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any Revolving Lender becomes a Defaulting Lender, then:

(A)such Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit plus such Lender’s Ex-Im Revolving Commitment Percentage of the Ex-Im Subfacility Outstandings Amount (after giving effect to any reallocation under Section 2.22 of the Ex-Im

Subfacility Credit Agreement of such Lender’s Participation Commitment (as defined in the Ex-Im Subfacility Credit Agreement) of any Ex-Im Swing Loans or Ex-Im Letters of Credit) to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

(B)if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize, for the benefit of Issuer, Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) hereof for so long as such Obligations are outstanding;

(C)if Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) hereof with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

(D)if such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the Letter of Credit Lender Fees payable to Revolving Lenders pursuant to Section 3.2(a) hereof shall be adjusted and reallocated to Non-Defaulting Lenders in accordance with such reallocation; and

(E)if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Lender Fees payable under Section 3.2(a) hereof with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and

(F)so long as any Revolving Lender is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders and/or cash collateral for such Letters of Credit will be provided by Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(b)(ii)(A) above (and such Defaulting Lender shall not participate therein).

(c)A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment or any Term Loan Commitment, provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clauses (i) or (ii) of Section 16.2(b) hereof.

(d)Other than as expressly set forth in this Section 2.22, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged.  Nothing in this Section 2.22 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)In the event that Agent, Borrowers, and, if such Defaulting Lenders is a Revolving Lender, Swing Loan Lender and Issuer, agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent (A) will so notify the parties hereto, and (B) if such cured Defaulting Lender is a Revolving Lender, then the Participation Commitments of all Revolving Lenders (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date, such cured Defaulting Lender is a Revolving Lender shall purchase at par such of the Revolving Advances of the other Revolving Lenders as Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.

(f)If Swing Loan Lender or Issuer has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with Borrowers or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.23Payment of Obligations.  Agent may charge to Borrowers’ Account as a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 16.5 and 16.9 hereof) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), (a) all amounts expended by Agent or any Lender pursuant to Sections 4.2 or 4.3 hereof and (b) all expenses which Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.8(h)

hereof, and (iii) any sums expended by Agent or any Lender due to any Loan Party’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Loan Party’s obligations under Sections 3.3, 3.4, 4.4, 4.7, 6.4, 6.6, 6.7 and 6.8 hereof, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral.  To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances (or, if applicable, Swing Loans) made by and owing to Agent and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving Advances.

2.24Increase in Maximum Revolving Advance Amount.

(a)Borrowers may at any time request that the Maximum Revolving Advance Amount be increased by (1) one or more of the current Lenders increasing their Revolving Commitment Amount (any current Lender which elects to increase its Revolving Commitment Amount shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “New Lender”) joining this Agreement and providing a Revolving Commitment Amount hereunder, subject to the following terms and conditions:

(i)no current Lender shall be obligated to increase its Revolving Commitment Amount and any increase in the Revolving Commitment Amount by any current Lender shall be in the sole discretion of such current Lender, but in the event all current Lenders elect, in their sole discretion, to participate in any such requested increase in an amount, as to each of them, equal to or greater than their respective Revolving Commitment Percentages (prior to giving effect to the requested increase) of the requested increase, the current Lenders shall participate in such requested increase on a pro rata basis in accordance with such respective Revolving Commitment Percentages;

(ii)Borrowers must provide the current Lenders with written notice of any such requested increase at least thirty (30) days prior to the date requested by the Borrowers as the deadline for a response from each such current Lender regarding its participation in such requested increase, in order to allow sufficient time for the credit review and credit approval process of the Lenders, and Borrowers may not request the addition of a New Lender unless (and then only to the extent that) there is insufficient participation (after giving effect to such 30 day notice period) on behalf of the existing Lenders in the increased Revolving Commitments being requested by Borrowers;

(iii)no Event of Default shall exist on the effective date of such increase after giving effect to such increase;

(iv)both prior to and after giving pro forma effect to the requested increase, the Leverage Ratio of Loan Parties on a Consolidated Basis as of the most recently ended fiscal quarter for which the Quarterly Financials have been delivered by Loan Parties shall not be greater than 3.75 to 1.00;

(v)after giving effect to such increase, the Maximum Revolving Advance Amount shall not exceed $25,000,000;

(vi)Borrowers may not request an increase in the Maximum Revolving Advance Amount under this Section 2.24 more than two (2) times during the Term, and no single such increase in the Maximum Revolving Advance Amount shall be for an amount less than $5,000,000 (and in additional increments of $1,000,000 in excess thereof);

(vii)Loan Parties shall deliver to Agent on or before the effective date of such increase the following documents in form and substance satisfactory to Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Revolving Commitment Amounts has been approved by such Loan Parties, (2) certificate dated as of the effective date of such increase certifying that no Default or Event of Default shall have occurred and be continuing and certifying that the representations and warranties made by each Loan Party herein and in the Other Documents are true and complete in all respects with the same force and effect as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date), (3) such other agreements, instruments and information (including supplements or modifications to this Agreement and/or the Other Documents) executed by Loan Parties as Agent reasonably deems necessary in order to document the increase to the Maximum Revolving Advance Amount and to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase, and (4) an opinion of counsel in form and substance satisfactory to Agent which shall cover such matters related to such increase as Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(viii)Borrowers shall execute and deliver (1) to each Increasing Lender a replacement Revolving Credit Note reflecting the new amount of such Increasing Lender’s Revolving Commitment Amount after giving effect to the increase (and the prior Revolving Credit Note issued to such Increasing Lender shall be deemed to be cancelled) and (2) to each New Lender a Revolving Credit Note reflecting the amount of such New Lender’s Revolving Commitment Amount;

(ix)any New Lender shall be subject to the approval of Agent and Issuer following not less than five (5) Business Days written notice from Borrowers’ to Agent and Issuer of the identity of such New Lender; and

(x)each New Lender shall execute a lender joinder in form and substance reasonably satisfactory to Agent pursuant to which such New Lender shall join and become a party to this Agreement and the Other Documents with a Revolving Commitment Amount as set forth in such lender joinder.

(b)On the effective date of such increase, (i) unless the increase shall be effected by the pro rata participation of the current Lenders in accordance with their respective Revolving Commitment Percentages (prior to giving effect to the requested increase), Borrowers shall repay all Revolving Advances then outstanding, subject to Borrowers’ obligations under Sections 3.7, 3.9 or 3.10 hereof; provided that subject to the other conditions of this Agreement, the Borrowing Agent may request new Revolving Advances on such date, and the Revolving Commitment Percentages of Revolving Lenders (including each Increasing Lender and/or New Lender) shall be recalculated such that each such Lender’s Revolving Commitment Percentage is equal to (x) the Revolving Commitment Amount of such Lender divided by (y) the aggregate of the Revolving Commitment Amounts of all Lenders; (ii) each Lender shall participate in any new Revolving Advances made on or after such date in accordance with its Revolving Commitment Percentage after giving effect to the increase in the Maximum Revolving Advance Amount and any recalculation of the Revolving Commitment Percentages contemplated by this Section 2.24; and (iii) each reference to the term “Maximum Revolving Advance Amount” herein and in any of the Other Documents shall be deemed amended to mean the amount of the Maximum Revolving Advance Amount as so increased pursuant to this Section 2.24; and (iv) each reference in any provision hereof to a minimum amount of Undrawn Availability to be maintained (including Section 6.5 hereof) and/or to a minimum dollar threshold of Undrawn Availability as a condition precedent to some other action being permitted hereunder that is set forth in this Agreement shall be automatically increased to an amount such that the ratio of Undrawn Availability to the Maximum Revolving Advance Amount as so increased remains the same as prior to such increase.

(c)On the effective date of such increase, unless the increase shall be effected by the pro rata participation of the current Lenders in accordance with their respective Revolving Commitment Percentages (prior to giving effect to the requested increase), each Increasing Lender shall be deemed to have purchased an additional/increased participation in, and each New Lender will be deemed to have purchased a new participation in, each then outstanding Letter of Credit and each drawing thereunder and each then outstanding Swing Loan in an amount equal to such Lender’s Revolving Commitment Percentage (as calculated pursuant to Section 2.24(b) above) of the Maximum Undrawn Amount of each such Letter of Credit (as in effect from time to time) and the amount of each drawing and of each such Swing Loan, respectively.  As necessary to effectuate the foregoing, each existing Revolving Lender that is not an Increasing Lender shall be deemed to have sold to each applicable Increasing Lender and/or New Lender, as necessary, a portion of such existing Lender’s participations in such outstanding Letters of Credit and drawings and such outstanding Swing Loans such that, after giving effect to all such purchases and sales, each Revolving Lender (including each Increasing Lender and/or New Lender) shall hold a participation in all Letters of Credit (and drawings thereunder) and all Swing Loans in accordance with their respective Revolving Commitment Percentages (as calculated pursuant to Section 2.24(b) above).

(d)On the effective date of such increase, Borrowers shall pay all costs and expenses incurred by Agent and by each Increasing Lender and New Lender in connection with the negotiations regarding, and the preparation, negotiation, execution and delivery of all agreements and instruments executed and delivered by any of Agent, Borrowers and/or Increasing Lenders and New Lenders in connection with, such increase (including all fees for any supplemental or additional public filings of any Other Documents necessary to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase and the reasonable fees and expenses of counsel to Agent).

ARTICLE IIIINTEREST AND FEES.

3.1Interest.  Interest on Advances shall be payable in arrears (a) on the first day of each month with respect to Domestic Rate Loans, and (b) with respect to LIBOR Rate Loans having an Interest Period of one, two or three months, at the end of the applicable Interest Period, provided that all accrued and unpaid interest shall be due and payable at the end of the Term.  Interest charges shall be computed on the actual principal amount of Advances outstanding for each day during the month and/or any applicable Interest Period at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate, (ii) with respect to Swing Loans, the Revolving Interest Rate for Domestic Rate Loans, and (iii) with respect to the Term Loan and/or any applicable portion(s) thereof, as applicable, the applicable Term Loan Interest Rate (as applicable, the “Contract Rate”).  Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate.  Whenever, subsequent to the Closing Date, the Alternate Base Rate is increased or decreased, the applicable Contract Rate with respect to any Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect.  The LIBOR Rate with respect to any LIBOR Rate Loans shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent, or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7 hereof, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the interest rate applicable to the Revolving Advances, the Term Loan, and/or any other Obligations (or, in the case of any Event of Default under Section 10.7 hereof, all Obligations) shall be at rate per annum equal to the applicable Contract Rate per annum plus an additional two percent (2.00%) (200 basis points) per annum (as applicable, the “Default Rate”).

3.2Letter of Credit Fees.

(a)Borrowers shall pay (x) to Agent, for the ratable benefit of Revolving Lenders, fees for each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the aggregate daily Maximum Undrawn Amount of all outstanding Letters of Credit multiplied by the Applicable Margin for Letters of Credit, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term, and (y) to Issuer, a fronting fee of one quarter of one percent (0.25%) per annum times the aggregate daily face amount of all outstanding Letters of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term (all of the foregoing fees, the “Letter of Credit Fees”).  In addition, Borrowers shall pay to Agent, for the benefit of Issuer, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand.  All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.  Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuer’s prevailing charges for that type of transaction.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7 hereof, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) (the “Letter of Credit Lender Fees”) shall be increased by an additional two percent (2.00%) (200 basis points) per annum (as to such Letter of Credit Fees, the “Letter of Credit Default Rate”).

(b)At any time following the occurrence of an Event of Default, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7 hereof, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the last day of the Term or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.20 hereof), Borrowers will cause cash to be provided to Agent, to be held by Agent as cash collateral, in an amount equal to one hundred and three percent (103%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, which may be held by Agent in one or more general ledger accounts of Agent, and each Borrower (and each Guarantor that may provide any cash collateral under its Guaranty) hereby irrevocably authorizes Agent, in its discretion, on such Loan Party’s behalf and in such Loan Party’s name, to fund any such required cash collateral to be held by Agent out of the proceeds of Receivables or other Collateral or out of any other funds of such Loan Party coming into any Lender’s possession at any time.  Agent may hold such cash collateral in any one or more general ledger accounts of Agent, and Agent shall have no obligation (and Loan Parties hereby waive any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest on such cash collateral being held by Agent.  No Loan Party may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) Payment in Full of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement.  Loan Parties hereby assign, pledge and grant to Agent, for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Loan Parties in any deposit account, securities account or investment account into which such cash collateral may be deposited and/or in which such cash collateral may be held by Agent from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit.  Loan Parties agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees, with respect to the Letters of Credit), Agent may use such cash collateral to pay and satisfy such Obligations.

3.3Facility Fee.

(a)[RESERVED].

(b)Facility Fee.  If, for any day in each calendar quarter during the Term, the daily unpaid balance of the sum of Revolving Advances outstanding on such day plus Swing Loans outstanding on such day plus the Maximum Undrawn Amount of all Letters of Credit outstanding on such day plus the Ex-Im Subfacility Outstandings Amount for such day (the “Usage Amount”) for each day of such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent, for the ratable benefit of the Revolving Lenders based on their Revolving Commitment Percentages, a fee at a rate equal to one-half of one percent (0.50%) per annum on the amount by which the Maximum Revolving Advance Amount on such day exceeds such Usage Amount (the “Facility Fee”).  Such Facility Fee shall be due and payable to Agent in arrears on the first Business Day of each calendar quarter with respect to each day in the previous calendar quarter and on the last day of the Term with respect to the period from the end of the previous calendar quarter through and including the last day of the Term.

3.4Fee Letter; Collateral Evaluation Fees.

(a)Fee Letter.  Without duplication of any amount paid with respect to the Ex-Im Subfacility Credit Agreement, Borrowers shall pay each amount payable to the applicable Secured Party as, if, and when due under the Fee Letter.

(b)[RESERVED].

(c)Field Examinations.  Borrowers shall pay to Agent, for its sole and separate account and not the account of any Lender, promptly at the conclusion of any Field Examination conducted in accordance with the terms of Section 4.6 hereof (whether such examination is performed by Agent’s employees or by a third party retained by Agent), a collateral evaluation fee in an amount equal to (x) $1,500 per day (or such other amount customarily charged by Agent to its customers) per day for each person employed and/or retained by Agent to perform such evaluation (based on an eight (8) hour day and subject to adjustment if additional hours are worked), plus (y) a per examination field examination management fee in the amount of $2,500 (for a new facility) for each such Field Examination and $1,500 for each recurring Field Examination (or, in each case, such other amount customarily charged by Agent to its customers), plus (z) all out-of-pocket costs and disbursements incurred by Agent and its employees and agents in the performance of such Field Examination (all collectively as to any Field Examination, the “Field Examination Fees and Costs”), in full and without any deduction, off-set or counterclaim by Borrowers; provided that, notwithstanding the foregoing or anything to the contrary in this Agreement, in the absence of the occurrence and continuance of any Event of Default, Borrowers shall not be required to pay the Field Examination Fees and Costs for more than four (4) such Field Examinations in any Fiscal Year; but also provided further that the limitations set forth in the immediately foregoing proviso (1) shall not apply to any Field Examination initiated after the occurrence and during the continuance of any Event of Default (and any Field Examination conducted in Agent’s Permitted Discretion and at Borrowers’ expense after the occurrence and during the continuance of any Event of Default shall not be counted against such limitations), (2) shall not apply with respect to any Field Examination conducted by Agent with respect to any assets acquired by Loan Parties in any Acquisition (including with respect to the asset of any target acquired in any such Acquisition (and any appraisal obtained at Borrowers’ expense in connection with an Acquisition shall not be counted against such limitations), and (3) shall not limit the right of Agent in its Permitted Discretion to conduct additional Field Examinations in any Fiscal Year at its own cost and expense pursuant to Section 4.6 hereof.

(d)Appraisals.  Borrowers shall pay to Agent, for its sole and separate account and not the account of any Lender, promptly at the conclusion of any appraisal of any Loan Parties’ assets obtained by Agent in accordance with the terms of Section 4.7, the out-of-pocket costs and expenses incurred by Agent in obtaining such appraisal (as to any such appraisal, the “Appraisal Costs”), in full and without deduction, off-set or counterclaim by Borrowers; provided that, notwithstanding the foregoing or anything to the contrary otherwise in this Agreement, in the absence of the occurrence and continuance of any Event of Default, Borrowers shall not be required to pay the Appraisal Costs for more than one (1) such appraisals in any fiscal year; but also provided further that the limitations set forth in the immediately foregoing proviso (1) shall not apply after the occurrence and during the continuance of any Event of Default, (and any appraisal obtained at Borrowers’ expense after the occurrence and during the continuance of any Event of Default shall not be counted against such limitations), (2) shall not apply with respect to any appraisal conducted by Agent with respect to any assets acquired by Loan Parties in any Acquisition (including with respect to the asset of any target acquired in any such Acquisition (and any appraisal obtained at Borrowers’ expense in connection with an Acquisition shall not be counted against such limitations), and (3) shall not limit the rights of Agent in its discretion to obtain any appraisal at its own expense and cost subject to the provisions of Section 4.7 hereof.

3.5Computation of Interest and Fees.  Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed.  If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

3.6Maximum Charges.  In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law.  In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (iii) if then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7Increased Costs.  In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, Swing Loan Lender, any Issuer or Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Lender or Issuer and the office or branch where Agent, Swing Loan Lender, any Lender or Issuer (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)subject Agent, Swing Loan Lender, any Lender or Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan, or change the basis of taxation of payments to Agent, Swing Loan Lender, such Lender or Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 hereof and the imposition of, or any change in the rate of, any Excluded Tax payable by Agent, Swing Loan Lender, such Lender or Issuer);

(b)impose, modify or deem applicable any reserve, special deposit, assessment, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Swing

Loan Lender, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)impose on Agent, Swing Loan Lender, any Lender or Issuer, any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Agent, Swing Loan Lender, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent, Swing Loan Lender, such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent, Swing Loan Lender or such Lender or Issuer deems to be material, then, in any case Borrowers shall promptly pay Agent, Swing Loan Lender or such Lender or Issuer, upon its demand, such additional amount as will compensate Agent, Swing Loan Lender, such Lender or Issuer for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be.  Agent, Swing Loan Lender, such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.

3.8Alternate Rate of Interest.

3.8.1.Interest Rate Inadequate or Unfair.  In the event that Agent or any Lender shall have determined that:

(a)reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.2 hereof for any Interest Period;

(b)Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan;

(c)the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law), or

(d)the LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any LIBOR Rate Loan,

then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination.  If such notice is given prior to a LIBOR Termination Date (as defined below) or prior to the date on which Section 3.8.2(a)(ii) hereof applies, (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 2:00 p.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic

Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 2:00 p.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 2:00 p.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan).  Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.8.2.	Successor LIBOR Rate Index.

(a)If Agent determines (which determination shall be final and conclusive, absent manifest error) that either (i) (A) the circumstances set forth in Section 3.8.1(a) hereof have arisen and are unlikely to be temporary, or (B) the circumstances set forth in Section 3.8.1(a) hereof have not arisen but the applicable supervisor or administrator (if any) of the LIBOR Rate or a Governmental Body having jurisdiction over Agent has made a public statement identifying the specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (ii) a rate other than the LIBOR Rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then Agent may (in consultation with Borrowing Agent) choose a replacement index for the LIBOR Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR Rate-based interest rate in effect prior to its replacement.

(b)Agent and the Loan Parties shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of Agent, for the implementation and administration of the replacement index-based rate.  Notwithstanding anything to the contrary in this Agreement or the Other Documents (including, without limitation, Section 16.2 hereof), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.

(c)Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR Rate-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from the LIBOR Rate to the replacement index and (y) yield- or risk-based differences between the LIBOR Rate and the replacement index.

(d)Until an amendment reflecting a new replacement index in accordance with this Section 3.8.2 hereof is effective, each advance, conversion and renewal of a LIBOR Rate Loan will continue to bear interest with reference to the LIBOR Rate; provided however, that if Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all LIBOR Rate Loans shall automatically be converted to Domestic Rate Loans until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(e)Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

3.9Capital Adequacy.

(a)In the event that Agent, Swing Loan Lender, Issuer or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Swing Loan Lender, Issuer or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent, Swing Loan Lender, Issuer or any Lender and any corporation or bank controlling Agent, Swing Loan Lender or any Lender and the office or branch where Agent, Swing Loan Lender or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent’s, Swing Loan Lender’s, Issuer’s or any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Agent, Swing Loan Lender, Issuer or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s, Swing Loan Lender’s, Issuer’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent, Swing Loan Lender, Issuer or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent, Swing Loan Lender, Issuer or such Lender such additional amount or amounts as will compensate Agent, Swing Loan Lender, Issuer or such Lender for such reduction.  In determining such amount or amounts, Agent, Swing Loan Lender, Issuer or such Lender may use any reasonable averaging or attribution methods.  The protection of this Section 3.9 shall be available to Agent, Swing Loan Lender, Issuer and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b)A certificate of Agent, Swing Loan Lender, Issuer or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent, Swing Loan Lender or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

3.10Taxes.

(a)Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Loan Parties shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agent, Swing Loan Lender, Lender, Issuer or Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Loan Parties shall make such deductions and (iii) Loan Parties shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b)Without limiting the provisions of Section 3.10(a) above, Loan Parties shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c)Each Loan Party shall indemnify Agent, Swing Loan Lender, each Lender, Issuer and any Participant, as soon as practicable after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, Swing Loan Lender, such Lender, Issuer, or such Participant, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto.  A certificate as to the amount of such payment or liability delivered to Loan Parties by any Lender, Swing Loan Lender, Participant, or Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of Swing Loan Lender, a Lender or Issuer, shall be conclusive absent manifest error.  If any Indemnified Taxes or Other Taxes were in a Loan Party’s reasonable judgment incorrectly or illegally imposed or asserted by a relevant Governmental Body, Agent, Swing Loan Lender, Lender, Issuer or Participant, as the case may be, shall not be indemnified for such Indemnified Taxes or Other Taxes by the Loan Party.

(d)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Body, Loan Parties shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Loan Party is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to Loan Parties (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Loan Parties or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law.  Further, Agent is indemnified under §1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender,

Issuer or assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Code.  In addition, any Lender, if requested by Loan Parties or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Loan Parties or Agent as will enable Loan Parties or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, in the event that any Loan Party is resident for tax purposes in the United States of America, any Foreign Lender (or other Lender) shall deliver to Loan Parties and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of Loan Parties or Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable:

(i)two (2) duly completed valid originals of IRS Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an in-force income tax treaty to which the United States of America is a party,

(ii)two (2) duly completed valid originals of IRS Form W-8ECI,

(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Loan Parties within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN or W-8BEN-E,

(iv)any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit Loan Parties to determine the withholding or deduction required to be made, or

(v)to the extent that any Lender is not a Foreign Lender, such Lender shall submit to Agent two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender.

(f)If a payment made to a Lender, Swing Loan Lender, Participant, Issuer, or Agent under this Agreement or any Other Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Swing Loan Lender, Participant, Issuer, or Agent shall deliver to Agent (in the case of Swing Loan Lender, a Lender, Participant or Issuer) and Loan Parties (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by Agent or any Loan Party sufficient for Agent and Loan Parties to comply with their obligations under FATCA and to determine that Swing Loan Lender, such Lender, Participant, Issuer, or Agent has complied with such applicable reporting requirements.

(g)If Agent, Swing Loan Lender, a Lender, a Participant or Issuer determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Loan Parties or with respect to which Loan Parties have paid additional amounts pursuant to this Section, it shall pay to Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Loan Parties under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of Agent, Swing Loan Lender, such Lender, Participant, or Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that Loan Parties, upon the request of Agent, Swing Loan Lender, such Lender, Participant, or Issuer, agrees to repay the amount paid over to Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to Agent, Swing Loan Lender, such Lender, Participant or Issuer in the event Agent, Swing Loan Lender, such Lender, Participant or Issuer is required to repay such refund to such Governmental Body.  This Section shall not be construed to require Agent, Swing Loan Lender, any Lender, Participant, or Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Loan Parties or any other Person.  This Section shall also not be construed to require Loan Parties to make available their tax returns (or any other information relating to their Taxes that they deem confidential) to Agent, Swing Loan Lender, any Lender, Participant, or Issuer or to any other Person.

3.11Replacement of Lenders.  If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7 or 3.9 hereof, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 2.2(h) hereof, (c) is a Defaulting Lender, or (d) denies any consent requested by Agent pursuant to Section 16.2(b) hereof, Borrowers may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation or causing Section 2.2(h) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by Agent pursuant to Section 16.2(b) hereof, as the case may be, by notice (a “Replacement Notice”) in writing to Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and, if and as applicable, its Revolving Commitment as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by Agent in their good faith business judgment.  If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and, if and as applicable, its Revolving Commitment  then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and, if and as applicable, its Revolving Commitment, and other rights and obligations under this Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender including for any breakage fee pursuant to Section 2.2(g) (as though such payment constituted a prepayment) and any Prepayment Premium or Make-Whole Amount, as applicable.

ARTICLE IVCOLLATERAL: GENERAL TERMS

4.1Security Interest in the Collateral.  To secure the prompt payment and performance to Agent and each other Secured Party of the Obligations, each Domestic Loan Party hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wherever located.  Each Domestic Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest.  Each Domestic Loan Party shall provide Agent with written notice of each commercial tort claim which involves or would reasonably be expected to involve claims in excess of $500,000 promptly upon any senior executive officer of any Domestic Loan Party becoming aware of the occurrence of any events giving rise to any such claims (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claims, the events out of which such claims arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claims have been commenced, the case title together with the applicable court and docket number.  Upon delivery of each such notice, such Domestic Loan Party shall be deemed to thereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof.  Each Domestic Loan Party shall provide Agent with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, and at Agent’s request shall take such actions as they may reasonably request for the perfection of Agent’s security interest therein.

4.2Perfection of Security Interest.  Each Loan Party (excluding any Foreign Unsecured Loan Party) shall take all action that may be necessary or desirable, or that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (a) immediately discharging all Liens other than Permitted Encumbrances, (b) obtaining Lien Waiver Agreements, (c) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credit and advices thereof and documents evidencing or forming a part of the Collateral, (d) entering into warehousing, lockbox, and other custodial arrangements reasonably satisfactory to Agent, and (e) executing and delivering, as applicable, financing statements, Control Agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance reasonably satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law.  By its signature hereto, each Domestic Loan Party hereby authorizes Agent to file, and ratifies any such filings made prior to the date hereof,  against such Domestic Loan Party, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of any Domestic Loan Party).  All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid by Loan Parties to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand, and upon such demand, may be charged to Borrowers’ Account as provided for in Section 2.23;

provided that, promptly following any such demand and/or charge (and in no event later than the next delivery of the statement of account provided for in Section 2.10 hereof), Agent shall provide Borrowers with a reasonable description of such charges, expenses and fees so demanded and/or charged.

4.3Preservation of Collateral.  Following the occurrence of a Default or an Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Loan Parties’ owned or leased property.  Each Loan Party shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct.  All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations as provided for in Section 2.23; provided that, promptly following any such demand and/or charge (and in no event later than the next delivery of the statement of account provided for in Section 2.10 hereof), Agent shall provide Borrowers with a reasonable description of such charges, expenses and fees so demanded and/or charged.

4.4Ownership and Location of Collateral.

(a)With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens whatsoever; (ii) each document and agreement executed by each Loan Party or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same; and (iv) each Loan Party’s equipment and Inventory shall be maintained at the locations set forth on Schedule 4.4 hereto (as such Schedule may be updated from time to time in accordance with this Agreement), and shall not be removed from such locations without the prior written consent of Agent except with respect to the sale of Inventory in the Ordinary Course of Business or the disposition of equipment to the extent permitted in Section 7.1(b) hereof.

(b)(i) There is no location at which any Loan Party (excluding any Foreign Unsecured Loan Party) has any Inventory (except for Inventory in transit) or other tangible Collateral with a value equal to the Dollar Equivalent of $500,000 or greater other than those locations listed on Schedule 4.4 hereto (as such Schedule may be updated from time to time in accordance with this Agreement); (ii) Schedule 4.4 hereto (as such Schedule may be updated from time to time in accordance with this Agreement) contains a correct and complete list of the legal names and addresses of all warehouses at which Inventory of any Loan Party (excluding any Foreign Unsecured Loan Party) with a value equal to the Dollar Equivalent of $500,000 or greater is stored; none of the receipts received by any such Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.4 hereto (as such Schedule may be updated from time to time in accordance with this Agreement) sets forth a correct and complete list of (A) the chief executive office of each Loan Party, (B) each business location at which any unique books and records (not duplicated at the applicable corporate headquarters of such Loan Party) of any Loan Party are kept, and (C) each business location of any Loan Party (excluding any Foreign Unsecured Loan Party) or third-party warehouse/bailee/processor of any Loan Party (excluding any Foreign Unsecured Loan Party) at which tangible Collateral with a fair market value, as to each such location, in excess of $500,000 is located,  and (iv) Schedule 4.4 hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by each Loan Party, identifying which Real Properties are owned and which are leased, together with the names and addresses of any landlords or other third parties in possession, custody or control of any Collateral with a value equal to the Dollar Equivalent of $500,000 or greater.

4.5Defense of Agent’s and Lenders’ Interests.  Until (a) Payment in Full of all of the Obligations and (b) the termination of the Commitments and the termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect to the extent not otherwise provided for under Applicable Law.  During such period no Loan Party shall, without Agent’s prior written consent, pledge, sell (except for sales or other dispositions otherwise permitted in Section 7.1(b) hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral.  Each Loan Party shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time after the occurrence and during the continuance of an Event of Default and following demand by Agent (at the direction of itself) for payment of all Obligations, Agent shall have the right, to the extent permitted by Applicable Law, to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials.  If Agent exercises this right to take possession of the Collateral, each Loan Party shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent.  In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law.  Each Loan Party shall, and Agent may, instruct all suppliers, carriers, forwarders, warehousemen or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as Agent’s trustee, and such Loan Party will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.6Inspection of Premises.  At all reasonable times and from time to time as often as Agent shall elect in its sole discretion, in each case following commercially reasonable advance notice from Agent to Borrowing Agent (provided that no such advance notice shall be required at any time when any Event of Default shall have occurred and be continuing or at any time when Agent reasonably suspects in its Permitted Discretion that there has been any intentional fraud, willful misconduct or gross negligence in the preparation of any Borrowing Base Certificate delivered to Agent under Section 9.2 hereof), Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business.  Agent, any Lender and their agents may enter upon any premises of any Loan Party at any time during business hours and at any other reasonable time, and from time to time as often as Agent shall elect, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Loan Party’s business.  Nothing in this Section 4.6 shall contradict any of the provisions of Section 3.4(c) or the limitations on Borrowers’ liability for Field Examination Fees and Costs set forth therein.

4.7Appraisals.  Agent may, in its sole discretion, exercised in a commercially reasonable manner, at any time after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising then current values of Loan Parties’ assets.  Unless an Event of Default shall have occurred and be continuing at such time, Agent shall consult with Loan Parties as to the identity of any such firm.  In the event the value of Loan Parties’ assets included in the Formula Amount as so determined pursuant to such appraisal is less than anticipated by Agent such that the Revolving Advances are in excess of such Advances permitted hereunder, then, promptly upon Agent’s demand for same, Borrowers shall make mandatory prepayments of the then outstanding Revolving Advances so as to eliminate the excess Advances.  Nothing in this Section 4.7 shall contradict any of the provisions of Section 3.4(d) or the limitations on Borrowers’ liability for Appraisal Costs set forth therein.

4.8Receivables; Deposit Accounts and Securities Accounts.

(a)Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided that immaterial or unintentional invoice errors shall not be deemed to be a breach hereof, and further provided that customary discount provisions offered by Loan Parties to their Customers in the Ordinary Course of Business consistent with past practices shall not be deemed to be a breach hereof so long as the amount/terms of such discount(s) are clearly set forth on the invoice and the amount of such Receivable as reported on any Borrowing Base Certificate shall reflect the lowest potential amount thereof assuming application of all such discount(s) available with respect to such Receivable) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Loan Party, or work, labor or services theretofore rendered by a Loan Party as of the date each Receivable is created.  Same shall be due and owing in accordance with the applicable Loan Party’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Loan Parties to Agent.

(b)Each Customer, to each Loan Party’s actual knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due.  With respect to such Customers of any Loan Party who are not solvent, such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c)Each Loan Party’s chief executive office is located as set forth on Schedule 4.4 hereto.  Until written notice is given to Agent by Borrowing Agent of any other office at which any Loan Party keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d)Domestic Loan Parties shall instruct their Customers to deliver all remittances upon Receivables (whether paid by check or by wire transfer of funds) to such Blocked Account(s) and/or Depository Accounts (and any associated lockboxes) as Agent shall designate from time to time as contemplated by Section 4.8(h) hereof or as otherwise agreed to from time to time by Agent.  Notwithstanding the foregoing, to the extent any Domestic Loan Party directly receives any remittances upon Receivables, such Domestic Loan Party shall, at such Domestic Loan Party’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Domestic Loan Party’s funds or use the same except to pay Obligations, and shall as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts(s) and/or Depository Account(s).  Each Domestic Loan Party shall deposit in the Blocked Account and/or Depository Account or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e)At any time following the occurrence and during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral.  Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both.  Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and facsimile, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f)Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.  Each Loan Party hereby constitutes Agent or Agent’s designee as such Loan Party’s attorney with power (i) at any time: (A) to endorse such Loan Party’s name upon any acceptances, checks, drafts, money orders or other evidences of payment or Collateral received by the Agent; (B) to sign such Loan Party’s name on any drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer; and (D) to sign such Loan Party’s name on all agreements, documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; and (ii) at any time following the occurrence of an Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of such Loan Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the

Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; (H) to accept the return of goods represented by any of the Receivables; (I) to change the address for delivery of mail addressed to any Loan Party to such address as Agent may designate; (J) as part of the services offered under to receive, open and dispose of all mail addressed to any Loan Party at any post office box/lockbox maintained by Agent for Loan Parties or at any other business premises of Agent, (J) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Receivables, and (K) to do all other acts and things necessary to carry out this Agreement.  All acts of such attorney or designee are hereby ratified and approved, and such attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously, with willful misconduct, or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.

(g)Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.

(h)Subject to the provisions of Section 8.3(b), all proceeds of Collateral shall be deposited by Domestic Loan Parties into either (i) a lockbox account, dominion account or such other “blocked account” (each a “Blocked Account” and collectively, the “Blocked Accounts”) established at a bank or banks as are acceptable to Agent (each such bank, a “Blocked Account Bank” and collectively, the “Blocked Account Banks”) pursuant to an arrangement with such Blocked Account Bank as may be acceptable to Agent or (ii) a lockbox account, dominion account or other “blocked account” depository accounts (“Depository Accounts”) established at Agent for the deposit of such proceeds.  Each applicable Domestic Loan Party, Agent and each Blocked Account Bank shall enter into a Control Agreement in form and substance satisfactory to Agent that is sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such Blocked Accounts and which directs such Blocked Account Bank to transfer such funds so deposited on a daily basis (or at such other times acceptable to Agent) to Agent, either to any account maintained by Agent at such Blocked Account Bank or by wire transfer to appropriate account(s) maintained with Agent by the Domestic Loan Parties as Agent may elect.  All funds deposited in such Blocked Accounts or Depository Accounts shall immediately become subject to the security interest of Agent for its own benefit and the ratable benefit of the Secured Parties, and Borrowing Agent shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited.  Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder.  Subject to the provisions of Section 11.5 hereof, Agent shall apply all funds received by it from the Blocked Accounts and/or Depository Accounts to the satisfaction of the Obligations (including the cash collateralization of the Letters of Credit in accordance with Section 3.2(b) hereof) in such order as Agent shall determine in its sole discretion, provided that, in the absence of any Event of Default, Agent shall apply all such funds representing collection of Receivables first to the prepayment of the principal amount of any Out-of-Formula Loans and Protective Advances funded by Agent and not funded by the Revolving Lenders, if any, second, the Swing Loans, if any, and third, then to the Revolving Advances.

(i)No Loan Party will, without Agent’s consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Loan Party.

(j)All deposit accounts (including all Blocked Accounts and Depository Accounts), securities accounts and investment accounts of each Loan Party as of the Closing Date are set forth on Schedule 4.8(j).  No Borrower shall open any new deposit account, securities account or investment account (other than an Excluded Account) unless (i) Borrowers shall have given at least ten (10) days prior written notice to Agent and (ii) if such account is to be maintained with a bank, depository institution or securities intermediary that is not the Agent, such bank, depository institution or securities intermediary, each applicable Borrower and Agent shall first have entered into an account control agreement in form and substance reasonably satisfactory to Agent sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account (and, if such account is a Blocked Account, such account control agreement shall also comply with the requirements of Section 4.8(h)).

4.9Inventory.  To the extent Inventory held for sale or lease has been produced by any Domestic Loan Party, it has been and will be produced by such Domestic Loan Party in accordance with the Federal Fair Labor Standards Act of 1938, as amended, modified or supplemented and all rules, regulations and orders thereunder.

4.10Maintenance of Equipment.  Except for Equipment Disposed of in accordance with the terms hereof, equipment of Loan Parties shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the equipment shall be maintained and preserved.  No Loan Party shall use or operate its equipment in violation of any law, statute, ordinance, code, rule or regulation.

4.11Exculpation of Liability.  Nothing set forth herein shall be construed to constitute Agent or any Lender as any Loan Party’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof.  Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

4.12Financing Statements.  Except the financing statements filed by Agent, financing statements described on Schedule 7.2 hereto and financing statements filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.

4.13Investment Property Collateral.  Except as set forth in Article XI and, with respect to Subsidiary Stock, Section 4.14(h) hereof, (i) the Loan Parties will have the right to exercise all voting rights with respect to the Investment Property and (ii) the Loan Parties will have the right to receive all cash dividends and distributions, interest and premiums declared and paid on the Investment Property to the extent otherwise permitted under this Agreement.  In the event any additional Equity Interests (other than Excluded Property) are issued to or acquired by any Loan Party, whether as a result of any new purchase by or transfer or assignment to such Loan Party, as a result of a stock dividend or distribution or in lieu of interest on any of the Investment Property, as a result of any split of any of the Investment Property, by reclassification, or otherwise, any certificates evidencing any such additional Equity Interests will be delivered to Agent within ten (10) Business Days and such shares will be subject to this Agreement and a part of the Investment Property to the same extent as the original Investment Property of such Loan Party on the Closing Date.

4.14Provisions Regarding Pledged Equity Interests.  Without limiting the generality of Sections 4.1 or 4.13 hereof or of any Pledge Agreement that may from time to time be in effect, and as a supplement to and expansion of (and without any intention to limit or contradict) the other provisions of this Article IV and/or any provisions of any such Pledge Agreement:

(a)Each Domestic Loan Party, for the purpose of granting a continuing lien and security interest to secure the Obligations for the benefit of Agent and each other Secured Party, does hereby collaterally assign to Agent (for the benefit of Agent and each other Secured Party), and pledge to Agent (for the benefit of Agent and each other Secured Party), and grant such a continuing lien and security interest to Agent (for the benefit of Agent and each other Secured Party) in, all of such Domestic Loan Party’s right, title and interest in and to all of the following property, together with any additions, exchanges, replacements and substitutions therefor, dividends and distributions with respect thereto, and the proceeds thereof (collectively, as to all Domestic Loan Parties, the “Pledged Equity Interest Collateral”; provided that, notwithstanding anything to the contrary provided in this Section 4.14, the Pledged Equity Interest Collateral shall not at any time include any Excluded Property):

(i)all Equity Interests of any Person of any kind or nature held by such Domestic Loan Party consisting of Subsidiary Stock, whether now owned or hereafter acquired by such Domestic Loan Party or in which such Domestic Loan Party now or hereafter has any rights, options or warrants, including without limitation: (1) all of the capital stock, capital shares and other Equity Interests in those Subsidiaries consisting of corporations, companies and other business entities (other than the business entities of the types listed in the following clauses (2) and (3)), including such corporations, companies and entities listed on Schedule 4.14 hereto (as such Schedule may be amended and/or updated from time to time in accordance herewith), (2) all of the partnership interests and other Equity Interests in those Subsidiaries consisting of limited partnerships and general partnerships, including such partnerships listed on Schedule 4.14 hereto (as such Schedule may be amended and/or updated from time to time in accordance herewith), and (3) all of the membership/limited liability company interests and other Equity Interests in those Subsidiaries consisting of limited liability companies, including such limited liability companies listed on Schedule 4.14 hereto (as such Schedule may be amended and/or updated from time to time in accordance herewith), in each case (1) through (3) together with all certificates representing such Equity Interests and all rights (but none of the obligations) under or arising out of the applicable Organizational Documents of such Subsidiaries, and specifically including without limitation, with respect to each such partnership Subsidiary, all rights and remedies of such Domestic Loan Party as a general partner or limited partner with respect to the respective partnership interests and other Equity Interests of such Domestic Loan Party in each such partnership Subsidiary under the respective Organizational Documents of such partnership and under the partnership laws of the state in which each such partnership is organized, and, with respect to each such limited liability company Subsidiary, all rights and remedies of the such Domestic Loan Party as a member or manager or managing member with respect to the respective membership interests and other Equity Interests of such Domestic Loan Party in each such limited liability company Subsidiary under the respective Organizational Documents of such limited liability company and under the limited liability company laws of the state in which each such limited liability company is organized); and

(ii)all Related Equity Interest Rights related to any such Equity Interests described in the foregoing clause (i).

(b)The pledge and security interest described in this Section 4.14 shall continue in effect to secure all Obligations under this Agreement and the Other Documents from time to time incurred or arising (a) for so long as this Agreement is in effect and (b) until the Commitments have terminated and the Obligations are Paid in Full.

(c)Pledge Representations and Warranties:  Each Domestic Loan Party hereby represents and warrants as follows:

(i)Such Domestic Loan Party has not sold, assigned, transferred, pledged or granted any option or security interest in or otherwise hypothecated the Pledged Equity Interest Collateral in any manner whatsoever, and the Pledged Equity Interest Collateral is pledged herewith free and clear of any and all Liens, encumbrances, claims, pledges, restrictions, legends, options and other claims and charges, other than Permitted Encumbrances of the type described in clauses (a), (b) and (e) of the definition thereof.

(ii)The execution, delivery and performance of this Agreement and the pledge of the Pledged Equity Interest Collateral referred to herein, and all other terms and provisions hereof (specifically including Section 4.14(h) hereof and the powers and proxies granted to Agent thereunder) are not in violation of and shall not create any default under any Organizational Documents of any Pledged Issuer.

(iii)There are no restrictions upon the pledge or transfer of, nor on the voting rights associated with, or the transfer of, any of the Pledged Equity Interest Collateral, except as provided by applicable federal and state laws and the terms of the Organizational Documents of the applicable Pledged Issuer and/or as stated on the face of any applicable certificates evidencing any such Pledged Equity Interest Collateral.

(iv)The Pledged Equity Interest Collateral has been validly authorized and issued by each Pledged Issuer thereof and, if applicable, such Pledged Equity Interest Collateral is fully paid for and non-assessable.

(v)Subject to Section 8.3(g), each Domestic Loan Party has delivered to Agent all certificates representing or evidencing the Pledged Equity Interest Collateral, if any, accompanied by duly executed instruments of transfer or assignments in blank, to be held by Agent.

(d)Each Domestic Loan Party, in its capacity as a pledgor of its Pledged Equity Interest Collateral under this Section 4.14, hereby irrevocably instructs each of its direct Subsidiaries, in such direct Subsidiary’s present and/or future capacity (if, as, and when applicable) as a Pledged Issuer that has issued or at any time and/or from time to time hereafter may issue any Pledged Equity Interest Collateral now or hereafter held by such pledging Domestic Loan Party, to comply with any instructions originated by Agent with respect to the interests of such pledging Domestic Loan Party in any such Pledged Equity Interest Collateral now or hereafter issued by such Pledged Issuer that is now or at any time and/or from time to time hereafter held by such pledging Domestic Loan Party without further consent of such pledging Domestic Loan Party and each such pledging Domestic Loan Party agrees that each such Pledged Issuer shall be fully protected in so complying.  Each Domestic Loan Party that is a direct Subsidiary of another Domestic Loan Party, in present and/or future capacity (if, as, and when applicable) as a Pledged Issuer that has issued or at any time and/or from time to time hereafter may issue any Pledged Equity Interest Collateral to any one or more other Domestic Loan Parties, hereby irrevocably agrees to comply with any such instructions originated by Agent with respect to any interests of any other Domestic Loan Party in any such Pledged Equity Interest Collateral now or hereafter issued by such Domestic Loan Party as such a Pledged Issuer that is now or at any time and/or from time to time hereafter held by any such pledging Domestic Loan Party without further consent of such pledging Domestic Loan Party.  However, Agent agrees it shall not issue any such instructions with respect to the Pledged Collateral held by any Domestic Loan Party in any Pledged Issuer unless an Event of Default shall have occurred and be continuing.  Each Domestic Loan Party acknowledges and agrees that Agent shall be authorized at any time to provide a copy of this Agreement to any Pledged Issuer as evidence that such Domestic Loan Party has given the foregoing instructions.

(e)In addition to all other rights granted to Agent in this Agreement or any Other Document, under the Uniform Commercial Code or otherwise available at law or in equity, Agent shall have the following rights, each of which may be exercised at Agent’s Permitted Discretion (but without any obligation to do so), at any time following the occurrence and during the continuance of an Event of Default hereunder, without further consent of any Domestic Loan Party: (i) transfer the whole or any part of the Pledged Equity Interest Collateral into the name of Agent or its nominee or to conduct a sale of the Pledged Equity Interest Collateral pursuant to the Uniform Commercial Code or pursuant to any other applicable law; (ii) vote the Pledged Equity Interest Collateral in whole or in part as more fully provided for in Section 4.14(h) hereof; (iii) notify the persons obligated on any of the Pledged Equity Interest Collateral to make payment to Agent of any amounts due or to become due thereon; and (iv) release, surrender or exchange any of the Pledged Equity Interest Collateral at any time, or to compromise any dispute with respect to the same.  Agent may proceed against the Pledged Equity Interest Collateral, or any other Collateral securing the Obligations, in any order, and against any Domestic Loan Party pledging any of the Pledged Equity Interest Collateral and any other obligor (including without limitation, any one or more other Domestic Loan Parties), jointly and/or severally, in any order to satisfy the Obligations.  Each Domestic Loan Party waives and releases any right to require Agent to first collect any of the Obligations secured by the Pledged Equity Interest Collateral from any other

Collateral of such Domestic Loan Party or any other party (including without limitation, any one or more other Domestic Loan Parties) securing the Obligations under any theory of marshalling of assets, or otherwise.  Any and all dividends, distributions, interest declared, distributed or paid and any proceeds of the Pledged Equity Interest Collateral which are received by any Domestic Loan Party following the occurrence and continuance of an Event of Default under this Agreement shall be received in trust for the benefit of Agent and the Secured Parties; segregated from the other property and funds of such Domestic Loan Party; and forthwith upon demand delivered to Agent as Pledged Equity Interest Collateral in the same form as received (with any necessary documents, endorsements or assignments in blank with guaranteed signatures).  All rights and remedies of Agent are cumulative, not alternative.  For so long as this Agreement is in effect and until the Commitments have been terminated and the Obligations have been Paid in Full, each Domestic Loan Party hereby irrevocably appoints Agent, or Agent’s nominee or any other person whom Agent may designate, as such Domestic Loan Party’s attorney‑in‑fact, subject to the terms of this Section 4.14, following the occurrence and during the continuance of an Event of Default, with the power, at Agent’s option, (i) to effectuate the transfer of any of the Pledged Equity Interest Collateral on the books of each Pledged Issuer thereof to the name of Agent or to the name of Agent’s nominee, designee or transferee; (ii) to endorse and collect checks payable to such Domestic Loan Party representing distributions or other payments on any of the Pledged Equity Interest Collateral; and (iii) to carry out the terms and provisions of this Section 4.14.  Each Domestic Loan Party acknowledges and agrees that Agent shall be authorized at any time to provide a copy of this Agreement to any Pledged Issuer as evidence that Agent has been given the foregoing power of attorney.

(f)Each Domestic Loan Party recognizes that Agent may be unable to effect, or may effect only after such delay which would adversely affect the value that might be realized from the Pledged Equity Interest Collateral, a public sale of all or part of the Pledged Equity Interest Collateral by reason of certain prohibitions contained in the Securities Act or other applicable securities legislation in any other applicable jurisdiction and may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof.  Each Domestic Loan Party agrees that any such private sale may be at prices and on terms less favorable to Agent or the seller than if sold at public sales, and therefore recognizes and confirms that such private sales shall not be deemed to have been made in a commercially unreasonable manner solely because they were made privately.  Each Domestic Loan Party agrees that Agent has no obligation to delay the sale of any such securities for the period of time necessary to permit any Pledged Issuer of such securities to register such securities for public sale under the Securities Act or other applicable securities legislation in any other applicable jurisdiction.

(g)In the event that (x) any Domestic Loan Party shall acquire any Equity Interests of any kind or nature in any new direct Subsidiary formed or acquired by such Domestic Loan Party after the Closing Date), or (y) any stock dividend, reclassification, readjustment or other change is made or declared in the capital structure of any direct Subsidiary or any Domestic Loan Party acquires or in any other manner receives additional shares of stock, membership/limited liability company interests, partnership interests or other Equity Interests in any Subsidiary, or any option included within the Pledged Equity Interest Collateral with respect to the stock, membership/limited liability company interests, partnership interests or other Equity Interests of any direct Subsidiary is exercised, then any and all such new Equity Interests (together with all Related Equity Interest Rights associated therewith) so acquired, other than any Excluded Property, and any and all such new, substituted or additional Equity Interests (together with all Related Equity Interest Rights associated therewith) issued by reason of any such change or exercise to such Domestic Loan Party, other than any Excluded Property, shall immediately and automatically become subject to this Agreement specifically including this Section 4.14 and the pledge and grant of a security interest created by each Domestic Loan Party hereunder and each Domestic Loan Party hereby grants a security interest in any such future Equity Interests of any Subsidiary (together with all Related Equity Rights associated therewith) other than any Excluded Property, to Agent for the benefit of Secured Parties to secure the Obligations.  Any and all certificates issued to such Domestic Loan Party with respect to any such new, substituted or additional Equity Interests, accompanied by duly executed instruments of transfer or assignments in blank, shall be delivered to and held by Agent in the same manner as the Pledged Equity Interest Collateral originally pledged hereunder.  Promptly upon the acquisition by any Domestic Loan Party of any such new, substituted or additional Equity Interests, Domestic Loan Parties shall deliver written notice of such new, substituted or additional Equity Interests to Agent, which such written notice shall include an updated and amended Schedule 4.14 to this Agreement, which shall upon delivery be deemed to have amended and restated the previously effective version of such Schedule 4.14.

(h)Until the earlier of (x) the time after the occurrence and during the continuance of any Event of Default hereunder that Agent shall give notice in writing to any Domestic Loan Party (which such notice shall be automatically effective immediately upon such Domestic Loan Party’s receipt thereof) of the exercise of Agent’s rights under this Section 4.14(h), or (y) the commencement of any proceeding of the type described in clause (x) or clause (y) of Section 10.7 hereof with respect to any Domestic Loan Party (in which case no notice or other affirmative action shall be required by Agent, unless Agent shall affirmatively elect at such time to forego the effectiveness of this clause (y)) (a “Triggering Equity Event”), each Domestic Loan Party shall retain the sole right to vote the Pledged Equity Interest Collateral belonging to it and to exercise all Related Equity Interests Rights with respect to the Pledged Equity Interest Collateral belonging to it for all purposes not in violation of the terms hereof.  Upon any such Triggering Equity Event as to any Domestic Loan Party, such Domestic Loan Party shall have no further rights to, and shall not, exercise any such Related Equity Interest Rights with respect to the Pledged Equity Interest Collateral belonging to it, and all such Related Equity Interest Rights with respect to the Pledged Equity Interest Collateral belonging to it shall be thereafter exercisable only by Agent (regardless of whether Agent shall have taken title to such Pledged Equity Interest Collateral and/or otherwise exercised any of its other rights and remedies with respect to such Pledged Equity Interest Collateral and even prior to any such exercise).  Without limiting the generality of the foregoing, with respect to any Pledged Issuer that is a limited liability company or partnership, the Related Equity Interest Rights which Agent may exercise upon exercise of its rights under this Section 4.14(h) shall include (i) the right to replace any “managing member” or “manager” and/or any “general partner”, as applicable, of any such limited liability company or partnership Pledged Issuer and/or to replace any one or more of the members of any board of members/managers/partners/directors (or similar board) that may at any time have any rights to manage and direct the business and affairs of the applicable Pledged Issuer under its Organizational Documents as in effect from time to time (including in any such case under this clause (i), the right to replace the pledging Domestic Loan Party in any such capacity, and each Domestic Loan Party hereby agrees that, notwithstanding anything to the contrary provided for in Organizational Documents of any such Pledged Issuer, upon any exercise by Agent of any such right under this clause (i) resulting in the replacement of such Domestic Loan Party in any such capacity, such Domestic Loan Party shall immediately and automatically be deemed to have resigned from such capacity without the need of any further or affirmative action of such Domestic Loan Party), and, if necessary in connection with the foregoing, the power to amend the limited liability company operating agreement or partnership agreement, as applicable, of any such limited liability company or partnership Pledged Issuer to effectuate such replacement; and (ii) if the pledging Domestic Loan Party is a general partner or managing member of any such limited liability company or partnership Pledged Issuer, to act as such general partner or managing member of any such Pledged Issuer with respect to any and all business matters relating to the applicable Pledged Issuer and/or its property and businesses for all purposes under the Organizational Documents of such Pledged Issuer and/or under the applicable limited liability company or partnership laws of the jurisdiction of organization of such Pledged Issuer.

(i)In furtherance of the foregoing and (a) for so long as this Agreement is in effect and (b) until the Commitments have been terminated and the Obligations have been Paid in Full, each Domestic Loan Party hereby irrevocably appoints Agent, or Agent’s nominee or any other person whom Agent may designate, as such Domestic Loan Party’s attorney in fact with full power of substitution and in the name of such Domestic Loan Party, and hereby gives and grants to Agent an irrevocable and exclusive proxy for and in such Domestic Loan Party’s name, place and stead, to exercise under such power of attorney and/or under such proxy any and all voting or other ownership and/or management rights and other Related Equity Interest Rights with respect to the Pledged Equity Interest Collateral of any Pledged Issuer belonging to it (including any such exercise of any Related Equity Interest Rights with respect to any and all business matters relating to any applicable Pledged Issuer and/or its property and businesses), in each case exercisable only following (but at all times during the continuance of) the occurrence and continuance of any Triggering Equity Event.  The power of attorney and proxy granted and appointed in this Section 4.14(h)(i) shall include the right to sign each Domestic Loan Party’s name (as a holder of any Equity Interest of any Subsidiary and/or as a shareholder of or member or partner in any applicable Pledged Issuer) to any consent, certificate or other document relating to the exercise of any such voting or other ownership and/or management rights and other Related Equity Interest Rights with respect to the Pledged Equity Interest Collateral belonging to such Domestic Loan Party that Applicable Law or the Organizational Documents of the applicable Pledged Issuer(s) may permit or require, to cause the Pledged Equity Interest Collateral belonging to such Domestic Loan Party to be voted and/or such other ownership and/or management rights or other Related Equity Right to be exercised in accordance with the preceding sentence.  Each Domestic Loan Party hereby represents and warrants that there are no other proxies and powers of attorney with respect to the Pledged Equity Interest Collateral of any Pledged Issuer belonging to such Domestic Loan Party that such Domestic Loan Party may have granted or appointed; and no Domestic Loan Party will give a subsequent proxy or power of attorney or enter into any other voting agreement with respect to the Pledged Equity Interest Collateral of any Pledged Issuer belonging to such Domestic Loan Party and any attempt to do so shall be void and of no effect.  Each Domestic Loan Party agrees that each Pledged Issuer shall be fully protected in complying with any instructions given by Agent under such power of attorney granted under this Section 4.14(h)(i) and/or recognizing and honoring any exercise by Agent of such proxy granted under this Section 4.14(h)(i).  Each Domestic Loan Party acknowledges and agrees that Agent shall be authorized at any time to provide a copy of this Agreement to any Pledged Issuer as evidence that Agent has been given the foregoing power of attorney and proxy.  The proxies and powers of attorney granted by each Domestic Loan Party pursuant to this Section 4.14(h)(i) are coupled with an interest and are given to secure the performance of the Obligations and shall continue and be irrevocable (a) for so long as this Agreement is in effect and (b) until the Commitments have been terminated and all of the Obligations have been Paid in Full.

(j)To the extent that Agent shall reasonably determine that any amendments to the Organizational Documents of any Pledged Issuer that is a wholly-owned Subsidiary of Holdings and its Subsidiaries are necessary in order for Agent to be granted the collateral assignment, pledge and Liens in the Pledged Equity Interest Collateral issued by such Pledged Issuer provided for herein, and/or to exercise the rights and remedies, or to be granted and to exercise the proxies and powers of attorney, provided for in herein (specifically including without limitation under Sections 4.14(h) hereof) with respect to the Pledged Equity Interest Collateral issued by such Pledged Issuer in accordance with the terms hereof (whether because of any contrary provisions of such Organization Documents or any requirement of the Applicable Laws governing corporations, limited liability companies, partnerships or professional corporations (as applicable) in the jurisdiction of organization of such Pledged Issuer, or otherwise), each Domestic Loan Party shall, within fifteen (15) days of such Domestic Loan Party’s receipt of Agent’s written request therefor (or such longer period as may be agreed by the Agent, in Agent’s sole discretion), adopt such amendments to such Organizational Documents of such Pledged Issuer as Agent may reasonably request.  Domestic Loan Parties hereby further acknowledge and agree that, with respect to any Subsidiary whose Equity Interests are owned only by one or more Domestic Loan Parties, if and to the extent that any provision of the Organizational Documents of any such Subsidiary should be deemed to be inconsistent with or to prohibit the granting of the collateral assignment, pledge and Liens to Agent by Domestic Loan Parties in the Pledged Equity Interest Collateral issued by such Subsidiary provided for herein, or the exercise of any of the rights and remedies of and/or proxies or powers of attorney granted to Agent under this Section 4.14, such Organizational Documents of such Pledged Issuer are hereby amended as necessary to allow for such grant and to allow the full exercise by Agent of all such rights and remedies and/or proxies or powers of attorney, and this Agreement shall constitute and be deemed for all purposes and under all circumstances to be an amendment to any such applicable Organizational Document of such Pledged Issuer.

4.15Agreements Regarding Korean Collateral.

(a)Without limiting the generality of Section 4.2 and/or Section 7.12 hereof, not more frequently than quarterly, (I) Agent may request, and promptly following such request DNS Korea shall deliver, (x) updated schedules of DNS Korea’s Receivables, and (y) updated schedules of DNS Korea’s machinery and equipment and other “moveables” (as such term is used in Korean secured lending practice), other than Inventory, and (II) following receipt of such updated schedules, Agent may request, and promptly following such request DNS Korea shall execute and deliver further and/or supplemental and/or updated security agreements/assignments/instruments of pledge governed by Korean law regarding DNS Korea’s Receivables and/or DNS Korea’s machinery and equipment and other “moveables”; provided, that DNS Korea shall not be required to prepare or send any notices to, or requests for waivers or consents from its customers relating to any Receivables except as provided in clauses (b) and (c) below.  Subject to the express provisions of the Closing Date Korean Yangdo-Dambo providing for exceptions to the following, DNS Korea shall “mark” DNS Korea’s machinery and equipment and other “moveables” as necessary to perfect and protect the priority of Agent’s Liens in such Collateral.

(b)Upon the occurrence and during the continuance of a Specified Event of Default, Agent may request, and promptly following such request, DNS Korea shall prepare, execute and deliver undated but stamped Korean Law Customer Notices corresponding to the Receivables of DNS Korea covered by the Korean Law Guarantee and Security Documents then in effect. Agent may deliver such any Korean Law Customer Notices after receipt thereof.

(c)Upon the occurrence and during the continuance of a Specified Event of Default, upon Agent’s request, DNS Korea shall use all commercially reasonable efforts to obtain waivers/consents from each of its Customers with respect to any restrictions contained in the contracts, purchase orders, or invoices between DNS Korea and such Customer on the assignment of DNS Korea’s Receivables from such Customer that are legally enforceable against a collateral assignment/assignment of such Receivables in favor of a secured creditor (any Receivables of DNS Korea, if and to the extent covered by such a legally enforceable restriction against a collateral assignment in favor of a secured creditor, an “Excluded Korean Receivable”).

(d)Notwithstanding anything to the contrary provided for herein or in any Other Document, in the event that, for whatever reason, the Inventory of DNS Korea shall no longer be subject to the Permitted Korean Export-Import Bank Indebtedness Liens (either because the Permitted Korean Export-Import Bank Indebtedness has been satisfied, because the Export-Import Bank of Korea shall have agreed to release such Permitted Korean Export-Import Bank Indebtedness Liens as to the Inventory of DNS Korea, or for any other reason), Loan Parties shall (x) promptly, and in any event, within ten (10) Business Days, notify Agent of such occurrence, and (y) within forty-five (45) days of such occurrence, take all actions reasonably requested by Agent and Ex-Im Agent to create valid, enforceable, perfected, first-priority Liens in favor of Agent and Ex-Im Agent securing the Obligations on all of the Inventory of DNS Korea.

ARTICLE VREPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

5.1Authority.  Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder.  This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Loan Party, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as (x) such enforceability may be limited by any Insolvency Law and/or (y) qualified in a legal opinion delivered to the Agent under Article VIII.  The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within such Loan Party’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, and are not in contravention of the terms of such Loan Party’s Organizational Documents, (b) will not conflict with or violate any Applicable Law, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect, and except for the Korean Law Customer Notices, and (d) will not conflict with or be in contravention of, nor result in any breach in any of the provisions of, or constitute a default under, or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under, the provisions of any agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound, including the KeyMile Acquisition Documents.

5.2Formation and Qualification.

(a)Each Company is duly incorporated or formed, as applicable, and, except as permitted under Section 8.3(i) hereof, is continuing in existence and, where such concept is relevant, in good standing as a legal entity under the laws of its jurisdiction of incorporation listed on Schedule 5.2(a) hereto and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) hereto which constitute all states in which qualification and good standing are necessary for such Company to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such Company.  Each Loan Party has delivered to Agent true and complete copies of its Organizational Documents and will promptly notify Agent of any amendment or changes thereto.

(b)As of the Closing Date, the only Subsidiaries of each Loan Party are listed on Schedule 5.2(b) hereto.

5.3Survival of Representations and Warranties.  All representations and warranties of such Loan Party set forth in this Agreement and the Other Documents to which it is a party shall be true in all material respects (except in the case of any such representation or warranty that is qualified as to materiality or as to the occurrence of (or the absence of the occurrence of) a Material Adverse Effect (specifically including without limitation the representations set forth in Section 5.5(d) hereof), which shall be true and correct in all respects) at the time of such Loan Party’s execution of this Agreement and the Other Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4Tax Returns.  Each Loan Party’s federal tax identification number or equivalent under Applicable Law is set forth on Schedule 5.4 hereto.  Each Company has filed all federal, state and material local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable under such returns and other reports and all other material Taxes, assessments, fees and other governmental charges that are due and payable, in each case except to the extent Properly Contested.  The provision for Taxes on the books of each Company is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any material deficiency or additional material assessment in connection therewith not provided for on the books of the Companies.

5.5Financial Statements.

(a)[RESERVED]

(b)The cash flow and balance sheet projections of DZSI and its Subsidiaries on a Consolidated Basis on a quarterly basis for fiscal years 2019 and 2020, and on an annual basis for fiscal year 2021, copies of which have been delivered to Agent (the “Initial Projections”) were prepared by the Chief Financial Officer of DZSI, are based on underlying assumptions which provide a reasonable basis for the projections set forth therein and reflect Loan Parties’ judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.

(c)The (x) audited consolidated balance sheets of DZSI and its Subsidiaries, and such other Persons described therein, as of December 31, 2017, and the related audited consolidated statements of income, changes in stockholder’s equity, and cash flows for the fiscal year ended on such date, all accompanied by reports thereon containing unqualified opinions by independent certified public accountants, and (y) interim management-prepared unaudited consolidated balance sheets of DZSI and its Subsidiaries, and such other Persons described therein, as of December 31, 2018, and the related interim management-prepared unaudited statements of income and cash flows for the respective quarterly and year to date periods ended on each such date, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application to which such accountants have performed pre-issuance reviews, and subject to, in the case of the unaudited interim financial statements, normal year-end adjustments, the lack of footnote disclosures and non-material quarter-end adjustments) and present fairly in all material respects the financial position of DZSI and its Subsidiaries on a Consolidated Basis at such dates and the results of their operations for such periods.  To the best of Loan Parties’ knowledge, the (A) “Financial Statements” of KeyMile and its Subsidiaries as of December 31, 2017, as referenced in Section 9.6 to the KeyMile Purchase Agreement and attached as Exhibit 9.6-1 of the KeyMile Purchase Agreement, fairly present, in all material respects, the assets and liabilities, financial condition and results of operation of each of KeyMile and its Subsidiaries (as applicable) as of, and for the period ended on December 31, 2017, and the management accounts for KeyMile and its Subsidiaries for the period from January 1, 2018 through August 31, 2018, as referenced in Section 9.6 to the KeyMile Purchase Agreement and attached as Exhibit 9.6-2 of the KeyMile Purchase Agreement, have been prepared generally in accordance with IFRS (with certain exceptions, in particular those set out in Exhibit 9.3-3 of the KeyMile Purchase Agreement) and fairly represent the assets and liabilities of KeyMile and its Subsidiaries as at the dates and in respect of the periods to which they relate.

(d)Since (i) September 30, 2018 with respect to KeyMile and (ii) December 31, 2017, with respect to all other Loan Parties, there has not occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect.

(e)DZSI and its Subsidiaries on a Consolidated Basis have no material Indebtedness or other material liabilities, direct or contingent, except to the extent (i) set forth in the most recent of (A) the financial statements referenced in Sections 5.5(a), 5.5(b) or 5.5(c) and (B) the financial statements most recently delivered pursuant to Sections 9.7, 9.8 or 9.9 or (ii) Indebtedness under the terms of this Agreement and the Indebtedness under the KeyMile Seller Working Capital Credit Facility.

5.6Entity Names.  No Loan Party has been known by any other company or corporate name, as applicable, in the past five (5) years and does not sell Inventory under any other name except as set forth on Schedule 5.6 hereto, nor has any Loan Party been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years, except as set forth on Schedule 5.6.

5.7O.S.H.A.; Environmental Compliance; Flood Insurance.  Other than in instances in which any noncompliance, failure or other circumstances are not reasonably likely to have a Material Adverse Effect:

(a)Each Company is in compliance with, and its facilities, business, assets, property, leaseholds, Real Property and equipment are in compliance with the Federal Occupational Safety and Health Act and Environmental Laws and there are no outstanding citations, notices or orders of non-compliance issued to any Company or relating to its business, assets, property, leaseholds or equipment under any such laws, rules or regulations.

(b)Each Company has been issued all required federal, state and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect.

(c) (i) There have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Materials at, upon, under or migrating from or onto any Real Property owned, leased or occupied by any Company, except for those Releases which are in full compliance with Environmental Laws; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property owned, leased or occupied by any Company, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) the Real Property owned, leased or occupied by any Company has never been used by any Company to dispose of Hazardous Materials, except as authorized by Environmental Laws; and (iv) no Hazardous Materials are managed by Company on any Real Property including any premises owned, leased or occupied by any Company, excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and compliance with Environmental Laws and as are necessary for the operation of the commercial business of any Company or of its tenants.

(d) All Real Property owned by Companies is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Company in accordance with prudent business practice in the industry of such Company.  Each Company has taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a Mortgage in favor of Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

5.8Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a)(i) After giving effect to the Transactions, DZSI and its Subsidiaries on a consolidated basis are and will be solvent, is and will be able to pay its debts as they mature, has and will have capital sufficient to carry on its business and all businesses in which it is about to engage, (ii) as of the Closing Date, the fair present saleable value of the assets of DZSI and its Subsidiaries on a consolidated basis, calculated on a going concern basis, is in excess of the amount of the liabilities of DZSI and its Subsidiaries on a consolidated basis, and (iii) subsequent to the Closing Date, the fair saleable value of the assets of DZSI and its Subsidiaries on a consolidated basis (calculated on a going concern basis) will be in excess of the amount of the liabilities of DZSI and its Subsidiaries on a consolidated basis.

(b)Except as set forth on Schedule 5.8(b) hereto, no Company has any pending or threatened litigation, arbitration, actions or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $1,000,000 or to otherwise have a Material Adverse Effect.

(c)No Company is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Company in material violation of any order of any court, Governmental Body or arbitration board or tribunal.

(d)No Company or any member of the Controlled Group maintains or is required to contribute to any Plan other than those listed on Schedule 5.8(e) hereto.  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Laws. (i) Each Company and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan, and each Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Internal Revenue Code; (iii) neither any Company nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Company nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; ; (vi) neither any Company nor any member of the Controlled Group has  incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code which could reasonably be expected to have a Material Adverse Effect, and no fact exists which could give rise to any such liability; (vii) neither any Company nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code which could reasonably be expected to have a Material Adverse Effect nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (viii) no Termination Event has occurred or is reasonably expected to occur; (ix) there exists no event described in Section 4043 of ERISA, for which the thirty (30) day notice period has not been waived; (x) neither any

Company nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xi) neither any Company nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xii) neither any Company nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiii) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan which could reasonably be expected to have a Material Adverse Effect.

5.9Intellectual Property. All Intellectual Property owned or utilized by any Company that is material to the operation of the businesses and/or the revenues of such Company: (a) is set forth on Schedule 5.9 hereto (as such Schedule may be updated from time to time in accordance with this Agreement); (b) is valid and has been duly registered or filed with all appropriate Governmental Bodies; and (c) constitutes all of the intellectual property rights which are material to the operation of its businesses and/or its revenues.  There is no objection to, pending challenge to the validity of, or proceeding by any Governmental Body to suspend, revoke, terminate or adversely modify, any such material Intellectual Property and no Company is aware of any grounds for any challenge or proceedings, except as set forth on Schedule 5.9 hereto (as such Schedule may be updated from time to time in accordance with this Agreement).  All such material Intellectual Property owned or held by any Company consists of original material or property developed by such Company or was lawfully acquired by such Company from the proper and lawful owner thereof.  Each of such material Intellectual Property items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof.

5.10Licenses and Permits.  Each Company (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.11[RESERVED].

5.12No Default.  No Default or Event of Default has occurred and is continuing.

5.13No Burdensome Restrictions.  No Company is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect.  Each Company has heretofore delivered to Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject.  No Company has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14No Labor Disputes.  No Company is involved in any material labor dispute; there are no strikes or walkouts or union organization of any Company’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.15Margin Regulations.  No Company is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16Investment Company Act.  No Company is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17Delivery of DNI Agreements.  Agent have received true, complete, and correct copies of (i) the agreements evidencing and/or governing the Permitted DNI Subordinated Loans, including the DNI Closing Date Loan Amendment and (ii) the DNI/DNS Korea Guarantee Fee Agreement.  None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent and, with respect to any such amendment, supplement, or waiver occurring after the Closing Date, in accordance with the terms of this Agreement.

5.18Delivery of KeyMile Acquisition Documents.  Agent have received true, correct and complete copies of the KeyMile Acquisition Documents, including the KeyMile Seller Working Capital Facility Agreement and the KeyMile Seller Working Capital Facility Guaranty, including as to each such agreement or document all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any, and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof.  None of KeyMile Acquisition Documents, including the KeyMile Seller Working Capital Facility Agreement and the KeyMile Seller Working Capital Facility Guaranty, has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent and, with respect to any such amendment, supplement, or waiver occurring after the Closing Date, in accordance with the terms of this Agreement.  Each of the representations made by each Loan Party that is a party to the KeyMile Acquisition Documents was true and correct in all material respects on January 3, 2019.

5.19Swaps.  No Company is a party to, nor will it be a party to, any swap agreement whereby such Company has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.20Business and Property of Loan Parties.

(a)Upon and after the Closing Date, the Companies (excluding ZTI, Premisys, Zhone Technologies, Paradyne Networks, Paradyne Corporation and DNS) do not propose to engage in any business other than being a global provider of network access solutions and communications equipment for service provider and enterprise networks and activities necessary to conduct the foregoing.  On the Closing Date, each Company will own all the property and/or possess all of the rights and Consents reasonably necessary for the conduct of the business of such Loan Party.

(b)None of ZTI, Premisys, Zhone Technologies, Paradyne Networks, Paradyne Corporation, and DNS (i) engages in any business or other commercial activities, (ii) owns any assets or property, (iii) is liable with respect to any Indebtedness or material Contractual Obligations, or (iv) has granted any Liens over any of its assets or property, in any such case under clauses (i) through (iv) other than: (A) ownership of the Equity Interests of its Subsidiaries existing on the Closing Date and formed or acquired thereafter in accordance with the Agreement, and, in the case of Paradyne Corporation, ownership of Intellectual Property, (B) the maintenance of its corporate existence, and activities and contractual rights incidental thereto and incidental to its status as a holding company; (C) guarantee obligations in favor of Secured Parties with respect to the Obligations, (D) the incurrence of Indebtedness and guarantee obligations and performance of its obligations under the KeyMile Working Capital Facility Guaranty as in effect on the Closing Date or as amended in accordance with the provisions of this Agreement, and (E) the incurrence of obligations and liabilities (including indemnification obligations and liabilities) under the KeyMile Acquisition Documents as in effect on the Closing Date or as amended in accordance with the provisions of this Agreement.

(c)[RESERVED].

(d)No Dormant Subsidiary (i) renders any services to any Customer (other than another Company) that results in the creation of any Receivable or otherwise currently engages in any business of any kind (other than with any other Company), or (ii) owns any property or assets (other than any asserts of property of de minimus value, which may include the Equity Interests of any other Dormant Subsidiary).

(e)As of the Closing Date, there are no Tier II Material Subsidiaries or Tier I Material Subsidiaries.

5.21Ineligible Securities.  Loan Parties do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Agent or any Lender.

5.22Equity Interests.  The authorized and outstanding Equity Interests of each Loan Party and each issuer of Pledged Equity Interest Collateral (collectively, the “Disclosure Parties”), and each legal and beneficial holder thereof as of the Closing Date, are as set forth on Schedule 5.22(a) hereto (as such Schedule may be updated from time to time in accordance with this Agreement).  All of the Equity Interests of each Disclosure Party have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities.  Except for the rights and obligations set forth on Schedule 5.22(b) (as such Schedule may be updated from time to time in accordance with this Agreement), there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Disclosure Party or any of the shareholders of any Disclosure Party is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Disclosure Parties.  Except as set forth on Schedule 5.22(c) (as such Schedule may be updated from time to time in accordance with this Agreement), Disclosure Parties have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.23Commercial Tort Claims.  No Loan Party has any commercial tort claims except as set forth on Schedule 5.23 hereto (as such Schedule may be updated from time to time in accordance with this Agreement).

5.24Letter of Credit Rights.  No Loan Party has any letter of credit rights not constituting supporting obligations except as set forth on Schedule 5.24 hereto (as such Schedule may be updated from time to time in accordance with this Agreement).

5.25Material Contracts.  Schedule 5.26 hereto sets forth all Material Contracts of Loan Parties as of the Closing Date.  All Material Contracts are in full force and effect and no material defaults currently exist thereunder.  No Loan Party has (i) received any notice of termination or non-renewal of any Material Contract, or (ii) exercised any option to terminate or not to renew any Material Contract.

5.26Affiliate Transactions.  Except as permitted by Section 7.10 hereof, no Company nor any of its Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of any Company or any Subsidiary of any Company is a party.

5.27Certificate of Beneficial Ownership.  The Certificate of Beneficial Ownership executed and delivered to Agent and Lenders for each Loan Party on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered.  Each Loan Party acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Other Documents.

5.28Disclosure.  No representation or warranty made by any Loan Party in this Agreement, the Other Documents, the Ex-Im Subfacility Credit Agreement, or the Ex-Im Subfacility Other Documents, or in any financial statement, report, certificate or any other document delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.  There is no fact known to any Loan Party or which reasonably should be known to such Loan Party which such Loan Party has not disclosed to Agent in writing with respect to the KeyMile Acquisition or the Transactions which could reasonably be expected to have a Material Adverse Effect.

ARTICLE VIAFFIRMATIVE COVENANTS.

Each Loan Party shall, and shall cause each of its Subsidiaries to, until the Payment in Full of the Obligations, the termination of the Commitments and the termination of this Agreement:

6.1Compliance with Laws.  Comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Company’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard).

6.2Conduct of Business and Maintenance of Existence and Assets.  Subject to Section 8.3(i) hereof, (a) conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all Intellectual Property and take all commercially reasonable actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof, or under any Applicable Law.

6.3Books and Records.  Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Companies.

6.4Payment of Taxes.  Pay, when due, all Taxes, assessments and other Charges lawfully levied or assessed upon such Company or any of the Collateral, including real and personal property Taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes.  If any Tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Company and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any Taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim is made which, in the opinion of Agent, may possibly create a valid Lien on the Collateral, Agent may without prior notice (but as disclosed on the next statement of account delivered under Section 2.10 hereof) to any Loan Party pay the taxes, assessments or other Charges and each Company hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent will not pay any Taxes, assessments or Charges to the extent that any applicable Company has Properly Contested those taxes, assessments or Charges; provided that Agent shall not make any payment in respect of the taxes underlying the state tax lien in Florida against DZSI referenced in Section 8.3(d) prior to the deadline provided for in such Section 8.3(d) with respect to the termination and satisfaction of such state tax lien.  The amount of any payment by Agent under this Section 6.4 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Companies shall provide Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Companies’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

6.5Financial Covenants.

(a)Fixed Charge Coverage Ratio. Cause Loan Parties on a Consolidated Basis to maintain as of the end of each fiscal quarter set forth below, a Fixed Charge Coverage Ratio of not less than the amount set forth below for the four (4) fiscal quarter period ended as of the end of such fiscal quarter:

Fiscal Quarter Ending	Minimum Fixed Charge Coverage Ratio
March 31, 2019	1.10 to 1.00
June 30, 2019	1.10 to 1.00
September 30, 2019	1.10 to 1.00
December 31, 2019	1.25 to 1.00
March 31, 2020	1.50 to 1.00
June 30, 2020	1.50 to 1.00
September 30, 2020	1.75 to 1.00
December 31, 2020	1.75 to 1.00
March 31, 2021	1.75 to 1.00
June 30, 2021	2.00 to 1.00
September 30, 2021	2.00 to 1.00
December 31, 2021, and each fiscal quarter ending thereafter	2.00 to 1.00

(b)Leverage Ratio.  Cause Loan Parties on a Consolidated Basis to maintain as of the end of each fiscal quarter set forth below, a Leverage Ratio of not greater than the amount set forth below for the four (4) fiscal quarter period ended as of the end of such fiscal quarter:

Fiscal Quarter Ending	Maximum Leverage Ratio
March 31, 2019	4.50 to 1.00
June 30, 2019	4.25 to 1.00
September 30, 2019	4.25 to 1.00
December 31, 2019	3.25 to 1.00
March 31, 2020	3.25 to 1.00
June 30, 2020	3.00 to 1.00
September 30, 2020	2.50 to 1.00
December 31, 2020	2.25 to 1.00
March 31, 2021	2.25 to 1.00
June 30, 2021	2.00 to 1.00
September 30, 2021	2.00 to 1.00
December 31, 2021, and each fiscal quarter ending thereafter	2.00 to 1.00

(c)Liquidity.  Cause (x) Borrowers to maintain at all times Liquidity of at least $6,000,000, consisting of at least $3,000,000 in Undrawn Availability and at least $3,000,000 in Qualified Cash, and (y) the Foreign Subsidiaries of DZSI to maintain at all times Foreign Cash Liquidity of at least $3,000,000 in the aggregate.

(d)Cure Provisions.

(i)Notwithstanding any provision to the contrary set forth in Sections 6.5(a) and 6.5(b) or otherwise in this Agreement, in the event that Loan Parties fail to comply with the requirements of Sections 6.5(a) or 6.5(b) as of and/or for any fiscal measurement period ending on the last day of any fiscal quarter (each an “Applicable Quarter”), until the tenth (10th) Business Day after the day on which the Quarterly Statements for such Applicable Quarter are required to be delivered pursuant to Section 9.8 (such ten (10) Business Day period, the “Cure Period”), DZSI shall have the right (the “Cure Right”) to receive (directly or indirectly) a Specified Equity Contribution, which Specified Equity Contribution shall be included in the calculation of EBITDA solely for purposes of determining compliance with the Fixed Charge Coverage Ratio covenant set forth in Section 6.5(a) above for the applicable fiscal measurement period ending on the last day of such Applicable Quarter and the Leverage Ratio covenant set forth in Section 6.5(b) above as of the last day of such Applicable Quarter and for applicable subsequent fiscal measurement periods/measurement date relevant to Section 6.5(a) and (b) which include such Applicable Quarter; provided that: (i) no later than ten (10) Business Days after the date on which the Quarterly Financials for the Applicable Quarter are required to be delivered pursuant to Section 9.8 hereof, the Net Cash Proceeds of the Specified Equity Contribution are actually received by DZSI and remitted to Agent for application to the Obligations as required under Section Error! Reference source not found., (ii) such Net Cash Proceeds of the Specified Equity Contribution do not exceed the aggregate amount necessary to add to EBITDA (in any such case, the “Cure Amount”) to cure the Event of Default arising from the applicable failure to comply with Section 6.5(a) and/or (b) (for the avoidance of doubt, if Loan Parties fail to comply with the requirements of both Sections 6.5(a) and 6.5(b) above, the Specified Equity Contribution shall be in an amount required to cause Loan Parties to be in compliance with both Sections 6.5(a) and 6.5(b) above), (iii) in each four (4) consecutive fiscal quarter period, there shall be at least two (2) fiscal quarters in respect of which no Specified Equity Contribution is made, (iv) no Specified Equity Contribution shall be made with respect to consecutive fiscal quarters, (v) not more than four (4) Specified Equity Contributions shall be made during the Term, and (vi) the increase to EBITDA and repayment of the Obligations in connection with the proceeds of any Specified Equity Contributions be disregarded for all calculations under this Agreement (including any covenant or other provision herein that is subject to compliance with a Leverage Ratio or Fixed Charge Coverage Ratio) except for purposes of determining compliance with the Leverage Ratio and the Fixed Charge Coverage Ratio under Sections 6.5(a) and 6.5(b) above as of any relevant measurement date/for any relevant measurement period including the Applicable Quarter.

If, after giving effect to the addition of the Cure Amount to EBITDA for the Applicable Quarter, the Loan Parties are in compliance with the financial covenants set forth in this Section 6.5(a) and (b) for such measurement period, the Loan Parties shall be deemed to have satisfied the requirements of this Section 6.5(a) and (b) for such measurement period with the same effect as though there had been no such failure to comply with this Section 6.5(a) and/or (b), and the applicable Default and Event of Default otherwise arising from the original failure to comply with this Section 6.5(a) and/or (b) for the Applicable Quarter shall be deemed not to have occurred for purposes of this Agreement.  Upon receipt by Agent of written notice, prior to the expiration of the Cure Period referred to above (the “Cure Deadline”), that the Loan Parties intend to exercise the Cure Right, Agent and the Lenders shall not be permitted to accelerate the Obligations, impose the Default Rate or Letter of Credit Default Rate or to exercise any other rights or remedies against the Collateral on the basis of a failure to comply with the requirements of this Section 6.5(a) and/or (b) until such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Cure Deadline; provided, that, a Default shall be deemed to exist under this Agreement for all other purposes (including Section 8.2) unless and until the Cure Right is exercised on or prior to the Cure Deadline.

(ii)Notwithstanding any provision to the contrary set forth in Section 6.5(c) or otherwise in this Agreement, in the event that Loan Parties fail to comply with the requirements of Sections 6.5(c) as of the close of business on any day, then Loan Parties shall, no later than the fifth (5th) Business Day following the date of the occurrence of such violation of Section 6.5(c) (the “Liquidity Cure Deadline”), cause one or more of the Foreign Subsidiaries of DZSI to repatriate (by means of dividends and distributions from the applicable respective Foreign Subsidiaries to the applicable respective Domestic Loan Parties) Surplus Foreign Cash of such Foreign Subsidiaries to be applied to the repayment of the Revolving Advances and Swing Loans hereunder and the Ex-Im Revolving Advances and Ex-Im Swing Loans under the Ex-Im Subfacility Credit Agreement (ratably as between the Revolving Advances and Swing Loans hereunder on the one hand (and as among such, subject to Section 11.5, in accordance with Section 2.20(a)(i) hereof), and the Ex-Im Revolving Advances and Ex-Im Swing Loans under the Ex-Im Subfacility Credit Agreement on the other (and as among such, subject to Section 11.5 of the Ex-Im Subfacility Credit Agreement, in accordance with Section 2.20(a)(i) of the Ex-Im Subfacility Credit Agreement)) and/or deposited into the deposit accounts of Domestic Loan Parties as necessary to cause the Loan Parties to once again be in compliance with the requirements of Section 6.5(c).  If in any such case Loan Parties shall comply with their obligations under the foregoing sentence and, after giving effect to such repatriation of Surplus Foreign Cash and to the repayment of the Domestic Obligations and Ex-Im Obligations and/or deposits into the deposit accounts of Domestic Loan Parties as provided for in the foregoing sentence, the Loan Parties are in compliance with the requirements set forth in Section 6.5(c), the Loan Parties shall be deemed to have satisfied the requirements of Section 6.5(c) at all times prior to the date of such repatriation and application with the same effect as though there had been no such failure to comply with Section 6.5(c), and the applicable Default and Event of Default otherwise arising from the original failure to comply with Section 6.5(c) shall be deemed not to have occurred for purposes of this Agreement.  Upon receipt by Agent of written notice, prior to the applicable Liquidity Cure Deadline, that the Loan Parties intend to comply with their obligations under this Section 6.5(d)(ii) with respect to any violation of Section 6.5(c), Agent and the Lenders shall not be permitted to accelerate the Obligations, impose the Default Rate or Letter of Credit Default Rate or to exercise any other rights or remedies against the Collateral on the basis of a failure to comply with the requirements of this Section 6.5(c) until such failure is not cured pursuant to this Section 6.5(d)(ii) prior to the Liquidity Deadline; provided, that, a Default shall be deemed to exist under this Agreement for all other purposes (including Section 8.2) unless and until such failure is cured pursuant to this Section 6.5(d)(ii) prior to the Liquidity Deadline

6.6Insurance.

(a)(i) Keep all its insurable properties and properties in which such Company has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Company’s including business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Company insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Company either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the Applicable Laws of any state or jurisdiction in which such Company is engaged in business; and (v) provide Agent with (A) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (B) other than with respect to KeyMile and its Subsidiaries, appropriate lender loss payable endorsements in form and substance satisfactory to Agent, naming Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i) and (iii) above, and providing, other than with respect to KeyMile and its Subsidiaries, (I) that all proceeds thereunder shall be payable to Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice).  In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Company to make payment for such loss to Agent and not to such Company and Agent jointly.  If any insurance losses are paid by check, draft or other instrument payable to any Company and Agent jointly, Agent may endorse such Company’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.

(b)Each Domestic Loan Party shall take all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

(c)Following the occurrence and continuance of an Event of Default, Agent is hereby authorized to adjust and compromise claims under insurance coverage as to any Loan Party referred to in Sections 6.6(a)(i) and (iii) and 6.6(b) above.  All loss recoveries received by Agent under any such insurance as to any Loan Party shall be applied to the Obligations in accordance with Section 2.20(b)(i) hereof. If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, which payments shall be charged to Borrowers’ Account and constitute part of the obligations.

6.7Payment of Indebtedness and Leasehold Obligations.  Pay, discharge or otherwise satisfy (a) at or before maturity (subject, where applicable, to specified grace periods) all its Indebtedness, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders and (b) when due its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect subject to expiration of such lease or termination of thereof by a Loan Party or any Subsidiary thereof.

6.8Environmental Matters.

(a)Other than in instances in which any noncompliance, failure or other circumstances which are not reasonably likely to have a Material Adverse Effect, ensure that the Real Property owned or leased by any Company and all operations and businesses conducted thereon are in compliance and remain in compliance with all Environmental Laws and it shall manage any and all Hazardous Materials on any Real Property by any Company in compliance with Environmental Laws.

(b)[RESERVED].

(c)Respond promptly to any material Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien.  If any Company shall fail to respond promptly to any material Hazardous Discharge or Environmental Complaint or any Company shall fail to otherwise comply with any of the requirements of any Environmental Laws to the extent such noncompliance would be reasonably likely to have a Material Adverse Effect, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the Real Property owned or leased by any Company (or authorize third parties to enter onto such Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to remediate, remove, mitigate or otherwise manage with any such Hazardous Discharge or Environmental Complaint.  All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Companies, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Company.

(d)Promptly upon the written request of Agent from time to time, Loan Parties shall provide Agent, at Loan Parties’ expense, with an environmental site assessment or environmental compliance audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a material Hazardous Discharge and the potential costs in connection with abatement, remediation and removal of any Hazardous Materials found on, under, at or within the Real Property owned or leased by any Company.  Any report or investigation of such Hazardous Discharge proposed and acceptable to the responsible Governmental Body shall be acceptable to Agent.  If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Companies to post a bond, letter of credit or other security reasonably satisfactory to Agent a to secure payment of these costs and expenses.

6.9Standards of Financial Statements.  Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, and 9.13 hereof as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable).

6.10Federal Securities Laws.  Promptly notify Agent in writing if any Company or any of their Subsidiaries after the Closing Date (a) is required to file periodic reports under the Exchange Act (other than with respect to DZSI, which is required to file periodic reports under the Exchange Act as of the Closing Date), (b) registers any securities under the Exchange Act or (c) files a registration statement under the Securities Act.

6.11Execution of Supplemental Instruments.  Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

6.12Exercise of Rights.  To the extent commercially reasonable, or necessary to remedy any Event of Default hereunder or under any Other Document and/or under the Ex-Im Subfacility Credit Agreement or under any Ex-Im Subfacility Other Document, or necessary to prevent or remedy the occurrence of any Material Adverse Effect, enforce its applicable rights under the KeyMile Acquisition Agreements and any indemnification provisions thereof and/or indemnification agreement executed in connection therewith and pursue all remedies available to it in connection with the foregoing with diligence and in good faith in connection with the enforcement of any such rights.

6.13Government Receivables.  Upon the request of Agent, take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances with respect to, and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of, any contract between any Loan Party and the United States, any state or any department, agency or instrumentality of any of them.

6.14Membership / Partnership Interests.  Designate and cause all of its Domestic Subsidiaries that are limited liability companies or partnerships to designate (a) their limited liability company membership interests or partnership interests as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and Section 8-103 of Article 8 of the Uniform Commercial Code, and (b) certificate such limited liability company membership interests and partnership interests, as applicable.

6.15Keepwell.  If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non‑Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.15, or otherwise under this Agreement or any Other Document, voidable under Applicable Law, including Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Loan Party under this Section 6.15 shall remain in full force and effect until the Payment in Full of the Obligations and the termination of this Agreement and the Other Documents.  Each Qualified ECP Loan Party intends that this Section 6.15 constitute, and this Section 6.15 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18(A)(v)(II) of the CEA.

6.16Certificate of Beneficial Ownership and Other Additional Information.  Provide to Agent and the Lenders: (i) as may be requested by Agent or any Lender from time to time, confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Agent and Lenders; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to Agent and each Lenders, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by Agent or any Lender from time to time for purposes of compliance by Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent or such Lender to comply therewith.

6.17Repatriation.  In the event that any Specified Event of Default has occurred (after giving effect to any applicable provision of Section 6.5(d) hereof) and remains continuing, upon written request of Agent (as elected by Agent or Required Lender), Domestic Loan Parties shall cause all Foreign Subsidiaries of DZSI to repatriate (by means of dividends and distributions from the respective Foreign Subsidiaries to the respective Domestic Loan Parties) all Surplus Foreign Cash as promptly as commercially reasonable and feasible (provided that notwithstanding the foregoing, the Loan Parties shall not be required to cause any particular Foreign Subsidiary to repatriate any Surplus Cash to the extent (as demonstrated by Loan Parties to the reasonable satisfaction of Agent in its Permitted Discretion) that doing so would result in any materially adverse tax consequences to Loan Parties on a Consolidated Basis or in criminal or civil liability of the management of a Loan Party), and (x) to the extent that such repatriation was requested as a result of the occurrence of any Specified Event of Default due to any Event of Default under Section 10.1 hereof resulting or Ex-Im Specified Event of Default under Section 10.1 of the Ex-Im Subfacility Credit Agreement, such repatriated cash and Cash Equivalents shall be used immediately upon receipt thereof by the applicable Domestic Loan Parties to satisfy the applicable defaulted payment obligations (provided that, for the avoidance of doubt, such satisfaction of any such defaulted payment obligation shall not constitute any cure or waiver or termination of the applicable Event of Default or Ex-Im Event of Default), and (y) to the extent that, at the time of such repatriation, any Event of Default shall exist under Section 6.5 hereof, after giving effect to the provisions of the foregoing clause (x) to the extent also applicable at such time, the Revolving Advances and Swing Loans hereunder and the Ex-Im Revolving Advances and Ex-Im Swing Loans under the Ex-Im Subfacility Credit Agreement shall be repaid ratably (as between the Revolving Advances and Swing Loans hereunder on the one hand (and as among such, subject to Section 11.5, in accordance with Section 2.20(a)(i) hereof), and the Ex-Im Revolving Advances and Ex-Im Swing Loans under the Ex-Im Subfacility Credit Agreement on the other (and as among such, subject to Section 11.5 of the Ex-Im Subfacility Credit Agreement, in accordance with Section 2.20(a)(i) of the Ex-Im Subfacility Credit Agreement)) until paid in full; provided that, Agent or Required Lenders (as applicable), each in its sole discretion, may elect in any case covered by this Section 6.17 to require the repatriation of less than all of the Surplus Foreign Cash of the Foreign Subsidiaries of DZSI (and provided further that even in such a case, all such Surplus Foreign Cash required to be repatriated shall be applied as otherwise provided for in this Section 6.17).

ARTICLE VIINEGATIVE COVENANTS.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, until the Payment in Full of the Obligations, the termination of the Commitments and the termination of this Agreement:

7.1Merger, Consolidation, Acquisition and Sale of Assets.

(a)Enter into any merger, consolidation or other reorganization with or into any other Person, permit any other Person to consolidate with or merge with it, or acquire all or substantially all of the assets or Equity Interests of any Person, or of any division or line of business of any Person, except that:

(i)any Secured Loan Party may merge, consolidate or reorganize with another Loan Party or Company or acquire the assets or Equity Interests of another Loan Party or Company so long as (A) in each case, Borrowing Agent shall provide Agent with notice of such merger, consolidation, reorganization or acquisition no later than ten (10) Business Days prior to the intended date for such transaction, (B) in connection with any merger, consolidation or reorganization to which DZSI is a party, DZSI must be the surviving entity of such merger, consolidation or reorganization, (C) in the case of any such merger, consolidation or reorganization involving a Company that is a Secured Loan Party at the time of such merger, consolidation or reorganization and a Company that is not a Secured Loan Party at the time of such merger, consolidation or reorganization, the surviving entity of such merger, consolidation or reorganization must be, or concurrently with the consummation of such merger, consolidation or reorganization become, a Secured Loan Party (and all the conditions of Section 7.12 have been and/or are (substantially contemporaneously with the closing on such merger, consolidation or reorganization) satisfied with respect to such surviving entity as though such surviving entity was a newly acquired Subsidiary), (D) in the case of any such merger, consolidation or reorganization involving a Company that is a Domestic Loan Party (either as a Borrower or a Guarantor) at the time of such merger, consolidation or reorganization and a Company that is not a Domestic Loan Party at the time of such merger, consolidation or reorganization, the surviving entity of such merger, consolidation or reorganization must be, or concurrently with the consummation of such merger, consolidation or reorganization become, a Domestic Loan Party (either as a Borrower or a Guarantor (based on whether the Domestic Loan Party to such merger, consolidation or reorganization was a Borrower or Guarantor prior to such merger, consolidation or reorganization)) (and all the conditions of Section 7.12 have been and/or are (substantially contemporaneously with the closing on such merger, consolidation or reorganization) satisfied with respect to such surviving entity as though such surviving entity was a newly acquired Subsidiary), (E) in connection with any merger, consolidation or reorganization to which a Borrower is, and DZSI is not, a party, the surviving entity of such merger, consolidation or reorganization must be, or concurrently with the consummation of such merger, consolidation or reorganization become, a Borrower , (F) in connection with any merger, consolidation or reorganization to which a Guarantor is, and a Borrower is not, a party, the surviving entity of such merger, consolidation or reorganization must be, or concurrently with the consummation of such merger, consolidation or reorganization become, a Guarantor, (G) in the case of any such merger involving a Loan Party that is an Ex-Im Borrower at the time of such merger and a Loan Party that is not an Ex-Im Borrower at the time of such merger, Ex-Im Bank shall have provided its prior written consent to such merger through an Ex-Im Waiver, and (H) Borrowing Agent shall deliver to Agent true, correct and complete copies of all of the material agreements, documents and instruments related to such merger, consolidation, reorganization or acquisition concurrently with the next delivery of quarterly financial statements required to be delivered to Agent pursuant to Section 9.8 hereof occurring after the closing of such transaction,

(ii)any Foreign Unsecured Loan Party may merge, consolidate or reorganize with another Loan Party or Company or acquire the assets or Equity Interests of another Loan Party or Company so long as (A) in each case, Borrowing Agent shall provide Agent with notice of such merger, consolidation, reorganization or acquisition no later than ten (10) Business Days prior to the intended date for such transaction, (B)  in the case of any such merger, consolidation or reorganization involving a Company that is a Foreign Unsecured Loan Party at the time of such merger, consolidation or reorganization and a Company that is not a Foreign Unsecured Loan Party at the time of such merger, consolidation or reorganization, the surviving entity of such merger, consolidation or reorganization must be, or concurrently with the consummation of such merger, consolidation or reorganization become, a Foreign Unsecured Loan Party (and all the conditions of Section 7.12 have been and/or are (substantially contemporaneously with the closing on such merger, consolidation or reorganization) satisfied with respect to such surviving entity as though such surviving entity was a newly acquired Subsidiary), and (C) Borrowing Agent shall deliver to Agent true, correct and complete copies of all of the material agreements, documents and instruments related to such merger, consolidation, reorganization or acquisition concurrently with the next delivery of Quarterly Financials pursuant to Section 9.8 hereof occurring after the closing of such transaction,

(iii)any Company that is not a Loan Party may merge, consolidate or reorganize with another Company that is not a Loan Party or acquire the assets or Equity Interests of another Company that is not a Loan Party so long as (A) in each case, Borrowing Agent shall provide Agent with notice of such merger, consolidation, reorganization or acquisition no later than ten (10) Business Days prior to the intended date for such transaction, and (B) Borrowing Agent shall deliver to Agent true, correct and complete copies of all of the material agreements, documents and instruments related to such merger, consolidation, reorganization or acquisition concurrently with the next delivery of quarterly financial statements required to be delivered to Agent pursuant to Section 9.8 hereof occurring after the closing of such transaction

(iv)a Loan Party may make Permitted Investments, and

(v)a Loan Party may make Permitted Acquisitions;

(b)Dispose of any of its properties or assets, except for Permitted Dispositions; or

(c)Liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except for:

(i)the liquidation or dissolution of a Borrower (other than DZSI) so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Borrower are transferred to a Borrower that is not liquidating or dissolving,

(ii)the liquidation or dissolution of a Loan Party (other than a Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred (through one or more transactions occurring on a substantially contemporaneous basis) to a Loan Party that is not liquidating or dissolving, and

(iii)the liquidation or dissolution of a Company that is not a Loan Party so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Loan Party or a Subsidiary of a Loan Party that is not liquidating or dissolving.

7.2Creation of Liens.  Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances.

7.3Guarantees.  Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) the endorsement of checks in the Ordinary Course of Business, (b) as set forth on Schedule 7.3 hereto, (c) unsecured guarantees incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee, performance guarantee, and similar obligations, (d) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions, (e) guarantees by any Company with respect to the Permitted Indebtedness of any other Company, to the extent that such guaranty by the guaranteeing Company constitutes a Permitted Intercompany Investment, including, without limitation, the guarantees by DZSI and ZTI under the KeyMile Seller Working Capital Facility Guaranty, and (f) guarantees of the Ex-Im Obligations and/or the Obligations.

7.4Investments.  Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, other than Permitted Investments.

7.5Loans.  Make advances, loans or extensions of credit to any Person other than advances, loans or extensions of credit that constitute Permitted Loans.

7.6Capital Expenditures.  Contract for, purchase or make any expenditure or commitments for Capital Expenditures; in any fiscal year in an aggregate amount for all Loan Parties in excess of $4,000,000; provided, however, in the event Capital Expenditures during any fiscal year are less than the amount permitted for such fiscal year, then the unused amount (the “Carryover Amount”) may be carried over and used in the immediately succeeding fiscal year; provided, further, that any Carryover Amount shall not exceed $2,000,000 and shall be deemed to be the last amount spent in such succeeding fiscal year.

7.7Restricted Payments.  Declare, pay or make any Restricted Payment other than Permitted Restricted Payments.

7.8Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

7.9Nature of Business.

(a)Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

(b)Without limiting the generality of the foregoing paragraph (a), in the case of ZTI, Premisys, Zhone Technologies, Paradyne Networks, Paradyne Corporation and DNS, take any actions, or omit any actions or allow any events or circumstances to occur, that would cause any of the representations and warranties in Section 5.20(b) hereof to become untrue.

(c)[RESERVED]

(d)Permit any Dormant Subsidiary to (i) render any services to any Customer (other than another Company) that results in the creation of any Receivable or otherwise engage in any business of any kind (other than with any other Company), or (ii) own any property or assets (other than any asserts of property of de minimus value, which may include the Equity Interests of any other Dormant Subsidiary).

7.10Transactions with Affiliates.  Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for (a) transactions among Domestic Loan Parties and/or Foreign Secured Loan Parties which are not expressly prohibited by the terms of this Agreement and which are in the Ordinary Course of Business; (b) intercompany investments and intercompany loans among the Companies which are expressly permitted under this Agreement , including Permitted Intercompany Advances and Permitted Intercompany Investments, (c) intercompany transactions and payments between/among Non-Core Companies and Secured Loan Parties, which are in the Ordinary Course of Business consistent with the Companies’ past practices and conduct, whereby (x) the applicable Non-Core Compan(ies) provide research & development services, marketing or sales services, and similar support services to or for the benefit of Secured Loan Parties, and (y) in exchange for such services, (1) the applicable Non-Core Compan(ies) invoice one or more Secured Loan Part(ies) for the operating costs (such as salaries, wages, employee benefits, employee allowances and employee reimbursable costs and expenses, employee commissions, consultant fees of consultants retained by such Non-Core Compan(ies), office rents, utilities, accounting and other professional services (but excluding purchase of Inventory or purchases of fixed assets) of such Non-Core Compan(ies) in providing such services plus a reasonable percentage (not to exceed a cost-plus percentage on terms and conditions less favorable than terms and conditions which would have been obtainable by Secured Loan Parties from a Person other than an Affiliate), and (2) the invoiced Secured Loan Part(ies) make payment on such invoices, so long as all such intercompany transaction and payments are reflected in the calculation of the net income of the Companies on a Consolidated Basis for any applicable fiscal measurement period (and for the avoidance of doubt, intercompany transactions and payments of the type described and permitted under this clause (c) shall not constitute “Investments” for any purpose under this Agreement), (d) payment by Loan Parties of Restricted Payments permitted under Section 7.7 hereof; (e) payments of guarantee fees by DNS Korea to DNI under the DNI/DNS Korea Guarantee Fee Agreement as in effect on the Closing Date in respect of any guarantees given by DNI with respect to any Permitted Korean Bank LC Indebtedness, the Permitted Korean Export-Import Bank Indebtedness, and the Permitted Korean Development Bank Indebtedness to the extent (but only to the extent) permitted under the DNI Subordination Agreement, (f) payments and repayments of the Permitted DNI Subordinated Loans and the Permitted DNI Reimbursement Obligations with respect to the Permitted Korean Bank LC Indebtedness (but not the Permitted DNI Reimbursement Obligations with respect to the Permitted Korean Export-Import Bank Indebtedness or the Permitted Korean Development Bank Indebtedness) to the extent (but only to the extent) permitted under the DNI Subordination Agreement, (g) Specified Equity Contributions and other issuance of Equity Interests not constituting Disqualified Equity Interests by DZSI, (h) transactions under the DNI IP License, if any such DNI License shall be entered into in accordance with the terms of this Agreement, and (i) transactions disclosed to Agent in writing, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate; provided, however, that neither the extension of credit to, nor the assumption, endorsement or guaranty of any Indebtedness of, or making of any other any Affiliate (other than a Loan Party) shall be deemed to be a transaction in the Ordinary Course of Business for purposes of this Section 7.10.

7.11[RESERVED].

7.12Subsidiaries.

(a)Form or acquire any Subsidiary unless the formation or acquisition of such Subsidiary shall constitute a Permitted Investment and:

(i)subject to clauses (ii) and (iii) and Section 7.12(b) below, (x) such Subsidiary shall, concurrently with the formation or acquisition thereof (or, in the case of any Foreign Subsidiary, as soon as practicable thereafter, taking into account the requirements of the Applicable Laws of the applicable jurisdiction of organization of such Foreign Subsidiary), become either (as Borrowing Agent may elect; provided that, notwithstanding anything to the contrary contained in this Section 7.12 or this Agreement, (1) no Foreign Subsidiary shall become a Borrower hereunder or an Ex-Im Borrower under the Ex-Im Subfacility Credit Agreement, and (2) no Person shall become a Borrower hereunder or an Ex-Im Borrower under the Ex-Im Subfacility Credit Agreement without the consent of Agent granted or withheld in its Permitted Discretion and the consent of the Ex-Im Bank) a Borrower or a Guarantor hereunder and under the Other Documents and an Ex-Im Borrower or an Ex-Im Credit Agreement Guarantor under the Ex-Im Subfacility Credit Agreement and the Ex-Im Subfacility Other Documents, and become jointly and severally liable for, and grant first-priority Liens (subject only to Permitted Encumbrances) in favor of Agent for the ratable benefit of Secured Parties and in favor of Ex-Im Agent for the ratable benefit of Ex-Im Secured Parties on all of its assets and property constituting Collateral to secure, the Obligations (including the Ex-Im Obligations), all pursuant to such joinder agreements and other legal documentation and such other actions as Agent and Ex-Im Agent may each reasonably require in its Permitted Discretion to establish compliance with the conditions set forth in this subparagraph (i) (which such legal documentation shall include the delivery of such instruments, security agreements, certificates and customary legal opinions as Agent and Ex-Im Agent may require in its Permitted Discretion in connection with such a joinder transaction, and specifically including in the case of any Foreign Subsidiary a Guaranty and Guarantor Security Agreements governed by of and granting, creating, and perfecting Liens securing the Obligations (including the Ex-Im Obligations) under the Applicable Laws of the jurisdiction of organization of such Foreign Subsidiary, and customary legal opinions of local foreign legal counsel regarding such Foreign Subsidiary and such Guaranty, Guarantor Security Agreements, and Liens), and (y) concurrently with the formation or acquisition thereof (or, in the case of any Foreign Subsidiary, as soon as practicable thereafter, taking into account the requirements of the Applicable Laws of the applicable jurisdiction of organization of such Foreign Subsidiary), Agent and Ex-Im Agent shall each have received all legal documentation (including the delivery of such instruments, security agreements, certificates and legal opinions as Agent and Ex-Im Agent may each require in its Permitted Discretion in connection with such a pledge and specifically including in the case of any Foreign Subsidiary a pledge agreement governed by of and granting, creating, and perfecting a pledge securing the Obligations (including the Ex-Im Obligations) under the Applicable Laws of the jurisdiction of organization of such Foreign Subsidiary, and customary legal opinions of local foreign legal counsel regarding such Foreign Subsidiary and such pledge agreement and pledge), and all actions shall have been taken, as Agent and Ex-Im Agent may each require in its Permitted Discretion to create a Lien and pledge in favor of Agent in the Subsidiary Stock of such Subsidiary to secure the Obligations (including the Ex-Im Obligations); provided that, notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, no assets of any such new Subsidiary described in this subparagraph (i) and joined to this Agreement as a Borrower shall be included in the Formula Amount until Agent has received a Field Examination with respect to such Subsidiary and its assets in form and substance, and with results, acceptable to Agent in its Permitted Discretion (and further provided that, upon Borrowers’ written request, Agent shall complete such Field Examination as promptly as is commercially reasonable following the earlier of (x) the acquisition or formation of such Subsidiary, or (y) the time Borrowers shall obtain from any Person to be acquired and/or whose assets are being acquired sufficient access for Agent to commence such Field Examination) (and provided further that, notwithstanding anything to the contrary in Sections 3.4(c) or 16.9, Borrowers shall be liable for the Field Examination Fees and Costs of any such Field Examination conducted under this paragraph, and such Field Examination Fees and Costs shall not be subject to (and shall not be included in) any generally applicable limitations on the number of Field Examinations, or the Borrowers’ liability for Field Examination Fees and Costs, under this Agreement);

(ii)notwithstanding anything to the contrary provided for herein, no Dormant Subsidiary or Foreign Legal Restrictions Subsidiary shall be required at any time to become a Loan Party hereunder or an Ex-Im Borrower or Ex-Im Credit Agreement Guarantor, and without limiting the generality of the foregoing, no such Dormant Subsidiary or Foreign Legal Restrictions Subsidiary shall be required at any time to (x) grant, create, and/or perfect any Liens under any Applicable Laws of any jurisdiction in any of their assets to Agent (nor to Ex-Im Agent) to secure any of the Obligations, or (y) give or execute and deliver any Guaranty governed by Applicable Laws of any jurisdiction (nor, for the avoidance of doubt, become a party to this Agreement as a Guarantor and/or become bound by Article XVII hereof);

(iii)notwithstanding anything to the contrary provided for herein, no Foreign Subsidiary that is a Tier II Foreign Material Subsidiary shall be required at any time to (x) grant, create, and/or perfect any Liens (either under the laws of any jurisdiction within the United States or under the Applicable Laws of its jurisdiction of organization) in any of its assets to Agent (nor to Ex-Im Agent) to secure any of the Obligations, or (y) give or execute and deliver any Guaranty governed by Applicable Laws of its jurisdiction of organization (provided that nothing in this clause (y) shall in any way contract or limit or affect in any way either (1) the obligations of any applicable Tier II Foreign Material Subsidiary pursuant to Section 7.12(b) hereof to become a party to and Guarantor and Loan Party under this Agreement or any of the provisions of Article XVII hereof or (2) the guarantees and agreements of suretyship given by and obligations and liabilities of any Foreign Unsecured Loan Party under such Article XVII);

(iv)notwithstanding anything to the contrary provided for herein specifically including clause (y) of Section 7.12(a)(i), in the case of any Foreign Subsidiary that is the direct (or “first tier”) Subsidiary of any Loan Party, no Loan Party shall be required at any time to provide any pledges with respect to the Subsidiary Stock of such direct Foreign Subsidiary pursuant to a pledge agreement or other appropriate security document governed by, and be perfected under, the Applicable Laws of the jurisdiction in which such direct Foreign Subsidiary is organized unless such direct Foreign Subsidiary is a Tier I Foreign Material Subsidiary (provided that, with respect to each such direct Foreign Subsidiary of any Domestic Loan Party that is not a Tier I Foreign Subsidiary, the Subsidiary Stock of any such direct Subsidiary of any Domestic Loan Party shall be included in the Collateral and shall be subject to the Liens created under Article IV of this Agreement, but no actions beyond those contemplated by Sections 4.1 and 4.14 shall be required with respect to the creation and pledge of any Lien on the Subsidiary Stock of any such direct Foreign Subsidiary of any Domestic Loan Party).

(b)Notwithstanding anything to the contrary provided for herein:

(i)with respect to (x) each Foreign Subsidiary of DZSI (other than DNS Korea and KeyMile and any Excluded Subsidiaries) in existence on the Closing Date that is not a Tier II Foreign Material Subsidiary on the Closing Date, and (y) each Foreign Subsidiary of DZSI formed or acquired after the Closing Date that (as determined as provided for in clause (iii) of this Section 7.12(b) below) is not a Tier II Foreign Material Subsidiary at the time of such formation or acquisition, in the event that any such Foreign Subsidiary shall constitute a Tier II Foreign Material Subsidiary for two (2) (or, with respect to any Foreign Subsidiary organized under the laws of the Republic of India, three (3)) consecutive fiscal quarters), then (1) Loan Parties shall give written notice to Agent no later than ten (10) Business Days following the delivery by Loan Parties of the Quarterly Financials for the second such fiscal quarter of such fact (or in the case of any Foreign Subsidiary organized under the laws of the Republic of India, the third such fiscal quarter), and(2) no later than thirty (30) days (as such time period may be extended from time to time by Agent in its sole discretion) after the delivery of such notice to Agent, such Tier II Foreign Material Subsidiary shall (A) execute and deliver to Agent a joinder agreement satisfactory in form and substance to Agent in its Permitted Discretion pursuant to which such Tier II Foreign Material Subsidiary shall join and become a party to this Agreement and the Other Documents as a Guarantor hereunder, and (B) deliver to Agent a certificate of the type described in Section 8.1(q) (including resolutions in form and substance satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of such Tier II Foreign Material Subsidiary authorizing such Tier II Foreign Material Subsidiary to make such joinder, give a guaranty of the Obligations, and otherwise comply with and perform its obligations under this Section 7.12 and this Agreement and the Other Documents generally) provided that, (I) to the extent compliance with the requirements of clause (2) of this paragraph with respect to such Tier II Foreign Material Subsidiary and the Equity Interests would require consent, approval, license or authorization of or any filing with or notice to a Governmental Body in such Tier II Foreign Material Subsidiary’s jurisdiction of organization, Loan Parties and such Tier II Foreign Material Subsidiary shall use their reasonably best efforts to obtain such consent, approval, license or authorization or make such filing or notice, and so long as Loan Parties and such Tier II Material Subsidiaries shall be undertaking such reasonably best efforts, the deadline under clause (2) shall be extended until such consent, approval, license or authorization shall be obtained or such filing or notice requirement shall be satisfied;

(ii)with respect to (x) each Foreign Subsidiary of DZSI (other than DNS Korea and KeyMile and any Excluded Subsidiaries) in existence on the Closing Date that is not a Tier I Foreign Material Subsidiary on the Closing Date, and (y) each Foreign Subsidiary of DZSI formed or acquired after the Closing Date that (as determined as provided for in clause (iii) of this Section 7.12(b) below) is not a Tier I Foreign Material Subsidiary at the time of such formation or acquisition, in the event that any such Foreign Subsidiary shall constitute a Tier I Foreign Material Subsidiary for two (2) (or, with respect to any Foreign Subsidiary organized under the laws of the Republic of India, three (3)) consecutive fiscal quarters), then (1) Loan Parties shall give written notice to Agent no later than ten (10) Business Days following the delivery by Loan Parties of the Quarterly Financials for the second such fiscal quarter of such fact (or in the case of any Foreign Subsidiary organized under the laws of the Republic of India, the third such fiscal quarter), (2) to the extent such Tier I Foreign Material Subsidiary is not already a party to this Agreement as a Guarantor, no later than thirty (30) days (as such time period may be extended from time to time by Agent in its sole discretion) after the delivery of such notice to Agent, such Tier I Foreign Material Subsidiary shall (A) execute and deliver to Agent a joinder agreement satisfactory in form and substance to Agent in its Permitted Discretion pursuant to which such Tier I Foreign Material Subsidiary shall join and become a party to this Agreement as a Guarantor hereunder and under the Other Documents, and (B) deliver to Agent a certificate of the type described in Section 8.1(q) (including resolutions in form and substance satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of such Tier I Foreign Material Subsidiary authorizing such Tier I Foreign Material Subsidiary to make such joinder, give a guaranty of the Obligations, and otherwise comply with and perform its obligations under this Section 7.12 and this Agreement and the Other Documents generally), and (3) no later than forty-five (45) days (as such time period may be extended from time to time by Agent in its sole discretion) after the delivery of such notice to Agent, such Tier I Foreign Material Subsidiary and the other Companies shall comply with all the other requirements of Section 7.12(a) with respect to such Tier I Foreign Material Subsidiary and the Equity Interests of such Tier I Foreign Material Subsidiary; provided that, (I) to the extent compliance with the requirements of clause (2) or (3) of this paragraph with respect to such Tier I Foreign Material Subsidiary and/or the Equity Interests of such Tier I Foreign Material Subsidiary would require consent, approval, license or authorization of or any filing with or notice to a Governmental Body in such Tier I Foreign Material Subsidiary’s jurisdiction of organization, Loan Parties and such Tier I Foreign Material Subsidiary shall use their reasonably best efforts to obtain such consent, approval, license or authorization or make such filing or notice, and so long as Loan Parties and such Tier II Material Subsidiaries shall be undertaking such reasonably best efforts, the deadline under clause (1) and/or (2) (as applicable) shall be extended until such consent, approval, license or authorization shall be obtained or such filing or notice requirement shall be satisfied, and (II) notwithstanding anything to the contrary provided for in Section 7.12(a) or otherwise in this Agreement, upon determination by Agent, in its sole discretion, that under the Applicable Laws of the jurisdiction of incorporation of such Tier I Foreign Material Subsidiary, either creation and/or perfection of a Lien in any category(ies) of Collateral and/or specific item(s) of Collateral of such Tier I Foreign Material Subsidiary (and/or of the pledge over the Equity Interests of such Tier I Foreign Material Subsidiary under the laws of the jurisdiction of organization of such Tier I Foreign Material Subsidiary) is either not possible (either categorically or because Loan Parties have been unable, after using their reasonably best efforts, to obtain any required consent, approval, license or authorization of or any filing with or notice to a Governmental Body in such Tier I Foreign Material Subsidiary’s jurisdiction of organization) or would require efforts, costs and expenses, or an effect on such Tier I Foreign Material Subsidiary’s business that would outweigh the benefits to Secured Parties of obtaining or perfecting such Lien (or pledge), Agent may, in its sole discretion, elect to either forgo taking and/or perfecting any such Lien (or pledge) and/or agree that such Tier I Foreign Material Subsidiary shall not be required to create and/or perfect any such Lien (or pledge) until the occurrence of a Specified Event of Default.

(iii)In order to determine whether any Foreign Subsidiary being acquired is a Tier I Foreign Material Subsidiary or Tier II Foreign Material Subsidiary at the time of such acquisition, (x) the EBITDA for such acquired Foreign Subsidiary for each of the twelve month fiscal measurement periods ending on the last two fiscal quarter for which financial statement of such acquired Foreign Subsidiary are available shall be compared to the pro forma EBITDA of Loan Parties on a Consolidated Basis, including such EBITDA for such acquired Foreign Subsidiary, for the same two fiscal measurement periods, and (y) the Working Capital Assets of such acquired Foreign Subsidiary as at the end of the last two fiscal quarter for which financial statement of such acquired Foreign Subsidiary are available shall be compared to the pro forma Working Capital Assets of Loan Parties on a Consolidated Basis, including such Working Capital Assets for such acquired Foreign Subsidiary, as at the end of same two fiscal quarters.

(c)Enter into (x) any general partnership or limited partnership as a general partner, or (y) any joint venture arrangement (other than as prohibited by the foregoing clause (x) except to the extent entry into such joint venture arrangement, and all Investments made in connection therewith, shall in each case constitute a Permitted Investment).

7.13Fiscal Year and Accounting Changes.  Change its fiscal year from December 31, or make any significant change (a) in accounting treatment and reporting practices except as required by GAAP or (b) in tax reporting treatment except as required by law.

7.14Pledge of Credit.  Now or hereafter pledge Agent’s or any Lender’s credit on any purchases, commitments or contracts or for any purpose whatsoever or use any portion of any Advance in or for any business other than such Loan Party’s business operations as conducted on the Closing Date.

7.15Amendment of Organizational Documents.  In the case of any Loan Party, (a) change its legal name, (b) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (c) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, or (d) otherwise amend, modify or waive any term or material provision of its Organizational Documents unless required by law, in any such case without (x) giving at least thirty (30) days prior written notice of such intended change to Agent, (y) having received from Agent confirmation that Agent has taken all steps necessary for Agent to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral belonging to such Loan Party and in the Equity Interests of such Loan Party (other than DZSI) and (z) in any case under clause (d), having received the prior written consent of Agent to such amendment, modification or waiver.

7.16Compliance with ERISA.  (a)(i) Maintain, or permit any member of the Controlled Group to maintain, or (ii) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Pension Benefit Plan, other than those Pension Benefit Plans set forth on Schedule 5.8(e) hereto, (b) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code which could reasonably be expected to result in any material liability to DZSI and its Subsidiaries, (c) terminate, or permit any member of the Controlled Group to terminate, any Pension Benefit Plan where such event could result in any liability of any Company or any member of the Controlled Group or the imposition of a lien on the property of any Company or any member of the Controlled Group pursuant to Section 4068 of ERISA, (d) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (e) fail promptly to notify Agent of the occurrence of any Termination Event, (f) fail to  meet, permit any member of the Controlled Group to fail to meet, or permit any Pension Benefit Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect to any such plan, or (g) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) hereof to cease to be true and correct to the extent such could reasonably be expected to result in any material liability to DZSI and its Subsidiaries.

7.17Prepayment of Indebtedness; Repayment of Permitted Korean LGU Indebtedness

.

(a)At any time, directly or indirectly, prepay any Indebtedness, or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Company prior to the maturity thereof, except Borrowers may prepay the Obligations (including the Ex-Im Obligations) to the extent permitted hereunder and under the Ex-Im Subfacility Credit Agreement or in connection with any refinancing of such Indebtedness permitted pursuant to this Agreement.  Without limiting the generality of the foregoing, none of the Net Cash Proceeds from any Contemplated Rights Offering may be used by DZSI or any Company to repay any Indebtedness of any Company (other than any voluntary repayment, in the sole discretion of the Loan Parties, of the Obligations/Ex-Im Obligations).  For avoidance of doubt, the payment of the Permitted LGU Indebtedness at maturity shall not constitute a prepayment and shall not be prohibited under the terms of this Agreement;

(b)Without limiting the generality of the foregoing Section 7.17(a), at any time (i) fail to cause each of the Permitted Korean Export-Import Bank Indebtedness and the Permitted Korean Development Bank Indebtedness to be refinanced or renewed/extended at the end of any applicable term thereof such that, at no time prior to the Payment in Full of the Obligations, shall any of the principal outstanding under either of the Permitted Korean Export-Import Bank Indebtedness or the Permitted Korean Development Bank Indebtedness become due and payable, or (ii) other than as contemplated under Section 2.21 with respect to the Permitted Korean Development Bank Indebtedness, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of, any principal of either of the Permitted Korean Export-Import Bank Indebtedness or the Permitted Korean Development Bank Indebtedness, except in connection with a refinancing thereof, (iii) directly or indirectly make any payment on account of any Permitted DNI Reimbursement Obligations in connection with either the Permitted Korean Export-Import Bank Indebtedness and the Permitted Korean Development Bank Indebtedness, except as permitted under the DNI Subordination Agreement, or (iv) subject to the provisions of clauses (q) and (r) of the definition of Permitted Indebtedness regarding a Permitted Refinancing with respect to the Permitted Korean Export-Import Bank Indebtedness or the Permitted Korean Development Bank Indebtedness, as applicable, after the Closing Date, obtain any additional loan or advance or otherwise incur any additional principal Indebtedness under either of the Permitted Korean Export-Import Bank Indebtedness or the Permitted Korean Development Bank Indebtedness; and

(c)Notwithstanding anything to the contrary provided for in this Section 7.17 or otherwise in this Agreement or any Other Document, fail to repay in full in cash all of the then-outstanding Permitted Korean LGU Indebtedness by the close of business (Korea time) on June 18, 2019.

7.18DNI Subordinated Debt and Obligations.  At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of, or any payment in respect of (i) any Permitted DNI Subordinated Loan, (ii) any Permitted DNI Reimbursement Obligations, or (iii) any fees payable under the DNI Guarantee Fee Agreement, except as expressly permitted in the DNI Subordination Agreement and, in the case of any voluntary prepayment, repurchase, redemption, retirement or acquisition, with respect to any Permitted DNI Subordinated Loan in accordance with the requirements of Section 7.17 hereof.]

7.19Amendments to Other Agreements.  Enter into (i) any amendment, waiver or modification of the KeyMile Acquisition Documents (excluding the KeyMile Seller Working Capital Facility Agreement and the KeyMile Seller Working Capital Facility Guarantee) that is materially adverse to the interests of any Loan Party or any Secured Party, or (ii) any amendment, waiver or modification of any of (1) the KeyMile Seller Working Capital Facility Agreement and the KeyMile Seller Working Capital Facility Guarantee, (2) the DNI Guarantee Fee Agreement, (3) the agreements evidencing and/or governing the Permitted DNI Subordinated Loans, the Permitted Korean LGU Indebtedness, the Permitted Korean Export-Import Bank Indebtedness, or the Permitted Korean Development Bank Indebtedness, or (4) the DNI IP License, if any such DNI License shall be entered into in accordance with the terms of this Agreement, that, in any case under this clause (ii), is adverse in any way to the interests of any Loan Party or any Secured Party.

ARTICLE VIIICONDITIONS PRECEDENT.

8.1Conditions to Initial Advances.  The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by

Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a)Loan Documents.  Agent shall have received on or before the Closing Date the following, each in form and substance reasonably satisfactory to the Agent and, unless indicated otherwise, dated as of the Closing Date:

(i)this Agreement, duly executed and delivered by each Credit Party;

(ii)the Notes;

(iii)the German Law Guarantees, the German Law Security Documents, and the Korean Law Guaranty and Security Documents;

(iv)the DNI IP Pledge Consents; and

(v)the Closing Date Flow of Funds Agreement duly executed and delivered by Borrowing Agent; and

(b)Ex-Im Credit Documents.  Loan Parties, the Ex-Im Lenders, and the Ex-Im Agent shall have entered into the Ex-Im Subfacility Credit Agreement and the Ex-Im Subfacility Other Documents, and the Ex-Im Subfacility Credit Agreement and all other Ex-Im Subfacility Other Documents shall be in full force and effect;

(c)Ex-Im Bank Approvals and Waivers and Conditions Precedent.  (i) Ex-Im Agent shall have received all necessary approvals and waivers from the Ex-Im Bank for the terms and conditions of the Ex-Im Subfacility as set forth in the Ex-Im Subfacility Credit Agreement and the Ex-Im Subfacility Other Documents, (ii) the Transactions shall be in full compliance with the ExIm Bank’s Working Capital Guarantee Program, and (iii) all conditions precedent set forth in Sections 8.1 of the Ex-Im Subfacility Credit Agreement shall be satisfied (or waived by Ex-Im Agent (and, to the extent applicable, the Ex-Im Bank);

(d)[RESERVED].

(e)[RESERVED].

(f)Financial Condition Certificate.  Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(f) attached hereto;

(g)Closing Certificate.  Agent shall have received a closing certificate signed by the Chief Financial Officer of each Loan Party, dated as of the Closing Date, stating that (i) all representations and warranties set forth in this Agreement, the Other Documents, the Ex-Im Subfacility Credit Agreement, and the Ex-Im Subfacility Other Documents are true and correct on and as of such date, (ii) on such date no Default or Event of Default has occurred or is continuing, and (ii) all of the conditions set forth in Sections 8.1(i), (l), (m), (o)(ii), (s), (y), and (aa) and 8.2(c) have been satisfied (and attaching calculations supporting Section 8.1(m)), the DNI Guarantee Fee Agreement, and the agreements evidencing and/or governing the Permitted DNI Subordinated Loans, including the DNI Closing Date Loan Amendment;

(h)Borrowing Base.  (x) Agent shall have received a Borrowing Base Certificate (as of a date acceptable to Agent and Lenders in their discretion) from Borrowers evidencing that the aggregate amount of Eligible Receivables (including Eligible Foreign Receivables) is sufficient in value and amount to support Revolving Advances in the amount requested by Borrowers on the Closing Date, and (y) Ex-Im Agent shall have received a “Borrowing Base Certificate” (as of a date acceptable to Agent and Lenders in their discretion) under the Ex-Im Subfacility Credit Agreement from Borrowers evidencing that the aggregate amount of Eligible Export-Related Accounts Receivables is sufficient in value and amount to support Ex-Im Revolving Advances in the amount requested by Ex-Im Borrowers on the Closing Date;

(i)Undrawn Availability.  After giving effect to the initial Advances hereunder and the initial loan advances under the Ex-Im Subfacility Credit Agreement and payment of all disbursements, costs and expenses relating to the Transactions as reflected in the Closing Date Flow of Funds Agreement and otherwise giving effect to the Transactions, and as evidenced by the Borrowing Base Certificate and “Borrowing Base Certificate” under the Ex-Im Subfacility Credit Agreement referenced in Section 8.1(h) above, Borrowers shall have (x) Undrawn Availability of at least $6,000,000 and (y) Qualified Cash of at least $5,000,000, and Foreign Subsidiaries of DZSI shall have, in the aggregate, Foreign Cash Liquidity of at least $3,000,000;

(j)Blocked Accounts and Disbursement Account.  Loan Parties shall have opened at least one Depository Account and at least one disbursements/operating deposit account with Agent;

(k)Permitted DNI Subordinated Loan Documents.  Agent shall have received, in form and substance satisfactory to Agent, true, correct and complete copies of the agreements evidencing and/or governing the Permitted DNI Subordinated Loans, the form and substance, and terms and conditions, of which shall be satisfactory to Agent in its discretion, including a true, correct and complete copy of the executed DNI Closing Date Loan Amendment, the form and substance, and terms and conditions, of which shall be satisfactory to Agent in its discretion;

(l)KeyMile Acquisition.  Agent shall have received a final executed copy of the KeyMile Purchase Agreement (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all material KeyMile Acquisition Documents executed in connection therewith, specifically including the KeyMile Seller Working Capital Facility Agreement and the KeyMile Seller Working Capital Facility Guarantee, each as in effect on the Closing Date, including in each case all amendments thereto, waivers relating thereto, and other side letters or agreements affecting the terms thereof;

(m)Pro Forma EBITDA Leverage.  After giving pro forma effect to the initial Advances hereunder and the initial loan advances under the Ex-Im Subfacility Credit Agreement and payment of all disbursements, costs and expenses relating to the Transactions as reflected in the Closing Date Flow of Funds Agreement and otherwise giving effect to the Transactions,

(i)Loan Parties on a Consolidated Basis (for the avoidance of doubt, including KeyMile and its Subsidiaries) shall have EBITDA for the twelve month fiscal measurement period ending as of December 31, 2018 of not less than $16,250,000, and

(ii)Loan Parties on a Consolidated Basis (for the avoidance of doubt, including KeyMile and its Subsidiaries) shall have a Leverage Ratio measured as of December 31, 2018 of not more than 3.75 to 1.00,

(n)Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement and Uniform Commercial Code termination statements) required by this Agreement, any of the Other Documents or under Applicable Law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral and in order to terminate the perfected security interest in or lien upon the Collateral of Existing Agent shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(o)Payoffs.

(i)Wells Fargo Payoff Letter.  Agent shall have received a final executed copy of a payoff letter, in form and substance and on terms and conditions satisfactory to Agent, from Wells Fargo Bank, N.A (the “Wells Fargo Payoff Letter”) regarding the payment in full of all Indebtedness and obligations owing to Wells Fargo Bank, N.A. and any other applicable lender or secured party under the existing senior secured credit facilities of DZSI and its Subsidiaries agented by Wells Fargo Bank, N.A., other than with respect to the Existing WF Letters of Credit (the “Existing Wells Fargo Debt”) and the release of all Liens on any Collateral in favor of Wells Fargo Bank, N.A. securing such Existing Wells Fargo Debt (other than the LC Cash Collateral as defined in the Wells Fargo Payoff Letter) to secure the obligations relating to the Existing WF Letters of Credit,

(ii)Korean Bank Payoffs.  Agent shall have received confirmation satisfactory to Agent and Agent’s counsel (including Agent’s local Korean counsel) of the respective amounts and applicable per diems necessary to be paid to the holders of those certain bank loan facilities of DNS Korea listed on Schedule 2.21(a) attached hereto such that, after giving effect to the disbursements and subsequent currency conversion transactions and payment by DNS Korean contemplated by the Closing Date Flow of Funds, all Indebtedness owing by DNS Korea in connection with the such bank loan facilities shall be paid in full and each such Korean bank shall be obligated to release any and all Liens on any assets of DNS Korea granted by DNS Korea to secure such Korean bank loan facilities, and

(iii)Japan Bank Payoffs.  Agent shall have received confirmation satisfactory to Agent and Agent’s counsel of the respective amounts and applicable per diems necessary to be paid to the holders of those certain bank loan facilities of DNS Japan listed on Schedule 2.21(a) attached hereto such that, after giving effect to the disbursements contemplated by the Closing Date Flow of Funds, all Indebtedness owing by DNS Japan in connection with the such bank loan facilities shall be paid in full and each such Japanese bank shall be obligated to release any and all Liens on any assets of DNS Japan granted by DNS Japan to secure such Japanese bank loan facilities.

(p)[RESERVED].

(q)Secretary’s Certificates, Authorizing Resolutions and Good Standings of Loan Parties.  Agent shall have received, in form and substance satisfactory to Agent, a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Loan Party dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner, and in relation to Loan Parties incorporated in Germany, a resolution of its respective registered shareholder) of such Loan Party authorizing (x) the execution, delivery and performance of this Agreement and each Other Document to which such Loan Party is a party (including authorization of the incurrence of indebtedness, borrowing of Advances and requesting of Letters of Credit on a joint and several basis with all Loan Parties as provided for herein), and (y) the granting by such Loan Party of the security interests in and liens upon the Collateral to secure the Obligations (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Loan Party authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Loan Party as in effect on such date, complete with all amendments thereto, and (iv) continued legal existence and, where relevant, the good standing (or equivalent status) of such Loan Party in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Loan Party’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificates (or the equivalent thereof issued by any applicable jurisdiction (if any)) dated not more than fifteen (15) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(r)Legal Opinion.  Agent shall have received the executed legal opinions of (i)  DLA Piper, US counsel to the Loan Parties, (ii) Lee & Ko, Korean counsel to the Loan Parties, and (iii) DLA Piper, German counsel to Loan Parties in relation to capacity and due execution and Squire Patton Boggs, German counsel to Agent in relation to validity and enforceability, each in form and substance satisfactory to Agent which shall cover such matters incident to the Transactions as Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(s)No Litigation.  No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or against the officers or directors of any Loan Party (A) in connection with this Agreement, the Other Documents, the Subordinated Loan Documents or any of the Transactions and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(t)Collateral Examination.  Agent shall have completed its Initial Field Examination, the results of which shall be satisfactory in form and substance to Agent and Lenders in their discretion,

(u)Fees.  Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof;

(v)Initial Projections.  Agent shall have received a copy of the Initial Projections which shall be satisfactory in all respects to Agent and Lenders;

(w)Insurance.  Agent shall have received in form and substance satisfactory to Agent, (i) evidence that adequate insurance, including without limitation, casualty and liability insurance, required to be maintained under this Agreement is in full force and effect, (ii) insurance certificates issued by Loan Parties’ insurance broker containing such information regarding Loan Parties’ casualty and liability insurance policies as Agent shall request and naming Agent as an additional insured, lenders loss payee and/or mortgagee, as applicable, and (iii) loss payable endorsements issued by Loan Parties’ insurer naming Agent as lenders loss payee and mortgagee, as applicable;

(x)Consents.  Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and their counsel shall deem necessary;

(y)No Adverse Material Change.  Since (i) September 30, 2018 with respect to KeyMile and (ii) December 31, 2017, no event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect shall have occurred and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(z)Contract Review.  Agent shall have received and reviewed all Material Contracts of Companies including leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;

(aa)Compliance with Laws.  Agent shall be reasonably satisfied that each Company is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Anti-Terrorism Laws;

(bb)Flow of Funds Agreement.  Agent and Ex-Im Agent shall have received a flow of funds agreement, including a schedule of sources and uses prepared by Loan Parties and a schedule of payments and disbursements prepared by Loan Parties (the “Closing Date Flow of Funds Agreement”), duly executed and delivered by Borrowing Agent pursuant to which the Borrowing Agent directs Agent to disburse the initial Advances hereunder and initial Ex-Im Revolving Advances under the Ex-Im Subfacility Credit Agreement so as to consummate the Transactions.

(cc)Certificate of Beneficial Ownership; USA Patriot Act Diligence.  Agent and each Lender shall have received, in form and substance acceptable to Agent and each Lender an executed Certificate of Beneficial Ownership for each Loan Party and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(dd)Other.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent.

8.2Conditions to Each Advance.  The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advances), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement and/or the Other Documents and the Ex-Im Subfacility Credit Agreement and/or the Ex-Im Subfacility Other Documents shall be true and correct in all material respects (except in the case of any such representation or warranty that is qualified as to materiality or as to the occurrence of (or the absence of the occurrence of) a Material Adverse Effect (specifically including without limitation the representations set forth in Section 5.5(d) hereof), which shall be true and correct in all respects) on and as of such date as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date, in which case such representation or warranty shall have been true and correct in all material respects (except in the case of any such representation or warranty that is qualified as to materiality or as to the occurrence of (or the absence of the occurrence of) a Material Adverse Effect, which shall have been true and correct in all respects) on and as of such earlier and/or specified date);

(b)No Default.  No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date and, in the case of the initial Advances, after giving effect to the consummation of the Transactions; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c)Maximum Advances.  In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement, and after giving effect to such requested Advance, there shall be no violation of the terms and provisions of Section 2.7 .

Each request for an Advance by Borrowing Agent or Borrowers hereunder shall constitute a representation and warranty by each Borrower and each other Loan Party as of the date of such Advance that the conditions set forth in this Section shall have been satisfied. Notwithstanding any provision to the contrary set forth in this Section 8.2, in no event shall the conditions set forth in this Section 8.2(b) be deemed to have been met during the continuance of any Cure Period.

8.3Post-Closing Covenants/Conditions.  Loan Parties hereby acknowledge and agree that Agent and Lenders have agreed to execute and deliver this Agreement and make the initial Advances on the Closing Date notwithstanding the fact that certain conditions precedent more fully described in this Section 8.3 have not been satisfied as of the Closing Date, and Loan Parties hereby covenant and agree to satisfy each of such conditions no later than the respective deadlines for each such condition set forth below as follows (as any such deadline may be extended from time to time by Agent in its sole discretion):

(a)(x) immediately upon the effectiveness of this Agreement, Agent shall receive the executed legal opinions of DLA Piper, German counsel to Loan Parties in relation to capacity and due execution and Squire Patton Boggs, German counsel to Agent in relation to validity and enforceability, each in form and substance satisfactory to Agent which shall cover such matters incident to the Transactions as Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders, and (y) as soon as reasonably practical (taking into account all applicable requirements of German Applicable Law, including any notarial requirements) following the closing and consummation of the Transactions: KeyMile and all parties thereto shall execute and deliver (or cause to be executed and delivered by power of attorney) the Pledge Agreements described in clauses (i) and (ii) of the definition of “Pledge Agreement with respect to the Equity Interests of KeyMile and KeyMile GmbH.

(b)No later than (x) the date that is ninety (90) days after the Closing Date (as such date may be extended by Agent in its sole discretion), with respect to any deposit accounts (other than Excluded Accounts) of any Domestic Loan Party which are maintained with a financial depository institution other than Agent after compliance by Domestic Loan Parties with clause (y) of this paragraph (b), execute and deliver, and shall cause the applicable financial depository institution to execute and deliver, a deposit account Control Agreement complying with the requirements of Section 4.8(j) with respect to such deposit account, and (y) the date that is ninety (90) days after the Closing Date, Domestic Loan Parties shall move, establish and continue thereafter to maintain all of their primary cash management accounts and services with Agent, including without limitation all of the Domestic Loan Parties’ primary lockboxes/lockbox accounts and collection accounts and all of the Loan Parties’ primary operating and disbursement accounts; provided that, for the avoidance of doubt, nothing in this Section 8.3(b) shall be deemed to limit or contradict the provisions of, or to defer or limit the obligations of Domestic Loan Parties to comply with the requirements of, Section 4.8(d), and without limiting the generality of the foregoing, during the period from the Closing Date until the date that Domestic Loan Parties shall have fully complied with the requirements of clauses (x) and (y) of this Section Error! Reference source not found., Domestic Loan Parties shall make arrangements with respect to each of its deposit accounts into which Customers remit payments and collections on Receivables or into which Domestic Loan Parties deposit payments and collections on Receivables received from Customers that is maintained with a bank other than Agent and is not subject to a deposit account Control Agreement complying with the requirements of Section 4.8(h) for the funds in each such collections deposit account to be wired and transferred to a Depositary Account maintained with Agent on a daily basis.  Notwithstanding anything to the contrary provided for in the foregoing, with respect to any bank account of any Domestic Loan Party maintained in Canada, no later than date that is ninety (90) days after the Closing Date (as such date may be extended by Agent in its sole discretion), Loan Parties shall either have (i) moved and established (and thereafter continue to maintain) each such deposit account with Agent or one of the other Lenders, or (ii) executed and delivered, and shall have caused the applicable financial depository institution to execute and deliver, a deposit account Control Agreement complying with the requirements of Section 4.8(j) with respect to such deposit account.

(c)No later than thirty (30) days after the Closing Date (as such date may be extended by Agent in its sole discretion), Domestic Loan Parties shall deliver to Agent loss payable endorsements issued by Domestic Loan Parties’ insurers naming Agent as lenders loss payee and mortgagee, as applicable, with respect to each of Loan Parties’ casualty/property insurance policies (including business interruption insurance policies).

(d)No later than one hundred eighty (180) days after the Closing Date (as such date may be extended by Agent in its sole discretion), Loan Parties shall cause that certain judgment (#J180000739870) filed by the State of Florida, Department of Revenue, on November 7, 2018 and that certain judgment (#J180000753236)) filed by the State of Florida, Department of Revenue, on November 14, 2018 (collectively, the “Florida Judgement Lien”) to have been terminated and released of record.

(e)No later than thirty (30) days after the Closing Date (as such date may be extended by Agent in its sole discretion), Loan Parties shall either (x) cause a reputable Korean patent law attorney to deliver to Agent and Ex-Im Agent a memorandum, satisfactory in form and substance to each of Agent and Ex-Im Agent in their Permitted Discretion, regarding the rights of DNS Korea (and of any third-party to whom Agent and/or Ex-Im Agent may transfer DNS Korea’s ownership rights in any registered Korean patents and patent application Intellectual Property that is jointly owned by DNI and DNS Korea pursuant to any exercise by Agent and/or Ex-Im Agent of its rights as a secured creditor) to freely use and grant licenses with respect to such jointly owned Intellectual Property without payment of royalties or license fees, or (y) cause DNI and DNS Korea to execute and deliver, and deliver to Agent a true, correct, and complete copy of, a license agreement regarding any Intellectual Property that is jointly owned by DNI and DNS Korea granting DNS Korea a license with respect to such Intellectual Property and consenting to a pledge and creation of a Lien in favor of Agent with respect to DNS Korea’s rights as licensee under such license, to be in form and substance acceptable to Agent in its Permitted Discretion (any such license that may be entered into in accordance with the foregoing, if any, the “DNI IP License”).]

(f)No later than forty-five (45) days after the Closing Date (as such date may be extended by Agent in its sole discretion), Loan Parties shall cause the Secured Loan Parties and any applicable other Companies to execute and deliver a master intercompany note among such Companies on terms and conditions (including terms subordinating payment of the Indebtedness evidenced by such note owing by any Loan Party to the prior Payment in Full of all of the Obligations) acceptable to Agent in its Permitted Discretion, and shall deliver the original of such master intercompany note has been delivered to Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable the Companies that are the payees on such note.

(g)No later than (x) forty-five (45) days after the Closing Date (as such date may be extended by Agent in its sole discretion), to the extent not delivered on the Closing Date, the original stock certificates (if and to the extent any such exist) representing the Equity Interest of each Subsidiary of any Domestic Loan Party that is either a Dormant Subsidiary or a Foreign Subsidiary (other than DNS Korea or KeyMile), together with appropriate stock powers or other instruments of assignment or transfer undated and executed in blank, and (y) three (3) Business Days after the Closing Date (as such date may be extended by Agent in its sole discretion), to the extent not delivered on the Closing Date, the original stock certificates (if and to the extent any such exist) representing the Equity Interest of each other Pledged Issuer, together with appropriate stock powers or other instruments of assignment or transfer undated and executed in blank, if applicable.

(h)No later than March 21, 2019 (as such date may be extended by Agent in its sole discretion), a copy of Form 8-K filed by DZSI with the SEC with respect to the pro forma financial information for the KeyMile Acquisition required to be filed pursuant Article 11 of Regulation S-X (17 CFR 210).

(i)No later than ninety (90) days after the Closing Date (as such date may be extended by Agent in its sole discretion), Loan Parties shall cause each Subsidiary listed on Schedule 5.2(a) as not being, on the Closing Date, continuing in existence and in good standing (where such concept is relevant) as a legal entity under the laws of its jurisdiction of incorporation (each a “Corporate Cure Subsidiary”) to either (x) return to good standing as a legal entity under the laws of its jurisdiction of incorporation, or (y) elect to dissolve such Corporate Cure Subsidiary and give written notice to Agent and Ex-Im Agent of such election, in which event such Corporate Cure Subsidiary shall be dissolved in accordance with Section 7.1(c) within one twenty (120) days after such election (as such date may be extended by the Agent in its sole discretion), and, in each such case, provide written notice of such action, including delivery of a good standing certificate (or equivalent under applicable local Laws), election of dissolution or delivery of evidence of such dissolution.

(j)No later than twenty (20) Business Days after the date of the German Assignment Agreement, provide to the Agent with respect to KeyMile and pursuant to the terms of the German Assignment Agreement (1) a full list of the Receivables of KeyMile outstanding as of such date, such list to be delivered substantially in the form set out in Schedule 1 attached to the German Assignment Agreement, (2) if applicable, the details of any profit and loss pooling agreement as of such date, (3) a full list of KeyMile’s insurances which have not expired as of such date, such list to be delivered substantially in the form set out in Schedule 2 attached to the German Assignment Agreement and (4) a full list of KeyMile’s IP Rights (as defined in the German Assignment Agreement) existing as of such date;

(k)No later than fifteen (15) Business Days after the Closing Date (as such date may be extended by Agent in its sole discretion), Loan Parties shall have caused the Korean IP Pledges to have been duly submitted for registration with the Korean Patent Office;

(l)No later than forty-five (45) Business Days after the Closing Date (as such date may be extended by Agent in its sole discretion), Loan Parties shall have made commercially reasonable efforts to cause the applicable Persons to execute and deliver to Agent Lien Waiver Agreements with respect to (i) each leased corporate headquarters location of each Loan Party, (ii) each leased location or third-party warehouse/bailee/processor at which tangible Collateral with a fair market value, as to each such location, in excess of $500,000 is located, and (iii) each leased location at which any unique books and records (not duplicated at the applicable corporate headquarters of such Loan Party) of any Loan Party are kept, subject to any exceptions to the foregoing as may have been agreed between Loan Parties and Agent prior to the Closing Date.

ARTICLE IXINFORMATION AS TO LOAN PARTIES.

Each Loan Party shall, or (except with respect to Section 9.11 hereof) shall cause Borrowing Agent on its behalf to, until the Payment in Full of the Obligations, the termination of the Commitments and the termination of this Agreement:

9.1Disclosure of Material Matters.  Immediately upon learning thereof, report to Agent (a) all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or disputes asserted by any Customer or other obligor, and (b) any investigation, hearing, proceeding or other inquest into any Loan Party or any Affiliate of any Loan Party by any Governmental Body with respect to Anti-Terrorism Laws.

9.2Schedules.

(a)Deliver to Agent, in form and substance satisfactory to Agent, with respect to any Customers billed by any Borrower: (a) on or before the twentieth (20th) day of each month as and for the prior month (i) accounts receivable agings inclusive of reconciliations to the general ledger of each Borrower, (ii) accounts payable schedules inclusive of reconciliations to the general ledger of each Borrower, (iii) Inventory reports, (iv) a report detailing all Receivables collected by Loan Parties and separating such collections into collections received on account of Export-Related Accounts Receivable  and collections received on account of all other Receivables, (v) all reports delivered and all claims filed with respect to all Approved Credit Insurance Policies during the prior month, (vi) a Borrowing Base Certificate (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement), and (vii) a certification of the amounts of the Companies’ Qualified Cash and Foreign Cash Liquidity as of the last day of the prior month, with screen shots or other evidence reasonably acceptable to Agent in its Permitted Discretion from time to time supporting/corroborating such certification, and (b) at such intervals as Agent may require, but, so long as no Event of Default shall have occurred and be continuing, no more frequently than monthly: (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications; provided further that all such Borrowing Base Certificates shall include a calculation of the Dollar Equivalent value of the Eligible Foreign Receivables, Eligible Export-Related Accounts Receivable, Letters of Credit, and Ex-Im Letters of Credit denominated in currencies other than Dollars (with separate calculations as to the Eligible Foreign Receivables, Eligible Export-Related Accounts Receivable, Letters of Credit, and Ex-Im Letters of Credit denominated in each such non-Dollar Currency) based on the Exchange Rate as in effect on the “as of” date of such Borrowing Base Certificate.

(b)Deliver to Agent (i) with respect to DNS Korea, at the request of Agent, but not more frequently than quarterly, the updated information regarding DNS Korea’s Receivables and machinery and equipment and other “moveables” (as such term is used in Korean secured lending practice) as described and provided for in Section 4.15(a), (ii) on or before the twentieth (20th) day of each calendar quarter, a list of KeyMile’s Receivables which were outstanding at the end of such calendar quarter (and shall provide such list at shorter intervals if so requested by Agent if reasonably necessary to safeguard the interests of the Secured Parties) and (iii) on or before the twentieth (20th) day of each calendar quarter, a list of KeyMile’s IP Rights (as defined in the German Assignment Agreement) and those Insurances (as defined in the German Assignment Agreement) which have not expired at the end of such calendar quarter.

(c)Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder, provided, however, that unless an Event of Default has occurred and is continuing or Agent shall be conducting a Field Examination, Agent shall first notify Borrowing Agent before contacting any Customer.

(d)The items to be provided under this Section are to be in form satisfactory to Agent and executed by each Loan Party and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Loan Party’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.  Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to Agent by the specific method of Approved Electronic Communication designated by Agent.

9.3Environmental Reports. Provide Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8 hereof, with a certificate signed by the President of Borrowing Agent stating, to the best of his knowledge, that each Company is in compliance with all applicable Environmental Laws, except to the extent that any such non-compliance would not reasonably be expected to result in any Materially Adverse Effect.  To the extent of any such non-compliance that would reasonably be expected to result in any Materially Adverse Effect, the certificate shall set forth with specificity all areas of non-compliance and the proposed action Companies will implement in order to achieve full compliance.

9.4Litigation.  Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Company, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects a material portion of the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5Material Occurrences.  Immediately notify Agent in writing upon the occurrence of: (a) any Event of Default or Default hereunder or any Ex-Im Event of Default or Ex-Im Default under the Ex-Im Subfacility Credit Agreement; (b) any event of default under the agreements evidencing and/or governing the Permitted DNI Subordinated Loans; (c) any event which with the giving of notice or lapse of time, or both, would constitute an event of default under the agreements evidencing and/or governing the Permitted DNI Subordinated Loans; (d) any event, development or circumstance whereby any financial statements or other reports delivered to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Company as of the date of such statements; (e) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Company or any member of the Controlled Group to a tax imposed by Section 4971 of the Code; (f) each and every default by any Company which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (g) any other development in the business or affairs of any Loan Party, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Companies propose to take with respect thereto.

9.6Government Receivables.  Notify Agent immediately if any of its Receivables arise out of contracts between any Loan Party and the United States, any state, or any department, agency or instrumentality of any of them.

9.7Annual Financial Statements.  Deliver to Agent within ninety (90) days after the end of each fiscal year of DZSI and its Subsidiaries, financial statements of DZSI and its Subsidiaries on a consolidating and Consolidated Basis including, but not limited to, consolidated and consolidating statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the consolidated and consolidating balances sheet as at the end of such fiscal year, which such financial statements and balance sheets shall be true, complete and correct in all material respects and fairly present, in all material respects, the financial position of DZSI and its Subsidiaries on a consolidating and Consolidated Basis as of the date thereof and the results of operations for DZSI and its Subsidiaries on a consolidating and Consolidated Basis for such fiscal year and prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail, which such consolidated balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity shall be audited by and be reported and opined upon without  any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item) by an independent certified public accounting firm selected by Loan Parties and satisfactory to Agent (the “Accountants”); provided that, it is agreed by the parties hereto that PricewaterhouseCoopers shall be acceptable as the Accountants.  The report of the Accountants shall be accompanied by any Accountants’ letter to management (if prepared).  In addition, the reports shall be accompanied by a Compliance Certificate.

9.8Quarterly Financial Statements.  Deliver to Agent within forty-five (45) days after the end of each fiscal quarter of DZSI and its Subsidiaries, unaudited financial statements of DZSI and its Subsidiaries on a consolidating and Consolidated Basis including, but not limited to, consolidated and consolidating statements of income and stockholders’ equity and cash flow and consolidating and consolidated balance sheets reflecting results of operations from the beginning of the fiscal year to the end of such fiscal quarter and for such fiscal quarter and setting forth in comparative form the respective consolidating and consolidated financial statements and balance sheets for the corresponding date and period in the previous fiscal year and the budget delivered pursuant to Section 9.12, which such financial statements and balance sheets shall be true, complete and correct in all material respects and fairly present, in all material respects, the financial position of DZSI and its Subsidiaries on a consolidating and Consolidated Basis as of the date thereof and the results of operations for DZSI and its Subsidiaries on a consolidating and Consolidated Basis for such fiscal quarter and year-to-date period and prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Loan Parties’ business and the customary absence of footnotes.  The reports shall be accompanied by a Compliance Certificate and (if prepared by DZSI) a corresponding discussion and analysis of results from management.

9.9Monthly Bank Statements.  Deliver to Agent within thirty (30) days after the end of each month, copies of the bank statement(s) received during such month for each deposit account/bank account of any Secured Loan Party that are not maintained with Agent.

9.10Other Reports.  Deliver to Agent as soon as available, but in any event within five (5) days after the issuance and/or filings with the Securities and Exchange Commission (as applicable) thereof, copies of such financial statements, reports and returns as DZSI shall send to the holders of its Equity Interests and/or file with the Securities and Exchange Commission (including all Form 10-Q quarterly reports, and Form 10-K annual reports).

9.11Additional Information.  Provide Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Other Documents have been complied with by Companies including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Loan Party’s opening of any new office or place of business or any Loan Party’s closing of any existing office or place of business, and (c) promptly upon any Company’s learning thereof, notice of any labor dispute to which any Company may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Company is a party or by which any Company is bound.

9.12Projected Operating Budget.  Deliver to Agent, no later than then last day of DZSI’s fiscal years commencing with fiscal year 2019, Projections for the coming/following fiscal year, such Projections to be accompanied by a certificate signed by the President or Chief Financial Officer of DZSI to the effect that such Projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such Projections were prepared.

9.13Variances from Operating Budget.  Deliver to Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.9 hereof, a written report summarizing all material variances from budgets submitted by Loan Parties pursuant to Section 9.12 hereof and a discussion and analysis by management with respect to such variances.

9.14Notice of Suits, Adverse Events.  Provide Agent with prompt written notice of (a) any lapse or other termination of any Consent issued to any Company by any Governmental Body or any other Person that is material to the operation of any Company’s business, (b) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (c) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Loan Party, or if copies thereof are requested by Lender, and (d) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Loan Party.

9.15ERISA Notices and Requests.  Provide Agent with immediate written notice in the event that (a) any Company or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Company or any member of the Controlled

Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (b) any Company or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Company or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto to the extent such could reasonably be expected to result in any material liability to DZSI and its Subsidiaries, (c) a funding waiver request has been filed with respect to any Plan together with all communications received by any Company or any member of the Controlled Group with respect to such request, (d) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Company or any member of the Controlled Group was not previously contributing shall occur which could reasonably be expected to result in any material liability to DZSI and its Subsidiaries, (e) any Company or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (f) any Company or any member of the Controlled Group shall receive any  unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (g) any Company or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; or (h) any Company or any member of the Controlled  Group knows that (A) a Multiemployer Plan has been terminated, (B) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (C) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (D) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

9.16Additional Documents.  Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.17Updates to Certain Schedules.  Deliver to Agent promptly as shall be required to maintain the related representations and warranties as true and correct, updates to Schedules 4.4 (Locations of equipment and Inventory), Schedule 4.14 (Pledged Equity Interest Collateral), 5.9 (Intellectual Property), 5.22 (Equity Interests), 5.23 (Commercial Tort Claims), and 5.24 (Letter-of-Credit Rights) hereto; provided, that absent the occurrence and continuance of any Event of Default, Loan Parties shall only be required to provide such updates on a quarterly basis in connection with delivery of a Compliance Certificate with respect to the applicable quarter (or, in the case of Schedule 5.9 (Intellectual Property), semi-annually with the Compliance Certificate for the second and fourth fiscal quarter of each fiscal year).  Any such updated Schedules delivered by Loan Parties to Agent in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and attached to and made part of this Agreement.

9.18Financial Disclosure.  Each Loan Party hereby irrevocably authorizes and directs all accountants and auditors employed by such Company at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of such Company’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Company’s financial status and business operations.  Each Company hereby authorizes all Governmental Bodies to deliver to Agent and each Lender copies of reports or examinations relating to such Company, whether made by such Company or otherwise; provided however, Agent and each Lender will attempt to obtain such information or materials directly from such Company prior to obtaining such information or materials from such accountants or Governmental Bodies.

ARTICLE XEVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1Nonpayment.  Failure by any Loan Party to pay when due (a) any principal or interest on the Obligations (including without limitation pursuant to Section 2.9 hereof), or (b) any other fee, charge, amount or liability provided for herein or in any Other Document, in each case whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment;

10.2Breach of Representation.  Except as provided in Section 10.18 hereof, any representation or warranty made or deemed made by any Loan Party in this Agreement, any of the Other Documents or any related agreement, document, certificate or financial or other statement provided at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;

10.3Financial Information.  Failure by any Loan Party to (a) deliver financial information when due hereunder or, if no due date is specified herein, within three (3) Business Days following a request therefor, or (b) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms hereof;

10.4Judicial Actions.  Issuance of a notice of Lien, levy, assessment, injunction or attachment (a) against any Loan Party’s Inventory or Receivables or (b) against a material portion of any Company’s other property, which, in either case, is not stayed or lifted within thirty (30) days;

10.5Noncompliance.  Except as otherwise provided for in Sections 10.1, 10.3, 10.5(b) and 10.18 hereof, any (a) failure or neglect of any Loan Party or any Person to perform, keep or observe any term, provision, condition, covenant (subject to any Cure Right) herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between any Loan Party or such Person, and Agent or any Lender which is not cured within thirty (30) days from the occurrence of such failure or neglect, or (b) failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.8, 6.1, 6.5, 6.6, 6.15, 6.17, 8.3, 9.2, 9.9, or Article VII hereof (provided that, no such failure or neglect with respect to any provision of any Lender-Provided Foreign Currency Hedge, Lender-Provided Interest Rate Hedge, or Cash Management Product or Service will constitute any default under this Section 10.5 unless the amount of the Obligations that would be owing to the applicable Secured Party or Secured Parties upon and termination and/or acceleration with respect to such Lender-Provided Foreign Currency Hedge, Lender-Provided Interest Rate Hedge, or Cash

Management Product or Service at such time as a result of such failure or neglect would exceed $500,000), or (c) failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition or covenant contained in Section 5 of the Closing Date Flow of Funds Agreement;

10.6Judgments.  Any (a) judgment(s), writ(s), order(s) or decree(s) for the payment of money are rendered against any one or more of the Companies in an aggregate amount in excess of $500,000, and (b) (i) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Company to enforce any such judgment, (ii) such judgment shall remain undischarged for a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any Liens arising by virtue of the rendition, entry or issuance of such judgment upon assets or properties of any Loan Party shall be senior to any Liens in favor of Agent on such assets or properties;

10.7Bankruptcy.  Any Loan Party or any Subsidiary of any Loan Party shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (c) make a general assignment for the benefit of creditors, (d) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary Insolvency Proceeding commenced against it), including with respect to a Person having its center of main interest (in accordance with EU Regulation 2015/848) in Germany, a reason for the opening of insolvency proceedings pursuant to §§ 17-19 German Insolvency Code applies, (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (h) take any action for the purpose of effecting any of the foregoing;

10.8[RESERVED].

10.9Lien Priority.  Any Lien created hereunder or provided for hereby or under any of the Other Documents for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (subject only to Permitted Encumbrances that have priority as a matter of Applicable Law to the extent such Liens only attach to Collateral other than Receivables or Inventory);

10.10Subordinated Loan Default.  An event of default has occurred under the Subordinated Loan Documents, which default shall not have been cured or waived within any applicable grace period, or if any Person party to any Subordination Agreement breaches or violates, or attempts to terminate or challenge the validity of, such Subordination Agreement;

10.11Cross Default.  Either (a) an Ex-Im Event of Default (for the avoidance of doubt, after taking into account any applicable grace, notice, or cure period), or (b) any specified “event of default” (for the avoidance of doubt, after taking into account any applicable grace, notice, or cure period) under any Indebtedness (other than the Obligations) of any Company with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $500,000 or more, or any other event or circumstance which would permit the holder of any such Indebtedness of any Company to accelerate such Indebtedness (and/or the obligations of Companies thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness);

10.12Breach of Guaranty, Guarantor Security Agreement or Pledge Agreement.  Termination or breach of any Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement executed and delivered to Agent in connection with the Obligations, or if any Guarantor or pledgor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement;

10.13Change of Control.  Any Change of Control shall occur;

10.14Invalidity.  Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to Agent or any Lender or any Loan Party challenges the validity of or its liability under this Agreement or any Other Document;

10.15Seizures.  Any (a) portion of the Collateral shall be seized, subject to garnishment or taken by a Governmental Body, or any Loan Party, or (b) the title and rights of any Loan Party or any Original Owner which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit, garnishment or other proceeding which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.16[RESERVED].

10.17Pension Plans.  An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Company or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect; or the occurrence of any Termination Event; or

10.18Anti-Terrorism Laws.  Either (x) if (a) any representation or warranty set forth in (i) Section 16.18(a) hereof or (ii) any corresponding section of any Guaranty is or becomes false or misleading at any time, (b) any Borrower shall fail to comply with its obligations under Section 16.18(b) hereof, or (c) any Guarantor shall fail to comply with its obligations under any section of any Guaranty containing provisions comparable to those set forth in Section 16.18(b)  hereof, or (y) with respect to any Loan Party that is party to this Agreement and that is domiciled in Germany (Inländer), the occurrence of any event or circumstances which would have resulted in any representation or warranty set forth in Section 16.18(a) hereof being or becoming false or misleading or which would have constituted a failure by any such Loan Party to comply with the provisions of Section 16.18(b) hereof but for the effects of Section 16.18(c) hereof.

ARTICLE XILENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1Rights and Remedies.

(a)Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7 hereof (other than Section 10.7(g) hereof), all Obligations shall be immediately due and payable (including, without limitation, any applicable fee(s) or other amounts payable under the Fee Letter in connection with or with respect to such acceleration) and this Agreement and the Commitments shall be deemed terminated, (ii) any of the other Events of Default and at any time thereafter, at the option of Agent or at the direction of Required Lenders all Obligations shall be immediately due and payable (including, without limitation, any applicable fee(s) or other amounts payable under the Fee Letter in connection with or with respect to such acceleration) and Agent or Required Lenders shall have the right to terminate this Agreement and to terminate the Commitments; and (iii) without limiting Section 8.2 hereof, any Default under Sections 10.7(g) hereof, the obligation of Lenders to make Advances hereunder shall be suspended until such time as such involuntary petition shall be dismissed.  Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process.  Agent may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Loan Parties to make the Collateral available to Agent at a convenient place.  With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect.  Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification.  At any public sale Agent or any Lender may bid (including credit bid) for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Loan Party.  In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual non-revocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Loan Party’s (a) Intellectual Property which is used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) equipment for the purpose of completing the manufacture of unfinished goods.  The Net Cash Proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof.  Non-cash proceeds will only be applied to the Obligations as they are converted into cash.  If any deficiency shall arise, Loan Parties shall remain liable to Agent and Lenders therefor.

(b)To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Loan Party acknowledges and agrees that it is not commercially unreasonable for Agent: (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b).  Without limitation upon the foregoing, nothing set forth in this Section 11.1(b) shall be construed to grant any rights to any Loan Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2Agent’s Discretion.  Agent shall have the right to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the collateral and in what order, thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder as against Loan Parties or each other.

11.3Setoff.  If an Event of Default shall have occurred and be continuing, Agent, each Lender, each Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by Agent, such Lender, such Issuer or any such Affiliate, to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or any other Loan Party now or hereafter existing under this Agreement or any Other Document to Agent, such Lender or such Issuer or their respective Affiliates, irrespective of whether or not such Lender, Issuer or Affiliate shall have made any demand under this Agreement or any Other Document and although such obligations of the Borrowers or any other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of Agent, such Lender or such Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the Issuer, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of Agent, each Lender, the Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Agent, such Lender, the Issuer or their respective Affiliates may have.  Agent, each Lender and Issuer agrees to notify the Borrowing Agent and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application

11.4Rights and Remedies not Exclusive.  The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5Allocation of Payments and Proceeds of Collateral after Event of Default.  Notwithstanding any provisions of this Agreement to the contrary:

(a)After the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities, adequate protection payments and distributions under a plan of reorganization), or in respect of the Collateral may be paid, at Agent’s discretion, over or delivered as follows:

FIRST, to the payment until paid in full of (x) all out-of-pocket costs and expenses (including without limitation all legal expenses and reasonable attorneys’ fees) of Agent and Ex-Im Agent to the extent payable and/or reimbursable by Loan Parties under the provisions of Section 16.9 hereof and/or any other applicable provisions hereof or of any Other Document, and/or under the provisions of Section 16.9 of the Ex-Im Subfacility Credit Agreement  and/or any other applicable provisions thereof or of any Ex-Im Subfacility Other Document, including all such costs and expenses incurred by Agent or Ex-Im Agent in connection with enforcing the rights and remedies of Agent and/or any other Secured Parties under this Agreement and the Other Documents and/or of Ex-Im Agent and/or any Ex-Im Secured Party under the Ex-Im Subfacility Credit Agreement and the Ex-Im Subfacility Other Documents, and (y) all indemnification obligations owing to Agent and Ex-Im Agent to the extent payable by Loan Parties under the provisions of Section 16.5 hereof and/or any other applicable provisions hereof or of any Other Document and/or under the provisions of Section 16.5 of the Ex-Im Subfacility Credit Agreement  and/or any other applicable provisions thereof or of any Ex-Im Subfacility Other Document;

SECOND, to payment until paid in full of any fees owing and payable to Agent hereunder and/or under any Other Document and to Ex-Im Agent under the Ex-Im Subfacility Credit Agreement and/or any Ex-Im Subfacility Other Document;

THIRD, to the payment until paid in full of all Obligations (including Ex-Im Obligations) arising under this Agreement and the Other Documents and/or the Ex-Im Subfacility Credit Agreement and the Ex-Im Subfacility Credit Agreement consisting of accrued and unpaid interest on any Out-of-Formula Loans and Protective Advances funded by Agent under Sections 16.2(e) and 16.2(f) hereof and not funded by the other Revolving Lenders hereunder and on any “Out-of-Formula Loans” and “Protective Advances” (each as defined in the Ex-Im Subfacility Credit Agreement) funded by Ex-Im Agent under Sections 16.2(e) and 16.2(f) of the Ex-Im Subfacility Credit Agreement and not funded by the other Ex-Im Lenders under the Ex-Im Subfacility Credit Agreement,

FOURTH, to the payment until paid in full of all Obligations (including Ex-Im Obligations) arising under this Agreement and the Other Documents and/or the Ex-Im Subfacility Credit Agreement and the Ex-Im Subfacility Credit Agreement consisting of the principal outstanding on any Out-of-Formula Loans and Protective Advances funded by Agent under Sections 16.2(e) and 16.2(f) hereof and not funded by the other Revolving Lenders hereunder and on any “Out-of-Formula Loans” and “Protective Advances” (each as defined in the Ex-Im Subfacility Credit Agreement) funded by Ex-Im Agent under Sections 16.2(e) and 16.2(f) of the Ex-Im Subfacility Credit Agreement and not funded by the other Ex-Im Lenders under the Ex-Im Subfacility Credit Agreement;

FIFTH, ratably, to the payment until paid in full of (x) all out-of-pocket costs and expenses (including without limitation all legal expenses and reasonable attorneys’ fees) of each of the Lenders and the Ex-Im Lenders to the extent payable and/or reimbursable by Loan Parties under the provisions of Section 16.9 hereof and/or any other applicable provisions hereof or of any Other Document and/or under the provisions of Section 16.9 of the Ex-Im Subfacility Credit Agreement and/or any other applicable provisions thereof or of any Ex-Im Subfacility Other Document, and (y) all indemnification obligations owing to each of the Lenders and the Ex-Im Lenders to the extent payable by Loan Parties under the provisions of Section 16.5 hereof and/or any other applicable provisions hereof or of any Other Document and/or under the provisions of Section 16.5 of the Ex-Im Subfacility Credit Agreement  and/or any other applicable provisions thereof or of any Ex-Im Subfacility Other Document;

SIXTH, to the payment until paid in full of all Obligations (including Ex-Im Obligations) arising under this Agreement and the Other Documents and/or the Ex-Im Subfacility Credit Agreement and the Ex-Im Subfacility Credit Agreement consisting of accrued and unpaid interest on any Swing Loans or Ex-Im Swing Loans;

SEVENTH, to the payment until paid in full of all Obligations (including Ex-Im Obligations) arising under this Agreement and the Other Documents and/or the Ex-Im Subfacility Credit Agreement and the Ex-Im Subfacility Credit Agreement consisting of the principal outstanding on any Swing Loans or Ex-Im Swing Loans,

EIGHTH, to the payment until paid in full of all Obligations (including Ex-Im Obligations) arising under this Agreement and the Other Documents and/or the Ex-Im Subfacility

Credit Agreement and the Ex-Im Subfacility Other Documents consisting of accrued and unpaid interest and accrued and unpaid fees to the extent not repaid pursuant to clauses THIRD or SIXTH (including but not limited to all Letter of Credit Fees and all Facility Fees and all interest on any Letter of Credit Borrowings);

NINTH, to the payment until paid in full of all Obligations (including Ex-Im Obligations) arising under this Agreement and the Other Documents and/or the Ex-Im Subfacility Credit Agreement and the Ex-Im Subfacility Credit Agreement consisting of (i) the principal outstanding on any Revolving Advances, the Term Loan, or the Ex-Im Revolving Advances, (ii) the principal outstanding on any Letter of Credit Borrowings and cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof and of the payment or cash collateralization of any outstanding Ex-Im Letters of Credit in accordance with Section 3.2(b) of the Ex-Im Subfacility Credit Agreement, and (ii) any Cash Management Liabilities and Hedge Liabilities;

TENTH, to the payment, pro rata, until paid in full of all other Obligations (including Ex-Im Obligations) arising under this Agreement or any Other Document and/or the Ex-Im Subfacility Credit Agreement or any Ex-Im Subfacility Other Document which have become due and payable and not repaid pursuant to clauses “FIRST” through “NINTH” above; and

ELEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, and subject in all cases to the other provisions of this Section 11.5, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category, (ii) each of the applicable Secured Parties and each of the applicable Ex-Im Secured Parties shall receive an amount equal to its pro rata share (based on the proportion that the then-outstanding Obligations (including Ex-Im Obligations) of the applicable category held by each of the applicable Secured Parties and applicable Ex-Im Secured Parties bears to the aggregate then-outstanding Obligations (including Ex-Im Obligations) of the applicable category) of amounts available to be applied pursuant to each of the clauses above, and (iii) to the extent that any amounts available for distribution pursuant to clause “NINTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit and/or Ex-Im Letters of Credit, such amounts shall be held by Agent and/or Ex-Im Agent (as applicable) as cash collateral for such Letters of Credit and Ex-Im Letters of Credit pursuant to Section 3.2(b) hereof and/or Section 3.2(b) of the Ex-Im Subfacility Credit Agreement (as applicable) and applied (A) first, to reimburse Issuer and/or Ex-Im Issuer (as applicable) from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other Obligations in the manner provided in this Section 11.5 (beginning with clause FIRST hereof).

(b)In the event that, notwithstanding the foregoing provisions of this Section 11.5, any amounts (including any proceeds of any Collateral) shall be received by any Secured Party in violation of the terms of this Section 11.5, such amounts shall be held in trust for the benefit of the rightful and owing Secured Party or Secured Parties and shall be promptly upon receipt paid over to or delivered to Agent (along with any necessary endorsement) (who shall then distribute such amounts of such Collateral in accordance with this Section 11.5).

(c)Notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5.

(d)For the avoidance of doubt, for all purposes under this Section 11.5, as applied to any category of Obligations, “paid in full” means payment in cash of all amounts owing hereunder and under the Other Documents in respect of such Obligations according to the terms thereof, including loan fees, service fees, professional fees and interest and specifically including interest accrued after the commencement of any Insolvency Proceeding (whether or not such interest is allowed or allowable in such Insolvency Proceeding), default interest calculated at default rates, interest on interest and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(e)Notwithstanding anything to the contrary contained in (i) this Section 11.5 or in Sections 2.20 or 4.8 hereof, (ii) any other provision hereof or of any Other Documents, (iii) Sections 2.20, 4.8, 7.20, or 11.5 of the Ex-Im Subfacility Credit Agreement or (iv) any other provision of the Ex-Im Subfacility Credit Agreement or any Ex-Im Subfacility Other Document, every application of the proceeds of Collateral of any Ex-Im Borrower or Ex-Im Credit Agreement Guarantor to the Obligations shall be made in such a way as to comply fully with all of the requirements of the Ex-Im Agreements while giving effect, so far as possible, to such provisions of this Agreement, the Other Documents, the Ex-Im Subfacility Credit Agreement and the Ex-Im Subfacility Other Documents (other than the Ex-Im Agreements); provided further that, without limiting the generality of the foregoing, all payments and collections on and other proceeds of any Export-Related Accounts Receivable and Export Related General Intangibles (and any other Export-Related Collateral) shall under all circumstances be applied first to the payment and repayment of the Ex-Im Obligations, and, only then, after satisfaction in full of all such Ex-Im Obligations under this Agreement, second, to the remaining Domestic Obligations.

ARTICLE XIIWAIVERS AND JUDICIAL PROCEEDINGS.

12.1Waiver of Notice.  Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2Delay.  No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3Jury Waiver.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

ARTICLE XIIIEFFECTIVE DATE AND TERMINATION.

13.1Term.  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Lender, shall become effective on the Closing Date and shall continue in full force and effect until the third anniversary of the Closing Date (the “Term”), unless sooner terminated as herein provided.  Borrowers may terminate this Agreement at any time upon ninety (90) days prior written notice to Agent upon Payment in Full of the Obligations.

13.2Termination.  The termination of this Agreement shall not affect Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created and all of the Obligations have been Paid in Full.  The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed in connection herewith shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until (a) all of the Obligations have Paid in Full, the Commitments and this Agreement and the Other Documents have been terminated and each Loan Party has provided Agent and Lenders with an indemnification satisfactory to Agent with respect thereto, and (b) all of the Loan Parties have released Agent and the other Secured Parties from and against any and all claims of any nature whatsoever that any Loan Party may have against Secured Parties pursuant to a release in form and substance acceptable to Agent.  Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms, all Obligations have been Paid in Full, and all of the Loan Parties have released Agent and the other Secured Parties from and against any and all claims of any nature whatsoever that any Loan Party may have against Agent and such other Secured Parties pursuant to a release in form and substance acceptable to Agent (the “Release Conditions”).  Upon satisfaction of the Release Conditions all security interests and liens granted to Agent under this Agreement and the Other Documents shall be automatically released and terminated.  All representations, warranties, covenants, waivers and agreements set forth herein shall survive the termination of this Agreement and the Payment in Full of the Obligations.

Agent hereby agrees with the Borrowers that Agent shall (and the Lenders hereby direct the Agent to), upon the request of the Borrowing Agent:  (a) release any Lien on any Collateral granted to or held by Agent under any Loan Document (i) upon satisfaction of the Release Conditions, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) as approved in accordance with Section 16.2(b) of this Agreement; and (b) release any Guarantor from its obligations under this Agreement and the Other Documents if such Person ceases to be a Subsidiary of DZSI as a result of a transaction permitted hereunder.

ARTICLE XIVREGARDING AGENT.

14.1Appointment.  Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents.  Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 2.8(b) and 3.4 hereof and in the Fee Letter), charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders.  Agent may perform any of its duties hereunder by or through its agents or employees.  As to any matters not expressly provided for by this Agreement, Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which, in Agent’s discretion, exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is provided with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2Nature of Duties.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents.  Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof set forth in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Loan Party to perform its obligations hereunder.  Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements set forth in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party.  The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.

14.3Lack of Reliance on Agent.  Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Loan Party.  Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof.  Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the Other Documents or the financial condition or prospects of any Loan Party, or the existence of any Event of Default or any Default.

14.4Resignation of Agent; Successor Agent; Resignation of Non-Agent Issuing Bank.  Agent may resign on sixty (60) days written notice to each of Lenders and Borrowing Agent and upon such resignation, Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowing Agent (provided that no such approval by Borrowing Agent shall be required (i) in any case where the successor Agent is one of Lenders or (ii) after the occurrence and during the continuance of any Event of Default) ; provided that in no event shall any such successor Agent be a Defaulting Lender.  Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent.  However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such

Liens (other than to forego from taking any affirmative action to release any such Liens).  After Agent’s resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

Any Issuer (other than PNC) may resign its capacity as an Issuer hereunder on ten (10) days written notice to each of Lenders and Borrowing Agent, and upon the effectiveness of such resignation, such resigning Issuer shall have no further commitment, obligation, or duty to issue any new Letters of Credit hereunder and/or to consent to any modifications or amendments or increases to any Letter of Credit issued by such resigning Issuer prior to the effectiveness of such resignation and/or to extend the maturity or term of any Letter of Credit issued by such resigning Issuer prior to the effectiveness of such resignation (and/or to permit any “evergreen” Letter of Credit issued by such resigning Issuer prior to the effectiveness of such resignation to renew); provided that, such resigning Issuer shall remain an Issuer for all purposes hereunder and under the Other Documents with respect to the Letters of Credit issued by such resigning Issuer prior to the effectiveness of such resignation until each such prior-issued Letter of Credit (x) has been fully drawn, (y) expires and/or terminates in accordance with the terms thereof, or (y) is cancelled/terminated and returned to such resigning Issuer with the consent of the beneficiary thereof.  After any Issuer’s resignation as Issuer under the provisions of this paragraph, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Issuer under this Agreement as to any Letter of Credit.

14.5Certain Rights of Agent.  If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.

14.6Reliance.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile or telecopier message, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it.  Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.7Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders.  Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.8Indemnification.  To the extent Agent is not reimbursed and indemnified by Loan Parties, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Revolving Commitment Amount constitutes of the total aggregate Revolving Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.9Agent in its Individual Capacity.  With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender.  Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.10Delivery of Documents.  To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13 hereof or Borrowing Base Certificates from any Loan Party pursuant to the terms of this Agreement which any Loan Party is not obligated to deliver to each Lender, Agent will promptly deliver such documents and information to Lenders.

14.11Loan Parties’ Undertaking to Agent.  Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Loan Party hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid.  Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Loan Party’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.12No Reliance on Agent’s Customer Identification Program.  To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended, modified, supplemented or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of Loan Parties, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.

14.13Other Agreements.  Each of Lenders agrees that it shall not, without the prior written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender.  Anything in this Agreement to the contrary notwithstanding, each of Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

ARTICLE XVBORROWING AGENCY.

15.1Borrowing Agency Provisions.

(a)Each Loan Party hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity whether verbally, in writing or through electronic methods (including, without limitation, an Approved Electronic Communication) to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other agreements, documents, instruments, certificates, notices, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name of such Loan Party or Loan Parties, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b)The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Loan Parties and at their request.  Neither Agent nor any Lender shall incur liability to Loan Parties as a result thereof.  To induce Agent and Lenders to do so and in consideration thereof, each Loan Party hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against

Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Loan Parties as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c)All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Loan Party, failure of Agent or any Lender to give any Loan Party notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Loan Party, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Loan Party, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Loan Parties or any Collateral for such Borrower’s Obligations or the lack thereof.  Each Borrower waives all suretyship defenses.

15.2Waiver of Subrogation.  Each Loan Party expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Loan Party may now or hereafter have against the other Loan Parties or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Loan Party’s property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until the termination of the Commitments, the termination of this Agreement and the Payment in Full of the Obligations.

ARTICLE XVIMISCELLANEOUS.

16.1Governing Law.  This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York.  Any judicial proceeding brought against any Loan Party with respect to any of the Obligations, this Agreement or any of the Other Documents may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by hand delivery or delivery (prepaid) by internationally recognized overnight courier to Borrowing Agent at its address set forth in Section 16.6 hereof and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option, by service upon Borrowing Agent which each Loan Party irrevocably appoints as such Loan Party’s Agent for the purpose of accepting service within the State of New York.  Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction.  Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  Each Loan Party waives the right to remove any judicial proceeding brought against such Loan Party in any state court to any federal court.  Any judicial proceeding by any Loan Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any of the Other Documents shall be brought only in a federal or state court located in the County of New York, State of New York.

16.2Entire Understanding.

(a)This Agreement and the Other Documents contain the entire understanding between each Loan Party, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.  Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, Agent’s and each Lender’s respective officers.  Neither this Agreement nor any portion or provisions hereof may be amended, modified, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.  Notwithstanding the foregoing, Agent may modify this Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that Agent shall send a copy of any such modification to Loan Parties and each Lender (which copy may be provided by electronic mail).  Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)Subject to the provisions of this Section 16.2(b), the conditions, provisions or terms hereof or of any Other Document may be amended, modified, supplemented, changed, varied, made the subject of any consent, or waived in any manner upon consent of Required Lenders, Agent, and Loan Parties and the execution by them of a written amendments or other agreements, documents or instruments providing for the terms of such amendment, modification, supplement, change, variation, consent, or waiver; provided, however, that no such amendment, or other agreement, document or instrument shall:

(i)increase the Revolving Commitment or any Term Loan Commitment, as applicable, or the maximum dollar amount of the Revolving Commitment Amount or any Term Loan Commitment Amount, as applicable of any Lender without the consent of such Lender directly affected thereby;

(ii)whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under

Section 3.1 hereof or Letter of Credit Default Rate under Section 3.2 hereof (unless imposed by Agent));

(iii)except in connection with any increase pursuant to Section 2.24 hereof, increase the Maximum Revolving Advance Amount without the consent of all Revolving Lenders;

(iv)alter the definition of the term “Required Lenders” or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;

(v)alter, amend or modify the provisions of Section 11.5 hereof without the consent of all Lenders;

(vi)release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $3,000,000 without the consent of all Lenders, except in connection with a Permitted Disposition;

(vii)change the rights and duties of Agent without the consent of all Lenders and Agent;

(viii)subject to clause (e) below, permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Formula Amount without the consent of all Revolving Lenders;

(ix)increase the Advance Rates above the Advance Rates in effect on the Closing Date without the consent of all Revolving Lenders; or

(x)release any Borrower without the consent of all Lenders.

(c)Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Loan Parties, Lenders and Agent and all future holders of the Obligations.  In the case of any waiver, Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d)In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and (x) such consent is denied and (y) Required Lenders have approved such consent, then Agent may require such Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by Agent (the “Designated Lender”), for a price equal to (i) then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers.  In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.

(e)Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments have been terminated for any reason, or (iii) any other contrary provision of this Agreement, Agent may, without the consent of any Lender, voluntarily permit the outstanding Revolving Advances at any time to exceed an amount equal to the Formula Amount by up to ten percent (10%) of the Formula Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”); provided that no such Out-of-Formula Loan may be made to the extent, after giving effect to such Out-of-Formula Loan, the aggregate principal amount of the Revolving Loans (including any Out-of-Formula Loans and any Protective Advances) and Swing Loans then-outstanding plus the Maximum Undrawn Amount of all Letters of Credit then-outstanding plus the Ex-Im Subfacility Outstandings Amount would exceed the Maximum Revolving Advance Amount.  If Agent is willing in its sole and absolute discretion to permit such Out-of-Formula Loans, the Revolving Lenders shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Revolving Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate; provided that, if Agent does permit Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) and further provided that, no Revolving Lender shall be required to fund any portion of any Out-of-Formula Loan to the extent that, after giving effect to such funding, the aggregate amount of the outstanding Revolving Advances funded by such Revolving Lender (including any Out-of-Formula Loans and/or Protective Advances funded by such Revolving Lender) plus such Revolving Lender’s Revolving Commitment Percentage of all outstanding Swing Loans plus such Revolving Lender’s Revolving Commitment Percentage of the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit plus such Lender’s Ex-Im Revolving Commitment Percentage of the Ex-Im Subfacility Outstandings Amount would exceed the Revolving Commitment Amount of such Lender.  For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be Eligible Receivables (or Eligible Foreign Receivables) becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral.  In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess.  Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.  To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(e), Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Revolving Lender under this Agreement and the Other Documents with respect to such Revolving Advances.

(f)In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, (A) Agent is hereby authorized by Borrowers and Lenders, at any time in Agent’s sole discretion regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the Revolving Commitments have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances to Borrowers on behalf of Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement (any such Revolving Advances, the “Protective Advances”), provided that, no such Protective Advance may be made to the extent, after giving effect to such Protective Advance, the aggregate principal amount of the Revolving Loans (including any Out-of-Formula Loans and any Protective Advances) and Swing Loans then-outstanding plus the Maximum Undrawn Amount of all Letters of Credit then-outstanding plus the Ex-Im Subfacility Outstandings Amount would exceed the Maximum Revolving Advance Amount.  The Revolving Lenders shall be obligated to fund such Protective Advances and effect a settlement with Agent therefore upon demand of Agent in accordance with their respective Revolving Commitment Percentages; provided that, no Revolving Lender shall be required to fund any portion of any Protective Advance to the extent that, after giving effect to such funding, the aggregate amount of the outstanding Revolving Advances funded by such Revolving Lender (including any Out-of-Formula Loans and/or Protective Advances funded by such Revolving Lender) plus such Revolving Lender’s Revolving Commitment Percentage of all outstanding Swing Loans plus such Revolving Lender’s Revolving Commitment Percentage of the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit plus such Lender’s Ex-Im Revolving Commitment Percentage of the Ex-Im Subfacility Outstandings Amount would exceed the Revolving Commitment Amount of such Lender.  To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Revolving Lender under this Agreement and the Other Documents with respect to such Revolving Advances.

16.3Successors and Assigns; Participations; New Lenders.

(a)This Agreement shall be binding upon and inure to the benefit of Loan Parties, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b)Each Loan Party acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other Persons (each such transferee or purchaser of a participating interest, a “Participant”).  Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that (i) Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such

Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with Borrower’s prior written consent, and (ii) in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant.  Each Loan Party hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(c)Any Lender may sell, assign or transfer all or any part of its rights and obligations under or relating to any of the Advances or Commitments of such Lender under this Agreement and the Other Documents to one or more entities (each a “Purchasing Lender”), in minimum amounts of not less than $2,500,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent (Agent’s consent not to be unreasonably withheld or delayed) and delivered to Agent for recording, provided, however, each such sale, assignment or transfer by any Lender must consist of an assignment by such Lender of an equal percentage of such Lender’s Revolving Commitment and/or Revolving Advances and interests hereunder as a Revolving Lender and of such Lender’s  portion of the Term Loan and interest hereunder as a Term Lender. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with respect to the Advances and, if applicable, Commitments transferred to such Purchasing Lender under such Commitment Transfer Supplement, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement.  Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages  arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents.  Each Loan Party hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages  arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents.  Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing; provided, however, that the consent of Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Permitted Assignee; provided that Borrowers shall be deemed to have consented to any such assignment unless Borrowing Agent shall object thereto by written notice to Agent within five (5) Business Days after having received prior notice thereof.

(d)Any Lender, with the consent of Agent, which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to any of the Advances or Commitments of such Lender under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is a Fund and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording, provided, however, each such sale, assignment or transfer by any Revolving Lender prior to the termination of such Revolving Lender’s Revolving Commitment must consist of an assignment by such Revolving Lender of both the designated portion of such Revolving Lender’s Revolving Commitment and Revolving Advances and of that portion of the Term Loan held by such Lender as is proportionate to that portion of such Revolving Lender’s Revolving Commitment and Revolving Advances so sold, assigned or transferred.  Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with respect to the Advances and, if applicable, Commitments transferred to such Purchasing CLO under such Commitment Transfer Supplement, and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement.  Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO.  Each Loan Party hereby consents to the addition of such Purchasing CLO.  Loan Parties shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e)Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder.  The entries in the Register shall be conclusive, in the absence of manifest error, and each Loan Party, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement.  The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser or to a Permitted Assignee) to such Purchasing Lender and/or Purchasing CLO and the resulting adjustment of the Revolving Commitment Percentages.

(f)Each Loan Party authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Loan Party which has been delivered to such Lender by or on behalf of such Loan Party pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Loan Party.

(g)Notwithstanding anything to the contrary set forth in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)Notwithstanding anything to the contrary contained in this Section 16.3 (specifically including subsections (b), (c) or (d) hereof) or otherwise provided for in this Agreement or any Other Document including any Note, no Lender may sell any participating interest in its Revolving Commitment and/or its interest in the Revolving Advances (and in its Participation Commitment with respect to Swing Loans and Letters of Credit) to any Participant, and no Lender may sell, assign or transfer all or any part of its rights and obligations under or relating to its Revolving Commitment and/or its interest in the Revolving Advances (and in its Participation Commitment with respect to Swing Loans and Letters of Credit) to any Purchasing Lender or any  Purchasing CLO, unless Lender shall also simultaneously sell, assign or transfer (as applicable) to the applicable Participant, Purchasing Lender or Purchasing CLO a corresponding participation interest or transferred interest (as applicable) in such participating/transferring Lender’s Ex-Im Revolving Commitment as an Ex-Im Lender under the Ex-Im Subfacility Credit Agreement and such participating/transferring Lender’s interest as an Ex-Im Lender under the Ex-Im Subfacility Credit Agreement in the Ex-Im Revolving Advances (and in its “Participation Commitment” (as defined in the Ex-Im Subfacility Credit Agreement) with respect to Ex-Im Swing Loans and Ex-Im Letters of Credit) such that, after giving effect to all such participations, sales, assignments or transfers (as applicable), such Participant, Purchasing Lender or Purchasing CLO (as applicable) shall hold an equal percentage interest (as a participant or a lender, as applicable) in both such selling Lender’s Revolving Commitment and interests in the Revolving Advances (and Participation Commitment with respect to Swing Loans and Letters of Credit) and such selling Lender’s Ex-Im Revolving Commitment as an Ex-Im Lender under the Ex-Im Subfacility Credit Agreement and interests as an Ex-Im Lender under the Ex-Im Subfacility Credit Agreement in the Ex-Im Revolving Advances (and “Participation Commitment” (as defined in the Ex-Im Subfacility Credit Agreement) with respect to Ex-Im Swing Loans and Ex-Im Letters of Credit).

16.4Application of Payments.  Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations.  To the extent that any Loan Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5Indemnity.  Each Loan Party shall defend, protect, indemnify, pay and save harmless Agent, Issuer, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of outside counsel) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (iii) any Loan Party’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of Agent, Issuer or any Lender under the Agreement and the Other Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Loan Party or any Affiliate or Subsidiary of any Loan Party, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality, any Loan Party, any Affiliate or Subsidiary of any Loan Party or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto.  Without limiting the generality of any of the foregoing, each Loan Party shall defend, protect, indemnify, pay and save harmless each Indemnified Party from (x) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder and (y) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with any Real Property owned or leased by any Company, any Hazardous Discharge, the presence of any Hazardous Materials affecting such Real Property (whether or not the same originates or emerges from such Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any of such Real Property under any Environmental Laws and any loss of value of such Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender.  Loan Parties’ obligations under this Section 16.5 shall arise upon the discovery of the presence of any Hazardous Materials at any Real Property owned or leased by any Company, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials, in each such case except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Loan Party’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Materials and Hazardous Waste, or other Toxic Substances.  Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agent and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agent, Lenders or Loan Parties on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Loan Parties will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the Indemnified Parties harmless from and against all liability in connection therewith.

16.6Notice.  Any notice or request hereunder may be given to Borrowing Agent or any Loan Party or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section.  Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which Loan Parties are directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6.  Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names set forth below in this Section 16.6 or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6.  Any Notice shall be effective:

(a)In the case of hand-delivery, when delivered;

(b)If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before 12:00 p.m. on such next Business Day);

(d)In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)In the case of electronic transmission, when actually received;

(f)In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g)If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Loan Party shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)If to Agent or PNC at:

PNC Bank, National Association

350 S. Grand Ave., (2 Cal Plaza) Suite 3850

Los Angeles, CA 90071

Attention:Relationship Manager – Dasan Zhone/DZSI / Steve Roberts

Telephone: 626-432-6128

with a copy to:

PNC Bank, National Association

PNC Agency Services

PNC Firstside Center

500 First Avenue (Mailstop: P7-PFSC-04-1)

Pittsburgh, Pennsylvania 15219

Attention: Lori Killmeyer

Facsimile: (412) 762-8672

with an additional copy to:

Blank Rome LLP

The Chrysler Building – 405 Lexington Avenue

New York, New York 10174-0208

Attention: Lawrence F. Flick, Esq.

Facsimile: (212) 885-5001

(B)If to a Lender other than Agent, as specified on its signature page hereto or in the Commitment Transfer Supplement or joinder agreement under which such Lender became a party hereto.

(C)If to Borrowing Agent or any Loan Party:

DASAN Zhone Solutions, Inc.

7195 Oakport Street

Oakland, California 94621

Attention:

Michael Golomb

Jerry Borja

Pei Hung

Alexander Yastremski

Facsimile: (510)  777-7001

with a copy to:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California

Attention: Louis Lehot

Facsimile: (650) 833-2001

16.7Survival.  The obligations of Loan Parties under Sections 2.2(f), 2.2(g), 2.2(h), 2.16, 2.17, 2.19, 3.7, 3.8, 3.9, 3.10, 16.5, 16.9, 16.20 and 16.21 hereof and the obligations of Lenders under Sections 2.2, 2.4(c), 2.14(d), 2.15(b), 2.16, 2.18, 2.19, 14.8 and 16.5 hereof shall survive the termination of this Agreement and the Other Documents and the Payment in Full of the Obligations.

16.8Severability.  If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9Expenses.  The Loan Parties shall pay (a) all out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for each of Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all out-of-pocket expenses incurred by Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) all out-of-pocket expenses incurred by Agent, any Lender or Issuer (including the fees, charges and disbursements of any counsel for Agent, any Lender or Issuer), and shall pay all fees and time charges for attorneys who may be employees of Agent, any Lender or Issuer, in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the Other Documents, including its rights under this Section, or (ii) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit, and (d) all reasonable out-of-pocket expenses of Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.

16.10Injunctive Relief.  Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11Consequential Damages.  Neither Agent, nor any Lender, nor any agent or attorney for any of them, shall be liable to any Loan Party (or any Affiliate of any Loan Party) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12Captions.  The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.

Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

16.14Construction.  The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15Confidentiality; Sharing Information.  Each of the Agent, the Lenders and the Issuer agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any Other Document or any action or proceeding relating to this Agreement or any Other Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i)  any rating agency in connection with rating the Borrowers or their Subsidiaries or the credit facilities hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities hereunder; (h) with the consent of the Borrowers; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Agent, any Lender, the Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the Other Documents, and the Commitments.

16.16Publicity.  Each Loan Party and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement (exclusive of any pricing terms) entered into among Loan Parties, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

16.17Certifications From Banks and Participants; USA PATRIOT Act.

(a)Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b)The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Agent and each Lender may from time to time request, and each Loan Party shall provide to Agent or such Lender, such Loan Party’s name, address, tax identification number and/or such other identifying information as shall be necessary for Agent or such Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

16.18Anti-Terrorism Laws.

(a)Each Loan Party represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b)Each Loan Party covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Loan Parties shall promptly notify Agent in writing upon any Loan Party obtaining knowledge of the occurrence of a Reportable Compliance Event.

(c)This Section 16.18 shall not be applied (or construed to apply) to, or for the benefit of, any party domiciled in Germany (Inländer) to the extent that the provisions under this section 16.18 would violate or expose such entity or any officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute in force from time to time in the Federal Republic of Germany or the European Union and applicable to such entity (including without limitation EU Regulation (EC) 2271/96 and section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschafts-verordnung - AWV)).

16.19Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in this Agreement or in any Other Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement or any Other Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)

the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:
(i)	a reduction in full or in part or cancellation of any such liability;
(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Other Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

16.20Currency Indemnity.  If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any Other Document it becomes necessary to convert into the currency of such jurisdiction (the "Judgment Currency") any amount due under this Agreement or under any of the Other Documents in any currency other than the Judgment Currency (the "Currency Due"), then conversion shall be made at the Exchange Rate at which Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency prevailing on the Business Day before the day on which judgment is given.  In the event that there is a change in the rate of Exchange Rate prevailing between the Business Day before the day on which the judgment is given and the date of receipt by Agent of the amount due, the Borrowers will, on the date of receipt by Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by Agent is the amount then due under this Agreement or such Other Document in the Currency Due.  If the amount of the Currency Due which Agent is able to purchase is less than the amount of the Currency Due originally due to it, the Borrowers shall indemnify and save Agent harmless from and against loss or damage arising as a result of such deficiency.  The indemnity contained herein shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the Other Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any of the Other Documents or under any judgment or order.

16.21Sovereign Immunity.  To the extent any Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Loan Party hereby irrevocably waives such immunity in respect of its obligations hereunder and under the Other Documents.

16.22Ex-Im Subfacility.  The parties hereto acknowledge and agree that the credit facility under the Ex-Im Subfacility Credit Agreement is a subfacility under this Agreement and is the “Ex-Im Subfacility” under this Agreement.  Notwithstanding anything to the contrary in this Agreement or the Ex-Im Subfacility Credit Agreement, in no event shall any Loan Party have any obligations to make duplicate payments, such as mandatory prepayments or the payment of fees, costs and expenses under the Ex-Im Subfacility Credit Agreement and this Agreement.  The parties hereto acknowledge and agree, notwithstanding anything to the contrary herein, that (a) (i) any Lien granted by any of the Loan Parties to the Ex-Im Agent, for the benefit of the Ex-Im Secured Parties, in any Export-Related Collateral pursuant to the Ex-Im Subfacility Credit Agreement or any Ex-Im Subfacility Other Documents shall be senior to any Lien granted by any of the Loan Parties to Agent in such Export-Related Collateral, for the benefit of the Secured Parties, pursuant to this Agreement or any Other Documents and (ii) any Lien granted by any of the Loan Parties to Agent in the Export-Related Collateral, for the benefit of the Secured Parties, pursuant to this Agreement or any Other Documents shall be subordinate to any Lien granted by any of the Loan Parties to the Ex-Im Agent, for the benefit of the Ex-Im Secured Parties, in such Export-Related Collateral pursuant to the Ex-Im Subfacility Credit Agreement or any Ex-Im Subfacility Other Documents and (b) (i) any Lien granted by any of the Loan Parties to Agent, for the benefit of the Secured Parties, in any Secondary Collateral pursuant to this Agreement or any Other Documents shall be senior to any Lien granted by any of the Loan Parties to the Ex-Im Agent, for the benefit of the Ex-Im Secured Parties, in such Secondary Collateral pursuant to the Ex-Im Subfacility Credit Agreement or any Ex-Im Subfacility Other Documents and (ii) any Lien granted by any of the Loan Parties to Agent, for the benefit of the Secured Parties, in any Secondary Collateral pursuant to the Ex-Im Subfacility Credit Agreement or any Ex-Im Subfacility Other Documents shall be subordinate to any Lien granted by any of the Loan Parties to Agent, for the benefit of the Secured Parties, in such Second Collateral pursuant to this Agreement or any Other Documents.  In addition, the parties hereto acknowledge and agree, notwithstanding anything to the contrary herein, that (x) the Liens granted by any of the Loan Parties to the Ex-Im Agent, for the benefit of the Ex-Im Secured Parties, in any Inventory Collateral pursuant to the Ex-Im Subfacility Credit Agreement or any Ex-Im Subfacility Other Documents and (y) the Liens granted by any of the Loan Parties to Agent, for the benefit of the Secured Parties, in any Inventory Collateral pursuant to this Agreement or any Other Documents shall rank pari passu.  Any representation, warranty or covenant in this Agreement or any Other Document made by any Loan Party with respect to the priority of any Lien in the Collateral shall be made subject to the foregoing sentences.  The parties acknowledge that any proxy or power or attorney granted to Agent hereunder has also been granted to the Ex-Im Agent, and Agent and Lenders consent thereto.  Solely with respect to the Export-Related Collateral, Agent’s rights and remedies (including any proxies and powers of attorney) under this Agreement and the Other Documents shall be subject to the rights and remedies of the Ex-Im Agent and, solely with respect to the Secondary Collateral, the Ex-Im Agent’s rights and remedies under the Ex-Im Subfacility Credit Agreement (including any proxies and powers of attorney thereunder) shall be subject to the rights and remedies of Agent.  Except in the case where an assignment with respect to the Ex-Im Subfacility Credit Agreement and the Ex-Im Subfacility Other Documents has already taken place under Section 16.3(i) of the Ex-Im Subfacility Credit Agreement, in no event may Agent resign as agent under this Agreement, unless Agent has simultaneously resigned under the Ex-Im Subfacility Credit Agreement, the intent being that Agent under this Agreement shall also be the Ex-Im Agent unless an assignment with respect to the Ex-Im Subfacility Credit Agreement and the Ex-Im Subfacility Other Documents has already taken place under Section 16.3(i) of the Ex-Im Subfacility Credit Agreement.

ARTICLE XVIIGUARANTY AND SURETYSHIP AGREEMENT

17.1Guaranty and Suretyship Agreement.  Each Guarantor hereby guarantees, and becomes surety for, the prompt payment and performance when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (a) all of the Obligations owing by the Loan Parties to the Secured Parties, including all of the costs and expenses and all of the indemnities owing to any Secured Party or other Indemnitee under the provisions of Sections 16.5 and 16.9 hereof, and (b) the costs and expenses of Agent in enforcing the provisions of this Article XVII (all collectively under the foregoing clauses (a) and (b), the “Guaranteed Obligations”).  The obligations and liabilities of the Guarantors under this Article XVII are joint and several, and each Guarantor hereby acknowledges and accepts such joint and several liability and further acknowledges and agrees that the joint and several liabilities of Guarantors under the provisions of this Article XVII shall be primary and direct liabilities and not secondary liabilities.

17.2Guaranty of Payment and Not Merely Collection.  The provisions of this Article XVII constitute a guaranty of payment and not of collection and no Secured Party shall be required, as a condition of any Guarantor’s liability hereunder, to make any demand upon or to pursue any of their rights against any Loan Parties and/or any of the Collateral (or any other collateral pledged and/or made subject to any Lien by any Person to secure any part of the Guaranteed Obligations), or to pursue any rights which may be available to any Secured Party with respect to any other person who may be liable for the payment of the Guaranteed Obligations and/or any other collateral or security available to any Secured Party therefor.

17.3Guarantor and Suretyship Waivers.

(a)The provisions of this Article XVII constitute an absolute, unconditional, irrevocable and continuing guaranty and will remain in full force and effect until all of the Guaranteed Obligations have been Paid in Full.  The provisions of this Article XVII will remain in full force and effect even if there are no Guaranteed Obligations outstanding at a particular time or from time to time.  The provisions of this Article XVII will not be affected (i) by any surrender, exchange, acceptance, compromise or release by any Secured Party of any other party, or any other guaranty or any Collateral or other collateral or security held by it for any of the Guaranteed Obligations, (ii) by any failure of any Secured Party to take any steps to perfect or maintain their Liens or security interest in or to preserve their rights in or to any Collateral or any other security or other collateral for the Guaranteed Obligations or any guaranty, (iii) the illegality of the guaranteed obligations, (iv) any change in the corporate existence or structure of any borrower, (v)

any law, regulation, decree or order of any jurisdiction or any event affecting any term of a guaranteed obligation, or (vi) by any irregularity, unenforceability or invalidity of the Guaranteed Obligations or any part thereof or any security therefor or other guaranty thereof, and the provisions of this Article XVII will not be affected by any other facts, events, occurrences or circumstances (except Payment in Full of the Guaranteed Obligations) that might otherwise give rise to any “guarantor” or “suretyship” defenses to which any Guarantor might otherwise be entitled, all of which such “guarantor” or “suretyship” defenses are hereby waived by each Guarantor.  The obligations of each Guarantor hereunder shall not be affected, modified or impaired by any counterclaim, set-off, deduction or defense of any kind, including any such counterclaim, set-off, deduction or defense based upon any claim such Guarantor may have against any Borrower or any Secured Party (or any of their respective Affiliates), or based upon any claim any Borrower or any other guarantor or surety may have against any Secured Party (or any of their respective Affiliates), except the Payment in Full of the Guaranteed Obligations.

(b)Notice of acceptance of the agreement to guaranty provided for under the provisions of this Article XVII, notice of extensions of credit to Loan Parties from time to time, notice of default, diligence, presentment, notice of dishonor, protest, demand for payment, and any defense based upon any Secured Party’s failure to comply with the notice requirements of §§ 9-611, 9-612 and 9-613 of the Uniform Commercial Code are hereby waived to the fullest extent permitted by law.  Each Guarantor hereby waives all defenses based on suretyship or impairment of collateral to the fullest extent permitted by law.

(c)Secured Parties may at any time and from time to time, without impairing or releasing, discharging or modifying any Guarantor’s liabilities hereunder and (for purposes of this Article XVII only) without notice to or the consent of any Guarantor: (i) change the manner, place, time or terms of payment or performance of or interest rates or other fees on, or other terms relating to (including the maturity thereof), any of the Guaranteed Obligations; (ii) renew, extend, substitute, modify, amend or alter or refinance, or grant consents or waivers relating to any of the terms and provisions of this Agreement or any of the Other Documents or of the Guaranteed Obligations, or of any other guaranties, or any security for the Obligations or guaranties, (iii) increase (without limit of any kind) or decrease the Guaranteed Obligations (including all loans and extensions of credit thereunder) or modify the terms on which loans and extensions of credit may be made to Loan Parties (including without limitation by making available to Loan Parties under this Agreement and/or any Other Document and as part of the Guaranteed Obligations any new loans, advances or other extensions of credit of any kind, including any such new loans, advances or extension of credit of a new or different type or nature (including any new Cash Management Products and Services of any kind, Foreign Currency Hedges of any kind and/or Interest Rate Hedge of any kind) as compared to the loans, advances and extensions of credit available to Loan Parties hereunder as of the Closing Date); (iv) apply any and all payments by whomever paid or however realized including any proceeds of the Collateral or any other collateral or security, to any Guaranteed Obligations in such order, manner and amount as Agent may determine in its sole discretion in accordance with the terms of this Agreement; (v) settle, compromise or deal with any other Person, including any Borrower or any other guarantor, with respect to the Guaranteed Obligations in such manner as Agent deems appropriate in its sole discretion; (vi) substitute, exchange, subordinate, sell, compromise or release any security or guaranty for the Guaranteed Obligations; or (vii) take such actions and exercise such remedies hereunder as provided herein.

17.4Repayments or Recovery from Secured Parties.  If any demand or claim is made at any time upon any Secured Party for the repayment or recovery of any amount received by it in payment or on account of the Guaranteed Obligations (including any such demand or claim made in respect of or arising out of any laws relating to fraudulent transfers, fraudulent conveyances or preferences) and if any Secured Party repays all or any part of such amount by reason of any judgment, decree or order of any court or administrative body in respect of such demand or claim, or by reason of any settlement or compromise of any such demand or claim, the joint and several liability of Guarantors with respect to such portion of the Guaranteed Obligations previously satisfied by the payment of the amount so repaid or recovered shall be reinstated and revived and Guarantors will be and remain jointly and severally liable hereunder for the amount so repaid or recovered to the same extent as if such amount had never been received originally by Agent and/or such Secured Party, as the case may be.  The provisions of this Section 17.4 shall survive any release and/or termination of this Agreement (and/or of any Guarantor’s liability under this Article XVII) and will be and remain effective notwithstanding any contrary action which may have been taken by any Guarantor in reliance upon such payment, and any such contrary action so taken will be without prejudice to Secured Parties’ rights hereunder and any such release and/or termination will be deemed to have been conditioned upon such payment having become final and irrevocable.

17.5Enforceability of Obligations.  No modification, limitation or discharge of the Guaranteed Obligations arising out of or by virtue of any bankruptcy, reorganization or similar proceeding for relief of debtors under federal or state law with respect to any Borrower or any other guarantor or surety for the Guaranteed Obligations will affect, modify, limit or discharge Guarantors’ liability in any manner whatsoever and the provisions of this Article XVII will remain and continue in full force and effect and will be enforceable against each Guarantor to the same extent and with the same force and effect as if any such proceeding had not been instituted.  Each Guarantor hereby waives all rights and benefits which might accrue to it by reason of any such proceeding and will be liable to the full extent hereunder, irrespective of any modification, limitation or discharge of the Guaranteed Obligations that may result from any such proceeding.

17.6Guaranty Payable upon Event of Default; Remedies.

(a) Upon the occurrence of any Event of Default under this Agreement: (i) Guarantors shall pay to Agent, immediately upon Agent’s demand therefore (except in the case of any Event of Default under Section 10.7, in which case Guarantors shall pay to Agent immediately, without any demand or notice whatsoever), the full amount of the Guaranteed Obligations; (ii) Agent in its discretion may exercise with respect to any Collateral of any Guarantor or any other collateral or security for the Guaranteed Obligations any one or more of the rights and remedies provided a secured party under the Uniform Commercial Code or any other applicable law or at equity (all of which such rights and remedies are hereby deemed incorporated herein and confirmed and ratified by Guarantors as if expressly set forth and granted and agreed to by Guarantors herein); and/or (iii) Agent in its discretion may exercise from time to time any other rights and remedies available to it or any other Secured Party at law, in equity or otherwise.

(b)The Guarantors jointly and severally agree that, as between the Guarantors and the Secured Parties, the Obligations of Loan Parties under this Agreement and the Other Documents may be declared to be forthwith due and payable as provided in Section 11.1 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in

Section 11.1) for purposes of this Article XVII (specifically including Section 17.1 hereof), notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Loan Parties and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by Loan Parties) shall forthwith become due and payable by the Guarantors for purposes of this Article XVII (specifically including Section 17.1 hereof).

(c)Each Guarantor hereby acknowledges that the guarantee provided for under the provisions of this Article XVII constitutes an instrument for the payment of money, and consents and agrees that any Secured Party, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

17.7Waiver of Subrogation.  Until the Guaranteed Obligations are Paid in Full and this Agreement and the Commitments have been terminated, each Guarantor waives in favor of Secured Parties any and all rights which such Guarantor may have to (a) assert any claim against any Borrower or any other Guarantor based on subrogation, restitution, reimbursement or contribution rights with respect to payments made under the provisions of this Article XVII, and (b) any realization on any property of any Borrower or any other Guarantor, including participation in any marshalling of any Borrower’s or any other Guarantor’s assets.

17.8Continuing Guaranty and Suretyship Agreement.  The provisions of this Article XVII shall constitute a continuing guaranty and suretyship obligation of each Guarantor with respect to all Guaranteed Obligations from time to time outstanding, arising or incurred, and shall continue in effect, and Secured Parties may continue to act in reliance hereon, until all of the Guaranteed Obligations have been Paid in Full and this Agreement and the Commitments have been terminated (provided that, even after such time, each provision hereof that expressly states it shall survive any such Payment and Full and/or termination shall remain in full force and effect in accordance with the terms of such provision), and until such time, no Guarantor shall have any right to terminate or revoke the provisions of this Article XVII nor any of the guarantee and surety agreements and other covenants and undertakings provided for herein.

17.9General Limitation on Guarantee Obligations.  If, in the course of any legal action or proceeding under any applicable law, including any Insolvency Proceedings with respect to any Guarantor, the obligations of any Guarantor under the provisions of this Article XVII would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under the provisions of this Article XVII, then, notwithstanding any other provision to the contrary, the amount of such liabilities of such Guarantor under the provisions of this Article XVII shall, without any further action by such Guarantor, any Secured Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 17.10 hereof) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.  Absent any such determination in any such legal action or proceeding, the provisions of this Section 17.9 shall in no respect limit the obligations and liabilities of any Guarantor to Secured Parties, and each Guarantor shall remain liable to Secured Parties for the full amount guaranteed by such Guarantor hereunder.

17.10Limitation with respect to German Guarantors.

(a)Agent shall be entitled to enforce the Guaranty provided for under this Article XVII (“this Guarantee”) against any German Guarantor without limitation in respect of:

(i)all and any amounts which are owed under the Guaranteed Obligations (other than only under this clause) by such German Guarantor itself or by any of its Subsidiaries that later become Loan Parties; and

(ii)all and any amounts which are owed under the Guaranteed Obligations by (aa) a shareholder of such German Guarantor or (bb) an affiliated company (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) of a shareholder of such German Guarantor (other than such German Guarantor and its Subsidiaries) provided that

(A)such German Guarantor has entered into a domination and/or profit and loss transfer agreement (Beherrschungs- und/oder  Gewinnabführungsvertrag) with such shareholder or affiliated company, and

(B)section 30 of the German Act on Companies with Limited Liability (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) as amended from time to time exempts specific distributions (Leistungen) among parties to a domination and/or profit and loss transfer agreement from the prohibition to pay out assets required for the preservation of the registered share capital (Stammkapital).

(b)Agent and Secured Parties shall not be entitled to enforce this Guarantee against a German Guarantor, if and to the extent that:

(i)this Guarantee secures the obligations of an obligor which is (i) a shareholder of such German Guarantor or (ii) an affiliated company within the meaning of section 15 of the German Stock Corporation Act of a shareholder of such German Guarantor (other than a German Guarantor and its Subsidiaries); and

(ii)such German Guarantor has not entered into a domination and/or profit and loss transfer agreement with such shareholder or affiliate and section 30 of the German Act on Companies with Limited Liability as amended from time to time exempts distributions among parties of a domination and/or profit and loss transfer agreement from the prohibition to pay out assets required for the preservation of the registered share capital; and

(iii)the enforcement of this Guarantee would have the effect of (aa) reducing such German Guarantor's net assets (Reinvermögen) (as determined in accordance with subsection 17.10(c), (the "Net Assets") to an amount of less than its registered share capital or, if the Net Assets are already an amount of less than its registered share capital, of causing such amount to be further reduced and (bb) would thereby affect the assets required for the obligatory preservation of such German Guarantor's registered share capital according to section 30 and section 31 of the German Act on Companies with Limited Liability (as amended from time to time), provided that the amount of the registered share capital to be taken into consideration shall be the amount registered in the commercial register as at the date hereof, and any increase of the registered share capital registered after the date of this Agreement shall only be taken into account if such increase has been effected with the prior written consent of Agent.

(c)The Net Assets shall be calculated as an amount equal to the sum of the values of such German Guarantor's assets (consisting of all assets which correspond to the items set forth in section 266 sub-section (2) A, B and C of the German Commercial Code (Handelsgesetzbuch)) less the aggregate amount of such German Guarantor's liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 sub-section (3) B, C and D of the German Commercial Code).  The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsgemäßer Buchführung) and be based on the same principles which were applied by such German Guarantor in the preparation of its (at the time in question) most recent annual balance sheet (Jahresbilanz).

(d)The German Guarantor shall, to the extent that such German Guarantor is legally permitted to do so, take measures (including, without limitation, setting-off claims or dissolution of hidden reserves) to increase the amount of Net Assets and, in particular, the German Guarantor shall realise, to the extent legally permitted, any and all of its assets that are not required for the German Guarantor's business (nicht betriebsnotwendig) and where the book value (Buchwert) of such asset or assets shown in the most recent annual balance sheet is significantly lower than the market value of the asset or assets, within a time period reasonably required in order to realise any such asset or assets.

(e)The limitations of this Guarantee set out above shall only apply if such German Guarantor delivers to Agent, without undue delay,

(i)but no later than within 10 Business Days after receipt of a request for payment under this Guarantee by Agent, a notice in writing specifying

(A)to what extent this Guarantee should not be enforced;

(B)the amounts which would, if this Guarantee was enforced, have the effect of (aa) reducing such German Guarantor's Net Assets to an amount of less than its registered share capital or, if the Net Assets are already an amount of less than its registered share capital, of causing such amount to be further reduced and (bb) would thereby affect the assets required for the obligatory preservation of such German Guarantor's registered share capital according to section 30 of the German Act on Companies with Limited Liability (as amended from time to time),

(ii)providing with such notice sufficient supporting evidence, including, without limitation, an up-to-date pro forma balance sheet and a reasonably detailed calculation of the Net Assets (the "Management Determination");

(iii)but not later than within 30 Business Days after receipt of a request for payment under this Guarantee by Agent, an up-to-date balance sheet prepared by a firm of auditors of international standard and reputation which shows the value of such German

Guarantor's Net Assets (the "Balance Sheet"). The Balance Sheet shall be prepared in accordance with the principles set out above and shall contain additional information (in reasonable detail) relating to items to be adjusted pursuant to the above.

(f)If such German Guarantor fails to deliver a Management Determination and/or the Balance Sheet within the aforementioned time periods, Agent shall be entitled to enforce this Guarantee irrespective of the limitations set out herein. For the avoidance of doubt, Agent is entitled to enforce the Guarantee without limitation to the extent enforcement is not restricted based on the Management Determination and the Balance Sheet in any event.

(g)If Agent disagrees with the Management Determination and/or the Balance Sheet, it shall notify such German Guarantor accordingly. Agent shall be entitled to enforce this Guarantee and to apply the proceeds to settle the Guaranteed Obligations without limitation up to the amount which is undisputed between it and such German Guarantor. In relation to the amount which is disputed, Agent shall be entitled to further pursue their claims under this Guarantee if and to the extent that an up-to-date balance sheet prepared by a firm of auditors of international standard and reputation opposing the Balance Sheet (the "Opposing Balance Sheet") shows that the limitations set out herein shall not apply, provided that such other firm of auditors preparing the Opposing Balance Sheet enter into a reliance letter with such German Guarantor. The Opposing Balance Sheet shall be prepared in accordance with the principles set out above.

(h)In relation to any amounts exceeding the amount which according to the Management Determination, the Balance Sheet and, as the case may be, the Opposing Balance Sheet can be enforced in compliance with the limitations set out herein for which such German Guarantor is liable under this Guarantee, Agent shall be entitled to further pursue their claims (if any) after expiry of six (6) months from the date the Balance Sheet was delivered to Agent. However, such German Guarantor is entitled to object that this amount is still necessary for maintaining its registered share capital (calculated as of the date the demand under this Guarantee was made) in accordance with the above.

(i)The limitations set out herein shall not apply:

(i)if and to the extent, despite being in a position to take measures as described above, such German Guarantor fails to take such measures; or

(ii)if a court order providing for the commencement of preliminary insolvency proceedings in respect of the assets of such German Guarantor has been issued.

(j)No reduction of the amount enforceable pursuant to this Guarantee shall prejudice the right of Agent to continue enforcing this Guarantee (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction of the Guaranteed Obligations.

(k)For the avoidance of doubt, nothing shall prevent Agent from enforcing its rights under this Guarantee against such German Guarantor if and to the extent that such enforcement does not contravene the provisions or such limitations are not required in order to protect the managing directors of such German Guarantor from incurring personal liability exposure with respect to breaches of section 30 of the German Act on Companies with Limited Liability (as amended from time to time and as each interpreted by the German Federal Court).

17.11Right of Contribution.  Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 17.7 hereof.  The provisions of this Section 17.10 shall in no respect limit the obligations and liabilities of any Guarantor to Secured Parties, and each Guarantor shall remain liable to Secured Parties for the full amount guaranteed by such Guarantor hereunder.

17.12Keepwell.  Without limiting any other provision of this Article XVII or otherwise limiting the provisions of Section 6.15 hereof as to the Loan Parties generally, each Guarantor hereby agrees that, for the purposes of this Article XVII as an absolute, unconditional, irrevocable and continuing guaranty agreement, the provisions of Section 6.15 hereof are hereby incorporated and restated in this Article XVII as an obligation of each Guarantor that is and/or may hereafter be a Qualified ECP Loan Party from time to time.

[Remainder of Page Intentionally Left Blank]

Each of the parties has signed this Agreement as of the day and year first above written.

BORROWERS	DASAN ZHONE SOLUTIONS, INC., a Delaware Corporation
	By:	/s/ IL YUNG KIM
	Name:	Il Yung Kim
	Title:	CEO

ZTE MERGER SUBSIDIARY III, INC., a Delaware corporation

	By:	/s/ IL YUNG KIM
	Name:	Il Yung Kim
	Title:	CEO

GUARANTORS:	PREMISYS TECHNOLOGIES INTERNATIONAL, INC., a Delaware Corporation

	By:	/s/ IL YUNG KIM
	Name:	Il Yung Kim
	Title:	CEO

ZHONE TECHNOLOGIES INTERNATIONAL, INC., a Delaware corporation

	By:	/s/ IL YUNG KIM
	Name:	Il Yung Kim
	Title:	CEO

PARADYNE NETWORKS, INC., a Delaware corporation

	By:	/s/ IL YUNG KIM
	Name:	Il Yung Kim
	Title:	CEO

PARADYNE CORPORATION, a Delaware corporation

	By:	/s/ IL YUNG KIM
	Name:	Il Yung Kim
	Title:	CEO

1

DASAN NETWORK SOLUTIONS, INC., a California corporation

By:	/s/ IL YUNG KIM
Name:	Il Yung Kim
Title:	CEO

DASAN NETWORK SOLUTIONS, INC., a corporation organized under the laws of the Republic of Korea

By:	/s/ DANIEL WON
Name:	Daniel Won
Title:	President

KEYMILE GMBH, a limited liability company organized under the laws of Germany

By:	/s/ LOTHAR SCHWEMM
Name:	Lothar Schwemm
Title:	CEO

PNC BANK, NATIONAL ASSOCIATION, as Agent and a Lender

By:	/s/ STEVE ROBERTS
Name:	Steve Roberts
Title:	Senior Vice President

STEEL CITY CAPITAL FUNDING, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ DEEDRA DARBY-JONES
Name:	Deedra Darby-Jones
Title:	Vice President

CITIBANK, N.A., as a Lender

By:	/s/ CHRISTOPHER SNIDER
Name:	Christopher Snider
Title:	SVP Relationship Manager

2

Schedule 1.1

Closing Date Commitments

Lender	Revolving Commitment Amount	Revolving Commitment Percentage	Term Loan Commitment Amount	Term Loan Commitment Percentage

PNC BANK, NATIONAL ASSOCIATION	$10,312,500.00	68.75%	$17,187,500.00	68.75%
CITIBANK, N.A.	$4,687,500.00	31.25%	$7,812,500.00	31.25%

TOTALS:	$15,000,000.00	100%	$25,000,000.00	100%